As filed with the Securities and Exchange Commission on October 24, 2014

Registration No. 333-198707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STATE BANK FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6021	27-1744232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

(404)-475-6599

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Joseph W. Evans

Chief Executive Officer

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

(404)-475-6599

(Name, address, including zip code, and telephone number,

including area code of agent for service)

Copies to:

J. Brennan Ryan, Esq. Jason Wolfersberger, Esq. Allie Nagy, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW / Suite 1700 Atlanta, Georgia 30363 (404) 322-6218	Robert C. Schwartz, Esq. Terry Schwartz, Esq. Smith, Gambrell & Russell, LLP Promenade, Suite 3100 1230 Peachtree Street N.E. Atlanta, Georgia 30309 (404) 815-3758

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED OCTOBER 24, 2014

Proxy Statement of Georgia-Carolina Bancshares, Inc.	Prospectus of State Bank Financial Corporation

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Georgia-Carolina Bancshares, Inc.:

On June 23, 2014, Georgia-Carolina Bancshares, Inc. (“GECR”) and State Bank Financial Corporation (“STBZ”) agreed to a strategic business combination in which GECR will merge with and into STBZ, with STBZ continuing as the surviving corporation (which we refer to as the merger).  Following the merger, First Bank of Georgia, a Georgia state-chartered bank and wholly-owned bank subsidiary of GECR, will remain a wholly-owned bank subsidiary of STBZ.  In the merger, each share of GECR common stock will be converted into $8.85 in cash and a number of shares of STBZ common stock equal to the exchange ratio specified in the Agreement and Plan of Merger, dated as of June 23, 2014, as it may be amended from time to time (which we refer to as the merger agreement).

The exchange ratio for converting shares of GECR common stock into STBZ common stock will depend on the average closing price of STBZ’s common stock during the 20 trading day period ending five business days before the closing of the transaction (which we refer to as the Final STBZ Price).  If the Final STBZ Price is at or above $17.00, the exchange ratio will be 0.794.  If the Final STBZ Price is above $14.00 but below $17.00, the exchange ratio will be equal to $13.50 divided by the Final STBZ Price.  If the Final STBZ Price is at or below $14.00, the exchange ratio will be 0.964.  If the aggregate value of the stock consideration is less than 40% of the aggregate merger consideration, the exchange ratio will be adjusted such that the aggregate stock consideration is at least 40% of the aggregate merger consideration.  Cash will also be paid in lieu of fractional shares.

We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of GECR shareholders being held to consider the merger agreement that GECR has entered into with STBZ, and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

The special meeting of GECR shareholders will be held on Thursday, December 4, 2014 at GECR’s main offices located at 3527 Wheeler Road, Augusta, Georgia 30909 at 4:00 p.m. local time.

At the special meeting, in addition to being asked to approve the merger agreement, you will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.  You will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

The market value of the merger consideration will fluctuate with the market price of STBZ common stock and will not be known at the time you vote on the merger.  STBZ common stock is currently quoted on the NASDAQ Capital Market under the symbol “STBZ.”  The common stock of GECR is listed on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR.”  On [ ], the last practicable trading day before the date of this proxy statement/prospectus, the closing share price of STBZ common stock was $[ ] per share as reported on the NASDAQ Capital Market.  We urge you to obtain current market quotations for STBZ and GECR.

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and holders of GECR common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of GECR common stock for shares of STBZ common stock in the merger.

Your vote is important.  We cannot complete the merger unless GECR’s shareholders approve the merger agreement.  In order for the merger to be approved, at least a majority of the shares of GECR common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement.  Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.  Failing to vote will have the same effect as voting against the merger.

GECR’s board of directors unanimously recommends that GECR shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters.  Please carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors,” beginning on page 28, for a discussion of the risks relating to the proposed merger.  You also can obtain information about STBZ from documents that it has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, please contact Remer Y. Brinson, III, Chief Executive Officer, 3527 Wheeler Road, Augusta, Georgia 30909, at (706) 731-6600.  We look forward to seeing you in Augusta.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved of these securities to be issued in the merger or passed upon the accuracy or adequacy of the disclosures in this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either STBZ or GECR, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [ ], 2014 and it is first being mailed or otherwise delivered to GECR shareholders on or about [ ], 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Georgia-Carolina Bancshares, Inc.:

Georgia-Carolina Bancshares, Inc. will hold a special meeting of shareholders at 4:00 p.m. local time, on Thursday, December 4, 2014, at our main offices located at 3527 Wheeler Road, Augusta, Georgia 30909, to consider and vote upon the following matters:

•                  a proposal to approve the Agreement and Plan of Merger, dated as of June 23, 2014, by and between State Bank Financial Corporation (“STBZ”) and Georgia-Carolina Bancshares, Inc. (“GECR”), pursuant to which GECR will merge with STBZ as more fully described in the attached proxy statement/prospectus;

•                  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

•                  a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

We have fixed the close of business on October 27, 2014 as the record date for the special meeting.  Only GECR shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.  In order for the merger to be approved, a majority of the shares of GECR common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement.

Your vote is very important.  We cannot complete the merger unless GECR’s shareholders approve the merger agreement.  Failure to vote will have the same effect as voting against the merger.

A proxy statement and a proxy card solicited by the board of directors are enclosed herewith. Please sign, date and return the proxy card promptly, or you may vote your shares via the toll-free phone number or over the Internet. If you attend the special meeting, you may, if you wish, withdraw your proxy and vote in person.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible.  If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope (or vote your shares via telephone or the Internet).  If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters.  We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.  If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of GECR common stock, please contact Thomas J. Flournoy, Corporate Secretary, Georgia-Carolina Bancshares, Inc., 3527 Wheeler Road, Augusta, Georgia 30909, at (706) 731-6600.

Under Georgia law, GECR shareholders are or may be entitled to assert dissenters’ rights with respect to the proposed merger and to seek judicial appraisal of the fair value of their shares upon compliance with the requirements of Georgia law.  We have described dissenters’ rights under Georgia law in the proxy statement/prospectus and we have also included a copy of Article 13 of the Georgia Business Corporation Code as Annex C to the proxy statement/prospectus.  We urge any GECR shareholder who wishes to assert dissenters’ rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters’ rights.

GECR’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that GECR shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

BY ORDER OF THE BOARD OF DIRECTORS,

Remer Y. Brinson, III
President and Chief Executive Officer

Augusta, Georgia

[ ]

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about STBZ from other documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus.  For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information.”  You can obtain any of the documents filed with or furnished to the SEC by STBZ, including the documents incorporated by reference into this proxy statement/prospectus, as well as any documents filed with or furnished to the SEC by GECR, at no cost from the SEC’s website at http://www.sec.gov.  You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, by directing a written or oral request to the appropriate company at the following addresses and telephone numbers:

State Bank Financial Corporation	Georgia-Carolina Bancshares, Inc.
3399 Peachtree Road, NE, Suite 1900	3527 Wheeler Road
Atlanta, Georgia 30326	Augusta, Georgia 30909
Attention: Secretary	Attention: Secretary
Telephone: (404) 475-6599	Telephone: (706) 731-6600

You will not be charged for any of these documents that you request.  To obtain timely delivery of these documents, you must request them no later than November 26, 2014 in order to receive them before the special meeting of GECR shareholders.

In addition, if you are a GECR shareholder and have questions about the merger or the GECR special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Thomas J. Flournoy, Corporate Secretary, at the following address and telephone number:

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

Telephone: (706) 731-6600

See “Where You Can Find More Information” for more details.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE GEORGIA-CAROLINA BANCSHARES, INC. SPECIAL MEETING

The following are some questions that you may have about the merger and the GECR special meeting, and brief answers to those questions.  We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the GECR special meeting.  Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “GECR” refer to Georgia-Carolina Bancshares, Inc., a Georgia corporation, and its affiliates.  Unless the context otherwise requires, references in this proxy statement/prospectus to “STBZ” refer to State Bank Financial Corporation, a Georgia corporation, and its affiliates.

Q:                                What am I being asked to vote on at the GECR special meeting?

A:                                   STBZ and GECR have entered into an Agreement and Plan of Merger, dated as of June 23, 2014, which we refer to as the merger agreement, pursuant to which STBZ has agreed to acquire GECR.  Under the terms of the merger agreement, GECR will merge with and into STBZ, with STBZ continuing as the surviving entity.  We refer to this transaction as the merger.  Following the merger, First Bank of Georgia, a Georgia state-chartered bank and wholly-owned bank subsidiary of GECR, will remain a wholly-owned bank subsidiary of STBZ.  GECR shareholders are being asked to approve the merger agreement and the transactions it contemplates, including the merger.

GECR shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.  We refer to this as the adjournment proposal.

In addition, GECR shareholders will also consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.  We refer to this as the compensation proposal.

Q:           What will I receive in the merger for my shares of GECR common stock?

A:                                   In the merger, each share of GECR common stock will be converted into $8.85 in cash and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  The exchange ratio for converting shares of GECR common stock into STBZ common stock will depend on the average closing price of STBZ’s common stock during the 20 trading day period ending five business days before the closing of the transaction, which we refer to as the Final STBZ Price.  If the Final STBZ Price is at or above $17.00, the exchange ratio will be 0.794.  If the Final STBZ Price is above $14.00 but below $17.00, the exchange ratio will be equal to $13.50 divided by the Final STBZ Price.  If the Final STBZ Price is at or below $14.00, the exchange ratio will be 0.964.  If the aggregate value of the stock consideration is less than 40% of the aggregate merger consideration, the exchange ratio will be adjusted such that the aggregate stock consideration is at least 40% of the aggregate merger consideration.  Cash will also be paid in lieu of fractional shares.

Q:                                  Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:                                   The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for STBZ common stock.  In the merger you will receive cash and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  A fluctuation in the market price of STBZ common stock after the date of this proxy statement/prospectus may change the number of shares of STBZ common stock that you will receive.  We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of STBZ common stock at the time of the merger or any time thereafter.  You should obtain current market quotations for the STBZ common stock, which is listed on the NASDAQ Capital Market under the symbol “STBZ.”

Q:                                  How does GECR’s board of directors recommend that I vote at the special meeting?

A:                                   GECR’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the adjournment proposal and “FOR” the compensation proposal.

Q:                                  When and where is the GECR special meeting?

A:                                   The GECR special meeting will be held at GECR’s main offices located at 3527 Wheeler Road, Augusta, Georgia 30909 on Thursday, December 4, 2014, at 4:00 p.m. local time.

Q:                                  What do I need to do now?

A:                                   After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.  If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or you may vote your shares via the toll-free phone number or over the Internet.  If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the voter instruction form you have received from your bank or broker.  “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:                                  What constitutes a quorum for the special meeting?

A:                                   The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of GECR common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.  Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.  A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:                                  What is the vote required to approve each proposal at the GECR special meeting?

A:                                   Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of GECR common stock as of the close of business on October 27, 2014, the record date for the special meeting.  If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal.

Q:                                  What will happen if GECR’s shareholders do not approve, on an advisory (non-binding) basis, the compensation payable to GECR’s named executive officers in connection with the merger?

A:                                   The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement.  You may vote for the proposal to approve the merger agreement and against compensation proposal, and vice versa.  Because the vote on the compensation proposal is advisory only, it will not be binding on either GECR or STBZ.  Accordingly, because GECR is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote.

Q:                                  Why is my vote important?

A:                                   If you do not vote, it may be more difficult for GECR to obtain the necessary quorum to hold its special meeting.  In addition, your failure to vote, or failure to instruct your bank or broker as to how to vote, will have the same effect as a vote against approval of the merger agreement.  The merger agreement must be approved by a majority of the outstanding shares of GECR common stock entitled to vote at the special meeting.  GECR’s board of directors unanimously recommends that you vote to approve the merger agreement.

Q:                                  If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:                                   No.  Your bank or broker cannot vote your shares without instructions from you.  You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you.  Please check the voting form used by your bank or broker.

Q:                                  What if I abstain from voting or fail to instruct my bank or broker?

A:                                   If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.  However, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

Q:                                  Can I attend the special meeting and vote my shares in person?

A:                                   Yes.  All GECR shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.  Holders of record of GECR common stock can vote in person at the special meeting.  If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.  If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.  In addition, you must bring a form of personal photo identification with you in order to be admitted.  GECR reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.  The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without GECR’s express written consent.

Q:                                  Can I change my vote?

A:                                   Yes.  If you are a holder of record of GECR common stock, you may revoke any proxy at any time before it is voted.  You can do this three ways:

•                  First, you can sign and return a proxy card with a later date.

•                  Second, you can deliver a written revocation letter to GECR’s corporate secretary stating that you would like to revoke your proxy.

•                  Third, you can attend the special meeting in person, notify the corporate secretary and vote by ballot at the special meeting.  Attendance at the special meeting will not automatically revoke your proxy.

A revocation or later-dated proxy received by GECR after the vote will not affect the vote.  GECR’s corporate secretary’s mailing address is: Georgia-Carolina Bancshares, Inc., c/o Thomas J. Flournoy, Corporate Secretary, 3527 Wheeler Road, Augusta, Georgia 30909.

Q:                                  Will GECR be required to submit the proposal to approve the merger agreement to its shareholders even if GECR’s board of directors has withdrawn, modified or qualified its recommendation?

A:                                   Yes.  Unless the merger agreement is terminated before the GECR special meeting, GECR is required to submit the proposal to approve the merger agreement to its shareholders even if GECR’s board of directors has withdrawn or modified its recommendation.

Q:                                  Will GECR shareholders be taxed on the cash and STBZ common stock that they receive in exchange for their GECR shares?

A:                                   The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.  Assuming the merger qualifies as a reorganization, you generally will recognize gain, but not loss, as a result of the exchange of your GECR common stock for a combination of STBZ common stock and cash pursuant to the merger in an amount equal to the lesser of: (1) the amount of cash you receive in exchange for your GECR common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for GECR common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) plus the fair market value of STBZ common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) your tax basis in the GECR common stock exchanged.  If the merger does not qualify as a reorganization, you will recognize gain or loss with respect to each share of GECR common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the amount of cash received in exchange for GECR common stock in the merger plus the fair market value of STBZ common stock received in the merger (determined when the merger occurs), over (b) your tax basis in the GECR common stock exchanged.  Such gain or loss will be long-term capital gain or loss if you held the GECR common stock for more than one year.  For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of GECR common stock.  Your tax consequences will depend on your individual situation.  Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:                                  What if I want to exercise dissenters’ rights?

A:                                   If you want to exercise dissenters’ rights and receive the fair value of your GECR shares in cash instead of the merger consideration described in this proxy statement/prospectus, (1) you must give GECR written notice, before the vote on the proposal to approve the merger agreement, of your intent to demand payment for your shares if the merger is consummated, (2) you must not vote your shares “FOR” the approval of the merger agreement and (3) you must follow certain other procedures after the GECR special meeting, as described in Annex C.  You may notify GECR of your intent to demand payment for your shares if the merger agreement is approved by providing written notice to: Thomas J. Flournoy, Corporate Secretary, Georgia-Carolina Bancshares, Inc., 3527 Wheeler Road, Augusta, Georgia 30309.  If you return a signed proxy without voting instructions and your shares are automatically voted in favor of the merger agreement, such vote will not disqualify you from demanding payment for your shares.  For further information, see “The Merger—Dissenters’ Rights.”

Q:                                  If I am a GECR shareholder, should I send in my GECR stock certificates now?

A:                                   No.  Please do not send in your GECR stock certificates with your proxy.  After the merger, an exchange agent designated by STBZ will send you instructions for exchanging GECR stock certificates for the merger consideration.  See “The Merger Agreement—Exchange of Certificates.”

Q:                                What should I do if I hold my shares of GECR common stock in book-entry form?

A:                                   You are not required to take any specific actions if your shares of GECR common stock are held in book-entry form.  After the completion of the merger, shares of GECR common stock held in book-entry form automatically will be exchanged for the merger consideration.

Q:                                  Whom may I contact if I cannot locate my GECR stock certificate(s)?

A:                                   If you are unable to locate your original GECR stock certificate(s), you should contact Thomas J. Flournoy, Corporate Secretary of GECR, at (706) 731-6600, or Georgia-Carolina Bancshares, Inc., 3527 Wheeler Road, Augusta, Georgia 30909.

Q:                                  When do you expect to complete the merger?

A:                                   GECR and STBZ expect to complete the merger prior to end of the first quarter of 2015.  However, neither GECR nor STBZ can assure you when or if the merger will occur.  GECR and STBZ must first obtain the approval of GECR shareholders and the necessary regulatory approvals.

Q:                                  Whom should I call with questions?

A:                                   If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GECR common stock, please contact GECR at:

Georgia-Carolina Bancshares, Inc.

Thomas J. Flournoy, Corporate Secretary

3527 Wheeler Road

Augusta, Georgia 30909

(706) 731-6600

SUMMARY

This summary highlights selected information from this proxy statement/prospectus.  It may not contain all of the information that is important to you.  We urge you to read carefully the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger.  See “Where You Can Find More Information.”  Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 80 for STBZ and page 81 for GECR)

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

Telephone:  (404)-475-6599

Attention:  Joseph W. Evans, Chief Executive Officer

STBZ is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company (“State Bank”).  State Bank is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia.  State Bank initially operated as a small community bank with two branch offices located in Dooly County, Georgia.

On July 24, 2009, State Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock.  Since that date and through the date of this proxy statement/prospectus, State Bank has acquired $3.9 billion in total assets and assumed $3.6 billion in deposits from the Federal Deposit Insurance Corporation, as receiver, in 12 failed bank acquisition transactions.  As a result of the private offering and the failed bank acquisitions, State Bank was transformed from a small community bank in Pinehurst, Georgia to a much larger commercial bank now operating 22 full service branches throughout middle Georgia and metropolitan Atlanta, Georgia.

As of June 30, 2014, STBZ’s total assets were approximately $2.6 billion, total loans receivable were approximately $1.4 billion, total deposits were approximately $2.1 billion and total shareholders’ equity was approximately $448.3 million.

On October 1, 2014, STBZ closed on its merger with Atlanta Bancorporation, with STBZ as the surviving company in the merger.  In connection with the merger, Bank of Atlanta, a wholly-owned subsidiary of Atlanta Bancorporation, merged with and into State Bank and Trust Company.  STBZ paid approximately $25.2 million in cash for all outstanding shares of Atlanta Bancorporation.  With the acquisition of Atlanta Bancorporation, we acquired one branch in midtown Atlanta and one branch in Duluth, Georgia.

STBZ’s website can be accessed at http://www.statebt.com.  Information contained on STBZ’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.  STBZ common stock is quoted on the NASDAQ Capital Market under the symbol “STBZ.”  Additional information about STBZ and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, GA 30909

Telephone:  (706) 731-6600

Attention:  Remer Y. Brinson, III, President and Chief Executive Officer

GECR is a one-bank holding company and owns 100% of the issued and outstanding stock of First Bank of Georgia, an independent, locally owned, state-chartered commercial bank which opened for business in 1989.  First Bank of Georgia operates three branch offices in Augusta, Georgia, two branch offices in Martinez, Georgia, one branch office in Evans, Georgia, and one branch office in Thomson, Georgia.  The Evans branch opened in May 2013.  First Bank of Georgia is also the parent company of Willhaven Holdings, LLC, which formerly held certain other real estate of First Bank of Georgia.

GECR was incorporated under the laws of the State of Georgia in January 1997 at the direction of the board of directors of First Bank of Georgia based on a plan of reorganization developed by the board to substantially strengthen First Bank of Georgia’s competitive position.  The reorganization, in which First Bank of Georgia became a wholly owned subsidiary of GECR, was completed in June 1997.

In September 1999, First Bank of Georgia established a mortgage division which operates as First Bank Mortgage (the “Mortgage Division”).  The Mortgage Division originates mortgage loans and offers a variety of other mortgage products.  First Bank of Georgia leases office space at one location in Augusta to house the Mortgage Division.  The Mortgage Division also operates offices in Savannah, Georgia.  First Bank of Georgia also has a mortgage production office in Aiken, South Carolina.

In December 2003, First Bank of Georgia established a financial services division which operates as FB Financial Services.  FB Financial Services offers financial planning and investment services through its relationship with Linsco/Private Ledger (Member NASD/SIPC), one of the nation’s leading independent brokerage firms.  A joint office of FB Financial Services and Linsco/Private Ledger is located in First Bank of Georgia’s Daniel Village location on Wrightsboro Road in Augusta.

As of June 30, 2014, GECR’s total assets were approximately $518.9 million, total loans receivable were approximately $304.1 million, total deposits were approximately $416.1 million and total shareholders’ equity was approximately $61.6 million.

GECR’s website can be accessed at http://www.firstbankofga.com.  Information contained on GECR’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.  GECR common stock is quoted on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR.”  Additional information about GECR and its subsidiaries is included in the documents filed by GECR with the SEC.  See “Where You Can Find More Information.”

The Merger (page 34)

Under the terms of the merger agreement, GECR will merge with and into STBZ, with STBZ as the surviving entity.  Following the merger, First Bank of Georgia will remain a wholly-owned bank subsidiary of STBZ.  The merger agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.  We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What GECR Shareholders Will Receive in the Merger (page 59)

If the merger is completed, each share of GECR common stock will be converted into $8.85 in cash and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  The exchange ratio for converting shares of GECR common stock into STBZ common stock will depend on the average closing price of STBZ’s common stock during the 20 trading day period ending five business days before the closing of the transaction, which we refer to as the Final STBZ Price.  If the Final STBZ Price is at or above $17.00, the exchange ratio will be 0.794.  If the Final STBZ Price is above $14.00 but below $17.00, the exchange ratio will be equal to $13.50 divided by the Final STBZ Price.  If the Final STBZ Price is at or below $14.00, the exchange ratio will be 0.964.  If the aggregate value of the stock consideration is less than 40% of the aggregate merger consideration, the exchange ratio will be adjusted such that the aggregate stock consideration is at least 40% of the aggregate merger consideration.  Cash will also be paid in lieu of fractional shares.

Effect of the Merger on GECR Options (page 59)

If the merger is completed, each option to purchase shares of GECR common stock, which we refer to as a GECR option, that is outstanding immediately prior to the closing of the merger, will be cancelled in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of GECR common stock underlying such person’s GECR options by (2) the Per Share Purchase Price (as defined in the merger agreement) less the exercise price per share of such GECR options.  In the event that the product obtained by the prior sentence is zero or a negative number, then the GECR options will be cancelled for no consideration.  For illustration purposes, if the Final STBZ Price is $17.25 and the option holder has 1,000 options with an exercise price of $10.00 per share, the cash payment will equal $12,550, which is 1,000 multiplied by (8.85 + 13.70) — 10.00.  The $13.70 is calculated by multiplying the exchange ratio (0.794) by the Final STBZ Price ($17.25).

Regulatory Approvals (page 57)

Both GECR and STBZ have agreed to use commercially reasonable efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement.  These approvals include approvals from, among others: the Board of Governors of the Federal Reserve System, or Federal Reserve Board, and the Georgia Department of Banking and Finance.  STBZ and GECR have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Although neither GECR nor STBZ knows of any reason why it cannot obtain these regulatory approvals in a timely manner, GECR and STBZ cannot be certain when or if they will be obtained.

GECR’s Special Shareholders’ Meeting (page 31)

The special meeting of GECR shareholders will be held on Thursday, December 4, 2014, at 4:00 p.m. local time, at GECR’s main offices located at 3527 Wheeler Road, Augusta, Georgia 30909.  At the special meeting, GECR shareholders will be asked to:

•                  approve the merger agreement and the transactions it contemplates;

•                  approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

•                  approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

Only holders of record at the close of business on October 27, 2014 will be entitled to vote at the special meeting.  Each share of GECR common stock is entitled to one vote on each proposal to be considered at the GECR special meeting.  As of the record date, there were [ ] shares of GECR common stock entitled to vote at the special meeting.  As of the record date, directors and executive officers of GECR and their affiliates beneficially owned and were entitled to vote approximately [ ] shares of GECR common stock, representing approximately [ ]% of the shares of GECR common stock outstanding on that date.  Each of the directors and executive officers of GECR have entered into support agreements with STBZ, pursuant to which they have agreed, solely in their capacity as GECR shareholders, to vote all of their shares of GECR common stock in favor of the proposals to be presented at the special meeting.

To approve the merger agreement, a majority of the outstanding shares of GECR common stock entitled to vote at the special meeting must be voted in favor of approval of the merger agreement.  Because approval is based on the affirmative vote of a majority of the shares outstanding, if you mark “ABSTAIN” on your proxy with respect to the proposal to approve the merger agreement, or if you fail to vote or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote against approval of the merger agreement.

The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal.  Therefore, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

GECR’s Board of Directors Unanimously Recommends that GECR’s Shareholders Vote “FOR” the Approval of the Merger Agreement (page 39)

GECR’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of GECR and its shareholders and has unanimously approved the merger and the merger agreement.  GECR’s board of directors unanimously recommends that GECR shareholders vote “FOR” the approval of the merger agreement.  For the factors considered by

GECR’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—GECR’s Reasons for the Merger; Recommendation of the GECR Board of Directors.”

FIG Partners LLC Has Provided an Opinion to GECR’s Board of Directors Regarding the Merger Consideration (page 41 and Annex B)

On June 19, 2014, FIG Partners LLC (“FIG Partners”), a nationally recognized investment banking firm who was retained by GECR to render a fairness opinion in connection with the merger, rendered its oral opinion to the GECR board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of GECR common stock.

The full text of FIG Partners’ written opinion is attached as Annex B to this proxy statement/prospectus.  You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by FIG Partners in rendering its opinion.

For further information, see “The Merger—Opinion of FIG Partners LLC as to the Fairness of the Transaction.”

The Merger Is Intended to Be Tax-Free to Holders of GECR Common Stock as to the Shares of STBZ Common Stock They Receive (page 67)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  If the merger qualifies as a reorganization, GECR shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of STBZ common stock in the merger in exchange for the shares of GECR common stock surrendered.  GECR shareholders will be taxed, however, on the cash consideration they receive.  If the merger does not qualify as a reorganization, GECR’s shareholders will recognize gain or loss for federal income tax purposes equal to the difference between (1) the sum of the fair market value of the STBZ common stock and cash received in the merger and (2) the basis in their GECR common stock.  Tax matters are complicated, and the tax consequences of the merger may vary among GECR shareholders.  We urge each GECR shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.  For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of GECR common stock.  Your tax consequences will depend on your individual situation.  Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Interests of Directors and Officers of GECR that Differ from Your Interests (page 48)

When considering whether to approve the merger agreement, you should be aware that some directors and officers of GECR have interests in the merger that differ from the interests of other GECR shareholders, including the following:

•                  Following the merger, STBZ will generally indemnify and provide liability insurance to the present directors and officers of GECR, subject to certain exceptions;

•                  Following the merger, the STBZ board of directors will appoint one member of the GECR board of directors to serve as a member of the STBZ board of directors until they are submitted for election by the shareholders of STBZ.  This former GECR director will be eligible for election onto the STBZ board of directors at the next annual meeting of the STBZ shareholders;

•                  Each incumbent director of First Bank of Georgia will remain a director of First Bank of Georgia;

•                  In connection with the signing of the merger agreement, each of Remer Y. Brinson, III (an executive officer of GECR and First Bank of Georgia), Thomas M. Bird (an executive officer of First Bank of Georgia only), and W. Cameron Nixon (an executive officer of First Bank of Georgia only) have entered into bonus award agreements with First Bank of Georgia (which agreements are contingent upon several conditions related to the merger).  For a summary of these agreements, see “The Merger—Interests of Directors and Executive Officers of GECR and First Bank of Georgia in the Merger”; and

•                  Simultaneously with the signing of the merger agreement, each of Remer Y. Brinson, III (an executive officer of GECR and First Bank of Georgia), Thomas M. Bird (an executive officer of First Bank of Georgia only), Hugh E. Hollar (an executive officer of First Bank of Georgia only) and W. Cameron Nixon (an executive officer of First Bank of Georgia only) have entered into a separation agreement with First Bank of Georgia and an offer letter with STBZ and First Bank of Georgia that will become effective immediately after consummation of the merger.  For a summary of these agreements, see “The Merger—Interests of Directors and Executive Officers of GECR and First Bank of Georgia in the Merger.”

Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement.

Comparative Rights of Shareholders (page 71)

The rights of GECR shareholders are currently governed by Georgia corporate law and GECR’s articles of incorporation and bylaws.  The rights of STBZ’s shareholders are currently governed by Georgia corporate law and STBZ’s articles of incorporation and bylaws.  Upon consummation of the merger, the shareholders of GECR will become shareholders of STBZ and the articles of incorporation and bylaws of STBZ will govern their rights.  STBZ’s articles of incorporation and bylaws differ somewhat from those of GECR.  See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholder rights under each of the STBZ and GECR governing documents.

Termination of the Merger Agreement and Termination Fee (page 65)

Notwithstanding the approval of the merger agreement by GECR shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either STBZ or GECR can also terminate the merger agreement:

•             If the merger agreement is not approved by GECR shareholders;

•             If any regulatory authority whose approval is required for consummation of the merger makes a final decision not to approve the merger;

•             If the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants; or

•             If the merger is not completed by February 28, 2015.

GECR can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to STBZ’s proposal and concludes after receiving legal advice that the board of directors would be in breach of its fiduciary duties if the board did not accept the superior proposal.  GECR would pay a $4.5 million termination fee to STBZ if it were to terminate the merger agreement for this reason.

STBZ can terminate the merger agreement if GECR’s board of directors (i) withdraws or modifies its recommendation that the GECR shareholders approve the merger agreement or approves or recommends an acquisition proposal by a third party, (ii) fails to reaffirm the merger agreement after being requested to do so following the announcement of an acquisition proposal by a third party, or (iii) otherwise fails to comply with the terms of the merger agreement regarding obtaining shareholder approval of the merger agreement and soliciting other offers for an acquisition of GECR.  In this event, GECR must pay the $4.5 million termination fee to STBZ.

Termination Fee (page 65)

In addition to the circumstances set forth above under which GECR must pay the termination fee to STBZ, if the merger agreement is terminated under certain circumstances following the communication of an acquisition proposal to GECR, and if within six months after the termination of the merger agreement, GECR consummates an acquisition transaction or enters into an acquisition agreement, then GECR must also pay the $4.5 million termination fee to STBZ.

Dissenters’ Rights (page 56)

Under Georgia law, holders of GECR common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of GECR common stock.  Set forth below is a summary of the procedures that must be followed by the holders of GECR common stock in order to exercise their dissenters’ rights of appraisal.  This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement/prospectus as Annex C.

Any holder of record of GECR common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the “GBCC”) (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of GECR common stock if the merger is consummated.

A shareholder of GECR who objects to the merger and desires to receive payment of the “fair value” of his or her GECR stock: (i) must deliver to GECR, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights.  A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above.  Dissenting shareholders must separately comply with the above conditions.

If the merger is approved at the GECR special shareholders’ meeting, GECR will deliver, no later than ten (10) days after the special shareholders’ meeting, a written dissenters’ notice to all GECR shareholders who satisfied the two requirements set forth above.  The written dissenters’ notice will state, among other things, where the payment demand must be sent and where and when stock certificates must be deposited and will set a date by which GECR must receive the payment demand, which date will not be less than thirty (30) or more than sixty (60) days after the written dissenters’ notice is delivered, and will be accompanied by a copy of the applicable Georgia statutes related to dissenters’ rights.  A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of GECR common stock will be converted into the right to receive the merger consideration in connection with the merger.

Within ten (10) days of the later of the date of the merger or receipt of a payment demand, GECR will by written notice offer to pay to each dissenting shareholder who properly demanded payment the amount GECR estimates to be the fair value of his or her shares, plus accrued interest.  If the shareholder accepts the offer by written notice within thirty (30) days or fails to respond within thirty (30) days, payment for his or her shares will be made within sixty (60) days after making the offer or the date of the merger, whichever is later.  If the shareholder believes that the amount offered is less than the fair value of his or her shares or that the interest is incorrectly calculated, the shareholder may notify GECR in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate.  If a demand for payment remains unsettled, GECR will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of dissenters’ rights by holders of GECR common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

For further information, see “The Merger—Dissenters’ Rights.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF

STATE BANK FINANCIAL CORPORATION

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2013, 2012, 2011 and 2010 is derived from the audited consolidated financial statements of STBZ.  On July 24, 2009, State Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock.  In connection with the private offering, the FDIC and the Georgia Department of Banking and Finance approved the Interagency Notice of Change in Control application filed by our new management team, which took control of State Bank on July 24, 2009.  As a result of the private offering and change in control transaction, STBZ applied the push-down basis of accounting to its 2009 audited financial statements.  The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2009 presents two periods that reflect STBZ’s historical basis of accounting for the period from January 1, 2009 through July 23, 2009 (the “predecessor period”) and STBZ’s new basis of push-down accounting for the period from July 24, 2009 through December 31, 2009 (the “successor period”).

The following selected historical consolidated financial data as of and for the six months ended June 30, 2014 and 2013, is derived from the unaudited consolidated financial statements of STBZ and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of STBZ’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.  The results of operations as of and for the six months ended June 30, 2014 and 2013, are not necessarily indicative of the results that may be expected for the year ended December 31, 2014.

This information is only a summary and should be read in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STBZ’s audited consolidated financial statements and accompanying notes included in STBZ’s Annual Report on Form 10-K for the year ended December 31, 2013; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STBZ’s unaudited consolidated financial statements and accompanying notes included in STBZ’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, both of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Successor Period							Predecessor Period
(dollars in thousands, except per share	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,				Successor Period from July 24, 2009 to December 31,	Predecessor Period from January 1, 2009 to July 23,
amounts)	2014	2013	2013	2012	2011	2010	2009	2009

Selected Results of Operations Data:
Total interest income on invested funds	$5,015	$5,195	$10,198	$11,390	$11,406	$9,078	$2,750	$140
Interest income on noncovered loans, including fees	30,655	29,515	61,176	55,460	38,809	14,185	1,006	974
Accretion income on covered loans	43,623	46,423	122,466	102,413	116,967	145,098	54,027	—
Interest expense	3,740	3,991	7,933	9,749	21,773	37,240	14,741	500
Net interest income	75,553	77,142	185,907	159,514	145,409	131,121	43,042	614
Provision for loan losses (noncovered loans)	1,000	1,015	1,920	5,035	6,482	3,955	2,689	261
Provision for loan losses (covered loans)	291	(3,673)	(4,407)	10,081	20,034	—	—	—
(Amortization) accretion of FDIC receivable for loss share agreements	(17,241)	(37,541)	(87,884)	(32,569)	10,257	15,055	4,748	—
Other noninterest income	6,421	8,345	16,771	12,571	28,351	16,283	5,605	119
Total noninterest income	(10,820)	(29,196)	(71,113)	(19,998)	38,608	31,338	10,353	119
Noninterest expense	45,159	52,125	97,967	89,236	90,967	85,645	22,345	719
Income (loss) before income taxes	18,283	(1,521)	19,314	35,164	66,534	72,859	28,361	(247)
Income taxes	6,454	(502)	6,567	12,422	23,528	27,313	10,339	—
Net income (loss)	$11,829	$(1,019)	$12,747	$22,742	$43,006	$45,546	$18,022	$(247)

	Successor Period							Predecessor Period
(dollars in thousands, except per	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,				Successor Period from July 24, 2009 to December 31,	Predecessor Period from January 1, 2009 to July 23,
share amounts)	2014	2013	2013	2012	2011	2010	2009	2009

Selected Average Balances:
Total assets	$2,580,614	$2,635,695	$2,597,922	$2,665,699	$2,756,949	$2,626,566	$2,018,989	$35,052
Investment securities	456,108	340,600	359,276	308,297	373,246	383,257	242,463	3,934
Loans receivable:
Noncovered loans receivable (1)	1,163,629	1,044,869	1,089,959	859,414	552,755	163,248	34,964	23,905
Covered loans	243,164	386,063	337,542	652,953	824,356	989,278	841,167	—
Allowance for loan losses (noncovered loans)	(12,595)	(8,994)	(9,886)	(12,839)	(7,271)	(3,578)	(184)	(489)
Allowance for loan losses (covered loans)	(17,999)	(37,359)	(24,475)	(56,920)	(15,965)	—	—	—
Interest-earning assets	2,367,008	2,228,458	2,237,045	2,102,114	2,069,117	1,829,468	1,415,917	32,844
Total deposits	2,098,745	2,131,607	2,107,198	2,165,606	2,331,867	2,262,260	1,581,830	27,199
Interest-bearing liabilities	1,649,415	1,741,915	1,702,257	1,829,321	2,079,171	2,072,398	1,556,271	26,253
Noninterest-bearing liabilities	489,559	465,367	467,282	416,221	298,302	220,683	171,874	3,016
Shareholders’ equity	441,640	428,413	428,383	420,157	379,476	333,485	290,844	5,783

Selected Actual Balances:
Total assets	2,580,280	2,607,697	2,600,705	2,661,034	2,773,952	2,828,579	2,497,958	35,473
Investment securities	494,874	370,146	387,048	303,901	349,929	405,581	317,988	3,896
Loans receivable:
Noncovered loans	1,230,304	1,123,122	1,123,475	985,502	701,029	342,849	47,389	25,950
Covered loans	211,302	333,683	257,494	474,713	812,154	934,967	1,134,499	—
Allowance for loan losses (noncovered loans)	(17,885)	(15,805)	(16,656)	(14,660)	(10,207)	(5,351)	(2,524)	(706)
Allowance for loan losses (covered loans)	(17,722)	(17,630)	(17,409)	(55,478)	(59,277)	—	—	—
Interest-earning assets	2,436,606	2,258,641	2,359,145	2,202,452	2,076,126	2,062,178	1,651,361	33,691
Total deposits	2,115,213	2,126,084	2,128,325	2,148,436	2,298,465	2,421,926	2,153,791	28,232
Interest-bearing liabilities	1,656,558	1,705,398	1,667,085	1,768,264	2,008,565	2,205,189	1,980,651	26,819
Noninterest-bearing liabilities	475,415	476,373	496,437	462,554	368,099	264,047	206,543	3,300
Shareholders’ equity	448,307	425,926	437,183	430,216	397,288	359,343	310,764	5,354

	Successor Period							Predecessor Period
(dollars in thousands, except per share	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,				Successor Period from July 24, 2009 to December 31,	Predecessor Period from January 1, 2009 to July 23,
amounts)	2014	2013	2013	2012	2011	2010	2009	2009

Per Common Share Data:
Basic net income (loss) per share	$.37	$(.03)	$.40	$.72	$1.36	$1.44	$.59	$(.32)
Diluted net income (loss) per share	.35	(.03)	.38	.69	1.32	1.40	.58	(.32)
Cash dividends declared per share	.07	.06	.12	.06	—	—	—	—
Book value per share at period end	13.95	13.34	13.62	13.48	12.52	11.37	9.85	6.98
Tangible book value per share at period end	13.58	12.94	13.24	13.06	12.26	11.08	9.46	3.72
Weighted average shares outstanding:
Basic	32,110,454	31,913,754	31,978,844	31,696,358	31,611,303	31,558,602	30,583,852	767,437
Diluted	33,617,054	31,913,754	33,290,565	32,890,274	32,623,056	32,468,857	31,013,879	767,437

Performance Ratios:
Return on average assets	.92%	(.08)%	.49%	.85%	1.56%	1.73%	2.02%	(1.26)%
Return on average equity	5.40%	(.48)%	2.98%	5.41%	11.33%	13.66%	14.05%	(7.64)%
Cost of funds	.36%	.38%	.38%	.45%	.93%	1.64%	1.96%	3.08%
Net interest margin (2)(5)	6.45%	7.00%	8.33%	7.60%	7.04%	7.17%	6.89%	3.34%
Interest rate spread (3)(5)	6.31%	6.90%	8.21%	7.54%	7.04%	7.39%	7.11%	2.66%
Efficiency ratio (4)(5)	69.60%	108.33%	85.07%	63.83%	49.38%	52.68%	41.84%	98.09%

Capital Ratios:
Average equity to average assets	17.11%	16.25%	16.49%	15.76%	13.76%	12.70%	14.41%	16.50%
Leverage ratio	16.84%	15.57%	16.55%	15.49%	13.76%	12.77%	14.57%	18.08%
Tier 1 risk-based capital ratio	27.06%	25.88%	27.85%	29.25%	33.84%	43.56%	30.60%	20.54%
Total risk-based capital ratio (6)	28.32%	27.14%	29.11%	30.54%	35.15%	44.23%	30.85%	21.56%

Asset Quality Ratios:
Net charge-offs to total average noncovered loans	(.04)%	(.03)%	(.01)%	.07%	.29%	.69%	.47%	—%
Nonperforming loans to total noncovered loans (7)	.16%	.32%	.21%	.49%	.31%	1.06%	1.17%	2.14%
Nonperforming assets to loans + ORE:
Noncovered	.22%	.42%	.29%	.60%	.48%	1.08%	1.42%	2.41%
Covered	9.90%	13.56%	15.22%	8.67%	9.42%	14.30%	11.10%	—%
Allowance for loan losses to loans:
Noncovered	1.45%	1.41%	1.48%	1.49%	1.46%	1.56%	5.33%	2.72%
Covered	8.39%	5.28%	6.76%	11.69%	7.30%	—%	—%	—%

(1)             Average nonaccrual loans of $2.0 million for the six months ended June 30, 2014, $4.1 million for the six months ended June 30, 2013, $3.3 million for 2013, $3.7 million for 2012, $4.1 million for 2011, $2.1 million for 2010 and $358,000 for 2009 are included in the above balances.

(2)             Net interest income divided by average interest-earning assets.

(3)             Yield on interest-earning assets less cost of interest-bearing liabilities.

(4)             Noninterest expenses divided by net interest income plus noninterest income.

(5)             Calculated on a fully tax-equivalent basis using a tax rate of 35%.

(6)             The increase in our risk-based capital ratios from December 31, 2009 to December 30, 2010 resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

(7)             The ratio of nonperforming loans to total loans is disclosed for noncovered loans only as there are no covered loans designated as nonperforming.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF

GEORGIA-CAROLINA BANCSHARES, INC.

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of GECR.

The following selected historical consolidated financial data as of and for the six months ended June 30, 2014 and 2013, is derived from the unaudited consolidated financial statements of GECR and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of GECR’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.  The results of operations as of and for the six months ended June 30, 2014 and 2013, are not necessarily indicative of the results that may be expected for the year ended December 31, 2014.

This information is only a summary and should be read in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GECR as of and for the Fiscal Year Ended December 31, 2013” and GECR’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2013; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GECR as of and for the Six Months Ended June 30, 2014” and GECR’s unaudited consolidated financial statements and accompanying notes for the period ended June 30, 2014, both of which are included with this proxy statement/prospectus.

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009

Selected Balance Sheet Data:
Assets	$518,876	$496,478	$516,498	$506,175	$493,252	$495,311	$484,013
Investment securities	133,382	152,634	158,439	132,760	100,283	79,431	47,289
Loans, held for investment	304,059	263,620	274,747	265,831	285,614	316,809	336,849
Loans, held for sale (LHFS)	32,468	34,480	31,298	48,432	45,227	46,570	58,135
Allowance for loan losses	5,292	4,961	5,357	5,954	6,804	7,866	5,072
Deposits	416,145	424,974	419,705	416,956	411,395	414,749	405,240
Repurchase agreements	10,408	3,045	12,111	3,333	3,565	3,467	7,297
Long-term debt	—	—	—	—	25,000	25,000	25,000
Short-term debt	22,600	5,500	22,200	25,028	—	—	—
Other liabilities	8,100	6,068	5,593	4,533	2,847	7,119	3,203
Shareholders’ equity	61,623	56,891	56,889	56,325	50,445	44,976	43,273

Selected Results of Operations Data:
Interest income	9,409	9,096	18,332	20,569	22,323	24,409	24,604
Interest expense	911	1,114	2,115	3,682	5,702	7,290	9,722
Net interest income	8,498	7,982	16,217	16,887	16,621	17,119	14,882
Provision for loan losses	(651)	(1,802)	(2,029)	(605)	1,727	8,355	3,082
Net interest income after provision for loan losses	9,149	9,784	18,246	17,492	14,894	8,764	11,800
Non-interest income	4,939	7,590	12,904	14,653	11,170	13,246	14,157
Non-interest expense	11,624	11,081	22,466	22,861	20,127	20,543	20,902
Income before taxes	2,464	6,293	8,684	9,284	5,937	1,467	5,055
Income tax expense (benefit)	649	1,867	2,480	2,663	1,838	(66)	1,303
Net income	$1,815	$4,426	$6,204	$6,621	$4,099	$1,533	$3,752

Per Share Data
Net income — basic	$0.51	$1.25	$1.74	$1.84	$1.15	$0.44	$1.08
Net income — diluted	$0.50	$1.24	$1.73	$1.84	$1.15	$0.44	$1.07
Book value	$17.14	$16.00	$15.93	$15.96	$14.04	$12.72	$12.37
Dividends	$0.090	$0.085	$0.175	$0.120	—	—	—
Weighted average number of shares outstanding:
Basic	3,591,939	3,551,796	3,558,876	3,599,431	3,561,064	3,519,408	3,484,309
Diluted	3,625,319	3,578,540	3,590,120	3,599,431	3,561,064	3,519,408	3,492,871

Performance Ratios:
Return on average assets	0.71%	1.83%	1.26%	1.34%	0.82%	0.32%	0.79%
Return on average equity	6.11%	15.28%	10.68%	12.16%	8.45%	3.41%	8.93%
Net interest margin (1)	3.66%	3.61%	3.59%	3.71%	3.53%	3.83%	3.37%
Efficiency ratio (1)	84.69%	68.41%	74.78%	72.48%	72.42%	67.65%	71.98%
Loan (excl LHFS) to deposit ratio	73.07%	62.03%	65.39%	63.76%	69.43%	76.39%	83.12%

Asset Quality Ratios:
Nonperforming loans to total loans	0.36%	1.50%	0.70%	1.24%	2.34%	1.72%	1.57%
Nonperforming assets to total loans (excl LHFS) + OREO	1.90%	3.23%	2.44%	3.60%	5.03%	2.82%	3.12%
Allowance for loan losses to nonperforming loans	477.97%	125.24%	278.38%	152.86%	87.98%	125.71%	81.94%
Allowance for loan losses to total loans (excl LHFS)	1.74%	1.88%	1.95%	2.24%	2.38%	2.48%	1.51%

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Capital Ratios:
Average equity to average assets	11.69%	11.97%	11.77%	11.04%	9.66%	9.36%	8.81%
Leverage ratio	11.77%	11.88%	11.93%	11.13%	9.74%	9.32%	8.96%
Tier 1 risk-based capital ratio	14.93%	16.48%	15.99%	15.34%	12.11%	11.75%	10.50%
Total risk-based capital ratio	16.18%	17.73%	17.25%	16.59%	13.37%	13.01%	11.74%

(1) Tax equivalent.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of STBZ and have been prepared to illustrate the effects of the mergers involving STBZ, Atlanta Bancorporation, Inc., which we refer to in the following tables as “AB,” and GECR under the acquisition method of accounting with STBZ treated as the acquirer.  Under the acquisition method of accounting, the assets and liabilities of Atlanta Bancorporation and GECR, as of the respective effective dates of the mergers, will be recorded by STBZ at their respective fair values and the excess of the merger consideration over the respective fair values of Atlanta Bancorporation’s and GECR’s net assets will be allocated to goodwill.

By way of background, on April 25, 2014, STBZ entered into a definitive agreement to acquire Atlanta Bancorporation, Inc. and its wholly-owned subsidiary, Bank of Atlanta.  On October 1, 2014, the merger was closed and Atlanta Bancorporation was merged into STBZ, immediately followed by the merger of Bank of Atlanta into State Bank and Trust Company.  STBZ paid approximately $25.2 million in cash for all outstanding shares of Atlanta Bancorporation.  With the acquisition of Atlanta Bancorporation, we acquired one branch in midtown Atlanta and one branch in Duluth, Georgia.  We believe the pro forma financial information for Atlanta Bancorporation is relevant to investors and, therefore, it has been included in the following pro forma financial information.  However, the Atlanta Bancorporation acquisition by STBZ is not considered a significant acquisition for SEC financial reporting purposes and, therefore, Atlanta Bancorporation’s financial statements have not been included in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is based upon the assumptions that: (i) the total number of shares of GECR common stock outstanding immediately prior to the completion of the merger will be 3,596,046, (ii) none of the holders of GECR common stock will exercise their dissenters’ rights; and (iii) all of the outstanding options to acquire shares of GECR common stock are cashed out in connection with the merger.

Additionally, the following unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 assumes that, with respect to the merger with GECR, the Final STBZ Price was $18.02 and $16.66, respectively, which was the closing price of STBZ common stock on the first business day of the period presented.  Accordingly, applying the assumptions listed above, 2,836,750 and 2,859,063 shares of STBZ common stock are assumed to be issued in connection with the merger with GECR if the merger had become effective as of January 1, 2014 and 2013, respectively.

The unaudited pro forma condensed combined financial information combines the historical financial information of STBZ, Atlanta Bancorporation and GECR as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013, and has been derived from and, in the case of STBZ, should be read in conjunction with the audited and unaudited financial statements of STBZ incorporated by reference into this proxy statement/prospectus and, in the case of GECR, should be read in conjunction with the audited and unaudited financial statements of GECR included in this proxy statement/prospectus.  The unaudited pro forma condensed combined balance sheet gives effect to the mergers as if the mergers were consummated on June 30, 2014.  The unaudited pro forma condensed combined statements of income dated as of June 30, 2014 and December 31, 2013 give effect to the mergers as if the mergers were consummated on January 1, 2014 and January 1, 2013, respectively.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented.  The adjustments included in these unaudited pro forma combined financial statements are preliminary and may be revised.  The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.  In addition, with respect to GECR, the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. The unaudited pro forma condensed combined balance sheet has also been adjusted to reflect the preliminary allocation of the estimated purchase price to net assets acquired.

The final allocation of the purchase price will be determined after the mergers are completed and after completion of thorough analyses to determine the fair value of Atlanta Bancorporation’s and GECR’s tangible and identifiable intangible assets and liabilities as of the dates the mergers are completed.  Increases or decreases in the estimated fair values of the net assets of Atlanta Bancorporation and GECR as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.  Any changes to Atlanta Bancorporation’s and GECR’s shareholder’s equity including results of operations through the dates the mergers are completed will also change the purchase price allocation, which may include the recording of goodwill.  The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

					STBZ &
					AB				STBZ, AB &
	Historical		Pro Forma		(Pro	Historical	Pro Forma		GECR
(dollars in thousands)	STBZ	AB	Adjustments		Forma)	GECR	Adjustments		(Pro Forma)
Assets
Cash and cash equivalents	$507,733	$18,053	$(37,205	)(a)	$488,581	$15,495	$(66,901	)(l)	$437,175
Investment securities available-for-sale	494,874	45,290	—		540,164	133,382	—		673,546
Loans receivable	1,441,606	121,404	(7,754	)(b)	1,555,256	304,059	(8,048	)(b)	1,851,267
Allowance for loan losses	(35,607)	(2,141)	2,141	(c)	(35,607)	(5,292)	5,292	(c)	(35,607)
Net loans	1,405,999	119,263	(5,613)		1,519,649	298,767	(2,756)		1,815,660
Other real estate owned	23,938	3,085	(1,922	)(d)	25,101	4,758	1,857	(d)	31,716
FDIC receivable for loss share agreements, net	39,250	—	—		39,250	—	—		39,250
Goodwill	10,381	—	1,425	(e)	11,806	—	18,222	(e)	30,028
Other intangibles, net	1,663	1,453	2,347	(f)	5,463	—	6,790	(f)	12,253
Deferred tax asset	—	5,358	2,448	(g)	7,806	4,400	(2,807	)(g)	9,399
Other assets	96,442	2,780	(104	)(h)	99,118	62,074	1,276	(h)	162,468
Total assets	$2,580,280	$195,282	$(38,624)		$2,736,938	$518,876	$(44,319)		$3,211,495

Liabilities and Shareholders’ Equity
Liabilities:
Total deposits	2,115,213	156,405	(403	)(i)	2,271,215	416,145	(1,135	)(i)	2,686,225
Borrowings	2,779	12,051	(12,051	)(j)	2,779	33,008	(33,008	)(j)	2,779
Other liabilities	13,981	656	—		14,637	8,100	2,900	(m)	25,637
Total liabilities	2,131,973	169,112	(12,454)		2,288,631	457,253	(31,243)		2,714,641
Total shareholders’ equity	448,307	26,170	(26,170	)(k)	448,307	61,623	(13,076	)(n)	496,854
Total liabilities and shareholders’ equity	$2,580,280	$195,282	$(38,624)		$2,736,938	$518,876	$(44,319)		$3,211,495

Unaudited Pro Forma Condensed Statements of Income

For the Six Months Ended June 30, 2014

									STBZ, AB &
(dollars in thousands,	Historical		Pro Forma		STBZ & AB	Historical	Pro Forma		GECR
except per share data)	STBZ	AB	Adjustments		(Pro Forma)	GECR	Adjustments		(Pro Forma)
Interest income:
Loans, includingaccretion income and fees	$74,278	$3,196	$285	(o)	$77,759	$7,856	$624	(o)	$86,239
Investment securities	4,350	403	—		4,753	1,545	—		6,298
Deposits with otherfinancial institutions	665	16	(51	)(p)	630	8	(86	)(p)	552
Total interest income	79,293	3,615	234		83,142	9,409	538		93,089
Interest expense:
Deposits	3,505	400	—		3,905	871	—		4,776
Borrowings	235	34	(34	)(q)	235	40	(40	)(q)	235
Total interest expense	3,740	434	(34)		4,140	911	(40)		5,011
Net interest income	75,553	3,181	268		79,002	8,498	578		88,078
Provision for loan losses	1,291	—	—	(r)	1,291	(651)	—	(r)	640
Net interest incomeafter provision for loan losses	74,262	3,181	268		77,711	9,149	578		87,438
Noninterest income:
Amortization of FDICreceivable for loss sharing agreements	(17,241)	—	—		(17,241)	—	—		(17,241)
Other	6,421	992	—		7,413	4,865	—		12,278
Total noninterestincome	(10,820)	992	—		(9,828)	4,865	—		(4,963)
Noninterest expense:
Salaries and employee benefits	29,652	1,957	—		31,609	6,652	—		38,261
Occupancy and equipment	4,843	575	—		5,418	775	—		6,193
Other	10,664	1,305	294	(s), (t)	12,263	4,123	849	(s),(t)	17,235
Total noninterestexpense	45,159	3,837	294		49,290	11,550	849		61,689
Income beforeincome taxes	18,283	336	(26)		18,593	2,464	(271)		20,786
Income tax expense(benefit)	6,454	—	121	(u)	6,575	649	(81	)(v)	7,143
Net income	$11,829	$336	$(147)		$12,018	$1,815	$(190)		$13,643
Basic net income per share	$.37				$.37	$.51			$.39
Diluted net income per share	$.35				$.36	$.50			$.37
Weighted average shares outstanding (w):
Basic	32,110,454				32,110,454	3,591,939	(755,189)		34,947,204
Diluted	33,617,054				33,617,054	3,625,319	(788,569)		36,453,804

Unaudited Pro Forma Condensed Statements of Income

For the Year Ended December 31, 2013

					STBZ &
					AB				STBZ, AB &
(dollars in thousands,	Historical		Pro Forma		(Pro	Historical	Pro Forma		GECR
except per share data)	STBZ	AB	Adjustments		Forma)	GECR	Adjustments		(Pro Forma)
Interest income:
Loans, includingaccretion income and fees	$183,642	$6,115	$567	(o)	$190,324	$15,277	$1,186	(o)	$206,787
Investment securities	8,991	790	—		9,781	3,008	—		12,789
Deposits with otherfinancial institutions	1,207	52	(102	)(p)	1,157	47	(170	)(p)	1,034
Total interest income	193,840	6,957	465		201,262	18,332	1,016		220,610
Interest expense:
Deposits	7,386	790	—		8,176	2,088	—		10,264
Borrowings	547	224	(224	)(q)	547	27	(27	) (q)	547
Total interest expense	7,933	1,014	(224)		8,723	2,115	(27)		10,811
Net interest income	185,907	5,943	689		192,539	16,217	1,043		209,799
Provision for loan losses	(2,487)	52	—	(r)	(2,435)	(2,029)	—	(r)	(4,464)
Net interest incomeafter provision for loan losses	188,394	5,891	689		194,974	18,246	1,043		214,263
Noninterest income:
Amortization of FDICreceivable for loss sharing agreements	(87,884)	—	—		(87,884)	—	—		(87,884)
Other	16,771	3,213	—		19,984	12,904	—		32,888
Total noninterestincome	(71,113)	3,213	—		(67,900)	12,904	—		(54,996)
Noninterest expense:
Salaries and employee benefits	62,236	4,484	—		66,720	12,853	—		79,573
Occupancy and equipment	9,767	1,170	—		10,937	1,505	—		12,442
Other	25,964	2,643	587	(s), (t)	29,194	8,108	1,698	(s),(t)	39,000
Total noninterestexpense	97,967	8,297	587		106,851	22,466	1,698		131,015
Income beforeincome taxes	19,314	807	102		20,223	8,684	(655)		28,252
Income tax expense(benefit)	6,567	(5,330)	5,684	(u)	6,921	2,480	(168	)(v)	9,233
Net income	$12,747	$6,137	$(5,582)		$13,302	$6,204	$(487)		$19,019
Basic net income per share	$.40				$.42	$1.74			$.55
Diluted net income per share	$.38				$.40	$1.73			$.53
Weighted average shares outstanding (w):
Basic	31,978,844				31,978,844	3,558,876	(699,813)		34,837,907
Diluted	33,290,565				33,290,565	3,590,120	(731,057)		36,149,628

Notes to Pro Forma Condensed Combined Financial Statements  (Unaudited)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC.  Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations.  However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.  All adjustments are based on current assumptions and valuations, which are subject to change.

(a)              Adjustment reflects cash payments to AB shareholders of $25.2 million as well as the repayment of $12.1 million of borrowings.

(b)              Adjustment reflects estimated fair value adjustment to acquired loan portfolio.

(c)               Adjustment reflects elimination of each target’s historical allowance for loan losses.

(d)              Adjustment reflects estimated fair value adjustment to acquired other real estate owned.  The increase in the fair value adjustment for GECR is primarily related to the increase in the fair value of a specific property owned related to a lease contracted with the U.S. Government for the use of that property.

(e)               Goodwill represents the excess of the purchase price over the fair values of the assets and liabilities acquired.  A summary regarding estimated goodwill follows (in thousands):

	AB	GECR
Purchase price:
Cash paid to former shareholders	$25,154	$31,825
Cash paid to former stock option recipients	N/A	2,068
STBZ shares exchanged for GECR shares (2,870,882 shares at $16.91 per share)	N/A	48,547
Total purchase price	25,154	82,440

Book value of acquired assets	195,282	518,876
Fair market adjustment to acquired assets, excluding goodwill	(2,844)	4,360
Book value of liabilities assumed	169,112	457,253
Fair market adjustment to liabilities assumed	(403)	1,765
Fair value of net assets acquired, excluding goodwill	23,729	64,218
Goodwill	$1,425	$18,222

(f)                Adjustment reflects the estimated fair value of the acquired core deposit intangible.

(g)               Adjustment reflects estimated adjustments to deferred tax assets to reflect the tax position of the combined companies.

(h)              Adjustment reflects the estimated fair value adjustments on bank premises and equipment.

(i)                  Adjustment reflects the estimated fair value adjustment to the acquired deposit portfolio.

(j)                 Adjustment reflects the repayment of AB and GECR borrowings.

(k)              Adjustment reflects the cash paid for all of AB’s outstanding shares.

(l)                  Adjustment reflects cash payments to GECR shareholders of $31.8 million, cash payments made to GECR stock option recipients of $2.1 million and the repayment of $33.0 million of GECR borrowings.

(m)          Adjustment reflects contingent bonus awards, revised supplemental executive retirement plans and amendments to severance protection agreements for certain GECR executives.

(n)              Adjustment reflects the net increase in equity of $48.5 million which consists of 2,870,882 shares of STBZ common stock to be issued to GECR shareholders in the merger at $16.91 per share based on 3,596,046 shares outstanding at June 30, 2014 converted into STBZ shares at a conversion ratio of $13.50 divided by $16.91.  The final number of STBZ shares to be issued in the merger is dependent upon several factors, including the Final STBZ Price.

(o)              Adjustment reflects the difference between the recorded interest earned on loans and the estimated incremental income accretion of the acquired loans based on current market yields for similar loans over their remaining lives.

(p)              Adjustment reflects the reduction in investment income related to cash used in the acquisition of AB and GECR.

(q)              Adjustment reflects the reduction in interest expense for the repayment of FHLB advances as well as all other borrowings outstanding at the time of acquisition.

(r)                 Acquired loans are recorded at their estimated fair value at acquisition, which includes adjustments for identified and estimated credit losses expected at acquisition.  The recording of acquired loans at their estimated fair value would be expected to significantly reduce AB’s and GECR’s provision for loans losses at June 30, 2014 and December 31, 2013.  However, we have assumed no reduction to the historic amount of AB’s or GECR’s provision for loan losses in these pro forma financial statements.

(s)                Adjustment reflects the amortization of the core deposit intangible over seven years using the interest method.

(t)                 OREO and other foreclosed assets adjusted to their estimated fair value and the related carrying costs are included, and due to the recording of these assets at fair value, STBZ would forecast lower expense for this line item.  However, no adjustments to the historic amounts recorded by AB and GECR have been reflected in these pro forma financial statements.

(u)              Adjustment reflects a 38.9% marginal statutory income tax rate of the total income before income taxes of AB’s historical results and the pro forma adjustments related to the AB merger.

(v)              Adjustment reflects a 38.9% marginal statutory income tax rate on the pro forma adjustments and an increase of the historic statutory federal income tax rate from 34.0% to 35.0%.

(w)            Net increase in average shares outstanding reflects the shares of STBZ to be issued to GECR shareholders under the terms of the merger agreement.  The final number of STBZ shares to be issued in the merger is dependent upon several factors, including the Final STBZ Price.  A summary follows:

		For the Six Months
	For the Year Ended	Ended
	December 31, 2013	June 30, 2014
GECR shares outstanding at beginning of period	3,528,296	3,572,204
STBZ stock price at beginning of period	$16.66	$18.02
Conversion rate with exchange ratio numerator of $13.50 and exchange ratio denominator of STBZ stock price, with a floor of $14.00 and a cap of $17.00	.810	.794
Increase in STBZ shares issued	2,859,063	2,836,750

COMPARATIVE PER SHARE DATA

(Unaudited)

Presented below for STBZ, Atlanta Bancorporation, Inc., which we refer to in the following table as “AB,” and GECR is historical, unaudited pro forma combined and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014.  The information presented below for STBZ and GECR should be read together with the historical consolidated financial statements of STBZ and GECR, including the related notes, in the case of STBZ, filed by STBZ with the SEC and incorporated by reference into this proxy statement/prospectus and, in the case of GECR, appearing elsewhere in this proxy statement/prospectus.  See “Where You Can Find More Information.”  As noted above, on April 25, 2014, STBZ entered into a definitive agreement to acquire Atlanta Bancorporation and its wholly-owned subsidiary, Bank of Atlanta for approximately $25.2 million in cash.  On October 1, 2014, the merger was closed and Atlanta Bancorporation was merged into STBZ, immediately followed by the merger of Bank of Atlanta into State Bank and Trust Company.

The unaudited pro forma and unaudited pro forma equivalent per share information gives effect to the mergers as if the mergers had been effective on December 31, 2013 or June 30, 2014 in the case of the book value data, and as if the mergers had been effective as of January 1, 2013 or January 1, 2014 in the case of the earnings per share and the cash dividends data.  The unaudited pro forma data combines the historical results of Atlanta Bancorporation and GECR into STBZ’s consolidated statement of income.  While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisitions taken place on January 1, 2013 or January 1, 2014.

In addition, the unaudited pro forma data includes adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the mergers or consider any potential impacts of current market conditions or the mergers on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

			STBZ &		STBZ, AB	GECR Pro
			AB Pro		& GECR	Forma
	Historical		Forma	Historical	Pro Forma	Equivalent
	STBZ	AB	Combined	GECR	Combined	Per Share(1)
Basic Income from Continuing Operations
For the year ended December 31, 2013	$.40	$.51	$.42	$1.74	$.55	$.44
For the six months ended June 30, 2014	$.37	$.03	$.37	$.51	$.39	$.31
Diluted Income from Continuing Operations
For the year ended December 31, 2013	$.38	$.50	$.40	$1.73	$.53	$.42
For the six months ended June 30, 2014	$.35	$.03	$.36	$.50	$.37	$.30
Cash Dividends
For the year ended December 31, 2013	$.12	—	$.12	$.18	$.12	$.10
For the six months ended June 30, 2014	$.07	—	$.07	$.09	$.07	$.06
Book Value Per Common Share
As of December 31, 2013	$13.62	$2.11	$13.69	$15.93	$13.88	$11.02
As of June 30, 2014	$13.95	$2.16	$14.04	$17.14	$14.32	$11.43
Market Value
As of June 23, 2014(2)	$16.76	N/A	N/A	$13.71	N/A	N/A

(1)         Reflects GECR shares at the exchange ratio of .794 and .798 as of and for the periods ended December 31, 2013 and June 30, 2014, respectively.

(2)         Business day immediately prior to the public announcement of the proposed merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of STBZ, GECR and the combined company following the proposed transaction and statements for the period following the completion of the merger.  Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to STBZ, GECR, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date.  Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties.  Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results.  Such risks and uncertainties include, among others, the following possibilities: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between STBZ and GECR; (2) the outcome of any legal proceedings that may be instituted against STBZ or GECR; (3) the inability to complete the transactions contemplated by the merger agreement due to the failure to satisfy each party’s respective conditions to completion, including the receipt of regulatory approval; (4) interest rate risk involving the effect of a change in interest rates on both STBZ’s and GECR’s earnings and the market value of the equity securities portfolios; (5) liquidity risk affecting STBZ’s and GECR’s ability to meet their obligations when they come due; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (10) reputation risk that adversely affects earnings or capital arising from negative public opinion; (11) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (12) economic downturn risk resulting in deterioration in the credit markets; (13) greater than expected noninterest expenses; (14) excessive loan losses; (15) potential deposit attrition, higher than expected costs, customer loss and business disruption; (16) the risks of fluctuations in market prices for STBZ stock that may or may not reflect the economic condition or performance of STBZ; and (17) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, STBZ and GECR claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. STBZ and GECR do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to STBZ, GECR or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus.  In addition, you should read and consider the risks associated with each of the businesses of GECR and STBZ because these risks will relate to the combined company.  Descriptions of some of these risks can be found in the Annual Reports on Form 10-K filed by STBZ and GECR for the year ended December 31, 2013, as updated by other reports filed with the SEC, which, in the case of STBZ, are incorporated by reference into this proxy statement/prospectus.  You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Because the market price of STBZ common stock will fluctuate, GECR shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of GECR common stock will be converted into $8.85 and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  The market value of the merger consideration may vary from the closing price of STBZ common stock on the date STBZ announced the merger, on the date that this proxy statement/prospectus was mailed to GECR shareholders, on the date of the special meeting of the GECR shareholders and on the date the merger is completed and thereafter.  Any change in the market price of STBZ common stock prior to the completion of the merger will affect the market value of the merger consideration that GECR shareholders will receive upon completion of the merger.  Stock price changes may result from a variety of factors that are beyond the control of STBZ and GECR, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations.  Therefore, at the time of the GECR special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger.  You should obtain current market quotations for shares of STBZ common stock and for shares of GECR common stock.

The market price of STBZ common stock after the merger may be affected by factors different from those affecting the shares of GECR or STBZ currently.

Upon completion of the merger, holders of GECR common stock will become holders of STBZ common stock.  STBZ’s business differs from that of GECR, and, accordingly, the results of operations of the combined company and the market price of STBZ common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of STBZ and GECR.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Before the merger may be completed, STBZ and GECR must obtain approvals from the Federal Reserve Board and the Georgia Department of Banking and Finance.  Other approvals, waivers or consents from regulators may also be required.  These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger.  Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of STBZ following the merger.  See “The Merger—Regulatory Matters.”

The fairness opinion obtained by GECR from FIG Partners LLC will not reflect changes in circumstances between the date of this proxy statement/prospectus and the completion of the merger.

GECR has obtained a fairness opinion from FIG Partners.  The opinion is dated June 19, 2014, the date that the GECR board of directors approved the merger agreement. Changes in the operations and prospects of GECR or STBZ, general market and economic conditions and other factors that may be beyond the control of GECR and STBZ, and on which the fairness opinion was based, may alter the value of GECR or STBZ or the prices of shares of GECR common stock or STBZ common stock by the time the merger is completed.  The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.  The opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.  The opinion that GECR received from FIG Partners is attached as Annex B to this proxy statement/prospectus.  For a description of the opinion, see “The Merger—Opinion of FIG Partners LLC as to the Fairness of the Transaction.”  For a description of the other factors considered by GECR’s board of directors in determining to approve the merger, see “The Merger—GECR’s Reasons for the Merger; Recommendation of GECR’s Board of Directors.”

STBZ may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, STBZ’s ability to realize anticipated cost savings and to combine the businesses of STBZ and GECR without materially disrupting the existing customer relationships of STBZ and GECR and suffering decreased revenues as a result of the loss of those customers.  If STBZ is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

STBZ and GECR have operated and, until the completion of the merger, will continue to operate, independently.  It is possible that the integration of GECR into STBZ could result in the loss of key employees, the disruption of STBZ’s or GECR’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect STBZ’s and GECR’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

STBZ and GECR will incur significant transaction and merger-related integration costs in connection with the merger.

STBZ and GECR expect to incur significant costs associated with completing the merger and integrating the operations of the two companies.  STBZ and GECR are continuing to assess the impact of these costs.  Although STBZ and GECR believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger agreement limits GECR’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit GECR’s ability to discuss competing third party proposals to acquire all or a significant part of GECR.  In addition, GECR has agreed to pay STBZ a termination fee of $4.5 million if the transaction is terminated because GECR decides to pursue another acquisition transaction, among other things.  These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of GECR from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with STBZ, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire GECR than it might otherwise have proposed to pay.

GECR directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of GECR shareholders.

Executive officers of GECR negotiated certain terms of the merger agreement with their counterparts at STBZ, and GECR’s board of directors adopted the merger agreement and by a unanimous vote of the directors present and voting recommended that GECR shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement.  In considering these facts and the other information contained in this proxy statement/prospectus, GECR shareholders should be aware that GECR’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of GECR shareholders.  For example, one member currently serving on GECR’s board of directors will be appointed to the board of directors of STBZ following the merger, and each of the GECR directors will continue to serve on the board of directors of First Bank of Georgia.  In addition, certain executive officers of GECR and First Bank of Georgia have entered into agreements with STBZ and First Bank of Georgia that provide, among other things, retention, employment, severance and/or other benefits following the merger.  These and some other additional interests of GECR directors and GECR and First Bank of Georgia executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than GECR shareholders may view it.  See “The Merger—Interests of Directors and Executive Officers of GECR and First Bank of Georgia in the Merger.”

Termination of the merger agreement could negatively impact GECR.

If the merger agreement is terminated, there may be various consequences.  For example, GECR’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.  Additionally, if the merger agreement is terminated, the market price of GECR common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed.  If the merger agreement is terminated and GECR’s board of directors seeks another merger or business combination, GECR shareholders cannot be certain that GECR will be able to find a party willing to pay the equivalent or greater consideration than that which STBZ has agreed to pay in the merger.  In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by GECR’s board of directors, GECR may be required to pay STBZ a termination fee of $4.5 million.

GECR will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on GECR.  These uncertainties may impair GECR’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with GECR to seek to change existing business relationships with GECR.  Retention of certain employees by GECR may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with GECR or STBZ.  If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with GECR or STBZ, GECR’s business or the GECR business assumed by STBZ following the merger could be harmed.  In addition, subject to certain exceptions, GECR has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to GECR.

The unaudited pro forma comparative per share data for STBZ and GECR included in this proxy statement/prospectus are preliminary, and STBZ’s actual financial position and operations after the completion of the merger may differ materially from the unaudited pro forma comparative per share data included in this proxy statement/prospectus.

The unaudited pro forma comparative per share data for both STBZ and GECR in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what STBZ’s actual financial position or operations would have been had the merger been completed on the dates indicated.

The shares of STBZ common stock to be received by GECR shareholders as a result of the merger will have different rights from the shares of GECR common stock.

Upon completion of the merger, GECR shareholders will become STBZ shareholders and their rights as shareholders will be governed by Georgia law and the STBZ articles of incorporation and bylaws.  The rights associated with GECR common stock are somewhat different from the rights associated with STBZ common stock.  Please see “Comparison of Shareholders’ Rights” beginning on page 71 for a discussion of the different rights associated with STBZ common stock.

THE GEORGIA-CAROLINA BANCSHARES, INC. SPECIAL SHAREHOLDERS’ MEETING

This section contains information for GECR shareholders about the special meeting that GECR has called to allow its shareholders to consider and approve the merger agreement.  GECR is mailing this proxy statement/prospectus to you, as a GECR shareholder, on or about [ ].  Together with this proxy statement/prospectus, GECR is also sending to you a notice of the special meeting of GECR shareholders and a form of proxy card that GECR’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

This proxy statement/prospectus is also being furnished by STBZ to GECR shareholders as a prospectus in connection with the issuance of shares of STBZ common stock upon completion of the merger.

Date, Time and Place of Meeting

The special meeting will be held at GECR’s main offices located at 3527 Wheeler Road, Augusta, Georgia 30909 on Thursday, December 4, 2014, at 4:00 p.m. local time.

Matters to Be Considered

At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

•                  a proposal to approve the merger agreement and the transactions it contemplates;

•                  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

•                  a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger.

Recommendation of GECR’s Board of Directors

GECR’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of GECR and its shareholders and has unanimously approved the merger and the merger agreement.  GECR’s board of directors unanimously recommends that GECR shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the adjournment proposal and “FOR” the approval of the compensation proposal.  See “The Merger—GECR’s Reasons for the Merger; Recommendation of the GECR Board of Directors” for a more detailed discussion of GECR’s board of directors’ recommendation.

Record Date and Quorum

GECR’s board of directors has fixed the close of business on October 27, 2014 as the record date for determining the holders of GECR common stock entitled to receive notice of and to vote at the GECR special meeting.

As of the record date, there were [ ] shares of GECR common stock outstanding and entitled to vote at the GECR special meeting held by approximately [ ] holders of record.  Each share of GECR common stock entitles the holder to one vote at the GECR special meeting on each proposal to be considered at the GECR special meeting.

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of GECR common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.  All shares of GECR common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the GECR special meeting.  A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of GECR common stock entitled to vote at the special meeting.  You are entitled to one vote for each share of GECR common stock you held as of the record date.  Because approval is based on the affirmative vote of a majority of the shares outstanding, if you mark “ABSTAIN” on your proxy with respect to the proposal to approve the merger agreement, or if you fail to vote or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote against approval of the merger agreement.

The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal.  Therefore, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

Shares Held by Officers and Directors

As of the record date, directors and executive officers of GECR and their affiliates beneficially owned and were entitled to vote approximately [ ] shares of GECR common stock, representing approximately [ ]% of the shares of GECR common stock outstanding on that date, and held options to purchase [ ] shares of GECR common stock and [ ] shares underlying restricted stock awards.  Each of the directors and executive officers of GECR have entered into support agreements with STBZ, pursuant to which they have agreed, solely in their capacity as GECR shareholders, to vote all of their shares of GECR common stock in favor of the proposals to be presented at the special meeting.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of GECR common stock is accompanied by a form of proxy with instructions for voting.  If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, or you may vote your shares via the toll-free phone number or over the Internet, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the voter instruction form you have received from your bank or broker.

GECR shareholders should not send GECR stock certificates with their proxy cards.  After the merger is completed, holders of GECR common stock will be mailed a transmittal form with instructions on how to exchange their GECR stock certificates for the merger consideration.

All shares represented by valid proxies that GECR receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card.  If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the merger agreement, “FOR” the approval of the adjournment proposal and “FOR” the approval of the compensation proposal.  No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Shares Held in “Street Name;” Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of GECR common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners.  However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” such as approval of the merger agreement and approval of the compensation proposal, without specific instructions from the beneficial owner.  Broker non-votes are shares held by a broker, bank or other nominee that are represented at the GECR special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.  If your broker, bank or other nominee holds your shares of GECR common stock in “street name,” your broker, bank or other nominee will vote your shares of GECR common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a GECR Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to GECR’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying GECR’s corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

Attention: Thomas J. Flournoy, Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

GECR is soliciting your proxy in conjunction with the merger.  GECR will bear the entire cost of soliciting proxies from you.  In addition to solicitation of proxies by mail, GECR will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of GECR common stock and secure their voting instructions. GECR will reimburse the record holders for their reasonable expenses in taking those actions.  If necessary, GECR may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the GECR shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

All holders of GECR common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.  Shareholders of record can vote in person at the special meeting.  If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.  If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.  In addition, you must bring a form of personal photo identification with you in order to be admitted.  GECR reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.  The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without GECR’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GECR common stock, please contact Thomas J. Flournoy, Corporate Secretary, 3527 Wheeler Road, Augusta, Georgia 30909, at (706) 731-6600.

THE MERGER

The following discussion contains certain information about the merger.  The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus.  We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of STBZ’s and GECR’s respective boards of directors has approved the merger agreement.  The merger agreement provides for the merger of GECR with and into STBZ, with STBZ continuing as the surviving entity.  In the merger, each share of GECR common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $8.85 and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  Following the merger, First Bank of Georgia, a Georgia state-chartered bank and wholly-owned bank subsidiary of GECR, will remain a wholly-owned bank subsidiary of STBZ.  GECR shareholders are being asked to approve the merger agreement.  See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its ongoing consideration and evaluation of GECR’s long-term prospects and strategies, GECR’s board of directors and senior management have from time to time reviewed and assessed GECR’s business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing shareholder value.

Similarly, the board of directors of STBZ believes that its primary responsibility is to enhance shareholder value.  Since STBZ’s inception, its board of directors has sought to achieve this goal through profitable operations as well as through organic growth and selected acquisitions.  STBZ’s board of directors and senior management have from time to time reviewed and assessed STBZ’s business strategies and objectives, including potential strategic transactions.

In August 2012, Mr. Joseph W. Evans, Chairman and Chief Executive Officer of STBZ, contacted Mr. Remer Y. Brinson, III, Chief Executive Officer of GECR, and met with Mr. Brinson to discuss the idea of a possible business combination.  Mr. Evans contacted Mr. Brinson because he believed the composition and structure of GECR’s banking activities would be desirable to STBZ and he also believed the Augusta banking market would strategically align with STBZ’s existing franchise.  In addition, Mr. Evans has known Mr. Brinson both personally and professionally for over 20 years and he believed the management philosophies of GECR and STBZ would align.  Mr. Evans discussed very generally his thoughts on a valuation of GECR were STBZ to acquire GECR at that time.  While appreciative of the interest in GECR, based on Mr. Evans’ comments, Mr. Brinson did not believe that GECR or its shareholders would be interested in a transaction, and thus the two parties decided that further discussions would not be desirable.

In November 2013, Mr. J. Thomas Wiley, who had been hired as President of STBZ at the beginning of 2013, suggested looking again at a possible merger with GECR.  Before joining STBZ, Mr. Wiley was the President and Chief Executive Officer of The Coastal Bank in Savannah, Georgia, which is near GECR’s Augusta, Georgia market.  As a result, Mr. Wiley has also known Mr. Brinson professionally for a number of years and he believed that there would be a good cultural fit between the management teams of STBZ and GECR.  Mr. Wiley also believed that the Augusta market was an attractive banking market. Mr. Wiley invited Mr. Brinson to Atlanta to meet with members of STBZ management to discuss GECR’s business plans and philosophies, and to learn more about GECR’s markets and operations, in order to determine whether a good cultural fit between the companies and their management teams existed.

On December 2, 2013, Mr. Brinson and Mr. Thomas M. Bird, Executive Vice President of First Bank of Mortgage, a division of First Bank of Georgia, came to the corporate offices of STBZ in Atlanta to meet with several members of management of STBZ. Among other topics, the parties discussed the current banking environment in Augusta, a general discussion on credit, and the state of GECR’s mortgage business. The parties agreed that there was mutual interest in talking further, and agreed to prepare a mutual non-disclosure agreement to be executed upon receipt of appropriate board approvals.

Between December 2, 2013 and December 16, 2013, Mr. Brinson consulted, on an informal basis, Mr. W. James Stokes, Sr., Managing Director, of SunTrust Robinson-Humphrey, Inc., a financial advisor (“SunTrust”), about developments with STBZ.  GECR had previously retained SunTrust for a limited engagement in 2011for a total consideration of $25,000.  Mr. Brinson also discussed the developments with the GECR Board’s Chairman, Mr. Samuel A. Fowler, Jr.  Mr. Brinson and Mr. Fowler then had a discussion with GECR’s outside counsel, Smith, Gambrell & Russell, LLP (“SGR”).

On December 16, 2013, the Executive Committee of GECR met. The committee had a full discussion on the strategic direction for the company given that the economy continued to stabilize and asset quality levels had returned to more normal levels. This discussion included looking toward other opportunities in other markets through acquisitions or a merger of equals. The committee also discussed inquiries from STBZ about its interest in the Augusta market and GECR.  The committee authorized Mr. Brinson to execute a non-disclosure agreement and proceed with strategic discussions with STBZ.  The Executive Committee also formed a sub-committee, the Strategic Opportunities Committee, comprised of Mr. Brinson, Mr. Fowler, Mr. A. Montague Miller, Mr. William D. McKnight and Mr. John W. Lee, to work and consult with Mr. Brinson, as needed. The other Executive Committee members would be notified of meetings and could attend if available.

On December 19, 2013, the parties executed a mutual non-disclosure agreement.

On January 6, 2014, STBZ provided GECR with an information request list for preliminary due diligence required to make an initial proposal to GECR, and in order to gain a better understanding of GECR’s operations and financial condition. This information was provided by GECR to STBZ on January 17, 2014.

During January and February 2014, STBZ reviewed preliminary due diligence material that was provided by GECR, including meeting with senior management of GECR.

On January 21, 2014, Mr. Brinson had phone conversations with Mr. David C. Brown, Executive Vice President of STBZ, regarding scheduling a follow-up meeting with key personnel to gain a better understanding of the potential synergies between the two companies after review of the information provided by GECR.

On January 23, 2014, Mr. Brown indicated in a phone call to Mr. Brinson that STBZ was approaching this possible transaction from an assumption that First Bank of Georgia would retain its name and charter for a period of time to ensure synergies were obtained without loss of market momentum for First Bank of Georgia in the Augusta market. Mr. Brown and Mr. Brinson also discussed certain aspects of the future income that STBZ is expected to realize from its covered asset portfolio.

On January 31, 2014, a joint meeting between GECR personnel (including Messrs. Brinson, Bird, Thomas J. Flournoy— Chief Financial Officer of GECR and W. Cameron Nixon— Senior Lending Officer of First Bank of Georgia) and STBZ personnel (including Messrs. Brown, David F. Black—Chief Credit Officer of STBZ and Steven W. Doughty—Corporate Development Officer of STBZ) was held in Augusta to review and discuss the information provided by GECR and to gain a better understanding of how the two companies operated.  This group focused on discussing the financial condition of GECR and STBZ, including, asset quality, loan loss reserves, OREO, and mortgage operations.  The group also had a discussion on STBZ’s loss share accounting and its effects on earnings, both historically and prospectively.

On February 4, 2014, Mr. Brinson and Mr. Wiley had a general discussion, by telephone, on the synergies between the two companies. The two felt that they should meet in person to have a more strategic discussion on future opportunities if a combination were to result.

On February 14, 2014, Mr. Brinson met with Mr. Wiley and Mr. Evans at Lake Oconee, Georgia to have a strategic discussion on future opportunities for the two companies if a combination were to result.  At the meeting, Mr. Brinson and Mr. Wiley discussed the similarities and differences between GECR and STBZ, and the credit cultures and core values of each of the companies.  Mr. Brinson and Wiley also discussed GECR’s ability to scale its operations given STBZ’s larger capital base, treasury and payroll capabilities, and STBZ’s ability to utilize GECR’s well-developed mortgage lending platform to penetrate STBZ’s existing homebuilder finance division.

On February 25, 2014, Mr. Brinson received a letter from Mr. Evans outlining the structure of a possible combination of the two companies. This letter was a non-binding expression of interest. The letter discussed the compatibility of the personnel and cultures of the two organizations, and anticipated leaving the First Bank of Georgia charter in place with the existing First Bank of Georgia board of directors.  Key terms included merger consideration of $21.50 in a stock/cash mix to be determined at a later date.

On February 26, 2014, the Strategic Opportunities Committee met with a Partner of SGR in attendance to review the expression of interest letter from STBZ regarding a possible transaction between the two companies. The Committee had a full discussion of the letter and GECR’s potential responses. After a full discussion, the Committee directed Mr. Brinson to discuss the letter with SunTrust, and to notify the Executive Committee of a special meeting for Tuesday, March 4, 2014, to discuss the letter in more detail.  Mr. Brinson contacted Mr. Stokes to discuss the letter from STBZ.

On March 4, 2014, the Executive Committee met with SGR in attendance to review the expression of interest letter from STBZ regarding a possible transaction between the two companies. The Committee had a full discussion of the letter and GECR’s potential responses.  After a full discussion, the Committee directed Mr. Brinson to engage SunTrust on GECR’s behalf to act as financial advisor to GECR in connection with the discussions and the potential merger.

SunTrust was engaged by GECR on March 6, 2014.  Between March 6, 2014 and March 14, 2014, SunTrust, on behalf of GECR, had multiple conversations with STBZ executives to discuss valuation and to negotiate the most advantageous valuation possible.

On March 14, 2014, Mr. Brinson received a non-binding letter of intent (“LOI”) from Mr. Evans for the combination of the two companies. Terms offered included a purchase price of approximately $23.25 per share, which would include one share of STBZ for every outstanding share of GECR, plus $5.80 in cash. First Bank of Georgia would continue to operate as a separately chartered subsidiary of STBZ.  GECR would agree to engage in exclusive negotiations with STBZ for a period of 90 days.

On March 19, 2014, the Executive Committee met to review the LOI, with SGR and SunTrust in attendance. The committee had a full discussion of the offer, with full participation from counsel and SunTrust. SunTrust provided written materials and made a presentation to the committee, which included an overview of STBZ, and selected precedent merger and acquisition transactions, including (i) all transactions in the Southeast during the past 12 months with target assets between $250 million and $700 million, transaction values greater than $50 million and tangible equity/tangible assets greater than 10%, as well as (ii) all transactions in the United States during the past 12 months with target assets between $250 million and $700 million, tangible equity/tangible assets greater than 10% and return on average assets greater than 50 basis points.  The presentation also included an analysis of a merger between STBZ and GECR.  After a full discussion, the Committee unanimously voted to recommend the transaction to the GECR board of directors. The Committee authorized Mr. Brinson and Mr. Stokes to communicate with STBZ to clarify certain terms proposed in the LOI.

On March 25, 2014, a joint meeting of the board of directors of GECR and First Bank of Georgia was held to review the offer from STBZ. Representatives of SGR and SunTrust were also present. SunTrust made a presentation to the joint boards, similar to the presentation made to the Executive Committee of GECR.  After a full discussion of the transaction, review of the other avenues open to GECR, impact of this transaction on shareholders, employees and customers, both board of directors concluded that this strategic merger was in the best interest of all three constituencies and the LOI was unanimously approved by the directors of both boards.

The LOI was executed by GECR on March 26, 2014.  Thereafter, throughout the month of April 2014 and into May 2014, the parties proceeded to negotiate the terms of the definitive agreement and continued in-depth mutual due diligence investigations.  On April 17, 2014, GECR management and representatives of SunTrust conducted an extensive meeting and interview with STBZ management at STBZ’s offices.  Representatives of GECR again visited STBZ’s offices to conduct due diligence on May 7, 2014.

On April 28, 2014, the regular quarterly board meeting of GECR was held, with representatives of SGR and SunTrust in attendance for the first portion of the meeting.  Mr. Fowler, Chairman, and Mr. Brinson provided an update on progress related to the potential transaction, and in particular the status and results of due diligence investigations of STBZ being performed by GECR management and by its advisors, SGR and SunTrust.  SunTrust indicated it would provide a written report to the board on its financial and operational due diligence.  Reports were made by GECR management on due diligence and SGR provided an update on the status of the definitive merger agreement.  Mr. Brinson also discussed with the board counsel’s recommendation that a separate investment banking firm be retained to provide a fairness opinion on the transaction, to ensure independence related to this important task, and discussed the possible engagement of FIG Partners LLC (“FIG Partners”) for this purpose.

On April 29, 2014, GECR engaged FIG Partners to provide a fairness opinion to the GECR board of directors on the merger consideration in the transaction should the parties reach a definitive agreement

On May 2, 2014, GECR provided FIG Partners certain requested financial information on GECR as well as information related to the proposed merger, including the latest draft of the merger agreement.  On the same day, Mr. Matthew F. X. Veneri, a Principal of FIG Partners, discussed the proposed transaction with Mr. Brown of STBZ.

On May 5, 2014, the board of directors of GECR met and the meeting was attended by representatives of SGR and SunTrust.  An update by Mr. Brinson and SGR was provided to the board regarding the status of negotiations to finalize a definitive agreement and certain outstanding issues related thereto.  In addition, the board discussed the fact that the price of STBZ’s stock had decreased since the execution of the LOI and thus the value of the merger consideration had also decreased below the $23.25 price indicated in the original LOI.  A detailed discussion was held among the members of the board, with advice from SGR and SunTrust representatives, regarding price protection in the transaction.  Various price protection concepts were discussed, such as a price collar and a termination right on the part of GECR in the event that the stock price of STBZ fell below a negotiated floor.  Discussion was also had regarding a fixed price for the transaction.  Certain other substantive issues were discussed related to the ongoing negotiations and terms of the merger agreement.  After a full discussion, the board unanimously voted to direct Mr. Brinson, assisted by SunTrust, to approach STBZ to fix the merger consideration at the price of $23.25, and to express the board’s strong preference that there be certainty respecting the merger consideration.

On May 5, 2014, Mr. Brinson had a telephone call with Mr. Wiley to communicate the board’s request for a fixed price of $23.25, and discussed with Mr. Wiley the board’s concerns related to ensuring that there is reasonable certainty as to the value of the transaction and the total merger consideration.  Mr. Brinson and Mr. Wiley discussed the various alternatives, including a fixed price, a collar, and/or a “double trigger” walk-away provision in the event of a significant drop in the price of STBZ’s stock.

On May 6, 2014, after review of the information provided by GECR to FIG Partners, Mr. Veneri had discussions with Mr. Thomas J. Flournoy, Chief Financial Officer of GECR, regarding the financial performance of GECR and its future prospects.

On May 13, 2014, Mr. Stokes of SunTrust had a meeting with Mr. Brown of STBZ to discuss progress on fixing the amount of the merger consideration, including discussion of increasing the cash portion of the merger consideration.

On May 20, 2014, STBZ provided an alternative proposal for the consideration in the merger. The alternative proposal included cash consideration of $8.85 per share, with a fixed price stock component of $13.50 per share, if STBZ’s share price was between $14 and $17. There would be a fixed exchange ratio of .794 shares if STBZ stock was trading above $17 and .964 if STBZ stock was trading below $14.

On May 21, 2014, the Strategic Opportunities Committee met to review and consider the alternative offer, with representatives of SGR and SunTrust in attendance. The Committee agreed that the alternative offer provided more price protection in light of the recent decline in STBZ’s stock price.  On March 14, 2014, the date of the LOI, STBZ had closed at $17.46. On May 20, 2014, STBZ had closed at $15.52. SunTrust provided information to the committee that compared STBZ’s recent market performance to other banks and bank market indices that indicated that the decline was in line with the market and not apparently due to any material change at STBZ. The original offer had a current share value of $21.32, while the alternative offer had a current value of $22.35. SunTrust also reviewed with the committee various possible scenarios of per share value depending on fluctuations in the market prior to the closing of the transaction. After a full discussion, the committee concluded that the pricing model in the alternative offer was preferred; however, the committee directed Mr. Brinson and SunTrust to communicate to STBZ that the committee would recommend the alternative offer to the board of directors if the cash portion of the offer was increased by $.90 to $9.75.

On May 21, 2014, SunTrust and Mr. Brinson communicated with STBZ as directed. STBZ responded that both the original offer and the alternative offer were open for GECR’s consideration, but that STBZ would not be able to increase or amend it.

On May 22, 2014, a joint meeting of the boards of directors of GECR and First Bank of Georgia was held to review the alternative offer, with representatives of SGR and SunTrust in attendance. After a full discussion of the original offer and the alternative offer, including a review of the various potential scenarios resulting from market changes before a closing of the merger, both boards of directors voted unanimously to approve the alternative offer.  Mr. Brinson communicated the decision to Mr. Wiley.

Thereafter and for the next several weeks, representatives of and legal advisors to STBZ and GECR worked diligently to finalize the terms of the definitive merger agreement and related ancillary agreements, including contractual arrangements with certain key personnel of GECR.  On June 9, 2014, Mr. Veneri of FIG Partners and Mr. Brown of STBZ had discussions regarding the revised terms of the merger agreement.

On June 17, 2014, the STBZ board of directors held a meeting to discuss the terms and conditions of the proposed merger, the definitive merger agreement and the related ancillary agreements.  Following review and discussion with members of STBZ’s management, including consideration of the factors described below under “STBZ Reasons for the Merger,” the STBZ board of directors unanimously approved the merger agreement.

On June 19, 2014, a joint meeting of the boards of directors of GECR and First Bank of Georgia was held to discuss the terms and conditions of the proposed merger, the definitive merger agreement and related ancillary agreements, including the agreements with senior management of GECR and First Bank of Georgia.  Representatives of SGR, SunTrust and FIG Partners were present.  Management presented an update to the boards on the recent negotiations and completion of same.  SGR reviewed, in detail, the terms of the merger agreement and each ancillary agreement related to the transaction.  FIG Partners made a detailed presentation to the boards on the proposed transaction, including (1) a transaction overview, (2) a pro forma analysis, (3) a fairness analysis, including a comparable transactions analysis, discounted cash flow analysis, and franchise valuation, (4) the financial impact of the transaction, and (5) an overview of STBZ.  FIG Partners then presented its conclusion to the boards that in the opinion of such firm, the merger consideration to be received by the GECR shareholders was fair, from a financial point of view.  FIG Partners thereafter delivered its written opinion to Mr. Brinson.  SunTrust also addressed the boards to provide an update on its previous analyses and SunTrust’s opinion of the transaction.  The directors reviewed and considered carefully FIG Partner’s and SunTrust’s oral and written presentations, and asked questions of the representatives of the two firms.  The board also carefully reviewed and considered how the proposed transaction was expected to benefit GECR’s constituents, including shareholders, employees and customers, and enable GECR to achieve and exceed the goals of its strategic plan.  After a lengthy and detailed discussion, the board of directors of GECR and the board of directors of First Bank of Georgia approved by a unanimous vote the definitive merger agreement and each of the related ancillary agreements connected with the transaction.

Thereafter, on the afternoon of Monday, June 23, 2014, the merger agreement was executed by officers of STBZ and GECR, and, before the financial markets opened on June 24, 2014, STBZ and GECR issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

GECR’s Reasons for the Merger; Recommendation of the GECR Board of Directors

After careful consideration, GECR’s board of directors, at a meeting held on June 19, 2014, determined that the merger agreement and the transactions contemplated thereby were in the best interests of GECR and its shareholders.  Accordingly, GECR’s board of directors adopted and approved the merger agreement by unanimous vote and recommended that GECR shareholders vote “FOR” the approval of the GECR merger agreement.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger, the GECR board of directors consulted with GECR management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•                  the business strategy and strategic plan of GECR, its prospects for the future, projected financial results, and expectations relating to the proposed merger with STBZ;

•                  a review of the risks and prospects of GECR remaining independent, including the challenges of the current financial and regulatory climate versus aligning GECR with a well-capitalized, well-managed and larger organization;

•                  a review of the historical financial statements and condition of GECR and certain other internal information, primarily financial in nature, relating to the businesses, earnings and balance sheet of GECR;

•                  the fact that the merger would combine two established banking franchises to create a bank with over $3.0 billion in assets;

•                  the consistency of the merger with GECR’s long-term strategic vision to seek profitable future expansion, providing the foundation for future expansion of its geographic footprint, leading to continued growth in overall shareholder value;

•                  the complementary nature of the businesses of GECR and STBZ and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates;

•                  the opportunity to build greater brand recognition and awareness;

•                  the familiarity of GECR’s senior management team with STBZ’s management team and the belief of GECR’s senior management that the managements and employees of GECR and STBZ possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, production and management talent;

•                  the financial strength of STBZ based on STBZ’s historical revenues and revenue expectations over the near and long term;

•                  the form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration;

•                  the ability of GECR’s shareholders to benefit from STBZ’s potential growth and stock appreciation since it would appear more likely that the combined entity will have superior future earnings and prospects compared to GECR’s earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer banking markets;

•                  the ability of STBZ to complete a merger transaction from a financial and regulatory perspective;

•                  the anticipated continued representation of GECR’s management on the management team of the combined entity;

•                  the anticipated effect of the acquisition on GECR’s employees;

•                  the anticipated effect on GECR’s customers and the communities served by GECR;

•                  the increased legal lending limit available to borrowers by reason of the merger;

•                  the expanded product line and technology available to customers by reason of the merger;

•                  the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

•                  the long-term and short-term interests of GECR and its shareholders, the interests of the employees, customers, creditors and suppliers of GECR, and community and societal considerations including those of the communities in which GECR maintains offices; and

•                  the oral opinion of FIG Partners delivered to the GECR board of directors on June 19, 2014, and subsequently confirmed in writing, that, as of June 19, 2014, the total merger consideration to be paid in the merger was fair from a financial point of view to GECR’s shareholders.

Based on the factors described above, the board of directors of GECR determined that the merger with STBZ would be advisable and in the best interests of GECR shareholders and other constituencies and approved the merger agreement by a unanimous vote.

The foregoing discussion of the information and factors considered by GECR’s board of directors is not intended to be exhaustive but includes the material factors considered by GECR’s board of directors.  In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, GECR’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors.  In considering the factors described above, the individual members of GECR’s board of directors may have given different weight to different factors.  GECR’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, GECR management and GECR’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Financial Advisor to GECR — SunTrust Robinson Humphrey, Inc.

In connection with the proposed merger with STBZ, SunTrust Robinson Humphrey, Inc. (“SunTrust”) acted as financial advisor to GECR and did not act as an advisor to or agent of any other person. SunTrust did not provide a fairness opinion as to the transaction (see “Opinion of FIG Partners LLC as to the Fairness of the Transaction” below).

As part of its investment banking business, SunTrust is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.  As specialists in the securities of banking companies, SunTrust has experience in, and knowledge of, the valuation of banking enterprises.

Pursuant to the SunTrust engagement agreement, GECR agreed to pay SunTrust a total cash fee, currently expected to be approximately 1.0% of the aggregate merger consideration, of which a portion became payable to SunTrust upon the execution of the merger agreement ($100,000 cash), and the remainder of which is contingent upon the consummation of the merger (1.0% of the total merger consideration).  Assuming a price per share of $22.35 as the final merger consideration, this fee would be approximately $824,000. GECR also agreed to reimburse SunTrust for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify SunTrust against certain liabilities relating to or arising out of SunTrust’s engagement or SunTrust’s role in connection therewith.

Other than in connection with this present engagement, during the two years preceding the date of its engagement, SunTrust has not been engaged to provide investment banking and financial advisory services to GECR. SunTrust has, however, provided community banking updates to the board of directors of GECR from time to time. In the past two years, SunTrust has not provided investment banking and financial advisory services to STBZ, although SunTrust does write research reports on STBZ.  SunTrust may, in the future, provide investment banking and financial advisory services to GECR or STBZ and receive compensation for such services.

Opinion of FIG Partners LLC as to the Fairness of the Transaction

FIG Partners LLC has delivered to the board of directors of GECR its opinion that, based upon and subject to the various considerations set forth in its written opinion dated June 19, 2014, the total merger consideration to be paid to the shareholders of GECR is fair from a financial point of view as of such date.  In requesting FIG Partners’ advice and opinion, no limitations were imposed by GECR upon FIG Partners with respect to the investigations made or procedures followed by it in rendering its opinion.  The full text of the opinion of FIG Partners, dated June 19, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B.  GECR shareholders should read this opinion in its entirety.

FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes.  As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies.  GECR’s board of directors selected FIG Partners to render a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners will receive a fee from GECR of $85,000 for rendering a written opinion to the board of directors of GECR as to the fairness, from a financial point of view, of the merger to GECR’s shareholders, which is not contingent upon the consummation of the merger.  Further, GECR has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners’ engagement by GECR.  FIG Partners has not received fees from GECR for any other services performed during the two years preceding the date of this opinion.  In addition, FIG Partners has not had a material relationship with any party to the merger for which it has received compensation during the prior two years.

FIG Partners’ opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any GECR shareholder as to how the shareholder should vote at the special meeting of GECR shareholders.  The summary of the opinion of FIG Partners set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion.  Certain analyses were confirmed in a presentation to the board of directors of GECR by FIG Partners.  The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the board of directors of GECR, but it does summarize all of the material analyses performed and presented by FIG Partners.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances.  In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  FIG Partners may have given various analyses more or less weight than other analyses.  Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of GECR and its fairness opinion.

In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GECR.  The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses.  Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the transaction consideration, from a financial point of view, to GECR shareholders.  The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.  FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which GECR might engage.

The type and amount of consideration payable in the merger was determined through negotiations between GECR and STBZ, rather than by FIG Partners, and was approved by GECR’s board of directors.  As described above, FIG Partners’ opinion to the board of directors of GECR was one of many factors taken into consideration by the board of directors of GECR in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon the financial and operating conditions of GECR and STBZ and material prepared in connection with the merger, including, among other things, the following:

•                  the merger agreement;

•                  certain historical publicly available business and financial information of GECR and STBZ including, among other things, quarterly and annual reports filed by the parties with the FDIC and Federal Reserve Board;

•                  filings with the Securities and Exchange Commission by GECR and STBZ;

•                  certain financial projections prepared by management of GECR;

•                  the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG considered relevant; and

•                  such other analyses and considered such other factors as FIG Partners deemed appropriate.

FIG Partners also had discussions with members of senior management of GECR and STBZ for purposes of reviewing the future prospects of GECR and STBZ, including information related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements expected to be achieved as a result of the merger.  FIG Partners also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG Partners assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG Partners by GECR and STBZ and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement.  FIG Partners also assumed that the financial forecasts furnished to or discussed with FIG Partners by GECR and STBZ were reasonably prepared and reflected the best currently available estimates and judgments of senior management of GECR and STBZ as to the future financial performance of GECR.  FIG Partners has not made any independent evaluation or appraisal of any properties, assets or liabilities of GECR or STBZ.

Comparable Company Analysis — State Bank Financial Corporation

FIG Partners used publicly available information to compare selected financial and market trading information for STBZ and a group of financial institutions selected by FIG Partners.  The peer group consists of 14 publicly-traded commercial banks with $2.0 to $5.0 billion in assets in the Southeast (AL, AR, FL, GA, LA, MS, NC, SC, TN) as of March 31, 2014.  The table below shows certain metrics for these individual companies along with medians and averages of such group.

Sorted by Asset Size

				Balance Sheet Highlights		Capital & Asset Quality			Financial Performance				Market Data
				Total	Total	TCE	NPAs/	LLR/	LTM	LTM	LTM	LTM		Price to:			LTM
				Assets	Loans	/TA	Assets	Loans	ROAA	ROAE	NIM	Efficiency	Mkt Cap	Tg Book	EPS	Assets	Return
Ticker	Institution	State	Exchange	($M)	($M)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	(%)	(x)	(%)	(%)

SFNC	Simmons First National Corp.	AR	NASDAQ	$4,396.6	$2,384.5	7.3%	1.73%	1.13%	0.57%	5.31%	4.38%	71.2%	$607.9%	193.6%	40.5 x	15.9%	67.8%

ABCB	Ameris Bancorp	GA	NASDAQ	3,488.0	2,557.0	7.5	2.98	0.89	0.76	8.11	4.67	65.6	586.2	236.1	NM	16.1	36.2

NBCB	First NBC Bank Holding Co.	LA	NASDAQ	3,482.3	2,476.3	9.9	0.69	1.39	1.45	12.72	3.14	65.7	645.7	195.0	12.6	17.1	23.9

FBNC	First Bancorp	NC	NASDAQ	3,314.8	2,451.9	7.3	2.48	1.96	0.73	6.34	5.03	62.2	374.2	160.8	17.6	11.2	33.5

BNCN	BNC Bancorp	NC	NASDAQ	3,206.0	2,323.0	7.8	1.91	1.33	0.64	7.29	4.34	62.6	473.5	200.2	36.1	15.9	75.0

CSFL	CenterState Banks	FL	NASDAQ	3,005.7	1,816.7	8.5	1.78	1.11	0.35	3.05	4.71	74.2	388.0	147.9	45.5	13.0	20.8

USAB	USAmeriBancorp Inc.	FL	OTCQB	2,901.5	2,308.6	6.6	1.21	1.19	1.31	16.76	3.74	58.0	239.4	128.4	4.7	8.3	0.0

CCBG	Capital City Bank Group Inc.	FL	NASDAQ	2,633.0	1,407.1	7.7	4.74	1.57	0.35	3.46	3.45	89.9	231.4	120.4	20.8	9.0	20.6

LION	Fidelity Southern Corp.	GA	NASDAQ	2,556.9	2,028.6	9.4	2.61	1.52	1.06	11.48	3.54	74.6	297.2	127.5	21.8	11.8	18.9

SBCF	Seacoast Banking Corp. of FL	FL	NASDAQ	2,316.0	1,323.5	9.8	2.48	1.47	2.36	26.07	3.13	81.9	285.8	131.4	NM	12.0	0.2

SBNC	Southern BancShares (NC)	NC	OTCQB	2,230.7	1,144.4	7.7	1.85	1.33	0.63	7.18	4.43	91.4	123.5	74.3	NM	5.6	7.8

VSB	VantageSouth Bancshares	NC	NYSE MKT	2,106.2	1,393.1	9.9	1.13	0.52	0.48	4.08	4.39	71.7	388.5	206.2	29.3	16.5	48.9

NBBC	NewBridge Bancorp	NC	NASDAQ	2,038.3	1,447.3	7.3	1.03	1.69	1.06	11.47	3.85	71.5	203.4	141.7	44.6	11.2	39.6

PSTB	Park Sterling Corporation	NC	NASDAQ	2,005.2	1,304.9	11.7	0.87	0.70	0.80	5.73	4.13	71.4	297.4	131.0	18.5	15.6	18.8

			Avg.	2,834.4	1,883.3	8.5	1.96	1.27	0.90	9.22	4.07	72.3	367.3	156.8	26.5	12.8	29.4
			Median	2,767.3	1,922.6	7.7	1.81	1.33	0.75	7.24	4.24	71.4	335.8	144.8	21.8	12.5	22.3

State Bank Finl Corp.		GA	NASDAQ	$2,619.5	$1,378.7	16.5%	0.37%	2.55%	0.71%	4.23%	8.57%	69.7%	$568.3%	133.6%	15.8 x	20.6%	10.8%

Total Return Performance — State Bank Financial Corporation

FIG Partners reviewed the one year, three year, and five year total return performance of STBZ common stock and compared it to three related indexes as of June 9, 2014.  The results are as follows:

1 Year Total Return

STBZ	10.83%
SNL B&T Index	18.53%
SNL Bank Asset Size: $1-$5 Billion Index	27.40%
SNL Southeast Bank Index	22.71%

3 Year Total Return

STBZ	1.25%
SNL B&T Index	66.82%
SNL Bank Asset Size: $1-$5 Billion Index	78.50%
SNL Southeast Bank Index	57.53%

5 Year Total Return

STBZ	21.79%
SNL B&T Index	85.43%
SNL Bank Asset Size: $1-$5 Billion Index	73.13%
SNL Southeast Bank Index	64.14%

Contribution Analysis

FIG Partners prepared a contribution analysis showing percentages of total assets, total loans, total deposits, tangible common equity, and net income as of the most recently available period for GECR and for STBZ to be contributed to the combined company on a pro forma basis. GECR shareholders will receive merger consideration of 60.0% stock (a total issuance of 2,924,495 shares of STBZ) and 40.0% cash.

Georgia-Carolina Bancshares, Inc.
Contribution
to State Bank Financial Corporation

Total assets	15.7%
Total loans	17.1%
Total deposits	15.7%
Total equity	11.3%
LTM net income	16.3%
Pro forma ownership (Current Consideration)	8.3%
Pro forma ownership (Assuming 100% Stock)	13.1%

Comparable Transaction Analysis

As part of its analysis, FIG Partners reviewed two groups of comparable merger transactions.  The first peer group included transactions which have occurred since January 1, 2013, that involved target banks located throughout the United States that had total assets of $400 million to $800 million and NPA (“Non-Performing Assets”)/Assets ratios of 1.0% to 4.0% (the “Comparable Transactions - National”).  All consideration types were included.  The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed.  This group consisted of the following 15 transactions:

Date
Announced	Buyer	St.	Seller	St.

05/05/14	Bryn Mawr Bank Corp.	PA	Continental Bank Holdings Inc	PA
04/24/14	Seacoast Banking Corp. of FL	FL	BANKshares Inc.	FL
03/24/14	Simmons First National Corp.	AR	Delta Trust & Banking Corp.	AR
02/18/14	CVB Financial Corp.	CA	American Security Bank	CA
02/10/14	First Interstate BancSystem	MT	Mountain West Financial Corp.	MT
01/23/14	HomeTrust Bancshares Inc.	NC	Jefferson Bancshares Inc.	TN
01/08/14	BancorpSouth Inc.	MS	Ouachita Bancshares Corp.	LA
12/04/13	Banco Sabadell SA	—	JGB Bank NA	FL
10/21/13	Heritage Oaks Bancorp	CA	Mission Community Bancorp	CA
09/10/13	Old National Bancorp	IN	Tower Financial Corp.	IN
09/05/13	Stonegate Bank	FL	Florida Shores Bancorp Inc.	FL
07/30/13	CenterState Banks	FL	Gulfstream Bancshares Inc.	FL
07/15/13	Wilshire Bancorp Inc.	CA	Saehan Bancorp	CA
06/14/13	F.N.B. Corp.	PA	BCSB Bancorp Inc.	MD
03/05/13	SI Financial Group Inc.	CT	Newport Bancorp Inc.	RI

In addition, FIG Partners also reviewed comparable transactions, which have occurred since January 1, 2012, that involved target banks located in the Southeastern U.S. Region (AL, AR, FL, GA, LA, MS, NC, SC, TN) that had total assets of $400 million to $1 billion and NPA/Assets ratios between 1.0% and 4.0% (the “Comparable Transactions - Regional”).  All consideration types were included.  The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed.  This group consisted of the following nine transactions:

Date
Announced	Buyer	St.	Seller	St.

04/24/14	Seacoast Banking Corp. of FL	FL	BANKshares Inc.	FL
03/24/14	Simmons First National Corp.	AR	Delta Trust & Banking Corp.	AR
01/23/14	HomeTrust Bancshares Inc.	NC	Jefferson Bancshares Inc.	TN
01/08/14	BancorpSouth Inc.	MS	Ouachita Bancshares Corp.	LA
12/04/13	Banco Sabadell SA	—	JGB Bank NA	FL
09/05/13	Stonegate Bank	FL	Florida Shores Bancorp Inc.	FL
07/30/13	CenterState Banks	FL	Gulfstream Bancshares Inc.	FL
09/26/12	MidSouth Bancorp Inc.	LA	PSB Financial Corporation	LA
09/25/12	Crescent Financial Bancshares	NC	ECB Bancorp Inc.	NC

FIG Partners calculated the medians and averages of the following relevant transaction ratios in the Comparable Transactions — National and Comparable Transactions —Regional: the percentage of the offer value to the acquired company’s total assets; the multiple of the offer value to the acquired company’s stated book value; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits.  FIG Partners compared these multiples with the corresponding multiples for the pending merger based on STBZ’s closing price of $16.60 per share as of June 17, 2014, valuing the consideration for the common stock at $80.4 million, or $22.35 per share, and another $2.1 million for the outstanding options.  The total consideration that would be received pursuant to the merger agreement is valued at approximately $82.4 million, or $22.35 per GECR diluted share.  In calculating the multiples for the merger, FIG Partners used GECR’s tangible book value per share, last twelve months’ (LTM) earnings, total assets, and total core deposits as of March 31, 2014.  The results of this analysis are as follows:

	Offer Value to
	Tangible Book Value	LTM Earnings	Total Assets	Core Deposit Premium
	(%)	(x)	(%)	(%)

Georgia-Carolina Bancshares, Inc.	138.6	17.4	15.8	7.0

Transaction — National Median	145.2	16.5	14.2	4.6
Transactions — Regional Median	146.8	16.1	11.3	3.9

Discounted Cash Flow Analysis

FIG Partners estimated the present value of all shares of GECR common stock by estimating the value of GECR’s estimated future earnings stream beginning in 2014.  Reflecting internal projections and FIG Partners estimates based upon discussions with GECR, FIG Partners assumed net income in 2014, 2015, 2016, 2017, and 2018 of $5.078 million, $5.548 million, $5.937 million, $6.352 million, and $6.797 million, respectively.  The present value of these earnings was calculated based on a range of discount rates of 12.0%, 13.0%, and 14.0%, respectively.  In order to derive the terminal value of  GECR’s earnings stream beyond 2018, FIG Partners performed two separate analyses: 1) an acquisition in 2018 at 18.0 times estimated earnings in the terminal year; and 2) an acquisition in 2018 at 1.50 times estimated tangible book value in the terminal year.  The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above.  These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of GECR’s common stock.  The two analyses and the underlying assumptions yielded a range of value for all shares of GECR’s stock of approximately 1) $16.75 per share to $23.93 per share, and 2) $15.71 per share to $21.46 per share, compared to the merger consideration of $22.35 per share.

Franchise Valuation

FIG Partners calculated the franchise value of GECR based on the composition of its March 31, 2014 balance sheet.  To reach this valuation, Tier 1 Common Capital was added to the Deposit Premium less the Total Credit Mark.  In the case of a sale, FIG Partners estimated the potential mark on the loan portfolio to be 2.8% ($8.863 million) and on OREO to be 25.0% ($0.940 million), while adding back reserves of $5.332 million.  The tax benefit, using a rate of 35.0%, equals $1.565 million to bring the Total Credit Mark to $2.906 million.  The Deposit Premium was calculated by assigning a premium to each account type based on the value each may have to a potential acquirer.  The premiums are 0% for certificates of deposit, 4% for savings and money market accounts, 6% for NOW accounts, and 8% for noninterest bearing deposits.  This equates to a total deposit premium between 2.0% and 4.0% with a median of 3.6%.  Our analysis indicated a median franchise value of $73.567 million, equivalent to $20.46 per share, with a range of $18.54 to $20.91, compared to the merger consideration of $22.35 per share.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the merger consideration is fair, from a financial point of view, to GECR shareholders.

STBZ’s Reasons for the Merger

In reaching its decision to approve the merger and the definitive merger agreement, the STBZ board of directors consulted with STBZ’s management and considered a number of factors, including the following material factors, which are not presented in order of priority:

•                  the effectiveness of the merger in allowing STBZ to expand its geographic footprint and competitive position into a new market—the Augusta-Richmond County MSA—which is the second largest MSA in Georgia by population;

•                  GECR’s strong reputation in the Augusta market and its management team’s long-term expertise in depository banking and consumer, commercial, installment and real estate lending;

•                  the fact that members of STBZ’s and GECR’s management have long standing professional relationships and GECR’s business values, cultures and philosophies seem to align with those of STBZ;

•                  First Bank of Georgia’s expertise in mortgage lending and the opportunity for STBZ to leverage that expertise in its other markets; and

•                  STBZ’s expectations that the merger would be accretive to tangible book value in just over three years and accretive to earnings per share within one year.

STBZ’s board of directors approved the merger agreement after STBZ’s senior management discussed with STBZ’s board of directors a number of factors, including those described above and the business, loan and deposit structure, assets, liabilities, results of operations, financial performance, and strategic direction of First Bank of Georgia.  The foregoing discussion of the information and factors considered by the STBZ board of directors is not exhaustive, but includes the material factors considered by the STBZ board of directors.  In view of the wide variety of factors considered by the STBZ board of directors in connection with its evaluation of the merger, the STBZ board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.  STBZ’s board of directors viewed its position as being based on all of the information and the factors presented to and considered by it.  In addition, individual directors may have given different weights to different information and factors.  The explanation of STBZ’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of Directors and Executive Officers of GECR and First Bank of Georgia in the Merger

In considering the recommendation of GECR’s board of directors that you vote to approve the merger agreement, you should be aware that some of GECR’s and First Bank of Georgia’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of GECR shareholders generally.  The independent members of GECR’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.  For purposes of all of GECR’s arrangements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Directorship with STBZ Following Completion of the Merger

In accordance with the terms of the merger agreement, following completion of the merger, one (1) current director of GECR will be selected by STBZ to become a director of STBZ; however, as of the date of this proxy statement/prospectus, no current director of GECR has been selected to fulfill this role, and no GECR director is expected to be so selected before completion of the merger. In addition, each incumbent director of First Bank of Georgia will remain a director of First Bank of Georgia following completion of the merger.

Section 16(b) Exemption Resolution

GECR’s board of directors believes that it is desirable that the GECR directors and executive officers be relieved of the risk of liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to the fullest extent permitted by applicable law in connection with the exchange of shares of GECR common stock for cash and shares of STBZ common stock, and the cash-out of GECR stock options.  Accordingly, GECR’s board of directors (or a committee thereof), intends to adopt a resolution providing that the disposition by executive officers and directors of GECR of GECR common stock and/or GECR stock options pursuant to the transactions contemplated by the merger, are intended to be exempt from liability under Section 16(b) of the Exchange Act, pursuant to Rule 16b-3(e) promulgated thereunder.

Equity-Based Awards

The executive officers of GECR held options to purchase an aggregate of 53,499 shares of common stock as of October 22, 2014.  Each GECR option that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the number of shares of GECR common stock underlying such person’s GECR options by (2) the Per Share Purchase Price (as defined in the merger agreement) less the exercise price per share of such GECR Options.  In the event that the product obtained by the prior sentence is zero or a negative number, then the GECR Options will be cancelled for no consideration.

In connection with the merger, certain equity incentive awards to GECR and First Bank of Georgia executive officers, if any, shall be paid in cash (not GECR common stock) as specified in “— Annual Incentive Plan Payments to Remer Y. Brinson, III, Thomas J. Flournoy and W. Cameron Nixon,” “Mortgage Incentive Payments to Thomas M. Bird, Hugh E. Hollar and David Holloway” and “— Annual Restricted Stock Award Payments to Remer Y. Brinson, III, Thomas J. Flournoy and W. Cameron Nixon” below.

As of October 22, 2014, the executive officers of GECR hold an aggregate total of 53,499 outstanding options.  As of October 22, 2014, directors of GECR do not hold any outstanding options.

Separation Agreements between First Bank of Georgia and each of Messrs. Brinson, Bird, Hollar and Nixon

Each of Remer Y. Brinson, III, Thomas M. Bird, Hugh E. Hollar and W. Cameron Nixon has entered into a separation agreement with First Bank of Georgia that will become effective immediately after consummation of the merger.  Only Mr. Brinson is an executive officer of GECR and First Bank of Georgia; Messrs. Bird, Hollar and Nixon are executive officers of First Bank of Georgia only. The separation agreement provides for a term of one year that automatically renews each day after the effective date so that the term remains a one-year term until the First Bank of Georgia notifies the executive at least 90 days prior to the next renewal date that the automatic renewal should discontinue.  For purposes of the benefits provided in the separation agreement, a change in control is deemed to occur, in general, if:

•                  a person or group of persons acquires voting securities of First Bank of Georgia or STBZ, if, after the transaction such person or group or persons owns, controls or holds more than 50% of any class of voting securities of the First Bank of Georgia or STBZ;

•                  the approval by the shareholders of First Bank of Georgia or STBZ of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of First Bank of Georgia or STBZ immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity;

•                  the sale, transfer or assignment of all or substantially all of the assets of First Bank of Georgia or STBZ to any third party; or

•                  within any twelve-month period, the persons who were directors of STBZ before the beginning of such period, cease to constitute at least a majority of such board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of non-incumbent directors).

Any subsequent merger, consolidation or similar business combination of State Bank and First Bank of Georgia will not constitute a change of control under the separation agreement.  In consideration of the execution of the separation agreement and offer letter (see below), each of the executives have waived their rights to receive any severance payments related to a change of control under their existing severance agreements in conjunction with the merger.  The only such executive with a severance protection agreement in place is Remer Y. Brinson, III (see below).

Upon providing proper notice, if, during the one year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), First Bank of Georgia terminates the executive without cause or the executive terminates his employment for good reason, the executive with be entitled to receive a lump sum severance payment calculated as follows:

•                  two times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by First Bank of Georgia) for Mr. Brinson;

•                  one times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by First Bank of Georgia) for Messrs. Hollar and Nixon; and

•                  $336,000 for Mr. Bird.

For purposes of the separation agreement, “good reason” is generally defined as (i) a material diminution in the executive’s compensation, duties and responsibilities, or (ii) the transfer of the executive’s current location to another location more than thirty (30) miles away.  With respect to termination by the executive for good reason, the executive must notify First Bank of Georgia within thirty (30) days following his knowledge of the existence of the event that constitutes good reason.  In addition, under the separation agreement, “cause” is generally defined to mean the following:

•                  conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the executive’s office and is demonstrably likely to lead to material injury to First Bank of Georgia or which resulted or was intended to result in his direct or indirect gain or personal enrichment;

•                  conduct resulting in the executive’s conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•                  a material breach of the executive’s obligations under the separation agreement;

•                  an intentional breach by the executive of any of First Bank of Georgia’s policies and procedures;

•                  the failure to perform the executive’s assigned duties or to follow reasonable instructions from his supervisor; or

•                  conduct which results in the executive’s permanent removal as an officer or employee of First Bank of Georgia pursuant to a written order by any regulatory agency with authority or jurisdiction over First Bank of Georgia.

The separation agreement also provides that during the term of the executive’s employment and for one year following his termination, he will not solicit any of First Bank of Georgia’s or its affiliates’ customers with whom he had contact during the twelve (12) months prior to his termination or First Bank of Georgia’s or its affiliates’ employees to join a competing business.  In addition, the executives may not engage in any business that is essentially the same as First Bank of Georgia during the term of his employment and for one year following his termination; provided, however, this non-compete restriction only applies to the extent that the executive is receiving a severance payment.

In addition, each executive is required to hold First Bank of Georgia’s and its affiliates’ confidential information in strict confidence for a period of three (3) years following his termination and will hold First Bank of Georgia’s and its affiliates’ trade secrets in strict confidence for so long as permitted by applicable law.

The separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A.  If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and the executive is a “specified employee” (within the meaning of Code Section 409A) as of the date of his termination, amounts that would be otherwise payable within the six-month period immediately following the date of his termination shall instead be paid on the first business day after the date that is six months following his “separation from service” (within the meaning of Code Section 409A).

Contingent Bonus Award Agreements between First Bank of Georgia and each of Messrs. Brinson, Bird and Nixon

Each of Remer Y. Brinson, III, Thomas M. Bird and W. Cameron Nixon has entered into a bonus award agreement with First Bank of Georgia that is expressly conditioned upon the occurrence of all of the following on or prior to December 31, 2014: (i) attainment of all regulatory approvals required for the merger agreement, (ii) approval from the shareholders of GECR of the transactions contemplated by the merger agreement, and (iii) approval of payment of the bonus by STBZ.  The amount of each award is $640,000 for Mr. Brinson, $200,000 for Mr. Bird and $100,000 for Mr. Nixon.  Receipt of such amounts is also further conditioned upon compliance with certain restrictive covenants contained in the offer letters with First Bank of Georgia and STBZ that each has entered into in connection with the merger agreement (see below).

Offer Letters between First Bank of Georgia, STBZ and each of Messrs. Brinson, Bird, Hollar and Nixon

Each of Remer Y. Brinson, III, Thomas M. Bird, Hugh E. Hollar and W. Cameron Nixon entered into an offer letter with First Bank of Georgia and STBZ that will become effective immediately after consummation of the merger.  Mr. Brinson will serve as President and Chief Executive Officer of First Bank of Georgia, Mr. Bird will serve as Executive Vice President of First Bank Mortgage, Mr. Hollar will serve as Senior Vice President, Construction/Development Lender of First Bank of Georgia and Mr. Nixon will serve as Senior Vice President, Senior Lending Officer of First Bank of Georgia.

Under their offer letters, the annual base salaries are $336,000 for Mr. Brinson (a $16,000 increase from his current base salary), $91,100 for Mr. Bird, $82,100 for Mr. Hollar and $202,800 for Mr. Nixon.  The offer letters also provide for cash bonuses to the extent not previously paid by First Bank of Georgia pursuant to the Bonus Award Agreements described above. Mr. Brinson is entitled to a bonus of $640,000 payable within 45 days after the closing of the merger.  Mr. Bird is entitled to cash bonuses of $200,000 payable within 45 days after the closing of the merger, $100,000 payable upon the one-year anniversary of the closing of the merger and $100,000 payable upon the two-year anniversary of the closing of the merger.  Mr. Hollar is entitled to cash bonuses of $75,000 payable upon 45 days after the closing of the merger, $37,500 payable upon the one-year anniversary of the closing of the merger and $37,500 payable upon the two-year anniversary of the closing of the merger.  Mr. Nixon is entitled to cash bonuses of $100,000 payable within 45 days after the closing of the merger, $50,000 payable upon the one-year anniversary of the closing of the merger and $50,000 payable upon the two-year anniversary of the closing of the merger.  Receipt of the second and third installments of the bonuses are contingent upon the executive’s continued employment with First Bank of Georgia or any of its affiliates through each applicable cash bonus installment payment date.  However, if (i) First Bank of Georgia terminates the executives employment without cause (ii) the executive terminates his employment for good reason or (iii) the executive’s employment terminates on account of his death or disability, First Bank of Georgia will pay the executive any unpaid cash bonus amounts in a lump sum no later than 30 days following the date of termination of employment.  All bonuses are contingent upon the executive’s compliance with certain restrictive covenants and subject to repayment by the executive if he violates the terms of those restrictive covenants.

Each offer letter also provides that the executive is eligible to participate in an annual incentive plan and receive restricted stock and other benefits as they are made available to their peer group.  For Messrs. Brinson and Nixon, the target incentive opportunity is up to 50% and 30% of their annual base salaries, respectively.  For Mr. Bird, the target incentive opportunity is based on a percentage of retail mortgage production at First Bank Mortgage and a percentage of the pre-tax profit contribution of First Bank Mortgage.  For Mr. Hollar, the target incentive opportunity is based on a percentage of residential construction commitments and acquisition development loans that he generates at First Bank Mortgage through the Augusta and Savannah offices and a percentage of the pre-tax profit contribution of First Bank Mortgage.

Annual Incentive Plan Payments to Remer Y. Brinson, III, Thomas J. Flournoy and W. Cameron Nixon

In connection with GECR’s entry into the merger agreement, the board of directors of GECR amended the ‘Annual Incentive Plans’ for Remer Y. Brinson, III (GECR’s Chief Executive Officer), Thomas J. Flournoy (GECR’s Chief Financial Officer) and W. Cameron Nixon (Senior Lending Officer of First Bank of Georgia), to provide for the equity portions of such plans to be converted to cash payments; specifically, cash bonuses earned which would have been converted to equity shall be paid in cash, and equity bonuses earned shall be paid in cash based upon the value of the merger consideration (i.e., the cash payment shall be equal to the product obtained by multiplying the total number of bonus shares earned by the Per Share Purchase Price (as defined in the merger agreement)).

Mortgage Incentive Agreement Payments to Thomas M. Bird, Hugh E. Hollar and David Holloway

In connection with GECR’s entry into the merger agreement, the board of directors of First Bank of Georgia amended the ‘mortgage incentive agreements’ between First Bank of Georgia and each of Thomas M. Bird, Hugh E. Hollar, and David Holloway (each executive officers of First Bank of Georgia).  These agreements originally provided that bonuses—calculated in cash terms and based on the net pre-tax profit of the division—would be payable to Messrs. Bird, Hollar and Holloway in whole or in part in options to acquire common stock of

GECR.  Such bonuses have, in the past, been paid in restricted stock of GECR.  As amended in connection with the entry of GECR into the merger agreement, the agreements provide that such incentives (if any) shall be paid in cash only (not in options or restricted stock).

Annual Restricted Stock Award Payments to Remer Y. Brinson, III, Thomas J. Flournoy and W. Cameron Nixon

In connection with GECR’s entry into the merger agreement, the board of directors of GECR also amended the annual restricted stock award to Remer Y. Brinson, III (GECR’s Chief Executive Officer), Thomas J. Flournoy (GECR’s Chief Financial Officer) and W. Cameron Nixon (Senior Lending Officer of First Bank of Georgia) tied to GECR’s return on average assets, to provide for the equity award, if any, to be converted to a cash payment; specifically, the restricted stock award shall be paid in cash based upon the value of the merger consideration (i.e., the cash payment shall be equal to the product obtained by multiplying the total number of bonus shares earned by the Per Share Purchase Price (as defined in the merger agreement)).

Amendment to Supplemental Executive Retirement Plans

In connection with GECR’s entry into the merger agreement, First Bank of Georgia and, individually, each of Remer Y. Brinson, III (GECR’s and First Bank of Georgia’s Chief Executive Officer), Thomas M. Bird, Cameron Nixon and Hugh E. Hollar (each executives of First Bank of Georgia) entered into amendments to their Supplemental Executive Retirement Plans (“SERPs”).

Mr. Brinson’s SERP was amended to confirm that consummation of the merger will vest 80% of his normal retirement benefit payable at age 65 (calculated at the closing of the transaction).  The SERP was also amended to freeze the normal retirement benefit at the level based on his annual base salary as of the closing of the merger.  Mr. Brinson will not accrue any more benefits under his SERP (although he will be entitled to vest in the remaining 20% of his normal retirement benefit which is not becoming fully vested as part of the merger).

Mr. Bird’s SERP was amended to confirm that consummation of the merger will vest 100% of his normal retirement benefit payable at age 65 (calculated at the closing of the transaction), and Mr. Nixon’s SERP was amended to confirm that consummation of the merger will vest 99% of his normal retirement benefit payable at 65 (calculated at the closing of the transaction).

The foregoing amended vesting schedules only affect the ability of each executive to leave without “Good Reason” (as defined in the SERPs) and still receive their normal retirement benefit at age 65.  If each was to remain employed with First Bank of Georgia until age 65, or be terminated without “Cause” (as defined in the SERPs) or resign with Good Reason, they would receive their full normal retirement benefit starting at age 65 even absent the amendments to their SERP.

Mr. Hollar’s SERP was amended for 409A compliance purposes only.  This amendment did not result in any acceleration of vesting or increase in benefits.

Severance Protection Agreement with Remer Y. Brinson, III

First Bank of Georgia and Remer Y. Brinson, III (GECR’s and First Bank of Georgia’s Chief Executive Officer) currently have a severance protection agreement in place, pursuant to which Mr. Brinson may receive severance payments if his employment is terminated under certain circumstances within three years after any change in control of GECR.  This severance protection agreement was recently amended in connection with GECR’s entry into the merger agreement (see below).

However, in connection with his entry into that certain separation agreement and offer letter (each as described above), Mr. Brinson waived his rights to receive any severance payments related to a change in control under his existing severance agreement in conjunction with the merger.

Severance Protection Agreement with Thomas J. Flournoy

First Bank of Georgia and Thomas J. Flournoy (GECR’s and First Bank of Georgia’s Chief Financial Officer) currently have a severance protection agreement in place, pursuant to which Mr. Flournoy may receive severance payments if his employment is terminated under certain circumstances within three years after any change in control of GECR.  This severance protection agreement was recently amended in connection with GECR’s entry into the merger agreement (see below).

Pursuant to the agreement, if the executive officer is terminated by First Bank of Georgia during the three-year period immediately following a change in control for any reason (other than certain specifically enumerated circumstances), then First Bank of Georgia will pay him an amount equal to two times the rate of his annual base salary, with such compensation to be paid in a lump sum no later than 90 days following the date of his termination. Mr. Flournoy is entitled to the same payment during the three-year period immediately following a change in control if he terminates his employment within 90 days following: (1) a reduction in his compensation, (2) a requirement that he relocate to a county other than Columbia, McDuffie or Richmond County, Georgia or (3) a reduction in his duties, title, and/or responsibilities.

Additionally, if Mr. Flournoy terminates his employment within 90 days after a change in control occurring when any person or group acting in concert becomes an owner of shares of stock of GECR representing an aggregate of 50% or more of the votes then entitled to be cast at an election of directors of the GECR, then First Bank of Georgia shall pay him an amount equal to one and one-half times the rate of his annual base salary no later than 90 days following the date of his termination.  If Mr. Flournoy terminates his employment within 90 days after any other change in control event under his agreement, then First Bank of Georgia shall pay him an amount equal to his annual base salary no later than 90 days following the date of his termination.

Amendments to Severance Protection Agreements with Remer Y. Brinson, III and Thomas J. Flournoy

In connection with GECR’s entry into the merger agreement, First Bank of Georgia entered into amendments to the severance protection agreement in place with Remer Y. Brinson, III (GECR’s and First Bank of Georgia’s Chief Executive Officer) and Thomas J. Flournoy (GECR’s and First Bank of Georgia’s Chief Financial Officer), pursuant to which First Bank of Georgia agreed to provide Mr. Brinson and Mr. Flournoy with certain benefits in the event of their termination (by the executive or by First Bank of Georgia) within certain periods following a Change in Control (as such term is defined in the individual severance protection agreements).  The amendments related to the timing of any payments made to Mr. Brinson or Mr. Flournoy, respectively, pursuant to their agreements, with the sole intention of aligning such agreements with the requirements of Section 409A of the Code; accordingly, such amendments did not operate to accelerate any vesting or increase any benefit amount.

Contingent Bonus Payment from GECR to Director Patrick G. Blanchard

In recognition of his many years of service to GECR and First Bank of Georgia, including serving as Chief Executive Officer of GECR and First Bank of Georgia prior to Mr. Brinson, the Board of Directors of GECR approved a bonus payment to Mr. Blanchard in the amount of $90,000, which payment is contingent upon the closing of the merger.

Quantification of Payments and Benefits to the GECR Named Executive Officers

The following table sets forth the amount of payments and benefits that each GECR named executive officer would receive in connection with the merger, assuming the merger was completed on January 1, 2015 and that each of the named executive officers incurred a severance-qualifying termination on such date.  These payments and benefits are the subject of an advisory (non-binding) vote of GECR shareholders, as described below under “—Advisory (Non-Binding) Vote on Compensation.”

Name	Cash ($)		Equity ($)		Pension/ NQDC ($)		Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)

Remer Y. Brinson, III	$640,000	(1)	$888,294	(2)	$746,614	(3)	—	—	—	$2,274,908
Thomas J. Flournoy	$384,200	(4)	$276,475	(5)	—		—	—	—	$660,675

(1)                                 The amount set forth includes a triple trigger one-time cash payment to be made by First Bank of Georgia no later than December 31, 2014 to Mr. Brinson under the bonus award agreement described above, provided that each of the following occurs on or prior to December 31, 2014: (i) attainment of all regulatory approvals required for the merger agreement, (ii) approval from the shareholders of GECR of the transactions contemplated by the merger agreement, and (iii) approval of payment of the bonus by STBZ.  Additionally, if the payment has not been made previously by First

Bank of Georgia, this amount will be made to Mr. Brinson by STBZ under the offer letter described above within 45 days following the closing of the transaction.

(2)                                 The amount set forth includes (i) the value of restricted stock awards held by Mr. Brinson, equal to $335,250, the vesting of which will be accelerated as a result of the closing of the transaction, and (ii) payments in cancellation of stock options held by Mr. Brinson, in the amount of $553,044.

(3)                                 The amount set forth reflects the present value of the acceleration of the vesting of Mr. Brinson’s normal retirement benefit under his SERP as a result of the amendment and restatement of his SERP.  Specifically, the amount set forth represents the difference between the present value of the amount that Mr. Brinson could receive following the closing upon his resignation without Good Reason (as described above), valued at $904,239, and the amount Mr. Brinson would otherwise have received upon a resignation without Good Reason (as described above), valued at $157,625.  As a result of the amendment and restatement of his SERP, following the closing of the transaction. Mr. Brinson can terminate his employment without Good Reason (as described above) and receive lifetime annual payments at age 65 equal to 80% of his normal retirement of $128,000 (equal to annual payments of $102,400), instead of receiving only his Accrued Liability under the SERP (currently $294,094), payable in 10 annual installments. For purposes of this calculation, both amounts were computed at their present values using actuarial assumptions.

(4)                                 The amount set forth includes a double trigger one time severance payment (equal to two times Mr. Flournoy’s annual regular compensation) due to Mr. Flournoy under his severance protection agreement upon a termination of his employment without Cause (as described above) or his resignation within 90 days of (i) a reduction in his regular compensation to an amount below the rate in effect before the closing of the transaction, (ii) a requirement that he relocate to a county other than Columbia, McDuffie, or Richmond County, Georgia or (iii) a reduction is his duties, title, and/or responsibilities as were previously set prior to the closing of the transaction, provided in each case such termination or resignation occurs within three years of the closing of the transaction.  Additionally, if Mr. Flournoy resigns within 90 days of the closing of the transaction for any other reason, he will be due a one-time cash payment equal to one and one half times Mr. Flournoy’s regular annual compensation (a payment of $288,150).  Payment in each case would be due to Mr. Flournoy within 90 days of his termination.

(5)                                 The amount set forth includes (i) the value of restricted stock awards held by Mr. Flournoy, equal to $189,975, the vesting of which will be accelerated as a result of the closing of the transaction, and (ii) payments in cancellation of stock options held by Mr. Flournoy in the amount of $86,500.

Advisory (Non-Binding) Vote on the Compensation Proposal

New Section 14A of the Securities Exchange Act of 1934, which was adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that any proxy statement relating to a meeting of shareholders at which shareholders are asked to approve a merger must disclose any type of compensation payable to the acquired company’s named executive officers in connection with the transaction, and must include a separate resolution subject to a shareholder advisory (non-binding) vote to approve any such compensation.  The tables and the narrative above provide the required disclosures of the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.  The following resolution, which GECR’s shareholders are being asked to adopt, provides GECR’s shareholders with the opportunity to cast an advisory (non-binding) vote on such compensation:

“RESOLVED, that the compensation that may be paid or become payable to GECR’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “The Merger—Interests of Directors and Executive Officers of GECR and First Bank of Georgia in the Merger; Quantification of Payments and Benefits to the GECR Named Executive Officers,” including the associated narrative discussion, is hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement.  You may vote for the proposal to approve the merger agreement and against the compensation proposal, and vice versa.  Because the vote on the compensation proposal is advisory only, it will not be binding on either GECR or STBZ.  Accordingly, because GECR is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of the proposal exceeds the number of shares voted against such proposal.  Therefore, if you mark “ABSTAIN” on your proxy with respect to the compensation proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the compensation proposal, it will have no effect on the compensation proposal.

GECR’s board of directors recommends that you vote “FOR” the compensation proposal.

Board of Directors and Management of STBZ Following the Merger

The directors of STBZ immediately prior to the effective time of the merger, together with such additional persons as STBZ may thereafter elect, will be directors of the surviving company and will hold office in accordance with STBZ’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.  In addition, under the terms of the merger agreement, following completion of the merger, one (1) current director of GECR will be selected by STBZ to become a director of STBZ; however, as of the date of this proxy statement/prospectus, no current director of GECR has been selected to fulfill this role, and no GECR director is expected to be so selected before completion of the merger.  The officers of STBZ immediately prior to the effective time of the merger, together with such additional persons as STBZ may thereafter elect, will be officers of the surviving company and will hold office in accordance with STBZ’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.  Information regarding the current executive officers and directors of STBZ is contained in documents filed by STBZ with the SEC and incorporated by reference into this proxy statement/prospectus, including STBZ’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Definitive Proxy Statement on Schedule 14A for its 2014 annual meeting, filed with the SEC on April 11, 2014.  See “Where You Can Find More Information.”

In addition, Remer Y. Brinson, III entered into an offer letter with First Bank of Georgia and STBZ that will become effective immediately after consummation of the merger.  Under the terms of the offer letter, Mr. Brinson will serve as President and Chief Executive Officer of First Bank of Georgia upon completion of the merger.  Mr. Brinson has been President and Chief Executive Officer of GECR since May 2008.  He has also served as the President of First Bank of Georgia since October 1999 and as Chief Executive Officer of First Bank of Georgia since July 2001.  Before joining First Bank of Georgia, he was Senior Vice President of Allied Bank of Georgia and Regions Bank from 1994 until 1999, and served First Union Bank, and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking from 1982 until 1994.

Public Trading Markets

STBZ common stock is listed for trading on the NASDAQ Capital Market under the symbol “STBZ,” and GECR common stock is quoted on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR.”  Upon completion of the merger, GECR common stock will no longer be quoted on the OTCQB.

Under the merger agreement, STBZ will cause the shares of STBZ common stock to be issued in connection with the merger to be listed on the NASDAQ Capital Market, and the merger agreement provides that neither STBZ nor GECR will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ Capital Market.

STBZ’s Dividend Policy

No assurances can be given that any dividends will be paid by STBZ or that dividends, if paid, will not be reduced or eliminated in future periods.  STBZ’s ability to pay dividends depends on State Bank’s ability to pay dividends to STBZ.  While there are various legal and regulatory limitations under federal and state law on the extent to which State Bank can pay dividends or otherwise supply funds to STBZ, the principal source of STBZ’s cash revenues is dividends from State Bank.  The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company, which would include STBZ and State Bank, from engaging in what, in the opinion of the regulatory body, constitutes an unsafe or unsound practice in conducting its business.  The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

Under Georgia law, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if:

•                  total classified assets at the most recent examination of the bank exceed 80% of the equity capital (as defined, which includes the allowance for loan losses) of the bank;

•                  the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; and

•                  the ratio of equity capital to adjusted total assets is less than 6%.

STBZ paid a cash dividend of $.04 per share to its shareholders on June 17, 2014 and paid cash dividends of $.03 per share to its shareholders on each of June 18, 2013, September 17, 2013, December 17, 2013 and March 18, 2014.

Dissenters’ Rights

Under Georgia law, holders of GECR common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of GECR common stock.  Set forth below is a summary of the procedures that must be followed by the holders of GECR common stock in order to exercise their dissenters’ rights of appraisal.  This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement/prospectus as Annex C.

Any holder of record of GECR common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the “GBCC”) (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of GECR common stock if the merger is consummated.

A shareholder of GECR who objects to the merger and desires to receive payment of the “fair value” of his or her GECR stock: (i) must deliver to GECR, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights.  A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above.  Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to GECR must be sent to GECR’s principal executive offices at 3527 Wheeler Road, Augusta, Georgia 30909, Attention: Thomas J. Flournoy, Corporate Secretary.

If the merger agreement is approved, GECR will mail, no later than ten (10) days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished GECR in writing or, if none, at the shareholder’s address as it appears on the records of GECR.  The dissenters notice’ will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which GECR must receive the shareholder’s payment demand (which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.

Within ten (10) days after the later of the effective date of the merger, or the date on which GECR receives a payment demand, GECR will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that GECR estimates to be the fair value of those shares, plus accrued interest.  The offer of payment will be accompanied by: (i) GECR’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of GECR’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept GECR’s offer of payment must do so by written notice to GECR within thirty (30) days after receipt of GECR’s offer of payment.  A dissenting shareholder not responding to that offer within the thirty (30) day period will be deemed to have accepted the offer of payment. GECR must make payment to each shareholder who responds to the offer of payment within sixty (60) days after the making of the offer of payment, or the effective date of the merger, whichever is later.  Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of GECR common stock.

If a dissenting shareholder does not accept, within thirty (30) days after GECR’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then GECR, within sixty (60) days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares.  If GECR does not commence the proceedings within the sixty (60) day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties.  The court will assess these costs against GECR, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions.  The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against GECR and in favor of any or all dissenters if the court finds GECR did not substantially comply with the dissenters’ provisions; or (ii) against GECR or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions.  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against GECR, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

GECR shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of GECR stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a GECR shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights.  In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold GECR common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

Regulatory Matters

Subject to the terms and conditions of the merger agreement, STBZ and GECR have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement.  These approvals include approval from the Federal Reserve Board and the Georgia Department of Banking and Finance.  STBZ and GECR have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Any approval received from bank regulatory agencies reflects only their view that the contemplated transactions do not contravene applicable competitive standards imposed by law and that the transactions are consistent with regulatory policies relating to safety and soundness.  Review by the regulatory agencies does not include an evaluation of the proposed transaction from the financial perspective of GECR’s shareholders.  Each shareholder should evaluate the proposed transaction to determine the personal financial impact of the completion of the merger.  Shareholders of GECR are urged to consult their own advisors in evaluating all aspect of the merger including any determination that the completion of the merger is in the best interest of the shareholder.  THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

Federal Reserve Board

The merger of GECR with STBZ must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act (the “BHC Act”).  In considering the approval of a transaction such as the merger, the BHC Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.  In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Georgia Department of Banking and Finance

The merger of GECR and STBZ must be approved by the Georgia Department of Banking and Finance.  The matters to be addressed in the application are the same as the matters to be addressed in the application to the Federal Reserve Board under Section 3 of the BHC Act.  In connection with its review, the Georgia Department of Banking and Finance will provide an opportunity for public comment on the application.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

STBZ and GECR believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on STBZ or GECR.  However, neither GECR nor STBZ can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.  STBZ and GECR will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

Neither GECR nor STBZ is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above.  It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement.  The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus.  We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of GECR’s board of directors and STBZ’s board of directors has unanimously approved the merger agreement.  The merger agreement provides for the merger of GECR with and into STBZ, with STBZ continuing as the surviving entity in the merger.  Following the merger, First Bank of Georgia, a Georgia state-chartered bank and wholly-owned bank subsidiary of GECR, will remain a wholly-owned bank subsidiary of STBZ.

Merger Consideration

Each share of GECR common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of GECR common stock held by GECR or STBZ or GECR shareholders properly asserting dissenters’ rights at the time of the completion of the merger, will receive $8.85 and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  The exchange ratio for converting shares of GECR common stock into STBZ common stock will depend on the average closing price of STBZ’s common stock during the 20 trading day period ending five business days before the closing of the transaction, which we refer to as the Final STBZ Price.  If the Final STBZ Price is at or above $17.00, the exchange ratio will be 0.794.  If the Final STBZ Price is above $14.00 but below $17.00, the exchange ratio will be equal to $13.50 divided by the Final STBZ Price.  If the Final STBZ Price is at or below $14.00, the exchange ratio will be 0.964.  If the aggregate value of the stock consideration is less than 40% of the aggregate merger consideration, the exchange ratio will be adjusted such that the aggregate stock consideration is at least 40% of the aggregate merger consideration.  Cash will also be paid in lieu of fractional shares.  For further information on asserting dissenters’ rights in the merger, see “The Merger—Dissenters’ Rights.”

Governing Documents; Directors and Officers

At the effective time of the merger, the articles of incorporation and bylaws of STBZ in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.  After the merger, the current directors of STBZ will continue to serve as directors of the combined company, and the combined company will increase its board membership by one and appoint one individual who was a director of GECR to the board.  The officers of STBZ immediately prior to the effective time of the merger will serve as the officers of the surviving corporation after completion of the merger in accordance with STBZ’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Treatment of GECR Stock Options

The executive officers and other employees of GECR held options to purchase an aggregate of [ ] shares of common stock as of [ ], 2014.  Each GECR option that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the number of shares of GECR common stock underlying such person’s GECR options by (2) the Per Share Purchase Price (as defined in the merger agreement) less the exercise price per share of such GECR Options.  In the event that the product obtained by the prior sentence is zero or a negative number, then the GECR Options will be cancelled for no consideration.  For illustration purposes, if the Final STBZ Price is $17.25 and the option holder has 1,000 options with an exercise price of $10.00 per share, the cash payment shall equal $12,550, which is 1,000 multiplied by (8.85 + 13.70) — 10.00.  The $13.70 is calculated by multiplying the exchange ratio (0.794) by the Final STBZ Price ($17.25).

Effective Time of the Merger

If the merger agreement is approved by the requisite vote of the shareholders of GECR and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the articles of merger reflecting the merger are filed with the Secretary of State of Georgia.  Unless otherwise mutually agreed upon in writing by the authorized officers of STBZ and GECR, both parties will use their reasonable efforts to cause the effective time of the merger to occur within five (5) business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger or (ii) the date on which GECR shareholders approve the merger agreement; provided, however, the closing of the merger shall occur no earlier than January 1, 2015 unless otherwise mutually agreed upon in writing by GECR and STBZ.  Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective before the end of the first quarter of 2015.

Exchange of Certificates

Shortly after the effective time of the merger, STBZ will cause an exchange agent to mail transmittal materials to each record holder of GECR common stock for use in effecting the surrender and cancellation of those certificates in exchange for cash and STBZ common stock, which will be issued in uncertificated “book entry” form.  Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to STBZ or its exchange agent by former GECR shareholders.  Per the instructions of STBZ’s exchange agent, each holder of shares of GECR common stock, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to STBZ.  As soon as reasonably practicable after the effective time of the merger, GECR shareholders will receive the consideration to which they are entitled under the merger agreement, together with any undelivered dividends or distributions in respect of such shares (without interest).  STBZ will not be obligated to deliver the consideration to which any former holder of GECR common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange and until the effective time of the merger.  The certificate or certificates so surrendered must be duly endorsed as STBZ may require.  STBZ will not be liable to a holder of GECR common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

STBZ or its exchange agent will maintain a book entry list of STBZ common stock to which each former GECR shareholder is entitled.  Certificates evidencing STBZ common stock into which the shareholder’s GECR common stock has been converted will not be issued.  STBZ’s exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the surrender of a GECR certificate.

After the effective time of the merger, record holders of certificates that represented outstanding GECR common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of STBZ common stock (issued in book entry form) and the cash consideration to which the holder is entitled pursuant to the merger agreement.

Book entry shares representing shares of STBZ common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a STBZ shareholder from the effective date.  Until the certificates representing GECR common stock are surrendered for exchange, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on STBZ common stock into which such shares have been converted.  When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest.  STBZ has the right to withhold dividends or any other distributions on its shares until the GECR stock certificates are surrendered for exchange.

In addition, holders of certificates that represented outstanding GECR common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of STBZ shareholders the number of whole shares of STBZ common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

STBZ shareholders will not be required to exchange certificates representing their shares of STBZ common stock or otherwise take any action after the merger is completed.

Representations and Warranties Made by STBZ and GECR in the Merger Agreement

STBZ and GECR have made certain customary representations and warranties to each other in the merger agreement.  For information on these representations and warranties, please refer to the merger agreement attached as Annex A.  If either party materially violates any of its representations or warranties and fails to cure such violation, the other party may terminate the merger agreement.

Covenants and Agreements

Conduct of Business Pending the Merger

Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•                  operate its business only in the usual, regular, and ordinary course;

•                  use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

•                  use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and

•                  take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of STBZ, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known of such condition or requirement, it would not have entered into the merger agreement, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, GECR has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of STBZ, to:

•                  use commercially reasonable best efforts to provide all information reasonably requested by STBZ related to loans or other transactions made by GECR with a total relationship exposure equal to or exceeding $500,000;

•                  consult with STBZ prior to entering into or making any loans or other transactions with a total relationship exposure equal to or exceeding $2,500,000; and

•                  consult with STBZ prior to entering into or making any loans that exceed regulatory loan to value guidelines of GECR’s internal loan policies.

In addition, GECR has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of STBZ.  Such actions include, among others:

•                  amending the articles of incorporation, bylaws, or other governing corporate instruments;

•                  becoming responsible for any obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any asset;

•                  repurchasing, redeeming, or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock, except for the payment of quarterly cash dividends in the ordinary course of business consistent with past practice, which shall be paid in the same week of the month as the previous year and shall not exceed the amount of previously declared dividends;

•                  except for the merger agreement, and other than in connection with the exercise of outstanding GECR stock options, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GECR common stock, any other capital stock of any GECR entity, or any right;

•                  adjusting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock, or otherwise disposing of any shares or assets other than in the ordinary course for reasonable and adequate consideration;

•                  except for purchases of U.S. government securities or U.S. government agency securities, which in either case have maturities of two years or less, purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;

•                  except as contemplated by the merger agreement, granting any bonus in excess of an aggregate $25,000 or increase in compensation or benefits to employees or officers (except in accordance with past practice and as previously disclosed, committing or agreeing to pay any severance or termination pay, or any stay or other bonus to any director, officer, or employee (except for payments according to certain of the officer service agreements), entering into or amending any severance agreements, changing any fees or other compensation or other benefits to directors or waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or repricing options or warrants;

•                  except as contemplated by the merger agreement, entering into or amending (unless required by law) any employment contract that does not have the unconditional right to terminate without certain liability;

•                  subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

•                  making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

•                  commencing any litigation other than in accordance with past practice or settling any litigation for over $50,000 in money damages or restrictions on operations, provided, that, STBZ will not unreasonably withhold, condition or delay such consent;

•                  entering into, modifying, amending, or terminating any material contracts or waiving, releasing, or assigning any material rights or claims, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum;

•                  making, renegotiating, renewing, increasing or extending any loan or credit to any borrower or making any commitment in respect of the foregoing, except, with respect to any extension of credit with total relationship exposure of less than $4,000,000 fully secured, total relationship exposure of less than $250,000 unsecured, or less than $500,000 of incremental secured credit exposure to an existing relationship, provided that such extensions of credit are in the ordinary course of business consistent with past practice, or waiving, releasing, compromising, or assigning any material rights or claims or making any adverse changes in the mix, rates, terms, or maturities of its deposits or other liabilities;

•                  making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of GECR or any entity controlled by a director or executive officer except for loans or extensions of credit made on terms generally available to the public;

•                  (i) other than in the ordinary course of business consistent with past practice, making any material changes in First Bank of Georgia’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing of loans or (B) First Bank of Georgia’s hedging practices and policies, in each case except as required by law or requested by a regulatory authority or (ii) acquiring or selling any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices;

•                  restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise;

•                  making any capital expenditures other than pursuant to binding commitments as of the date of the merger agreement and other expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•                  establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office;

•                  taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time;

•                  implementing or adopting any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•                  knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•                  agreeing to take, making any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants;

•                  maintaining First Bank of Georgia’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices; or

•                  taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

In addition, GECR has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement.  Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither GECR, nor any affiliate or representative of such party, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal.  However, GECR may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as determined after consultation with counsel.  In the merger agreement, GECR also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

D&O Indemnification and Insurance

The merger agreement provides that after the completion of the merger, STBZ will indemnify, defend and hold harmless all present and former directors, officers and employees of GECR against all liabilities arising out of the fact that such person is or was a director, officer, employee or agent of GECR if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the fullest extent permitted by applicable law and GECR’s governing documents.

STBZ will maintain for a period of six (6) years after completion of the merger GECR’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance.  However, STBZ is not required to incur annual premium payments greater than 200% of GECR’s current annual directors’ and officers’ liability insurance premium.  In lieu of the foregoing, prior to the completion of the merger, STBZ may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of STBZ common stock to be issued in the merger, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Consummation

The obligations of GECR and STBZ to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•                  GECR shareholders must have approved the merger agreement;

•                  The required regulatory approvals described under “The Merger—Regulatory Matters” must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of STBZ, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known about such condition or requirement, it would not have entered into the merger agreement;

•                  Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of STBZ, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known about such condition or requirement, it would not have entered into the merger agreement;

•                  The registration statement registering the shares of STBZ common stock to be received by GECR shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of STBZ common stock issuable pursuant to the merger must have been received;

•                  No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•                  STBZ must have filed with the NASDAQ Capital Market a notification form for the listing of the shares of STBZ common stock to be delivered to the shareholders of GECR as merger consideration, and the NASDAQ Capital Market shall not have objected to the listing of such shares of STBZ common stock;

•                  Each party’s representations and warranties must remain accurate, and each party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•                  Neither party shall have experienced a material adverse effect since March 31, 2014;

•                  STBZ must have received from GECR the executed officer service agreements, stock option cash-out agreements, director noncompete agreements, shareholder support agreements, and claims letters from the respective parties;

•                  GECR must not have received notice from its shareholders of their intent to exercise their dissenters’ rights with respect to more than 5% of the outstanding shares of GECR common stock;

•                  No directors or executive officers of GECR shall have exercised any stock options for the purchase of GECR common stock following the execution of the merger agreement;

•                  The employees of GECR or First Bank of Georgia that enter into officer service agreements shall have waived the right to receive any cash change-in-control payments to which they could otherwise be entitled as a result of the merger;

•                  Within ten (10) days following the date of the merger agreement, the boards of directors of GECR and First Bank of Georgia will approve, and the applicable participants will execute (if applicable), amendments to all GECR benefit plans that authorize the issuance of equity as bonus consideration to provide for all payments solely in the form of cash;

•                  First Bank of Georgia and each individual that is a party to a First Bank of Georgia Supplemental Executive Retirement Plan shall execute an amendment in form and substance acceptable to Seller; and

•                  STBZ shall pay the merger consideration as provided by the merger agreement.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party.  As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

Amendment, Waiver, and Termination

To the extent permitted by law, GECR and STBZ, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of GECR shareholders or STBZ shareholders.  However, after the approval of the merger by GECR shareholders, no amendment may decrease or modify the consideration to be received without the further approval of GECR shareholders.

Prior to or at the effective time of the merger, either GECR or STBZ may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of GECR and STBZ.  In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either GECR or STBZ if:

•                  the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within thirty (30) days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•                  any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; or GECR shareholders fail to approve the merger agreement; or

•                  the merger has not been consummated by February 28, 2015.

STBZ may terminate the merger if:

•                  the board of directors of GECR withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to STBZ, its recommendation that the GECR shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

•                  the board of directors of GECR fails to reaffirm its recommendation that the GECR shareholders approve the merger agreement within ten (10) business days after STBZ requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or

•                  GECR fails to comply in all material aspects with its obligations under the merger agreement regarding obtaining shareholder approval for the merger and solicitation of other offers for an acquisition of GECR.

In this event, GECR must pay STBZ a termination fee of $4.5 million.

GECR can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to STBZ’s proposal and receives legal advice that the board of directors would be in breach of its fiduciary duties if the board of directors did not accept the superior proposal.  In this event, GECR must pay STBZ a termination fee of $4.5 million.

In addition, if (i) an acquisition proposal with respect to GECR is communicated to the shareholders, senior management, or board of directors of GECR or any person publicly announces an intention to make an acquisition proposal with respect to GECR after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the GECR shareholder vote, a material breach of the merger agreement by GECR, or failure to close the merger by February 28, 2015, and (iii) within six months after the termination of the merger agreement, GECR consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $4.5 million termination fee to STBZ.

Expenses and Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

Resale of STBZ Common Stock

The shares of STBZ common stock to be issued to shareholders of GECR under the merger agreement will be freely tradable by such shareholders without restriction, except that if any GECR shareholders are deemed to be affiliates of STBZ, they must abide by certain transfer restrictions under the Securities Act of 1933, as amended, or the Securities Act.

ACCOUNTING TREATMENT

The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles in the United States.  Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of GECR as of the effective date of the merger will be recorded at their respective fair values and added to those of STBZ.  Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.  Financial statements of STBZ issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of GECR before the effective date of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In the opinion of Nelson Mullins Riley & Scarborough LLP and in the opinion of Smith, Gambrell & Russell, LLP, the following section summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of GECR common stock.  This summary is based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect.  This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This summary only addresses the material U.S. federal income tax consequences of the merger to the GECR shareholders that hold GECR common stock as a capital asset within the meaning of Section 1221 of the Code.  This summary does not address all aspects of U.S. federal income taxation that may be applicable to GECR shareholders in light of their particular circumstances or to GECR shareholders subject to special treatment under U.S. federal income tax law, such as:

•                  shareholders who are not U.S. holders;

•                  entities treated as partnerships for U.S. federal income tax purposes or GECR shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•                  qualified insurance plans;

•                  insurance companies, banks, thrifts and other financial institutions;

•                  tax-exempt organizations;

•                  qualified retirement plans and individual retirement accounts;

•                  brokers or dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  persons whose functional currency is not the U.S. dollar;

•                  shareholders who acquired their shares of GECR common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation;

•                  persons who purchased or sell their shares of GECR common stock as part of a wash sale; and

•                  shareholders who hold their shares of GECR common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

For purposes of this summary, the term “U.S. holder” means a beneficial holder of GECR common stock that is:

•                  a citizen or resident of the U.S.;

•                  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•                  a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•                  an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign that is treated as a partnership for U.S. federal income tax purposes) holds GECR common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership.  Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a reorganization for U.S. federal income tax purposes.  STBZ and GECR have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, you generally will recognize gain, but not loss, as a result of the exchange of your GECR common stock for a combination of STBZ common stock and cash pursuant to the merger in an amount equal to the lesser of: (1) the amount of cash you receive in exchange for your GECR common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for GECR common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) plus the fair market value of STBZ common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) your tax basis in the GECR common stock exchanged.  If you acquired different blocks of GECR common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.  Any recognized gain will generally be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the surrendered GECR common stock exceeds one year.  The aggregate tax basis of the STBZ common stock you receive as a result of the merger (including any fractional share deemed received and redeemed as described below) will be the same as your aggregate tax basis in GECR common stock you surrender in the merger, decreased by the amount of cash you receive in exchange for such GECR common stock (excluding any cash received in lieu of a fractional share of STBZ common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain recognized with respect to fractional share of STBZ common stock deemed sold in the merger).  The holding period of the STBZ common stock

(including any fractional share deemed received and redeemed as described below) you receive as a result of the exchange will include the holding period of GECR common stock you surrendered in the merger.

If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, you will recognize gain or loss with respect to each share of GECR common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the amount of cash received in exchange for GECR common stock in the merger plus the fair market value of STBZ common stock received in the merger (determined when the merger occurs), over (b) your tax basis in the GECR common stock exchanged.  Such gain or loss will be long-term capital gain or loss if you held the GECR common stock for more than one year.  You are urged to consult your own tax advisor regarding the manner in which gain or loss should be calculated among different blocks of GECR common stock surrendered in the merger.  The aggregate tax basis in the shares of STBZ common stock received pursuant to the merger will be equal to the fair market value of such STBZ common stock as of the closing date of the merger.  The holding period of such shares of STBZ common stock will begin on the day immediately following the closing date of the merger.

Cash Received Instead of Fractional Shares

If you receive cash in the merger instead of a fractional share interest in STBZ common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share.  Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share.   Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of GECR common stock for more than one year.

Dividend Treatment

There are certain circumstances in which all or part of the gain recognized by you will be treated as a dividend rather than as capital gain.  In general, such determination depends on whether, and to what extent, the merger reduces your percentage share ownership interest in STBZ that you actually and constructively own in comparison to the percentage interest you actually and constructively would have owned in STBZ had you received only STBZ common stock (and no cash) in the merger.  Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential income tax treatment by you of any gain recognized in connection with the merger.

Dissenting Shareholders and Appraisal Rights

If you perfect your dissenters’ or appraisal rights with respect to your shares of GECR common stock, you will generally recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash received in exchange for those shares.  The tax consequences of cash received may vary depending upon your individual circumstances.  Each holder of GECR common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding and Information Reporting

If you are a non-corporate holder of GECR common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive.  You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding.  Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.  Shareholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A holder of GECR common stock who receives STBZ common stock as a result of the merger will be required to retain records pertaining to the merger.  Each holder of GECR common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives STBZ common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the GECR common stock surrendered and the fair market value of the STBZ common stock and cash received in the merger. A “significant holder” is a holder of GECR common stock who, immediately before the merger, owned at least 1% of the outstanding stock of GECR or securities of GECR with a basis for federal income tax purposes of at least $1 million.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO.  THUS, GECR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of GECR common stock will receive shares of STBZ common stock in exchange for their shares of GECR common stock.  Both GECR and STBZ are organized under the laws of the State of Georgia.  The following is a summary of the material differences between (1) the current rights of GECR shareholders under the Georgia Business Corporation Code (“GBCC”) and GECR’s articles of incorporation, as amended, and bylaws and (2) the current rights of STBZ shareholders under the GBCC and STBZ’s amended and restated articles of incorporation and bylaws.

STBZ and GECR believe that this summary describes the material differences between the rights of holders of STBZ common stock as of the date of this proxy statement/prospectus and the rights of holders of GECR common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences.  Copies of STBZ’s and GECR’s governing documents have been filed with the SEC.  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

STBZ

STBZ is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, 2,000,000 shares of preferred stock, par value $0.01 per share.  As of the record date, there were [ ] shares of STBZ common stock outstanding and no shares of STBZ preferred stock outstanding.

GECR

GECR’s articles of incorporation authorize GECR to issue up to 9,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.  As of the record date, there were [ ] shares of GECR common stock outstanding and no shares of GECR preferred stock outstanding.

Size of Board of Directors

STBZ

STBZ’s bylaws currently provide that STBZ’s board of directors shall consist of between five and 25 directors.  The board of directors may increase or decrease the number of directors by not more than two in any one year, as long as such increase or decrease does not place the number of directors at less than five, or more than 25.  STBZ’s board of directors currently has 11 directors.

GECR

GECR’s articles of incorporation and bylaws currently provide that GECR’s board of directors shall consist of between five and 25 directors.  The exact number of directors within the minimum and maximum limitations is fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors.

Classification of Directors

STBZ

STBZ’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

GECR

GECR’s board of directors consists of three classes, as nearly equal in number as possible. At each annual meeting of the shareholders of GECR, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of GECR after their election.

Election of Directors

STBZ

STBZ shareholders do not have the right to cumulate their votes with respect to the election of directors.  In order to be elected, each director nominee must receive the affirmative vote of a majority of the shares represented at each annual meeting of shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

GECR

GECR shareholders also do not have the right to cumulate their votes with respect to the election of directors.  In order to be elected, each director nominee must receive a plurality of all votes cast at each annual meeting of shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Removal of Directors

STBZ

Directors may be removed, with or without cause, by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.  In addition, the board of directors may remove a director from office if such director is adjudicated incompetent by a court; is convicted of a felony; does not, within 60 days after being elected, accept the office in writing or by attendance at a meeting of the board of directors and fulfill other requirements for holding the office of director; fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors; or was an employee or duly elected officer of STBZ and was discharged, or resigned at the request of the board of directors for reasons relating to performance of duties as an employee or officer of STBZ.

GECR

As provided in GECR’s articles of incorporation, any director, or the entire board of directors, may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of GECR then entitled to vote generally in the election of directors.  The holder of each share of capital stock entitled to vote thereon is entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

Filling Vacancies on the Board of Directors

STBZ

Except in the event that a director is serving at the election of a particular voting group, newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.  The term of any director elected to fill a vacancy shall expire at the next meeting of shareholders at which directors are elected.

GECR

Pursuant to GECR’s articles of incorporation, except in the case of removal from office, any vacancy on the board of directors, will be filled by a majority vote of the remaining directors then in office.  A director so chosen holds office until the next annual meeting of shareholders.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Nomination of Director Candidates

STBZ

STBZ’s bylaws provide that nomination of persons to serve as directors of the company, other than those made by or on behalf of the board of directors, must be made in writing and delivered either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the secretary of the company not less than 30 days nor more than 60 days prior to any meeting with respect to an election of directors (provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the company not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.

Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of these procedures.

Notwithstanding the above, if STBZ or State Bank is subject to the requirements of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, then no person may be nominated by a shareholder for election as a director at any meeting of shareholders unless the shareholder furnishes the written notice required as described above to the secretary of the company at least 90 days prior to the date of the meeting and the nominee has received regulatory approval to serve as a director prior to the date of the meeting.

GECR

Neither GECR’s articles of incorporation or bylaws contains provisions specifically relating to nomination of directors, and nomination is done by the existing board of directors.

GECR’s board of directors considers director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:

•                  Shareholder nominations must be delivered in writing to the Secretary of the company;

•                  Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

•                  The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the shareholders.

Submissions should be delivered to the Secretary of GECR not less than sixty (60) days prior to the first anniversary of the date on which GECR first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholders meeting.

Shareholder Action Without a Meeting

STBZ

STBZ’s bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

GECR

GECR’s bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous; provided, however, that no such consent which purports to be an approval of any plan of merger, share exchange, asset sale or other transaction (i) as to which shareholder approval is required by the GBCC and (ii) with respect to which specific disclosure requirements to voting shareholders are imposed by the GBCC, shall be effective unless:

(1)         prior to the execution of the consent, each consenting shareholder shall have been furnished the same material which, under the Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters’ rights; or:

(2)         the written consent contains an express waiver of the right to receive the material otherwise required to be furnished.

Calling Meetings of Shareholders

STBZ

STBZ’s bylaws provide that special meetings of shareholders of one or more classes or series of STBZ’s shares may be called at any time by the board of directors, the chairman, the vice chairman, or the chief executive officer, and must be called upon the written request (in compliance with applicable requirements of the GBCC) of the holders of shares representing 25% or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting.  The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting.

GECR

GECR’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board, the Chief Executive Officer, or by the board pursuant to resolution adopted by a majority of the directors.

Indemnification of Directors, Executive Officers, and Employees

STBZ

STBZ’s amended and restated articles of incorporation provide that STBZ shall indemnify, to the fullest extent provided by law, any and all persons whom it shall have power to indemnify under the GBCC from and against any and all expenses, liabilities or other matters referred to in the GBCC.

Under STBZ’s bylaws, each director, including such party (and in such capacity)  if he or she is also an officer, absent certain circumstances, shall be indemnified by STBZ for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.  Under the bylaws, the board of directors also has the power to cause STBZ to provide to officers, employees or agents of STBZ, including any officer, employee or agent of STBZ who, at the corporation’s request, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation or entity, all or any part of the right to indemnification permitted for such persons under the GBCC.  Expenses for which such parties may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees and disbursements, court costs and expert witness fees).

GECR

GECR’s bylaws provide that the company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he was a director of the company, against reasonable expenses incurred by him in connection with such defense.

The company’s bylaws also provide that the company may indemnify any director, officer, employee or agent made a party to a proceeding because he or she is or was a director, officer, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the company and, in the case of any criminal proceeding, he or she had no reasonable call to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors; (b) a majority of a committee of disinterested directors; (c) independent legal counsel; or (d) an affirmative vote of a majority of shares held by disinterested directors. No indemnification may be made to or on behalf of a director, officer, employee or agent (1) in connection with a proceeding by or in the right of the company in which such person was adjudged liable to the company, or (2) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

The company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the company’s articles of incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the company.

Limitation of Liability for Directors

STBZ

STBZ’s amended and restated articles of incorporation provide that no director shall be personally liable to STBZ or its shareholders for monetary damages for a breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for (i) any appropriation, in violation of the director’s duties, of any business opportunity of STBZ, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful distributions, and (iv) any transaction from which the director received an improper personal benefit.

GECR

GECR’s articles of incorporation also provide that no director of the company shall be personally liable to the company or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for liability for unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Amendment to Articles of Incorporation

STBZ

The GBCC provides that a Georgia corporation’s articles of incorporation may be amended upon the approval of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, unless the GBCC, the articles of incorporation, or the board of directors acting pursuant to its authority to condition the effectiveness of a proposed amendment require a greater vote or a vote by voting groups.  STBZ’s amended and restated articles of incorporation require the approval of either two-thirds of the directors then in office or the affirmative vote of the holders of at least two-thirds of the outstanding shares of STBZ to amend the article setting forth the factors the board of directors may consider in evaluating business transactions.

GECR

Except as otherwise provided therein with respect to specific provisions, GECR’s articles of incorporation may, generally, in accordance with the GBCC, be amended, altered, changed or repealed only by the affirmative vote or consent of the holders of at least a majority of the shares entitled to be cast on the amendment.

Certain specific provisions of the company’s articles of incorporation may only be amended by the affirmative vote or consent of the holders of at least eighty percent (80%) of the shares of each class of stock of the company entitled to vote in elections of directors. The provisions of the articles of incorporation which require this increased percentage to effect any amendment relate to the provisions impacting the board of directors (number, term, classification, vacancies and removal), transactions which are “Covered Transactions” (see below) and transactions involving “Business Combinations” (see below).

Amendment to Bylaws

STBZ

STBZ’s bylaws provide that the board of directors shall have the power to alter, amend, or repeal the bylaws or to adopt new bylaws, and any bylaws adopted by the board of directors may be altered, amended, or repealed, and new bylaws adopted, by the shareholders.  The shareholders may prescribe in adopting any bylaw or bylaws that the bylaw or bylaws so adopted shall not be altered, amended, or repealed by the board of directors.

GECR

GECR’s bylaws provide that the board of directors and the shareholders have the right to amend the bylaws.  The board of directors may amend or repeal any provision of the bylaws or adopt any new bylaw, unless the shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to the shareholders the right of amendment or repeal therefor.  The board of directors may adopt, amend, alter or repeal the bylaws only by the vote of a majority of the entire board.

The shareholders of GECR have the right to amend or repeal any provision of the bylaws, or to adopt new bylaw provisions, even though such provisions may also be adopted, amended or repealed by the board.  Except as may otherwise specifically be required by law, the affirmative vote of the holders of not less than seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the company then entitled to vote generally in the election of directors is required for the shareholders to adopt, amend, alter or repeal any provision of the bylaws.

Shareholder Vote on Fundamental Issues

STBZ

STBZ’s amended and restated articles of incorporation do not contain any special voting provisions with respect to business combinations.

GECR

Pursuant to the GECR articles of incorporation, in addition to any approval of the board of directors or any shareholder vote or consent required by the laws of the State of Georgia or any other provision of the articles of incorporation or otherwise, the affirmative vote or consent of the holders of not less than two-thirds (2/3) of the shares of each class of stock entitled to vote in elections of directors is required to authorize, adopt or approve a “Covered Transaction” with an “Interested Person”; however, such requirement does not apply to any such Covered

Transaction if the Covered Transaction is approved by three-fourths (3/4) of the entire membership of the board of directors, in which event the affirmative vote of not less than a majority of the holders of each class of stock entitled to vote in elections of directors is required.

For purposes of the foregoing and as defined in the GECR articles of incorporation:

“Covered Transaction” is:

(a)                                 any merger or consolidation of the company or any subsidiary of the company with or into any Interested Person (regardless of the identity of the surviving corporation);

(b)                                 any sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value of twenty-five percent (25%) of the total assets of the company) of the assets of the company or any subsidiary of the company to any Interested Person for cash, real or personal property, including securities, or any combination thereof;

(c)                                  any issuance or delivery of securities of the company or a subsidiary of the company (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration for or in exchange of any securities or other property (including cash); or

(d)                                 the liquidation of the company.

“Interested Person” is: any person which, as of the record date for the determination of shareholders entitled to notice of any Covered Transaction and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of any Covered Transaction, beneficially owns, directly or indirectly, five percent (5%) or more of the shares of stock of the company entitled to vote in elections of directors.

Business Combination Statute

STBZ

Georgia law precludes an interested shareholder (one owning 10% or more of the company’s outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the company for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder. The protection of the statute is available only if the company “opts in” by adopting a bylaw provision specifically providing that the statute shall apply.  STBZ has not opted into the Georgia Business Combination Statute.

GECR

GECR’s articles of incorporation contain a specific business combination provision.  In addition to any approval of the board of directors or any shareholder vote or consent required by the laws of the State of Georgia or any other provision of the articles of incorporation or otherwise, there shall be required for the approval, adoption or authorization of a “Business Combination” with an Interested Person (defined above) the affirmative vote or consent of the holders of a majority of the shares of each class of stock of the company entitled to vote in elections of directors considered separately, which are not beneficially owned, directly or indirectly, by such Interested Person; provided, however, that such majority voting requirements are not applicable if all of the conditions related to such transaction and specifically specified in the articles of incorporation are met.

For purposes of the foregoing and as defined in the GECR articles of incorporation:

“Business Combination” is:

(a)                                 any merger or consolidation of the company or any subsidiary of the company with or into any Interested Person (regardless of the identity of the surviving corporation);

(b)                                 any sale, lease or other disposition of all or any substantial part (assets having a fair market value of twenty-five percent (25%) of the total assets of the company) of the assets of the company or any subsidiary of the company to any Interested Person for cash, real or personal property, including securities, or any combination thereof; or

(c)                                  any issuance or delivery of securities of the company or a subsidiary of the company (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration of or in exchange for any securities or other property (including cash).

Dissenters’ Rights

The dissenters’ rights of both GECR and STBZ are governed in accordance with the GBCC.  Under the GBCC, a record shareholder of a Georgia corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions: (1) the consummation of a plan of merger to which the corporation is party if shareholder approval is required and the shareholder is entitled to vote on the merger (subject to certain exceptions), or if the corporation is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange (subject to certain exceptions); (4) an amendment to the corporation’s articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; (5) any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of the GBCC, the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (6) a transaction, to the extent the corporation’s articles of incorporation, bylaws or a resolution of the corporation’s board of directors provides for dissenters’ rights relating to such a transaction.

The GBCC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange that are required, under a plan of merger, to accept, in exchange for their shares, only shares of the surviving corporation that are listed on a national securities exchange.  GECR common stock is not listed on a national securities exchange, although STBZ common stock is listed on the NASDAQ Capital Market, a national securities exchange. For further information, see “The Merger—Dissenters’ Rights.”

COMPARATIVE MARKET PRICES AND DIVIDENDS

STBZ common stock is listed on the NASDAQ Capital Market under the symbol “STBZ,” and GECR common stock is quoted on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR.”  The following table sets forth the high and low reported intra-day sales prices per share of STBZ common stock and GECR common stock, and the cash dividends declared per share for the periods indicated.

	STBZ Common Sock			GECR Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Quarter	$18.07	$15.01	—	$9.25	$6.75	—
Second Quarter	$18.16	$14.70	—	$9.45	$7.00	$0.04
Third Quarter	$17.00	$14.01	$0.03	$10.75	$8.86	$0.04
Fourth Quarter	$16.99	$14.73	$0.03	$12.98	$10.70	$0.04
2013
First Quarter	$16.74	$15.50	$0.03	$14.25	$12.60	$0.04
Second Quarter	$16.33	$14.30	$0.03	$15.99	$14.02	$0.045
Third Quarter	$16.64	$14.94	$0.03	$16.00	$15.07	$0.045
Fourth Quarter	$18.50	$15.31	$0.03	$15.25	$14.25	$0.045
2014
First Quarter	$19.69	$16.50	$0.03	$14.65	$14.20	$0.045
Second Quarter	$18.12	$15.22	$0.04	$21.65	$13.71	$0.045
Third Quarter (through [], 2014)	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

On June 23, 2014, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of STBZ common stock as reported on the NASDAQ Capital Market were $16.96 and $16.66, respectively.  On [ ], 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of STBZ common stock as reported on the NASDAQ Capital Market were $[ ] and $[ ], respectively.

On June 23, 2014, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of GECR common stock as reported on the OTCQB were $13.78 and $13.71, respectively.  On [ ], 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of GECR common stock as reported on the OTCQB were $[ ] and $[ ], respectively.

As of [ ], 2014, the last date prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information for STBZ and GECR, respectively, there were approximately [ ] registered holders of STBZ common stock and approximately [ ] registered holders of GECR common stock.

GECR shareholders are advised to obtain current market quotations for STBZ common stock and GECR common stock.  The market price of STBZ common stock and GECR common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger.  No assurance can be given concerning the market price of STBZ common stock or GECR common stock before or after the effective date of the merger.  Changes in the market price of STBZ common stock prior to the completion of the merger will affect the market value of the merger consideration that GECR shareholders will receive upon completion of the merger.

INFORMATION ABOUT STATE BANK FINANCIAL CORPORATION

State Bank Financial Corporation is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company (“State Bank”).  State Bank is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia.  State Bank initially operated as a small community bank with two branch offices located in Dooly County, Georgia.

On July 24, 2009, State Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock.  Since that date and through the date of this proxy statement/prospectus, State Bank has acquired $3.9 billion in total assets and assumed $3.6 billion in deposits from the Federal Deposit Insurance Corporation, as receiver, in 12 different failed bank acquisition transactions.  As a result of the private offering and the failed bank acquisitions, State Bank was transformed from a small community bank in Pinehurst, Georgia to a much larger commercial bank now operating 22 full service branches throughout middle Georgia and metropolitan Atlanta, Georgia.

State Bank offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans, agriculture and consumer loans.  Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within our market areas.

As of June 30, 2014, STBZ’s total assets were approximately $2.6 billion, total loans receivable were approximately $1.4 billion, total deposits were approximately $2.1 billion and total shareholders’ equity was approximately $448.3 million.

On October 1, 2014, STBZ closed on its merger with Atlanta Bancorporation, with STBZ as the surviving company in the merger.  In connection with the merger, Bank of Atlanta, a wholly-owned subsidiary of Atlanta Bancorporation, merged with and into State Bank and Trust Company.  STBZ paid approximately $25.2 million in cash for all outstanding shares of Atlanta Bancorporation.  With the acquisition of Atlanta Bancorporation, we acquired one branch in midtown Atlanta and one branch in Duluth, Georgia.

STBZ is headquartered at 3399 Peachtree Road, N.E., Suite 1900, Atlanta, Georgia 30326.  State Bank’s main office is located at 4219 Forsyth Road, Macon, Georgia 31210.  STBZ’s website can be accessed at http://www.statebt.com.  Information contained in STBZ’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.  STBZ common stock is quoted on the NASDAQ Capital Market under the symbol “STBZ.”

Additional information about STBZ and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

INFORMATION ABOUT GEORGIA-CAROLINA BANCSHARES, INC.

General

Georgia-Carolina Bancshares, Inc. is a one-bank holding company and owns 100% of the issued and outstanding stock of First Bank of Georgia, an independent, locally owned, state-chartered commercial bank which opened for business in 1989.  First Bank of Georgia operates three branch offices in Augusta, Georgia, two branch offices in Martinez, Georgia, one branch office in Evans, Georgia, and one branch office in Thomson, Georgia.  The Evans branch opened in May 2013.  First Bank of Georgia is also the parent company of Willhaven Holdings, LLC, which formerly held certain other real estate of First Bank of Georgia.

First Bank of Georgia operates as a locally owned bank that targets the banking needs of individuals and small to medium-sized businesses by emphasizing personal service.  First Bank of Georgia offers a full range of deposit and lending services and is a member of an electronic banking network that enables its customers to use the automated teller machines of other financial institutions.  In addition, First Bank of Georgia offers commercial and business credit services, as well as various consumer credit services, including home mortgage loans, automobile loans, lines of credit, home equity loans and home improvement loans.  First Bank of Georgia’s deposits are insured by the FDIC.

GECR was incorporated under the laws of the State of Georgia in January 1997 at the direction of the board of directors of First Bank of Georgia based on a plan of reorganization developed by the board to substantially strengthen First Bank of Georgia’s competitive position.  The reorganization, in which First Bank of Georgia became a wholly owned subsidiary of GECR, was completed in June 1997.

In September 1999, First Bank of Georgia established a mortgage division which operates as First Bank Mortgage (the “Mortgage Division”).  The Mortgage Division originates mortgage loans and offers a variety of other mortgage products.  First Bank of Georgia leases office space at one location in Augusta to house the Mortgage Division.  The Mortgage Division also operates offices in Savannah, Georgia out of leased office space.  First Bank of Georgia also has a mortgage production office in Aiken, South Carolina.  This office houses two employees and is operated from a space with a month-to-month lease.

In December 2003, First Bank of Georgia established a financial services division which operates as FB Financial Services.  FB Financial Services offers financial planning and investment services through its relationship with Linsco/Private Ledger (Member NASD/SIPC), one of the nation’s leading independent brokerage firms.  A joint office of FB Financial Services and Linsco/Private Ledger is located in First Bank of Georgia’s Daniel Village location on Wrightsboro Road in Augusta.

As of June 30, 2014, GECR’s total assets were approximately $518.9 million, total loans receivable were approximately $304.1 million, total deposits were approximately $416.1 million and total shareholders’ equity was approximately $61.6 million.

GECR’s website can be accessed at http://www.firstbankofga.com.  Information contained on GECR’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.  GECR common stock is quoted on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR.”  Additional information about GECR and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

Market Area and Competition

The primary service area of First Bank of Georgia includes the counties of Richmond, Columbia and McDuffie, Georgia, the communities of Augusta, Martinez, Evans and Thomson, Georgia, and Aiken County, South Carolina, which are within a 40-mile radius of First Bank of Georgia’s main office.  First Bank of Georgia encounters competition from other commercial banks, which offer a full range of banking services and compete for all types of services, especially deposits.  In addition, in certain aspects of its banking business, First Bank of Georgia also competes with credit unions, savings and loan associations, mortgage banking companies, consumer finance companies, brokerage houses, insurance companies, money market funds and other financial service companies which attract customers that have traditionally been served by banks.

The extent to which other types of financial services companies compete with commercial banks has increased significantly over the past several years as a result of federal and state legislation which has permitted these organizations to compete for customers of banks and offer products that have historically been offered by banks.

Asset/Liability Management

It is the objective of First Bank of Georgia to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies.  An investment committee is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices.  It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations.  Management of First Bank of Georgia seeks to invest the largest portion of First Bank of Georgia’s assets in commercial, consumer and real estate loans.

First Bank of Georgia’s asset/liability mix is monitored on a daily basis and further evaluated with a quarterly report that reflects interest-sensitive assets and interest-sensitive liabilities.  This report is prepared and presented to First Bank of Georgia’s Investment Committee and board of directors.  The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on GECR’s earnings.

Correspondent Banking

Correspondent banking involves the delivery of services by one bank to another bank which cannot provide that service from an economic or practical standpoint.  First Bank of Georgia purchases correspondent services offered by larger banks, including check collections, purchase and sale of federal funds, wire transfers, security safekeeping, investment services, coin and currency supplies, foreign exchange (currency and check collection), over line and liquidity loan participations, and sales of loans to or participations with correspondent banks.  First Bank of Georgia has established correspondent relationships with First National Bankers Bank, Federal Home Loan Bank of Atlanta and SunTrust Bank.  As compensation for services provided by a correspondent, First Bank of Georgia maintains certain balances with such correspondents in both non-interest bearing and interest bearing accounts.  First Bank of Georgia may also buy or sell loan participations with other non-correspondent banks.

Data Processing

In 2010 First Bank of Georgia renewed its data processing servicing agreement through 2015 with Fidelity Information Services, under which First Bank of Georgia receives a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing, remote deposit capture, central information file and ATM/Debit card processing, and internet banking services, including bill pay, cash management services, and mobile banking.  During 2012, First Bank of Georgia contracted with Encompass to implement comprehensive mortgage origination and processing software for its Mortgage Division.  That implementation was substantially completed at the end of 2012.

Employees

At June 30, 2014, GECR and First Bank of Georgia employed 155 persons on a full-time basis and 7 persons on a part-time basis, including 58 banking officers.

Monetary Policies

The results of operations of First Bank of Georgia are affected by credit policies of monetary authorities, particularly the Federal Reserve Board.  The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits.  In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First Bank of Georgia.

Supervision and Regulation

Set forth below is a brief description of material laws and regulations which relate to the regulation of GECR and First Bank of Georgia.  The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Economic Stabilization Legislation. In the wake of the 2008 financial crisis, the federal government enacted several laws and certain key federal regulatory agencies enacted various regulations and programs designed to stabilize the economy.  The two principal pieces of legislation were the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009.  Under these laws and other authority, government agencies enacted the Troubled Asset Relief Program (“TARP”), Capital Purchase Program, Public-Private Investment Program, Temporary Liquidity Guarantee Program (“TLGP”) and other initiatives.  The board of directors of First Bank of Georgia elected to participate only in the TLGP (which expired at the end of 2012), although First Bank of Georgia may elect to participate in other programs in the future.

Effective January 1, 2010, all mortgagees who participate in FHA/VA programs of the U.S. Department of Housing and Urban Development (HUD) are subject to additional requirements.  First Bank of Georgia’s Mortgage Division initially fell under the requirement of Section 203(b)(1) of the new “Helping Families Save Their Homes Act of 2009” (HFSH Act) which requires that the Mortgage Division submit annual audited financial statements to HUD prepared and audited in accordance with HUD’s Consolidated Audit Guide for Audits of HUD Programs.  The new requirements are a prudent safeguard that permits the FHA to ensure that those entities with which it does business are adequately capitalized to meet potential needs.  The following reports are required to be submitted as part of the requirement: an audit report on internal controls as it relates to reporting and administering HUD-assisted programs and an audit report on compliance with applicable laws and regulations related to HUD-assisted programs. Those required audits were completed in early 2014.

The Dodd-Frank Act. The Dodd-Frank Act was signed into law on July 21, 2010 and results in sweeping changes in the regulation of financial institutions.  Many provisions of the Dodd-Frank Act apply to, and are more likely to affect, larger financial institutions.  However, the Dodd-Frank Act contains numerous other provisions that affect community banks.

Certain of these provisions may have the consequence of increasing expenses and decreasing revenues of all community banking organizations.  Further, the environment in which community banking organizations will operate in the future, including legislative and regulatory changes affecting, among other things, their capital, liquidity, and supervision, may have long-term effects on the business model and profitability of community banking organizations, which effects cannot now be predicted.  The specific impact of the Dodd-Frank Act on the current and future financial performance of First Bank of Georgia, will, in large part, depend on the terms of the required regulations and policies to be developed and implemented by the appropriate regulatory agencies.

The Dodd-Frank Act effected a number of statutory changes that, together with the regulations promulgated thereunder, impact community banks. Certain of these changes are discussed below, as follows:

•                  Assessment Base for Deposit Insurance.  The Dodd-Frank Act changed the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminated the ceiling on the size of the DIF, and increased the floor applicable to the size of the DIF, which may require an increase in the level of assessments for institutions such as First Bank of Georgia.

•                  Deposit Insurance Limits.  The Dodd-Frank Act made permanent the $250,000 limit on federal deposit insurance.

•                  Consumer Financial Protection Bureau.  The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency responsible for implementing, examining, and enforcing compliance with federal consumer financial laws.  The new Consumer Financial Protection Bureau

(“CFPB”) has been created under the Federal Reserve Board and has rule-making, enforcement and investigative authority over consumer financial protection statutes.  Many new consumer protection regulations are expected to be promulgated over the next few years.  Many of those regulations will increase compliance costs for depository institutions or limit the fees they can charge.  Community banks may find it more difficult than larger institutions to absorb the increased compliance costs and reduction in income.  The new CFPB is specifically authorized to take action and promulgate rules to prohibit unfair, deceptive or abusive acts or practices in connection with any transaction with a consumer for a consumer financial product.  Unfair and deceptive acts are already prohibited by the Federal Trade Commission Act and many state laws.  However, the Dodd-Frank Act provides minimal guidance as to what activities will be considered “abusive.”  This will likely be an area of significant consumer litigation in the future. State attorneys general are specifically granted the authority to enforce the regulations promulgated by the CFPB against state-chartered banks, which will likely result in increased enforcement of the new consumer regulations.

•                  Loss of Federal Preemption.  The Dodd-Frank Act restricts the preemption of state law by federal law and disallows subsidiaries and affiliates of national banks from availing themselves of such preemption.

•                  Interstate Branching.  The Dodd-Frank Act, subject to a state’s restrictions on intra-state branching, now permits interstate branching.  Therefore a bank may enter a new state by acquiring a branch of an existing institution or by establishing a new branch office.  As a result, there will be no need for the entering bank to acquire or merge with an existing institution in the target state.  This ability to establish a de novo branch across state lines will have the effect of increasing competition within a community bank’s existing markets and may create downward pressure on the franchise value for existing community banks.

•                  Requirement for Mortgage Loans.  The Dodd-Frank Act created additional requirements for residential mortgage loans made by community banks and other mortgage lenders, including restrictions on prepayment penalties and yield-spread premiums, requirements for verification of a borrower’s ability to repay the mortgage loan, and other requirements and restrictions.  These provisions of the Dodd-Frank Act will likely increase the compliance and management costs of community banks associated with the origination of residential mortgage loans.

•                  Interchange Fees.  The Dodd-Frank Act amended the Electronic Funds Transfer Act to, among other things, give the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.  The Federal Reserve Board issued its final rule establishing these new standards on June 29, 2011.  Although community banks have been exempted from the cap on interchange fees, the cap on the fees of large banks will create market forces that force all fees downward.  Therefore, community banks should expect lower interchange revenues in the future.

•                  Source of Financial Strength.  The Dodd-Frank Act codified the existing policy of the Federal Reserve Board, that a bank holding company serve as a “source of financial strength” for its subsidiary banks.  This provision of the Dodd-Frank Act became effective on July 21, 2011, and clarifies ambiguities that might exist with respect to the requirements of a “policy,” as compared to the requirements of a “statute.”  Presumably, the regulations promulgated under the statutory requirements will further clarify these source-of-financial-strength requirements for bank holding companies, together with the enforcement powers of the Federal Reserve Board relating thereto.

•                  Minimum Capital Requirements and Enhanced Supervision.  On June 14, 2011, the federal banking agencies published a final rule regarding minimum leverage and risk-based capital requirements for banks and bank holding companies consistent with the requirements of Section 171 of the Dodd-Frank Act.  The Dodd-Frank Act also increased regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency. In addition, new enhanced capital requirements have been approved by federal regulators, including the Federal Reserve and the FDIC (see “— First Bank of Georgia - Capital Adequacy” below).

•                  Payment of Interest on Demand Deposits.  On July 21, 2011, the Federal Reserve Board’s final rule repealing Regulation Q (“Prohibition Against Payment of Interest on Demand Deposits”), became effective.  Regulation Q was promulgated to implement the statutory prohibition against payment of interest on demand deposits by institutions that are member banks of the Federal Reserve Board.  This will increase community banks’ cost of funds as they may need to pay interest on demand deposits of business entities to retain such customers.

•                  Transactions with Affiliates.  The Dodd-Frank Act enhanced the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained.  These requirements became effective on July 21, 2011.

•                  Enhanced Lending Limits.  The Dodd-Frank Act strengthened the previous limits on a depository institution’s credit exposure to one borrower which limited a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds.  The Dodd-Frank Act expanded the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

•                  Compensation Practices.  The Dodd-Frank Act provides that the appropriate federal regulators must establish standards prohibiting as an unsafe and unsound practice any compensation plan of a bank holding company or other “covered financial institution” that provides an insider or other employee with “excessive compensation” or compensation that gives rise to excessive risk or could lead to a material financial loss to such firm.  In June 2010, prior to the Dodd-Frank Act, the bank regulatory agencies promulgated the Interagency Guidance on Sound Incentive Compensation Policies, which requires that financial institutions establish metrics for measuring the impact of activities to achieve incentive compensation with the related risk to the financial institution of such behavior.  In addition, public companies must now hold non-binding advisory “say-on-pay” and “say-on-frequency” shareholder votes at defined intervals to give shareholders the opportunity to provide feedback on the company’s compensation practices.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, many of the new requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years.  Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies, the full extent of the impact such requirements will have on financial institutions’ operations is unclear.  The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business.  These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Holding Company Regulation

Bank Holding Company Regulation.  GECR is a bank holding company and a member of the Federal Reserve System under the BHC Act.  As such, GECR is subject to the supervision, examination and reporting requirements of the BHC Act, as well as other federal and state laws governing the banking business.  The Federal Reserve Board is the primary regulator of GECR, and supervises GECR’s activities on a continual basis.  GECR is required to furnish to the Federal Reserve Board an annual report of its operations at the end of each fiscal year, and such additional information as the Federal Reserve Board may require pursuant to the BHC Act.  In general, the BHC Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities.  The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve Board before:

•                  acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank;

•                  taking any action that causes a bank to become a subsidiary of a bank holding company;

•                  merging or consolidating with another bank holding company; or

•                  acquiring most other operating companies.

Subject to certain state laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state banks.  Under the Gramm-Leach-Bliley Act (described below), a bank holding company meeting certain qualifications may apply to the Federal Reserve Board to become a financial holding company, and thereby engage (directly or through a subsidiary) in certain activities deemed financial in nature, such as securities brokerage and insurance underwriting.  With certain exceptions, the BHC Act prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Board determines such activities are incidental or closely related to the business of banking.

The Change in Bank Control Act of 1978 requires a person (or a group of persons acting in concert) acquiring “control” of a bank holding company to provide the Federal Reserve Board with 60 days’ prior written notice of the proposed acquisition.  Following receipt of this notice, the Federal Reserve Board has 60 days (or up to 90 days if extended) within which to issue a notice disapproving the proposed acquisition.  In addition, any “company” must obtain the Federal Reserve Board’s approval before acquiring 25% (5% if the “company” is a bank holding company) or more of the outstanding shares or otherwise obtaining control over a bank holding company.

Financial Services Modernization.  The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the “Modernization Act”) amended the BHC Act and:

•                  allows bank holding companies that qualify as “financial holding companies” to engage in a substantially broader range of non-banking activities than was permissible under prior law;

•                  allows insurers and other financial services companies to acquire banks;

•                  allows national banks, and some state banks, either directly or through operating subsidiaries, to engage in certain non-banking financial activities;

•                  removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

•                  establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

If GECR, which has not obtained qualification as a “financial holding company,” were to do so in the future, GECR would be eligible to engage in, or acquire companies engaged in, the broader range of activities that are permitted by the Modernization Act, provided that if any of GECR’s banking subsidiaries were to cease to be “well capitalized” or “well managed” under applicable regulatory standards, the Federal Reserve Board could, among other things, place limitations on GECR’s ability to conduct these broader financial activities or, if the deficiencies persisted, require GECR to divest the banking subsidiary.  In addition, if GECR were to be qualified as a financial holding company and any of its banking subsidiaries were to receive a rating of less than satisfactory under the Community Reinvestment Act of 1977 (the “CRA”), GECR would be prohibited from engaging in any additional activities other than those permissible for bank holding companies that are not financial holding companies.  The broader range of activities in which financial holding companies are eligible to engage include activities that are determined to be “financial in nature,” including insurance underwriting, securities underwriting and dealing, and making merchant banking investments in commercial and financial companies.

Transactions with Affiliates.  GECR and First Bank of Georgia are deemed to be affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions.  Generally, the Federal Reserve Act limits the extent to which a financial institution or its subsidiaries may engage in “covered transactions” with an affiliate.  It also requires all transactions with an affiliate, whether or not “covered transactions,” to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate.  The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Tie-In Arrangements.  GECR and First Bank of Georgia cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.  For example, with certain exceptions, neither GECR nor First Bank of Georgia may condition an extension of credit on either a requirement that the customer obtain additional services provided by either GECR or First Bank of Georgia, or an agreement by the customer to refrain from obtaining other services from a competitor.  The Federal Reserve Board has adopted exceptions to its anti-tying rules that allow banks greater flexibility to package products with their affiliates.  These exceptions were designed to enhance competition in banking and non-banking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers.

Source of Strength; Cross-Guarantee.  Under former Federal Reserve Board policy and now codified by the Dodd-Frank Act, GECR is expected to act as a source of financial strength to First Bank of Georgia and to commit resources to support First Bank of Georgia.  This support may be required at times when, absent such rule, GECR subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks.  In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Under the BHC Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company.  Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Subsidiary Dividends.  GECR is a legal entity separate and distinct from First Bank of Georgia.  A portion of GECR’s revenues is derived from amounts paid as dividends to GECR by First Bank of Georgia.  Under Georgia law, First Bank of Georgia may pay dividends only when and if First Bank of Georgia is not insolvent.  In addition, dividends may not be declared or paid at any time when First Bank of Georgia does not have combined paid-in capital and appropriated retained earnings equal to at least 20% of First Bank of Georgia’s capital stock.  The Georgia Department of Banking and Finance’s approval must be obtained before First Bank of Georgia may pay cash dividends out of retained earnings if (i) the total classified assets at the most recent examination of First Bank of Georgia exceeded 80% of the equity capital, (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends for the previous calendar year, or (iii) the ratio of equity capital to adjusted assets is less than 6%.

In addition, GECR and First Bank of Georgia are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The appropriate federal regulatory authority is authorized to determine that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof, under certain circumstances relating to the financial condition of a bank or bank holding company.  Federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings.

Incentive Compensation.  On June 21, 2010, the Federal Reserve Board, along with the Office of the Comptroller of the Currency (the “OCC”), the Office of Thrift Supervision (the “OTS”), and the FDIC, issued final guidance on incentive compensation policies.  The guidance is intended to ensure that the incentive compensation policies of financial institutions do not undermine the safety and soundness of such institutions by encouraging excessive risk-taking.

The agencies incorporate oversight of incentive compensation policies, as part of the regular, risk-focused examination process, of financial institutions that are not “large, complex banking organizations.”  These reviews will be tailored to each financial institution based on the scope and complexity of the institution’s activities and the prevalence of incentive compensation arrangements.  The findings of the supervisory initiatives will be included in reports of examination.  Deficiencies will be incorporated into the financial institution’s supervisory ratings, which can affect the institution’s ability to make acquisitions and take other actions.  Enforcement actions may be taken against a financial institution if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the institution’s safety and soundness and the institution is not taking prompt and effective measures to correct the deficiencies.

The guidance is designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the institution or create undue risks to the financial system.  Because improperly structured compensation arrangements for both executive and non-executive employees may pose safety and soundness risks, the guidance applies not only to top-level managers, but also to other employees who have the ability to materially affect the risk profile of an organization, either individually or as part of a group.

The guidance is based upon the key principles that a financial institution’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the institution’s board of directors.

The scope and content of banking regulators’ policies on executive compensation are likely to continue evolving in the future.

The Federal Reserve Board and the Dodd-Frank Act addressed loan officer origination compensation practices with new rules in 2010. See the discussion below under “Other Laws and Regulations.”

State Law Restrictions.  As a Georgia business corporation, GECR may be subject to certain limitations and restrictions under applicable Georgia corporate law.

First Bank of Georgia

General.  First Bank of Georgia, as a Georgia state-chartered bank, is subject to regulation and examination by the State of Georgia Department of Banking and Finance, as well as the FDIC. Georgia state laws regulate, among other things, the scope of the First Bank of Georgia’s business, its investments, its payment of dividends to GECR, its required legal reserves and the nature, lending limit, maximum interest charged and amount of and collateral for loans.  The laws and regulations governing First Bank of Georgia generally have been promulgated by the Georgia Legislature to protect depositors and not to protect shareholders of GECR or First Bank of Georgia.

Bank Lending Limit.  In September 2009, First Bank of Georgia became subject to revised regulations from the State of Georgia Department of Banking and Finance regarding its total aggregate lending limit to a single customer and that customer’s related entities.  The new regulation revised the definition of how a single customer is defined. As a result, the board of directors of First Bank of Georgia approved an increase in First Bank of Georgia’s statutory capital base in October 2009 by appropriating a portion of retained earnings.  At June 30, 2014, First Bank of Georgia’s statutory capital base totaled $40.0 million and consisted of $3.18 million in capital stock, $16.32 million of surplus and $20.5 million in appropriated retained earnings, allowing for a $10.0 million lending limit (25%).

Commercial Real Estate Lending. Lending operations that involve concentration of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators.  The regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations.  Real estate loans generally include land development, construction loans, loans secured by multi-family property and nonfarm nonresidential real property where the primary source of repayment is derived from rental income associated with the property.  The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•                  total reported loans for construction, land development and other land represent 100 percent or more of the institution’s total risk-based capital, or

•                  total commercial real estate loans as defined in the guidance represent 300 percent or more of the institution’s total risk-based capital and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 months.

In October 2009, the federal banking agencies issued additional guidance on real estate lending that emphasizes these considerations.

Insider Credit Transactions.  Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interests of such persons.  Extensions of credit must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees.  Also, such extensions of credit must not involve more than the normal risk of repayment or present other unfavorable features.

Transactions with Affiliates and Insiders; Regulation W.  First Bank of Georgia is subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The aggregate of all “covered transactions” is limited in amount, as to any one affiliate, to 10% of First Bank of Georgia’s capital and surplus and, as to all affiliates combined, to 20% of First Bank of Georgia s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.  First Bank of Georgia is forbidden to purchase low quality assets from an affiliate.

Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates. The regulation also limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

Federal Deposit Insurance Corporation Improvement Act.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), all insured institutions must undergo regular on-site examinations by their appropriate banking agency.  The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate.  Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable.  The FDICIA directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution.  Each federal banking agency has prescribed, by regulation, non-capital safety and soundness standards for institutions under its authority.  These standards cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation.

Interstate Banking and Branching.  The Dodd-Frank Act modified the federal statute governing de novo interstate branching by state member banks.  As a result, a state member bank is authorized to open its initial branch in a host state by establishing a de novo branch at any location where a bank chartered by that host state could establish a branch.  A host state is defined as a state, other than a bank’s home state, in which the bank seeks to establish and maintain a branch.  A state member bank seeking to open a de novo interstate branch must file an application with the Federal Reserve Board in addition to adherence to state filing requirements and to capital, management, and community reinvestment standards.

Deposit Insurance and Assessments.  The deposits of First Bank of Georgia are currently insured to a maximum of $250,000 per depositor for substantially all depository accounts.

In February 2011, the FDIC board of directors approved a final plan to impose parity among banks in the deposit-insurance system by basing the assessment base on average total consolidated assets minus average tangible equity instead of domestic deposits.  Institutions in Risk Category I, which includes more than 90 percent of community banks, pay 5-9 basis points instead of the prior base rate schedule of 12-16 basis points. Institutions in Risk Categories II, III and IV pay 14, 23 and 35 basis points, respectively, compared to the prior rates of 22, 32 and 45 basis points, respectively. In addition, the secured liability adjustment was eliminated under the final rule (although secured liabilities are reflected in a bank’s new assessment base), and the unsecured debt adjustment and the brokered deposit adjustment have remained but with some modifications.  Under the final rule, institutions with less than $1 billion in assets report average weekly balances of their consolidated total assets rather than reporting average daily balances. The final rule allows institutions with less than $1 billion in average consolidated total assets to report the end-of-quarter amount of Tier 1 capital as a proxy for average tangible equity.

First Bank of Georgia’s FDIC insurance expense totaled $254,428 for 2013. FDIC insurance expense includes deposit insurance assessments and Financing Corporation (“FICO”) assessments related to outstanding FICO bonds to fund interest payments on bonds to recapitalize the predecessor to the DIF.  These assessments will continue until the FICO bonds mature in 2017.  The FICO assessment rates, which are determined quarterly, are based on average total consolidated assets minus average tangible equity.

The FDIC may terminate the deposit insurance of any insured depository institution, including First Bank of Georgia, if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the banking regulator.  It may also suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Our management is not aware of any practice, condition or violation that might lead to termination of First Bank of Georgia’s deposit insurance.

Community Reinvestment Act.  The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the FDIC, or the OCC (as applicable), shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods.  These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.  Failure to adequately meet these criteria could impose additional requirements and limitations on First Bank of Georgia.

Capital Adequacy.  Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks.  If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities.

The FDIC and Federal Reserve Board use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights.  The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.  The guidelines are minimums, and the Federal Reserve Board has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum.  The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital for bank holding companies includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses.  Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

The FDIC and Federal Reserve Board also employ a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines.  The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company or bank may leverage its equity capital base.  A minimum leverage ratio of 3% is required for the most highly rated bank holding companies and banks.  Other bank holding companies, banks and bank holding companies seeking to expand, however, are required to maintain minimum leverage ratios of at least 4% to 5%.

In September 2009, the U.S. Treasury Department released a set of principles for financial regulatory reform, including a general recommendation for increased capital for banks and bank holding companies across the board (with even higher requirements for systemically risky banking organizations).  In December 2009, the Basel Committee on Banking Supervision issued proposals for regulatory capital changes, including greater emphasis on common equity as a component of Tier 1 capital.  On September 12, 2010, the Basel Committee announced the calibration of its revised capital framework for major banking institutions (known as “Basel III”). Both proposals also recommended enhanced leverage and liquidity requirements.

In July 2013, the OCC and the Federal Reserve approved a final rule that replaces the existing risk-based and leverage capital rule.  This rule was published in October 2013. An interim final rule was published by the FDIC in September 2013, which is consistent with the OCC/Federal Reserve rule. First Bank of Georgia will be subject to the FDIC interim rule.  The rule establishes a new regulatory capital framework that incorporates revisions to the Basel capital framework, including Basel III and other elements.  The rule strengthens the definition of regulatory capital, increases risk-based capital requirements, and amends the methodologies for determining risk-weighted assets.  Subject to various transition periods, the rule is effective for “advanced approaches” banks on January 1, 2014, and for all other banks (including First Bank of Georgia) on January 1, 2015.

Highlights of the new regulatory capital rule:

•                  Revises the “Prompt Corrective Action” framework to incorporate new regulatory capital minimum thresholds.

•                  Adds a new Common Equity Tier 1 capital ratio of 4.5 percent and increases the minimum Tier 1 capital ratio requirement from 4.0 percent to 6.0 percent.

•                  Implements strict eligibility criteria for regulatory capital instruments.

•                  Improves the measure of risk-weighted assets to enhance risk sensitivity.

•                  Retains the existing regulatory capital framework for one- to four-family residential mortgage exposures.

•                  Allows banks not subject to the advanced approaches rule to retain the existing treatment for accumulated other comprehensive income (“AOCI”) through a one-time election.

•                  Allows certain depository institution holding companies to continue to include in Tier 1 capital previously issued trust preferred securities and cumulative perpetual preferred stock.

•                  Limits capital distributions and certain discretionary bonus payments if banks do not maintain a “capital conservation buffer” of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets.

In December 2013, five federal agencies, including the Federal Reserve Board, the FDIC and the SEC, approved final rules to implement Section 619 of the Dodd-Frank Act, known as the “Volcker Rule.” Section 619 prohibits insured depository institutions and their affiliates from engaging in short-term proprietary trading of certain securities, derivatives, commodity futures and options, for their own account. The rules also impose limits on a banking entity’s investments in, and other relationships with, hedge funds and private equity funds. There are exemptions for certain activities and compliance with the rules varies with the size of the banking entity and scope of activities.

On January 14, 2014, the same five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities (“TruPS CDOs”) from the investment prohibitions of Section 619 of the Dodd-Frank Act.  Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if the following qualifications are met: (1) the TruPS CDO was established, and the interest was issued, before May 19, 2010; (2) the banking entity reasonably believes that the offering proceeds received by the TruPS CDO were invested primarily in Qualifying TruPS Collateral; and (3) the banking entity’s interest in the TruPS CDO was acquired on or before December 10, 2013 (the date the agencies issued final rules implementing Section 619 of the Dodd-Frank Act). The TruPS CDO structure was the vehicle that gave effect to the use of trust preferred securities as a regulatory capital instrument prior to May 19, 2010. Section 619 and the related regulations will not have an impact on GECR or First Bank of Georgia.

Prompt Corrective Action.  The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established a “prompt corrective action” program in which every bank is placed in one of five regulatory categories, depending primarily on its regulatory capital levels. Federal banking regulators are permitted to take increasingly severe action as a bank’s capital position or financial condition declines below the “Adequately Capitalized” level described below.  Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s leverage ratio reaches two percent.  Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. Currently, for community banks such as First Bank of Georgia, the categories are:

•                  Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution is one (i) having a total capital ratio of 10% or greater, (ii) having a Tier 1 capital ratio of 6% or greater, (iii) having a leverage capital ratio of 5% or greater and (iv) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

•                  Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution is one (i) having a total capital ratio of 8% or greater, (ii) having a Tier 1 capital ratio of 4% or greater and (iii) having a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

•                  Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution is one (i) having a total capital ratio of less than 8% or (ii) having a Tier 1 capital ratio of less than 4% or (iii) having a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

•                  Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution is one (i) having a total capital ratio of less than 6% or (ii) having a Tier 1 capital ratio of less than 3% or (iii) having a leverage capital ratio of less than 3% and the institution is rated a composite 2-5 under the CAMELS rating system.

•                  Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2%.

For the First Bank of Georgia, new regulatory capital minimum thresholds will become effective January 1, 2015, as discussed above.  As of June 30, 2014, under the present rules in effect, we were deemed to be “well capitalized”.

Standards for Safety and Soundness.  The Federal Deposit Insurance Act (the “FDIA”) requires the federal banking regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset growth.  The agencies must also prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal bank regulatory agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards.  These guidelines set forth the safety and soundness standards that the federal bank regulatory agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  Under the regulations, if the FDIC determines that we fail to meet any standards prescribed by the guidelines, the agency may require us to submit to the agency an acceptable plan to achieve compliance with the standard.

Other Laws and Regulations

International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  On October 26, 2001, the USA PATRIOT Act was enacted. It includes the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “IMLAFA”) and strong measures to prevent, detect and prosecute terrorism and international money laundering.  As required by the IMLAFA, the federal banking agencies, in cooperation with the U.S. Treasury Department, established rules that generally apply to insured depository institutions and U.S. branches and agencies of foreign banks.

Among other things, the new rules require that financial institutions implement reasonable procedures to (1) verify the identity of any person opening an account; (2) maintain records of the information used to verify the person’s identity; and (3) determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.  The rules also prohibit banks from establishing correspondent accounts with foreign shell banks with no physical presence and encourage cooperation among financial institutions, their regulators and law enforcement to share information regarding individuals, entities and organizations engaged in terrorist acts or money laundering activities.  The rules also limit a financial institution’s liability for submitting a report of suspicious activity and for voluntarily disclosing a possible violation of law to law enforcement. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation (the “FBI”) can send to the bank regulatory agencies lists of the names of persons suspected of involvement in terrorist activities.  A bank can be requested to search its records for any relationships or transactions with persons on those lists.  If any relationships or transactions are found, the bank must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress.  OFAC has sent, and will send, to bank regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts.  If a bank finds a name on any transaction, account or wire transfer that is on an OFAC list, the bank must freeze such account, file a suspicious activity report and notify the FBI.  First Bank of Georgia has appointed an OFAC compliance officer to oversee the inspection of accounts and the filing of any required notifications.  First Bank of Georgia actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files, utilizing software which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act of 2002 (the “SOX”) was enacted to address corporate and accounting fraud. It established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients.  Among other things, it also: (i) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the SEC; (ii) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non-GAAP) disclosures; (iii) accelerates the time frame for reporting of insider transactions and periodic disclosures by certain public companies; and (iv) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

The SOX requires the SEC, based on certain enumerated factors, to review corporate filings regularly and systematically.  To deter wrongdoing, it: (i) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (ii) prohibits an officer or director from misleading or coercing an auditor; (iii) prohibits insider trades during pension fund “blackout periods”; (iv) imposes new criminal penalties for fraud and other wrongful acts; and (v) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

Effective September 21, 2010, the SEC adopted amendments to its rules to conform to Section 404(c) of the SOX, as added by Section 989G of the Dodd-Frank Act. Section 404(c) provides that the SOX shall not apply to any audit report prepared by an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

With market value of its common equity less than $75 million for the year ended December 31, 2013, GECR did not qualify as an accelerated filer or large accelerated filer and therefore was not subject to Section 404(c) of the SOX.  Prior to the enactment of the Dodd-Frank Act, GECR, as a non-accelerated filer, would have been required to include an attestation report from its public accounting firm on internal control over financial reporting in its Annual Report on Form 10-K filed with the SEC.

GECR’s management continues to be responsible for establishing and maintaining adequate internal control over financial reporting.

Other Laws and Regulations.  Interest and other charges collected or contracted for by First Bank of Georgia are subject to state usury laws and federal laws concerning interest rates.  First Bank of Georgia’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•                  Effective April 1, 2011, the Federal Reserve Board implemented new rules regarding all persons who originate loans, including mortgage loan officers and brokers.  The new rules include, among other things, prohibition of compensation to loan originators based on the terms or conditions of a loan, prohibiting dual payment of a mortgage originator from both the consumer and the creditor, and prohibiting a loan officer from steering a consumer to a lender with less favorable terms that increase the loan officer or broker’s compensation.  The Dodd-Frank Act also addressed loan originator compensation in a similar manner but with additional provisions.  First Bank of Georgia’s Mortgage Division has addressed these new rules and met the April 1, 2011 implementation date.

•                  The Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers.

•                  The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves.

•                  The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit.

•                  The Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies.

•                  The Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies.

•                  The Check Clearing for the 21st Century Act, giving “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check, and enacting other provisions related to check status, communication and verification procedures.

•                  The rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of First Bank of Georgia are also subject to:

•                  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•                  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Financial Institutions Reform Recovery and Enforcement Act of 1989.  This act expanded and increased the enforcement powers of the federal regulatory agencies in terms of both civil and criminal penalties against depository institutions and certain “institution-affiliated parties.”  Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys, accountants and others who participate in the conduct of the financial institution’s affairs.  Practices subject to these sanctions can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports.  Civil penalties may be as high as $1,000,000 a day for such violations.  Criminal penalties for some financial institution crimes have been increased to 20 years.  In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties.  Possible enforcement actions include the termination of deposit insurance.  Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss.  A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Privacy and Credit Reporting.  Financial institutions are required to disclose their policies for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer.  Additionally, financial institutions generally may not disclose customer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.  It is First Bank of Georgia’s policy not to disclose any personal information unless required by law.

Like other lending institutions, First Bank of Georgia utilizes credit bureau data in its underwriting activities.  Use of such data is regulated under the Fair Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data.  The Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”) authorizes states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the FACT Act.

Effect of Governmental Monetary Policies.  First Bank of Georgia’s earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies.  The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order to, among other things, curb inflation or combat a recession.  The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits.  It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Future Legislation.  Various other legislative and regulatory initiatives affecting the banking system are from time to time introduced in Congress and state legislatures, as well as regulatory agencies.  Future legislation regarding financial institutions may change banking statutes and the operating environment in substantial and unpredictable ways. The nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time. GECR cannot determine the ultimate effect that such potential legislation, if enacted, would have upon its financial condition or operations.

Properties

GECR’s and First Bank of Georgia’s main offices are located at 3527 Wheeler Road in Augusta, Georgia.  This office was opened in September 2005.  First Bank of Georgia operates three banking offices in Augusta, Georgia, two banking offices in Martinez, Georgia, one banking office in Evans, Georgia, and one banking office in Thomson, Georgia.  All of these offices are owned by First Bank of Georgia.  The following table sets forth the location of each of First Bank of Georgia’s branch offices and the date each branch opened for business:

Branch	Date Opened

Hill Street Office, Thomson, Georgia	January 1989
Daniel Village Office, Augusta, Georgia	March 1999
West Town Office, Martinez, Georgia	October 1999
Medical Center Office, Augusta, Georgia	January 2001
Fury’s Ferry Road Office, Martinez, Georgia	April 2002
Main Office, Augusta, Georgia	September 2005
Evans Office, Evans, Georgia	May 2013

First Bank of Georgia also leases office space at one location in Augusta to house the Mortgage Division.  The Mortgage Division also operates offices in Savannah, Georgia out of leased office space.  First Bank of Georgia also has a mortgage production office in Aiken, South Carolina. This office houses two employees and is operated from a space with a month-to-month lease.

Legal Proceedings

The nature of the business of First Bank of Georgia is such that it ordinarily results in a certain amount of litigation.  In the opinion of management, except as otherwise described below, there are no material pending legal proceedings to which GECR or First Bank of Georgia is a party or of which any of their properties are the subject; nor are there material proceedings known to GECR or First Bank of Georgia to be contemplated by any governmental authority; nor are there material proceedings known to GECR or First Bank of Georgia, pending or contemplated, in which any director, officer, or affiliate or any principal security holder of GECR or First Bank of Georgia, or any associate of any of the foregoing, is a party or has an interest adverse to GECR or First Bank of Georgia.

In August 2011, First Bank of Georgia was sued in State Court by a subcontractor related to a residential development project foreclosed upon by First Bank of Georgia.  The suit alleged various claims against First Bank of Georgia, all of which First Bank of Georgia denied.  Following a mistrial in November 2012 where the jury failed to reach a verdict, a second trial in January 2013 resulted in a verdict against First Bank of Georgia in the amount of $597,500.  First Bank of Georgia appealed this verdict.

In July 2014, the Georgia Court of Appeals reversed the judgment in favor of the plaintiff in the foregoing case and has, in rendering its judgment, refused to allow a new trial.  The court found that the trial judge should have entered judgment in favor of First Bank of Georgia.  The plaintiff subsequently petitioned the Georgia Supreme Court to review the decision of the Court of Appeals.  It is not presently known whether or when the Georgia Supreme Court will accept or deny the petition for review, and, if accepted, what the outcome of its review will be.

The entire initial judgment amount was recorded as a contingent liability as of June 30, 2014 and December 31, 2013 and 2012; therefore management does not expect that there will be any material adverse effects on GECR’s future consolidated financial position, results of operations or cash flows related to this litigation.

Market Price of and Dividends on the GECR’s Common Stock

GECR’s common stock is listed on the OTC Markets Group’s (OTCQB) tier under the symbol “GECR”. The market for GECR’s common stock must be characterized as a limited market due to its relatively low trading volume and lack of analyst coverage. The following table sets forth for the periods indicated the quarterly high and low sales prices per share of GECR common stock as reported by the OTCQB Marketplace.  The share prices below reflect all stock splits.

	High		Low
Fiscal Year ended December 31, 2012
First Quarter		$9.25		$6.75
Second Quarter		$9.45		$7.00
Third Quarter		$10.75		$8.86
Fourth Quarter		$12.98		$10.70
Fiscal Year ended December 31, 2013
First Quarter		$14.25		$12.60
Second Quarter		$15.99		$14.02
Third Quarter		$16.00		$15.07
Fourth Quarter		$15.25		$14.25
Fiscal Year ending December 31, 2014
First Quarter		$14.65		$14.20
Second Quarter		$21.65		$13.71
Third Quarter (through [ ], 2014)	$	[ ]	$	[ ]

The last reported sale price of GECR Financial common stock on June 23, 2014, the last full trading day prior to announcement of the execution of the merger agreement was $13.71, and the last reported sales price on [ ], 2014, the most recent practicable trading day prior to the date of this document, was $[ ].

The market prices of GECR common stock and STBZ common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the GECR special meeting and the date the merger is completed and thereafter.  No assurance can be given concerning the market prices of GECR common stock or STBZ common stock before completion of the merger or STBZ common stock after completion of the merger.  In the merger you will receive cash and a number of shares of STBZ common stock equal to the exchange ratio specified in the merger agreement.  The market price of STBZ common stock (and therefore the value of the common stock consideration) when received by GECR shareholders after the merger is completed could be greater than, less than or the same as it would be if the merger closed on the date hereof.  Accordingly, GECR shareholders are advised to obtain current market quotations for GECR common stock and STBZ common stock in deciding whether to vote for approval of the merger agreement.

As of [ ], 2014 the number of holders of record of GECR’s common stock was approximately [ ].

Cash dividends totaling $623,000 and $432,000 were paid by GECR during the years ended December 31, 2013 and 2012, respectively.  GECR paid a quarterly dividend of $0.04 per share in the first quarter of 2013 and $0.045 for the second, third and fourth quarters of 2013.  GECR paid a quarterly dividend of $0.045 per share in the first and second quarters of 2014.  Pursuant to the merger agreement, GECR is prohibited from paying any dividends other than its regular quarterly cash dividends, which may be paid only at the same interval and price as GECR had established at the effective time of the merger agreement.

Future dividends, if any, will be determined by the board of directors of GECR in light of circumstances existing from time to time, including GECR’s growth, financial condition and results of operations, the continued existence of the restrictions described above and below on First Bank of Georgia’s ability to pay dividends and other factors that the board of directors of GECR considers relevant.

Because GECR’s principal operations are conducted through First Bank of Georgia, GECR generates cash to pay dividends primarily through dividends paid to it by First Bank of Georgia.  Accordingly, any dividends paid by GECR will depend on First Bank of Georgia’s earnings, capital requirements, financial condition and other factors.  Under Georgia law, First Bank of Georgia may pay dividends only when and if First Bank of Georgia is not insolvent.  In addition, dividends may not be declared or paid at any time when First Bank of Georgia does not have combined paid-in capital and appropriated retained earnings equal to at least 20% of First Bank of Georgia’s capital stock.  Moreover, dividends may not be paid by First Bank of Georgia without the prior approval of the Georgia Department of Banking and Finance, if the dividends are in excess of specified amounts fixed by the Georgia Banking Department.

Changes in GECR’s Certifying Accountant

On March 16, 2012, GECR dismissed Cherry, Bekaert & Holland, L.L.P. (“CBH”) as its principal independent registered public accounting firm.  The decision to dismiss CBH was approved by GECR’s Audit Committee.

In each of GECR’s two fiscal years ended December 31, 2011 and December 31, 2010, CBH’s report on the consolidated financial statements of GECR did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In each of GECR’s two fiscal years ended December 31, 2011 and December 31, 2010 and through March 16, 2012, there were no disagreements, as that term is defined in Item 304(a)(l)(iv) and the related instructions of Regulation S-K, promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, with CBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of CBH, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on GECR’s financial statements.

In each of GECR’s two fiscal years ended December 31, 2011 and December 31, 2010 and through March 16, 2012, there were no “reportable events,” as that term is defined in Item 304(a)(l)(v) of Regulation S-K, that were reported by CBH to GECR.

On March 16, 2012, GECR’s Audit Committee approved the selection of Crowe Horwath LLP (“Crowe”) as its principal independent registered public accounting firm to audit GECR’s financial statements for the fiscal year ended December 31, 2012 and authorized management to move forward with such engagement.  Crowe also subsequently acted as GECR’s principal independent registered public accounting firm to audit GECR’s financial statements for the fiscal year ended December 31, 2013.

On March 26, 2012, GECR engaged Crowe as its principal independent registered public accounting firm to audit the GECR’s financial statements for the fiscal year ended December 31, 2012.

During GECR’s two fiscal years ended December 31, 2011 and December 31, 2010, and through March 16, 2012, neither GECR, nor anyone acting on its behalf, consulted with Crowe regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on GECR’s financial statements, and no written report or oral advice was provided GECR that Crowe concluded was an important factor considered by GECR in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement, as described in Item 304(a)(l)(iv) and the related instructions of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(l)(v) of Regulation S-K.

Market Risk

Market risk is the risk arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices.  Our primary market risk is interest rate risk.

For a full explanation of the market risk impacting GECR, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GECR as of and for the Fiscal Year Ended December 31, 2013 — Market Risk,” included with this proxy statement/prospectus.

Transactions with Related Persons, Promoters and Certain Control Persons

First Bank of Georgia extends loans from time to time to certain of GECR’s and First Bank of Georgia’s directors, their associates and members of the immediate families of the directors and executive officers of GECR and First Bank of Georgia.  These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with GECR or First Bank of Georgia, and do not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with GECR’s Audit Committee Charter, GECR’s Audit Committee is responsible for reviewing and approving all related-party transactions.  Any financial transaction with any officer or director, or any immediate family member of any officer or director, not made in the ordinary course of business, would need to be approved by the Audit Committee prior to GECR entering into such transaction.  On an ongoing basis, all potential related-party transactions are reported directly to the Chairman of the Audit Committee.  To assist GECR in identifying any related-party transactions, each year GECR submits and requires its directors and officers to complete questionnaires identifying any transactions with GECR in which the directors or officers, or their immediate family members, have an interest.

In accordance with the terms of the merger agreement, following completion of the merger, one (1) current director of GECR will become a director STBZ. As of the date of this proxy statement/prospectus, no current director of GECR has been selected (by STBZ) to fulfill this role, and no GECR director is expected to be so selected before completion of the merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GECR AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013

In this section, unless the context indicates otherwise, references to “we,” “us” and “our” refer to GECR and First Bank of Georgia.

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of GECR and First Bank of Georgia and should be read in conjunction with the section entitled “Information About Georgia-Carolina Bancshares, Inc.” and GECR’s financial statements for the fiscal year ended December 31, 2013 which are attached to this proxy statement/prospectus.

Critical Accounting Policies

The accounting and reporting policies of GECR and First Bank of Georgia are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry.  Application of these principles requires management to make estimates or judgments that affect the amounts reported in GECR’s financial statements and the accompanying notes attached to this proxy statement/prospectus.  These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments.  Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported.

Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or a valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event.  Carrying assets and liabilities at fair value inherently results in more financial statement volatility.  The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.  When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

Management views critical accounting policies to be those that are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable credit losses incurred in the loan portfolio.  Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on non-impaired loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.  The loan portfolio also represents the largest asset type on the consolidated balance sheet.  Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance.  A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that First Bank of Georgia will be unable to collect all amounts due according to the contractual terms of the loan agreement.  These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values.  The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  Management considers the actual loss history experience over the last four quarters, one year, two year, and three year periods by portfolio segment to determine the historical loss experience used in the general component.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries for the most recent three years; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment.  Although management believes its process for determining the allowance adequately considers all possible factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change.  To the extent actual outcomes differ from management’s estimates, additional provisions for loan losses could be required that could adversely affect First Bank of Georgia’s earnings or financial position in future periods.

Mortgage Banking Derivatives

Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments.  Loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in other non-interest income.  At the inception of a loan commitment, First Bank of Georgia generally will simultaneously enter into a best efforts forward commitment to protect the bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.

Other Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.  Costs related to the development and improvement of other real estate owned are capitalized.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Additional information on GECR and First Bank of Georgia’s critical accounting policies can be found in the Notes to the consolidated financial statements attached to this proxy statement/prospectus.

Consolidated Financial Information

Certain consolidated financial information for GECR and First Bank of Georgia as of and for the years ended December 31, 2013 and 2012 is presented below:

	December 31, 2013		December 31, 2012
	Total Assets	Net Income (Loss)	Total Assets	Net Income (Loss)
	(Dollars in thousands)

GECR consolidated	$516,498	$6,204	$506,175	$6,621
The Bank	$516,135	$6,388	$505,919	$6,775
The Company		$(184)		$(154)

GECR, on a stand alone basis, incurred $288,635 and $229,140 in operational costs for the years ended December 31, 2013 and 2012, respectively.  The operational costs were partially offset by income tax benefits of $104,615 and $74,990 for 2013 and 2012, respectively.  In total, the net loss for GECR alone was ($184,020) and ($154,150) for the years ended December 31, 2013 and 2012, respectively.  GECR alone received $160,000 and $1,500,000 in dividends from First Bank of Georgia for the years ended December 31, 2013 and 2012, respectively.  GECR’s operational costs are primarily funded by proceeds from the exercise of stock options and the dividends received from First Bank of Georgia.

Results of Operations – Comparison of 2013 and 2012

Balance Sheet

GECR’s total assets increased $10.3 million or 2.0%, to $516.5 million at December 31, 2013 from $506.2 million at December 31, 2012.  Average total assets were $493.3 million in 2013 and $493.0 million in 2012, a slight increase of $300,000 or 0.1%.  Loans held for sale decreased from $48.4 million at December 31, 2012 to $31.3 million at December 31, 2013, a decrease of $17.1 million or 35.4%.  Substantially all loans held for sale originated by First Bank of Georgia consist of well-secured single family residential mortgage loans which are originated with a sales commitment and are sold in the secondary market shortly after origination, thus reducing First Bank of Georgia’s credit risk.  All other loans, net of allowance, totaled $269.4 million at December 31, 2013 compared to $259.9 million at December 31, 2012, an increase of $9.5 million or 3.7%.  Commercial and industrial loans decreased $1.7 million or 8.6%, from $19.8 million at December 31, 2012 to $18.1 million at December 31, 2013.  Real estate – residential loans increased $300,000 or 0.5%, from $55.5 million at December 31, 2012 to $55.8 million at December 31, 2013, and real estate – construction, land and land development loans increased $4.6 million or 8.1%, from $55.9 million at December 31, 2012 to $60.5 million at December 31, 2013.  Real estate – commercial loans increased $5.9 million or 4.5%, from $130.7 million at December 31, 2012 to $136.6 million at December 31, 2013.  Consumer loans totaled $3.9 million at December 31, 2012 and 2013.  The increases in most categories are primarily the result of improving loan demand.

While First Bank of Georgia experienced an increase in loans and a decrease in loans held for sale, liquidity has continued to remain strong.  Therefore, the bank invested in securities available-for-sale during 2013.  Securities available-for-sale increased $25.6 million or 19.3% to $158.4 million at December, 31, 2013 compared to $132.8 million at December 31, 2012.  Cash and due from banks decreased $13.5 million or 44.4% to $16.8 million at December 31, 2013 from $30.3 million at December 31, 2012.  At December 31, 2013 and 2012, interest bearing balances with correspondent banks totaled $7.2 million and $23.10 million, respectively.

During September 2013, First Bank of Georgia purchased $5.0 million in additional bank-owned life insurance (BOLI).  Please see Note 5 of the consolidated financial statements incorporated into this proxy statement/prospectus for additional information.

The allowance for loan losses was $5.4 million at December 31, 2013 and $6.0 million at December 31, 2012.  This represents a decrease of $0.6 million or 10.0%.  The decrease in the allowance is based upon management’s rating and assessment of the loan portfolio and the credit risk inherent in the portfolio, and is impacted significantly by an increase in recoveries during 2013.  First Bank of Georgia’s ratio of allowance for loan losses to gross loans, excluding loans held for sale, was 1.95% at December 31, 2013, compared to 2.24% at December 31, 2012.

Other real estate owned decreased $1.0 million or 16.7% to $4.9 million at December 31, 2013 compared to $5.9 million at December 31, 2012.  The decrease is primarily related to the liquidation of other real estate assets as well as a continued decrease in the acquisition of other properties.

Total deposit accounts at December 31, 2013 were $419.7 million, an increase of $2.7 million or 0.7%, from $417.0 million at December 31, 2012.  Core deposits (DDA, NOW, money market and savings) increased $19.6 million or 7.9% in 2013 as compared to 2012.  Non-interest bearing deposits increased by $5.8 million or 8.3%, from $70.9 million at December 31, 2012 to $76.7 million at December 31, 2013.  NOW accounts increased by $2.2 million or 3.8% from $57.5 million at December 31, 2012 to $59.7 million at December 31, 2013.  Savings accounts were $64.2 million at December 31, 2012 compared to $56.8 million at December 31, 2013, a decrease of $7.4 million or 11.6%.  Money market accounts increased $19.1 million or 34.7%, from $55.0 million at December

31, 2012 to $74.1 million at December 31, 2013.  Time deposits decreased $16.9 million or 10.0% in 2013 as compared to 2012.  Classified in time deposits, brokered deposits totaled $13.4 million at December 31, 2013, a decrease of $2.0 million or 13%, compared to $15.4 million at December 31, 2012.  The overall decline in brokered deposits is a direct result of First Bank of Georgia’s increased reliance on core deposits.  Total other borrowings by First Bank of Georgia were $22.2 million at December 31, 2013, a decrease of $2.8 million or 11.2%, from the balance of $25.0 million at December 31, 2012.  First Bank of Georgia paid off $25.0 million in long-term advances during 2012 and subsequently borrowed $25.0 million from the Federal Home Loan Bank through its short-term line of credit product prior to December 31, 2012.  First Bank of Georgia has continued to utilize this daily rate credit product during 2013.  Repurchase agreements increased from $3.3 million to $12.1 million from December 31, 2012 to December 31, 2013, respectively.

First Bank of Georgia’s loan to deposit ratio was 72.9% at December 31, 2013 and 75.4% at December 31, 2012.  Excluding mortgage loans held for sale, this ratio was 65.4% for 2013 and 63.7% for 2012.

Income Statement

Interest income was $18.3 million for 2013 compared to $20.6 million for 2012, a decrease of $2.3 million or 10.9%.  This decrease was primarily the result of a continued decline in earning asset yields.  While loan demand improved during 2013, First Bank of Georgia experienced most of the increase in demand during the fourth quarter.  As loans held for sale decreased during 2013, the interest income for these loans also decreased.  As a result of reduced loans held for sale, management continued to purchase investment securities.  These securities produced a lower yield due to the low interest rate environment.  Interest expense decreased $1.6 million or 42.6%, from $3.7 million in 2012 to $2.1 million in 2013.  This decrease in interest expense was due to the lower cost of funds resulting from the continued downward repricing of deposits as well as the lower rate on borrowings.  Cost of funds also declined due to significant increases in low-cost core deposits and significant decreases in time deposits.  As noted above, there were notable changes in the deposit product balance mix which decreased cost of funds.  Net interest income was $16.2 million for 2013 compared to $16.9 million for 2012, a decrease of $0.7 million or 4%.  Net interest margin decreased to 3.59% for the year ended December 31, 2013 from 3.71% for 2012.

First Bank of Georgia recorded a negative (credit) provision for loan losses of $0.6 million for the year ended December 31, 2012 compared to a negative (credit) provision for loan losses of $2.0 million for 2013, a decrease in expense of $1.4 million.  The credit provision and decrease from 2012 is the result of management’s detailed review of First Bank of Georgia’s loan portfolio, the decreased level of First Bank of Georgia’s non-performing loans, net recoveries for the period and level of loan delinquencies.  The allowance for loan losses to total loans, excluding loans held for sale, decreased to 1.95% at December 31, 2013 from 2.24% at December 31, 2012.  Net recoveries were $1.4 million in 2013 compared to net charge offs of $245,000 in 2012.  This change of $1.7 million resulted in annual charge-off to average loans ratios excluding loans held for sale of (-0.54%) and 0.09% for the years ended December 31, 2013 and 2012, respectively.  Management considers the current allowance for loan losses to be appropriate based upon its detailed analysis of the potential risk in the portfolio; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Non-interest income for 2013 was $12.9 million compared to $14.7 million for 2012, a decrease of $1.8 million or 11.9%.  This decrease in 2013 is due to the decrease in mortgage banking activities, partially offset by an increase in other income.  Mortgage banking activities decreased to $8.2 million in 2013 from $11.4 million in 2012, a decrease of $3.2 million or 27.7%.  The mortgage origination volume sold in 2013 was $379.7 million compared to $431.5 million in 2012, a decrease of $51.8 million or 12.0%.  Other income increased from $1.9 million to $3.0 million from 2012 to 2013, primarily due to an $806,000 gain on life insurance death benefit, a $175,000 recovery of legal fees, and an increase in the gain on sale of other real estate of $191,000.

Non-interest expense decreased from $22.9 million in 2012 to $22.5 million in 2013, a decrease of $400,000 or 1.7%.  This decrease is due to several factors.  Salaries and employee benefits increased $500,000 or 4.3% primarily due to an increase in the number of full-time employees from 2012 to 2013 and normal pay increases.  Occupancy expense remained relatively flat, declining $100,000.  Other real estate owned expenses decreased $600,000 due to decreased valuation adjustments.  Other operating expenses decreased $200,000.  In 2012, First Bank of Georgia recorded a contingent liability of $600,000 due to a legal judgment against First Bank of Georgia related to OREO.  First Bank of Georgia also recorded an FHLB prepayment penalty of $392,000 for the early payoff of two FHLB advances in 2012.  During 2013, First Bank of Georgia experienced increased loan related expenses of $395,000 and data processing expenses of $296,000.  Therefore, other non-interest expense remained comparable from 2012 to 2013.

GECR recorded income tax expense of $2.5 million and $2.7 million for the years ended December 31, 2013 and 2012, respectively.  The slight decrease in 2013 resulted from the decrease in net income before taxes.  The effective tax rate was 28.6% and 28.8% for the years ended December 31, 2013 and 2012, respectively.  The slight decrease in the effective tax rate was due to certain tax-exempt income items including the life insurance death benefit.

As a result of the above factors, net income decreased in 2013 by $400,000 from $6.6 million in 2012 to $6.2 million in 2013.

Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential

The following table presents the average balance sheet of the consolidated company for the years ended December 31, 2013, 2012 and 2011.  Also presented is the consolidated company’s actual interest income and expense from each asset and liability, the average yield of each interest-earning asset and the average cost of each interest-bearing liability.  This table includes all major categories of interest-earning assets and interest-bearing liabilities.  Non-accruing loans have been included in the category “Loans, net of unearned income.”

CONSOLIDATED AVERAGE BALANCE SHEETS

(Dollars  in thousands)

	Year Ended December 31,
	2013			2012			2011
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield /	Average	Income/	Yield /	Average	Income/	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
INTEREST-EARNING ASSETS
Loans, net of unearned income	$294,608	$15,277	5.19%	$320,597	$18,019	5.62%	$334,751	$19,624	5.86%
Investment securities	150,060	3,008	2.00%	109,163	2,485	2.28%	99,858	2,611	2.61%
Fed funds sold & cash in banks	12,723	47	0.37%	25,842	65	0.25%	36,363	88	0.24%
Total interest-earning assets	457,391	18,332	4.00%	455,602	20,569	4.51%	470,972	22,323	4.74%

NON-INTEREST-EARNING ASSETS
Cash and due from banks	6,638			10,166			7,716
Bank premises and fixed assets	9,380			8,875			9,119
Accrued interest receivable	1,518			1,513			1,662
Other assets	23,911			23,522			20,520
Allowance for loan losses	(5,492)			(6,697)			(7,627)
Total assets	$493,346			$492,981			$502,362

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST-BEARING DEPOSITS
NOW accounts	$56,472	$82	0.15%	$50,604	$178	0.35%	$40,958	$163	0.40%
Savings accounts	63,259	226	0.36%	62,092	294	0.47%	60,056	535	0.89%
Money market accounts	69,423	243	0.35%	54,281	249	0.46%	45,311	333	0.73%
Time accounts	160,769	1,537	0.96%	183,331	2,282	1.24%	224,842	3,648	1.62%
Total interest-bearing deposits	349,923	2,088	0.60%	350,308	3,003	0.86%	371,167	4,679	1.26%

OTHER INTEREST-BEARING LIABILITIES
Borrowed funds	8,147	27	0.33%	22,904	679	2.96%	29,561	1,023	3.46%
Total interest-bearing liabilities	358,070	2,115	0.59%	373,212	3,682	0.99%	400,728	5,702	1.42%

NON-INTEREST-BEARING LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand deposits	72,593			61,933			50,463
Other liabilities	4,606			3,400			2,647
Shareholders’ equity	58,077			54,436			48,524
Total liabilities and shareholders’ equity	$493,346			$492,981			$502,362

Net interest income		$16,217			$16,887			$16,621

Interest rate spread			3.42%			3.52%			3.32%

Net interest margin			3.59%			3.71%			3.53%
Average loans (excl LHFS) to average deposits			75.92%			78.72%			83.40%

Rate/Volume Analysis of Net Interest Income

The following table sets forth information regarding changes in net interest income attributable to changes in average balances and changes in rates for the periods indicated.  The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period.  The balance of the change in interest income or expense and net interest income has been attributed to a change in average rate.  Non-accruing loans have been included in the category “Net loans and loans held for sale.”

	Comparison of Years Ended December 31, 2013 and 2012			Comparison of Years Ended December 31, 2012 and 2011
	(Dollars in thousands)
	Increase (Decrease) Due to
	Balance	Rate	Total	Balance	Rate	Total
Interest earned on:
Tax-exempt securities	$155	$(58)	$97	$115	$(79)	$36
Taxable securities	773	(347)	426	156	(318)	(162)
Federal funds sold and cash in banks	(33)	15	(18)	(25)	2	(23)
Net loans and loans held for sale	(1,461)	(1,281)	(2,742)	(830)	(775)	(1,605)

Total interest income	(566)	(1,671)	(2,237)	(584)	(1,170)	(1,754)

Interest paid on:
NOW deposits	21	(117)	(96)	38	(23)	15
Money market deposits	69	(75)	(6)	66	(150)	(84)
Savings deposits	6	(74)	(68)	18	(259)	(241)
Time deposits	(281)	(464)	(745)	(674)	(692)	(1,366)
Borrowed funds	(437)	(215)	(652)	(230)	(114)	(344)

Total interest expense	(622)	(945)	(1,567)	(782)	(1,238)	(2,020)

Increase (decrease) in net interest income	$56	$(726)	$(670)	$198	$68	$266

Loan Portfolio

First Bank of Georgia engages in a full complement of lending activities, including commercial, real estate and consumer loans.  As of December 31, 2013, First Bank of Georgia’s loan portfolio, excluding loans held for sale, consisted of 6.6% commercial and industrial loans, 22.0% real estate – construction, land and land development loans, 20.3% real estate – residential loans, 49.7% real estate – commercial loans, and 1.4% consumer loans.

Commercial and industrial lending is directed principally towards businesses whose demands for funds fall within First Bank of Georgia’s legal lending limits and which are potential deposit customers of First Bank of Georgia.  This category of loans includes loans made to individual, partnership or corporate borrowers, for a variety of business purposes.  These loans include short-term lines of credit, short- to medium-term plant and equipment loans, and loans for general working capital.

First Bank of Georgia’s real estate – construction, land and land development loans consist of residential and commercial construction loans as well as land development loans.  These loans are primarily construction and development loans to builders in the Augusta and Savannah, Georgia areas.

Real estate – residential loans include residential mortgage lending and are primarily single-family residential loans secured by the residential property.  Home equity lines are also included in real estate – residential loans.

Real estate – commercial loans include commercial mortgage loans that are generally secured by office buildings, retail establishments and other types of real property, both owner occupied and non-owner occupied.  A significant component of this type of lending is to owner occupied borrowers, including churches.

Consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.

While risk of loss in First Bank of Georgia’s loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond First Bank of Georgia’s control, such as local, regional and/or national economic downturns.  General conditions in the real estate market may also impact the relative risk in First Bank of Georgia’s real estate portfolio.

With respect to loans which exceed First Bank of Georgia’s lending limits or established credit criteria, First Bank of Georgia may originate such loans and sell them to another bank.  First Bank of Georgia may also purchase loans originated by other banks.  Management of First Bank of Georgia does not believe that its loan purchase participations will necessarily pose any greater risk of loss than loans which First Bank of Georgia originates.

The following table presents the categories of loans contained in First Bank of Georgia’s loan portfolio as of the end of the five most recent fiscal years and the total amount of all loans for such periods:

	As of December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)

Commercial and industrial	$18,113	$19,816	$18,864	$20,298	$22,906
Real estate — construction, land and land development	60,476	55,926	73,823	86,418	107,429
Real estate — residential	55,792	55,495	56,563	61,194	66,050
Real estate — commercial	136,632	130,729	131,725	142,351	133,140
Consumer	3,931	3,921	4,715	6,606	7,468

Total loans receivable	$274,944	$265,887	$285,690	$316,867	$336,993

Less:

Unearned income and deferred loan fees	(197)	(56)	(76)	(58)	(144)
Allowance for possible loan losses	(5,357)	(5,954)	(6,804)	(7,866)	(5,072)

Total (net of allowance)	$269,390	$259,877	$278,810	$308,943	$331,777

In addition to the above, First Bank of Georgia also had $31.3 million and $48.4 million of single family residential mortgage loans held for sale at December 31, 2013 and 2012, respectively, that were originated by First Bank of Georgia’s Mortgage Division.

The table below presents an analysis of maturities of loans by loan type as of December 31, 2013:

	Due in 1 Year or Less	Due in 1 to 5 Years	Due After 5 Years	Total
	(Dollars in thousands)

Commercial and industrial	$9,264	$8,079	$770	$18,113
Real estate — construction, land and land development	39,573	15,654	5,249	60,476
Real estate — residential	20,555	19,653	15,584	55,792
Real estate — commercial	25,982	42,627	68,023	136,632
Consumer	941	2,932	58	3,931
Total loans receivable	$96,315	$88,945	$89,684	$274,944

The following is a presentation of an analysis of sensitivities of loans to changes in interest rates as of December 31, 2013 (in thousands):

Loans due after one year with floating interest rates	$32,250
Loans due after one year with predetermined interest rates	146,379
Total loans due after one year	$178,629

The following table presents information regarding non-accrual and past due loans at the dates indicated:

	As of December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Loans accounted for on a non-accrual basis
Number	23	35	48	50	63
Amount	$1,924	$3,896	$7,734	$6,257	$6,190

Accruing loans which are contractually past due 90 days or more as to principal and interest payments
Number	—	—	—	—	—
Amount	$—	$—	$—	$—	$—

Accrual of interest is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business.  Additional interest income of approximately $63,700 in 2013 would have been recorded if all loans accounted for on a non-accrual basis had been current in accordance with their original terms.  No interest income has been recognized in 2013 or 2012 on loans that have been accounted for on a non-accrual basis.

At December 31, 2013, there were no loans classified for regulatory purposes as doubtful, substandard or special mention that have not been disclosed above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Troubled Debt Restructurings

As of December 31, 2013, First Bank of Georgia had classified 25 loans totaling $7.3 million as “troubled debt restructurings” as defined in ASC 310-40.  As of December 31, 2012, First Bank of Georgia had classified 23 loans totaling $6.7 million as troubled debt restructurings.  Included in the troubled debt restructurings was $473,000 and $1.6 million of loans also on non-accrual as of December 31, 2013 and December 31, 2012, respectively.

The following table presents loans classified as “troubled debt restructurings” as defined in ASC 310-40:

	As of December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Troubled debt restructurings	$7,329	$6,734	$9,770	$9,250	$4,188

First Bank of Georgia has utilized different types of concessions related to troubled debt restructurings.  First Bank of Georgia may perform “A note/B note” workout structures as a subset of First Bank of Georgia’s troubled debt restructuring strategy.  Under an A note/B note workout structure, the new A note is underwritten in accordance with customary troubled debt restructuring underwriting standards and is reasonably assured of full repayment while the B note is not.  The B note is immediately charged off upon restructuring.

In the case above, if the loan was accruing prior to the troubled debt restructuring (documented with the loan legally bifurcated into an A note fully supporting accrual status and a B note fully contractually forgiven and charged off), the A note may remain on accrual status.  If the loan was on nonaccrual prior to the troubled debt restructuring (documented with the loan legally bifurcated into an A note fully supporting accrual status and a B note contractually forgiven and fully charged off), the A note may be returned to accrual status, and risk rated accordingly, after a reasonable period of performance under the troubled debt restructuring terms.  Six months of payment performance is generally required to return these loans to accrual status.

The A note will continue to be classified as a troubled debt restructuring and only may be removed from impaired status in years after the restructuring if (a) the restructuring agreement specifies an interest rate equal to or greater than the rate that First Bank of Georgia was willing to accept at the time of the restructuring for a new loan with comparable risk, and (b) the loan is not impaired based on the terms specified by the restructuring agreement.

First Bank of Georgia restructured one loan during 2011 using this A note/B note structure.   As of December 31, 2013 and 2012 the outstanding balance of this loan was $635,000 and $690,000, respectively.  First Bank of Georgia had no loans using this structure prior to 2011.

Summary of Loan Loss Experience

The following presents an analysis of First Bank of Georgia’s loss experience for the periods indicated.

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$5,954	$6,804	$7,866	$5,072	$4,284
Charge-offs:
Commercial and industrial	12	98	40	139	208
Real estate — construction, land and land development	—	692	2,134	3,663	1,382
Real estate — residential	96	242	570	980	553
Real estate — commercial	105	179	319	850	—
Consumer	93	108	105	147	199
	306	1,319	3,168	5,779	2,342
Recoveries:
Commercial and industrial	6	225	62	63	14
Real estate — construction, land and land development	1,467	734	20	16	—
Real estate — residential	37	43	147	13	4
Real estate — commercial	190	14	99	22	1
Consumer	38	58	51	104	29
	1,738	1,074	379	218	48
Net charge-offs (recoveries)	(1,432)	245	2,789	5,561	2,294

Provision charged to operations	(2,029)	(605)	1,727	8,355	3,082

Allowance for loan losses, end of year	$5,357	$5,954	$6,804	$7,866	$5,072

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	-0.54%	0.09%	0.90%	1.69%	0.67%

Allowance for Loan Losses

In the normal course of business, First Bank of Georgia has recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans.

Accordingly, management has established an allowance for loan losses, totaling $5.4 million at December 31, 2013, which is allocated according to the following table, along with the percentage of loans in each category to total loans:

	December 31, 2013		December 31, 2012		December 31, 2011		December 31, 2010		December 31, 2009
	Allowance Amount	Portfolio as % of Loans	Allowance Amount	Portfolio as % of Loans	Allowance Amount	Portfolio as % of Loans	Allowance Amount	Portfolio as % of Loans	Allowance Amount	Portfolio as % of Loans
	(Dollars in thousands)
Commercial and industrial	$227	6.6%	$225	7.4%	$185	6.6%	$227	6.4%	$259	6.8%
Real estate — construction, land and land development	1,626	22.0%	2,870	21.0%	3,219	25.8%	3,908	27.3%	2,364	31.9%
Real estate — residential	772	20.3%	794	20.9%	1,141	19.8%	1,070	19.3%	827	19.6%
Real estate — commercial	2,458	49.7%	1,872	49.2%	1,706	46.1%	1,617	44.9%	1,319	39.5%
Consumer	210	1.4%	77	1.5%	108	1.7%	251	2.1%	176	2.2%
Unallocated	64	—	116	—	445	—	793	—	127	—

Total	$5,357		$5,954		$6,804		$7,866		$5,072

In evaluating First Bank of Georgia’s allowance for loan losses, management takes into consideration concentrations within the loan portfolio, past loan loss experience, growth of the portfolio, current economic conditions and the appraised value of collateral securing loans.  Although management believes the allowance for loan losses is adequate, management’s evaluation of losses is a continuing process which may necessitate adjustments to the allowance in future periods.

Commercial and industrial loans represented approximately 6.6% of outstanding loans at December 31, 2013.  First Bank of Georgia generally originates commercial loans on a secured basis.  Management believes that the secured status of a substantial portion of the commercial loan portfolio reduces the risk of loss inherently present in commercial loans.

Real estate – construction, land and land development loans represented approximately 22.0% of First Bank of Georgia’s outstanding loans at December 31, 2013.  This category of the loan portfolio consists of commercial and residential construction and development loans located in First Bank of Georgia’s market areas.  Management closely monitors the performance of these loans and periodically inspects properties and development progress.  Management considers these factors in estimating and evaluating the allowance for loan losses.

Real estate – residential loans constituted approximately 20.3% of outstanding loans at December 31, 2013.  Residential mortgages are generally secured by the underlying residence.  Management currently believes that these loans are adequately secured.

Real estate – commercial loans were approximately 49.7% of outstanding loans at December 31, 2013.   Management believes the risk of loss for commercial real estate loans is generally higher than residential loans.  Management continuously monitors the performance of the commercial real estate portfolio and collateral values.

Consumer loans represented approximately 1.4% of outstanding loans at December 31, 2013 and are also well secured.  The majority of First Bank of Georgia’s consumer loans are secured by collateral primarily consisting of automobiles, boats and other personal property.  Management believes that these loans inherently possess less risk than other categories of loans.

Loans held for sale consist of single family residential mortgage loans originated by First Bank of Georgia’s Mortgage Division.  These loans are originated with an investor purchase commitment and are sold shortly after origination by First Bank of Georgia.

First Bank of Georgia’s management and board of directors monitor the loan portfolio monthly to evaluate the adequacy of the allowance for loan losses. Ratings on classified loans are also reviewed and performance is evaluated in determining the allowance.  The provision for loan losses charged to operations is based on this analysis.  In addition, management and the Board consider such factors as delinquent loans, collateral values and economic conditions in their evaluation of the adequacy of the allowance for loan losses.

Losses on Mortgage Loans Previously Sold

Losses on mortgage loans previously sold are recorded when First Bank of Georgia indemnifies investors or repurchases mortgage loans previously sold.  The representations and warranties in our loan sale agreements require that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application or invalid market value on the collateral property due to deficiencies in the appraisal.  In addition, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an Early Payment Default (“EPD”).  In the event of an EPD, First Bank of Georgia is required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor, unless an EPD waiver is obtained.  First Bank of Georgia obtains EPD waivers from as many investors as possible.  First Bank of Georgia incurred losses of $196,000 and $167,000 for indemnification and repurchase obligations for the years ended December 31, 2013 and 2012, respectively.

The following table presents the recourse liability activity for the years ended December 31, 2013 and 2012:

Recourse Liability for Mortgage Loans Sold Activity

(Dollars in thousands)

	December 31, 2013	December 31, 2012

Beginning balance	$772	$245
Provision	499	499
Losses	(196)	(167)
Recoveries	15	195
Ending balance	$1,090	$772

Cash and Due from Banks

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in “Cash and Due from Banks.”  As of December 31, 2013 and 2012, cash and due from banks totaled $16.8 million and $30.3 million, respectively.  Interest-bearing cash on deposit with correspondent banks totaled $1.4 million as of December 31, 2013 compared to $4.8 million as of December 31, 2012.  Interest-bearing cash on deposit in the Federal Reserve Bank excess balance fund was $1.3 million as of December 31, 2013 compared to $14.5 million as of December 31, 2012.  Other cash funds required to be on reserve with the Federal Reserve Bank totaled $4.5 million and $3.8 million as of December 31, 2013 and 2012, respectively.

Investments

As of December 31, 2013, investment securities comprised approximately 30.7% of First Bank of Georgia’s assets.  First Bank of Georgia invests primarily in obligations or agencies of the United States, mortgage-backed securities and obligations, certain obligations of states and municipalities, corporate securities, Federal

Home Loan Bank stock, and bank-owned life insurance.  First Bank of Georgia also enters into federal funds transactions with its principal correspondent banks.  First Bank of Georgia may act as a net seller or net purchaser of such funds.

The following table presents, for the dates indicated, the estimated fair market value of First Bank of Georgia’s investment securities available for sale.  First Bank of Georgia has classified all of its investment securities as available for sale:

	As of December 31,
	2013	2012
	(Dollars in thousands)
U.S government and agencies	$58,281	$55,565
Mortgage-backed securities	64,732	51,295
State and municipal	30,751	22,788
Corporate bonds	4,675	3,112
Total investment securities available for sale	158,439	132,760

Federal Home Loan Bank stock at cost	1,606	1,865

Total investment securities and FHLB stock	$160,045	$134,625

The following tables present the contractual maturities and weighted average yields of First Bank of Georgia’s investment securities as of December 31, 2013:

	Maturities of Investment Securities
	One Year or Less	One To Five Years	Five To Ten Years	Over Ten Years
	(Dollars in thousands)
U.S government and agencies	$13,178	$10,749	$18,082	$16,272
Mortgage-backed securities	—	36,212	24,722	3,798
State and municipal	—	10,016	16,170	4,565
Corporate bonds	—	2,155	2,520	—
Total	$13,178	$59,132	$61,494	$24,635

	Weighted Average Yields
	Less Than One Year	One To Five Years	Five To Ten Years	Over Ten Years
U.S government and agencies	2.09%	1.20%	1.63%	1.85%
Mortgage-backed securities	—	2.49%	1.60%	2.67%
State and municipal	—	4.22%	3.77%	4.14%
Corporate bonds	—	2.55%	3.04%	—
Total	2.09%	2.55%	2.24%	2.40%

The weighted average yields on tax-exempt obligations presented in the table above have been computed on a tax-equivalent basis.

Increased liquidity has resulted in significant increases in investment securities, resulting in greater occurrence of issuer concentrations.  The table below reflects investments with issuers having a book value which exceeds 10% of GECR’s shareholders’ equity as of December 31, 2013 and 2012:

	2013		2012
	Book Value	Market Value	Book Value	Market Value
	(Dollars in thousands)
Freddie Mac
U.S. agency securities	$3,000	$2,672	$3,000	$3,006
Mortgage-backed securities	13,214	12,937	7,517	7,693
Ginnie Mae
Mortgage-backed securities	23,760	23,393	19,020	19,439
Fannie Mae
U.S. agency securities	7,744	6,731	9,243	9,217
Mortgage-backed securities	29,122	28,402	23,468	24,164
Small Business Association
U.S. agency securities	35,841	35,574	30,261	30,482
Federal Home Loan Bank
U.S. agency securities	11,900	10,645	12,900	12,861
Total	$124,581	$120,354	$105,409	$106,862

In September 2007, $8.0 million in bank-owned life insurance policy (BOLI) was acquired through two policies in order to insure certain key officers of First Bank of Georgia.  In September 2013, an additional $5.0 million BOLI policy was acquired in order to insure certain key officers of First Bank of Georgia.  These policies are recorded at cash surrender value, net of surrender charges and/or early termination charges.  As of December 31, 2013, the BOLI cash surrender value was $14.8 million, resulting in other income for 2013 of $448,000 and an annualized net yield of 4.06%.

Deposits

First Bank of Georgia offers a wide range of commercial and consumer interest bearing and non-interest bearing deposit accounts, including checking accounts, savings accounts, money market accounts, negotiable order of withdrawal (“NOW”) accounts, individual retirement accounts, and certificates of deposit.  The sources of deposits are residents, businesses and employees of businesses within First Bank of Georgia’s market area, obtained through the personal solicitation of the bank’s officers and directors, direct mail solicitation and advertisements published in the local media.  Although de-emphasized in 2012 and 2013, First Bank of Georgia has also utilized the brokered certificate of deposit market and the CDARS program for funding needs for loan origination and liquidity.  These brokered and CDARS deposits are included in time deposits on the balance sheet.  First Bank of Georgia pays competitive interest rates on time and savings deposits.  In addition, First Bank of Georgia has implemented a service charge fee schedule competitive with other financial institutions in First Bank of Georgia’s market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and similar items.

The following table details, for the indicated periods, the average amount of and average rate paid on each of the following deposit categories:

	December 31,
	2013		2012		2011
Deposit Categories	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
	(Dollars in thousands)
Non-interest bearing demand deposits	$72,593	0.00%	$61,933	0.00%	$50,463	0.00%
NOW and money market deposits	125,895	0.26%	104,885	0.41%	86,269	0.57%
Savings deposits	63,259	0.36%	62,092	0.47%	60,056	0.89%
Time deposits	160,769	0.96%	183,331	1.24%	224,842	1.62%

The maturities of certificates of deposit and individual retirement accounts of $100,000 or more as of December 31, 2013 were as follows:

December 31, 2013
(Dollars in thousands)
Three months or less	$15,938
Over three months through six months	27,384
Over six months through twelve months	14,470
Over twelve months	39,833
Total	$97,625

Borrowed Funds

First Bank of Georgia’s borrowed funds consist of short-term borrowings and long-term debt, including federal funds purchased, retail repurchase agreements and lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank.  The average balance of borrowed funds was approximately $8.1 million, and $22.9 million for the years ended December 31, 2013 and 2012, respectively.

The most significant borrowed funds categories for First Bank of Georgia are the lines of credit from the Federal Home Loan Bank, consisting of the “Loans Held For Sale” program (LHFS), a short-term 1-4 family and commercial real estate loans line of credit (1-4 LOC).

At December 31, 2013 and 2012, there was no outstanding balance on the LHFS line of credit.  The LHFS line of credit was not used in 2013 or 2012.  The interest rate on the LHFS line of credit is equal to the Federal Home Loan Bank’s Daily Rate Credit Program rate plus 50 basis points.

The outstanding balance on the short-term 1-4 LOC was $22.2 million at December 31, 2013, and $25.0 million at December 31, 2012.  The average balance outstanding on the 1-4 LOC was $3.5 million for 2013 with a weighted average interest rate of 0.36%.  The average balance outstanding on the 1-4 LOC was $1.6 million for 2012 with a weighted average interest rate of 0.40%.  The maximum amount outstanding on the 1-4 LOC at any month end during 2013 was $22.2 million, compared to $25.0 million in 2012.  This 1-4 LOC is secured by the First Bank of Georgia’s portfolio of 1-4 family first mortgage loans, excluding those loans that are held for sale, and commercial real estate loans.  The interest rate on the 1-4 LOC is equal to the Federal Home Loan Bank’s Daily Rate Credit Program rate.

During 2007, a long-term convertible advance was established as an additional line of credit.  At December 31, 2011, the outstanding balance on this advance was $10.0 million with a weighted average interest rate of 3.83%.  An additional, but similar, long-term convertible advance was also established during 2008.  At December 31, 2011, the outstanding balance on this advance was $15.0 million with a weighted average interest rate of 3.33%.  These advances were paid off in September 2012.

Return on Equity and Assets

The following table presents certain profitability, return and capital ratios for GECR as of the end of the past three fiscal years.

	December 31,
	2013	2012	2011
Return on Average Assets	1.26%	1.34%	0.82%
Return on Average Equity	10.68%	12.16%	8.45%
Dividend Payout Ratio	10.04%	6.52%	0.00%
Equity to Assets Ratio	11.01%	11.13%	10.23%

Liquidity and Interest Rate Sensitivity

Deposit levels and the associated timing and quantity of funds flowing into and out of a bank inherently involve a degree of uncertainty.  In order to ensure that it is capable of meeting depositors’ demands for funds First Bank of Georgia must maintain adequate liquidity.  Liquid assets, consisting primarily of cash and deposits due from other banks, federal funds sold, funds held in a Federal Reserve Bank excess balance account, and investment securities maturing within one year, provide the source of such funds.  Insufficient liquidity may force a bank to engage in emergency measures to secure necessary funding, which could be costly and negatively affect earnings.  First Bank of Georgia monitors its liquidity on a monthly basis and seeks to maintain it at an optimal level.

As of December 31, 2013, First Bank of Georgia’s liquidity ratio was 38.4% as compared to 42.4% at December 31, 2012.  In addition to the liquid assets described above, First Bank of Georgia has a reserve funding source in the form of federal funds lines of credit with First National Bankers Bank and SunTrust Bank.  Management is not aware of any demands, commitments or uncertainties which could materially affect First Bank of Georgia’s liquidity position.  However, should an unforeseen demand for funds arise, First Bank of Georgia held readily marketable investment securities at December 31, 2013 with a total market value of $158.4 million in its available-for-sale portfolio which would provide an additional source of liquidity.

Gap management is a conservative asset/liability strategy designed to maximize earnings over a complete interest rate cycle while reducing or minimizing First Bank of Georgia’s exposure to interest rate risk.  Various assets and liabilities are termed “rate sensitive” when the interest rate can be replaced.  By definition, the “gap” is the difference between rate sensitive assets and rate sensitive liabilities in a given time horizon.  At December 31, 2013, First Bank of Georgia was liability sensitive in the 0-3 month and 3-12 month time frames, but asset sensitive in the 1-5 years and 5 years or more time frames.

The following is an analysis of rate sensitive assets and liabilities as of December 31, 2013:

	0-3 months	3-12 months	1-5 years	More than 5 years	Total
	(Dollars in thousands)
Rate Sensitive Assets
Taxable securities	$10,348	$2,830	$53,411	$72,088	$138,677
Tax-exempt securities	—	—	5,721	14,041	19,762
Federal funds sold and cash in banks	7,215	—	—	—	7,215
Loans	64,124	66,076	89,472	86,570	306,242
Total rate sensitive assets	81,687	68,906	148,604	172,699	471,896

Rate Sensitive Liabilities
NOW and money market deposits	133,717	—	—	—	133,717
Savings deposits	56,757	—	—	—	56,757
Time deposits	27,090	64,559	59,746	1,089	152,484
Total rate sensitive deposits	217,564	64,559	59,746	1,089	342,958

Borrowed funds	12,111	22,200	—	—	34,311
Total rate sensitive liabilities	229,675	86,759	59,746	1,089	377,269

Excess of rate sensitive assets less rate
sensitive liabilities	$(147,988)	$(17,853)	$88,858	$171,610	$94,627

Cumulative gap	$(147,988)	$(165,841)	$(76,983)	$94,627

Capital Resources

The equity capital of First Bank of Georgia totaled $56.1 million at December 31, 2013, an increase of $700,000, or 1.3%, from equity capital of $55.4 million at December 31, 2012.  The increase in equity capital was attributable to First Bank of Georgia’s net income of $6.4 million, partially offset by dividends paid to GECR of $160,000 and a decrease of $5.5 million in First Bank of Georgia’s after-tax unrealized gain/(loss) on available-for-sale securities, which is recognized in the available-for-sale portion of the bond portfolio by making adjustments to the equity capital account.  The consolidated equity capital of GECR totaled $56.9 million at December 31, 2013 compared to $56.3 million at December 31, 2012.

The following table sets forth the applicable actual and required capital ratios for GECR and First Bank of Georgia as of December 31, 2013:

Bank	December 31, 2013	Minimum Regulatory Requirement

Total risk-based capital ratio	17.25%	8.00%
Tier 1 Capital ratio	15.99%	4.00%
Leverage ratio	11.93%	4.00%

Company

Total risk-based capital ratio	17.44%	8.00%
Tier 1 Capital ratio	16.19%	4.00%
Leverage ratio	12.08%	4.00%

The above ratios indicate that the capital position of GECR and First Bank of Georgia are sound and that GECR is well positioned for future growth.

There are no commitments of capital resources known to management which would have a material impact on First Bank of Georgia’s capital position.

Fair Value Measurements

Fair value measurements for assets and liabilities where there exists limited or no observable market data and therefore measurements are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.  Additional information regarding GECR’s fair value measurements for assets and liabilities can be found in Note 19 to the consolidated financial statements attached to this proxy statement/prospectus.

Market Risk

Market risk is the risk arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices.  Our primary market risk is interest rate risk.

The primary objective of asset/liability management is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles.  This is achieved by maintaining the proper balance of rate sensitive earning assets and rate sensitive liabilities.  The ratio that compares rate sensitive earning assets to rate sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income.  Rate sensitive earning assets and interest-bearing liabilities are those that can be re-priced to current market rates within a relatively short time period.  Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments in order to manage this risk.

We have not experienced a high level of volatility in net interest income primarily because of the relatively large base of core deposits that do not re-price on a contractual basis.  These deposit products include regular savings, interest-bearing transaction accounts and money market savings accounts.  Balances for these accounts are reported based on historical re-pricing.  However, the rates paid are typically not directly related to market interest rates, since management has some discretion in adjusting these rates as market rates change.

Off-Balance Sheet Arrangements

In the ordinary course of business, First Bank of Georgia may enter into off-balance sheet financial instruments which are not reflected in the financial statements.  These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

Following is an analysis of significant off-balance sheet financial instruments:

	December 31,
	2013	2012
	(Dollars in thousands)
Commitments to extend credit	$74,144	$48,976
Standby letters of credit	472	1,029

Total	$74,616	$50,005

Contractual Obligations

We have various contractual obligations that we must fund as part of our normal operations.  The following table shows aggregate information about our contractual obligations, including interest, and the periods in which payments are due.  The amounts and time periods are measured from December 31, 2013, based upon rates in effect at December 31, 2013.

	Payments due by Period (Dollars in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Time Deposits	$152,484	$91,649	$42,999	$16,747	$1,089
Short-Term Debt	22,200	22,200	—	—	—
Data Processing Obligations	1,567	1,014	553	—
Operating Lease Obligations	498	239	259	—	—
Service Contract Obligations	381	261	120	—	—
Total	$177,130	$115,363	$43,931	$16,747	$1,089

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GECR AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014

In this section, unless the context indicates otherwise, references to “we,” “us” and “our” refer to GECR and First Bank of Georgia.

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of GECR and First Bank of Georgia and should be read in conjunction with the section entitled “Information About Georgia-Carolina Bancshares, Inc.” and GECR’s financial statements for the six months ended June 30, 2014 which are attached to this proxy statement/prospectus.

Critical Accounting Policies

A discussion of critical accounting policies of GECR and First Bank of Georgia relevant to the following can be found in the section above entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GECR as of and for the Fiscal Year Ended December 31, 2013.”

Results of Operations

Overview

GECR’s net income was $963,000 for the quarter ended June 30, 2014, compared to $2,119,000 for the second quarter of 2013, a decrease of 54.6%.  GECR’s net income was $1,815,000 for the six months ended June 30, 2014, compared to net income of $4,426,000 for the six months ended June 30, 2013, a decrease of 59.0%.  The decrease in net income for the quarter and six month period was primarily due to a decline in mortgage banking activity, a decline in other income, and lower negative provision which were slightly offset by higher net interest income.  The increase in net interest income was due to an increase in interest income on loans coupled with a slight decrease in cost of funds.  Both basic and diluted earnings per share were $0.27 for the quarter ended June 30, 2014 compared to $0.60 and $0.59, respectively for the quarter ended June 30, 2013.  Basic and diluted earnings per share were $0.51 and $0.50, respectively for the six months ended June 30, 2014, compared to $1.25 and $1.24, respectively for the six months ended June 30, 2013.

GECR’s return on average assets on an annualized basis was 0.75% for the quarter ended June 30, 2014, compared to 1.73% for the quarter ended June 30, 2013.  GECR’s return on average equity on an annualized basis for the quarter ended June 30, 2014 was 6.34% compared to 14.26% for the quarter ended June 30, 2013.  GECR’s return on average assets on an annualized basis was 0.71% for the six months ended June 30, 2014, compared to 1.83% for the six months ended June 30, 2013.  GECR’s return on average equity on an annualized basis for the six months ended June 30, 2014 was 6.11% compared to 15.28% for the six months ended June 30, 2013.

Interest Income

Interest income for the quarter ended June 30, 2014 and 2013 was $4,799,000 and $4,576,000, respectively, which was an increase of $223,000 (4.9%).  Interest income for the six months ended June 30, 2014 and 2013 was $9,409,000 and $9,096,000, respectively, which was an increase of $313,000 (3.4%).  First Bank of Georgia experienced improved loan demand during the fourth quarter of 2013 and through the first half of 2014, resulting in growth in volume to offset the overall decline in yield since last year. Therefore, interest and fees on loans are up for both the quarter and six months ended June 30, 2014 compared to the six months ended June 30, 2013.  Due to excess liquidity, management purchased lower yielding investment securities throughout 2013.  The securities portfolio decreased $19.3 million (12.6%) since June 30, 2013, and the portfolio decreased $25.1 million (15.8%) when compared to December 31, 2013. Due to increased loan demand, First Bank of Georgia sold $28.9 million of investment securities during the first half of 2014 at a small gain of $51,000.  Net loans, including loans held for sale, were $331,235,000 at June 30, 2014 compared to $300,688,000 at December 31, 2013 and $293,139,000 at June 30, 2013.  The overall yield on earning assets decreased slightly from 4.04% to 4.02%, comparing the first six months of 2013 to the first six months of 2014.

Interest Expense

Interest expense for the quarter ended June 30, 2014 and 2013 was $450,000 and $545,000, respectively, which was a decrease of $95,000 (17.4%).  Interest expense for the six months ended June 30, 2014 and 2013 was $911,000 and $1,114,000, respectively, which was a decrease of $203,000 (18.2%).  GECR has experienced a decline in interest expense primarily due to the downward repricing in interest rates paid on deposits, as well as a continued shift in the mix of interest-bearing deposits from higher rate time deposits to non-interest bearing demand deposits and lower rate accounts such as NOW and money market accounts June 30, 2014

GECR’s cost of interest-bearing liabilities declined from 0.61% for the second quarter of 2013 to 0.49% for the second quarter of 2014. GECR’s cost of interest-bearing liabilities declined from 0.63% for the first six months of 2013 to 0.50% for the first six months of 2014.

Net Interest Income

Net interest income is the difference between the interest and fees earned on loans, securities and other interest-earning assets (interest income), and the interest paid on deposits and borrowed funds (interest expense).

Net interest income was $4,349,000 and $4,031,000 for the three months ended June 30, 2014 and 2013, respectively, which was an increase of $318,000 (7.9%).  Net interest income was $8,498,000 and $7,982,000 for the six months ended June 30, 2014 and 2013, respectively, which was an increase of $516,000 (6.5%).  The annualized net interest margin was 3.69% and 3.60% for the quarter ended June 30, 2014 and 2013, respectively.  The annualized net interest margin was 3.66% and 3.61% for the six months ended June 30, 2014 and 2013, respectively.

As noted above, the increase in net interest income for the quarter and year to date compared to the same periods in the prior year was the result of an increase in interest income on loans and securities, combined with a decline in interest expense due to lower cost of interest-bearing deposits.

Interest-earning assets were $476,006,000 at June 30, 2014 compared to $458,426,000 at June 30, 2013, an increase of $17,580,000 (3.8%).  Loans, including loans held for sale, are the highest yielding component of interest-earning assets.  Total gross loans, including loans held for sale, were $336,527,000 at June 30, 2014 compared to $298,100,000 at June 30, 2013, an increase of $38,427,000 (12.8%). Mortgage loans held for sale totaled $32,468,000 and $34,480,000 at June 30, 2014 and 2013, respectively, a decrease of $2,012,000 (5.8%).  Securities available-for-sale were $133,382,000 at June 30, 2014, compared to $152,634,000 at June 30, 2013, a decrease of $19,252,000 (12.6%).  Interest bearing deposits with banks totaled $6,097,000 and $7,692,000 at June 30, 2014 and 2013, respectively, a decrease of $1,595,000 (20.7%).  Interest-bearing customer deposits were $338,336,000 at June 30, 2014 compared to $354,727,000 at June 30, 2013, a decrease of $16,391,000 (4.6%).  Noninterest-bearing customer deposits were $77,809,000 at June 30, 2014 compared to $70,247,000 at June 30, 2013, an increase of $7,562,000 (10.7%).

Provision for Loan Losses

Throughout 2013 and 2014, First Bank of Georgia has continued to experience net recoveries instead of charge offs, as well as an overall improvement in the quality of the loan portfolio.  This resulted in a negative provision to the allowance for the second quarter of 2014 and 2013.  During the second quarter of 2014, net recoveries declined slightly, and the balance of the loan portfolio increased when compared to the second quarter of 2013.  First Bank of Georgia recorded a negative provision for loan losses of $429,000 for the three months ended June 30, 2014 compared to a negative provision of $1,200,000 for the three months ended June 30, 2013, a decrease of $771,000.  First Bank of Georgia recorded a negative provision for loan losses of $651,000 for the six months ended June 30, 2014 compared to a negative provision of $1,802,000 for the six months ended June 30, 2013, a decrease of $1,151,000. The negative provision was the result of decreasing historical loss rates, management’s detailed review of First Bank of Georgia’s loan portfolio, the level of First Bank of Georgia’s non- performing loans, net recoveries for the three and six months ended June 30, 2014, and decreasing loan delinquencies.

Non-performing loans to total loans, excluding loans held for sale, was 0.36% at June 30, 2014 compared to 0.70% at December 31, 2013 and 1.50% at June 30, 2013. As shown in the non-performing assets section below, First Bank of Georgia has experienced a decrease of $817,000 and $2.9 million in non-accrual loans from December 31, 2013 and June 30, 2013, respectively.  Total non-performing assets to total assets have also continued to decrease.  The ratio of non-performing assets to total assets was 1.74%, 1.32% and 1.13% as of June 30, 2013, December 31, 2013 and June 30, 2014, respectively.  Each loan that First Bank of Georgia deems impaired is subject to an analysis consisting of an evaluation of the underlying collateral and/or expectation of future cash flows to determine impairment and, if necessary, a specific allowance for loan losses reserve is established.  First Bank of Georgia’s specific reserve was $325,000 at June 30, 2014 compared to $225,000 at June 30, 2013, a decrease of $100,000 (44.4%).  The ratio of the allowance for loan losses to total loans, excluding loans held for sale, decreased to 1.74% at June 30, 2014 from 1.95% at December 31, 2013, and 1.88% at June 30, 2013.  First Bank of Georgia experienced a net recovery of $389,000 for the second quarter of 2014 compared to net recoveries of $671,000 for the second quarter of 2013, resulting in annualized charge-off ratios of (-0.52%) and (-1.02%), respectively.  First Bank of Georgia experienced a net recovery of $586,000 for the six months ended June 30, 2014 compared to net recoveries of $809,000 for the six months ended June 30, 2013, resulting in annualized charge-off ratios of (-0.42%) and (-0.62%), respectively. Although First Bank of Georgia’s annualized charge-off ratios have declined, the improved performance of First Bank of Georgia’s loan portfolio is not necessarily indicative of future performance.  Management considers the current allowance for loan losses to be appropriate based upon its detailed analysis of the potential risk in the portfolio; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Non-interest Income

Non-interest income for the three months ended June 30, 2014 and 2013 was $2,671,000 and $3,801,000, respectively, a decrease of $1,130,000 (29.7%).  Service charges on deposit accounts were $350,000 and $390,000 for the three months ended June 30, 2014 and 2013, respectively, a decrease of $40,000 (10.3%).  Mortgage banking activities resulted in income of $1,821,000 and $2,693,000 for the three months ended June 30, 2014 and 2013, respectively, a decrease of $872,000 (32.4%).  Loans sold in the secondary market for the three months ended June 30, 2014 and 2013 were $75,698,000 and $97,456,000, respectively.  Substantially all loans originated by the mortgage division are sold in the secondary market with servicing rights released.  There has been a decrease in the volume of loans sold when compared to 2013; however, the yields have increased slightly.  Industry wide, mortgage banking activities have decreased.  Other income was $473,000 and $626,000 for the three months ended June 30, 2014 and 2013, respectively, a decrease of $153,000 (24.4%).  The decrease is mainly due to the recovery of legal expenses of $175,000 received in 2013.

Non-interest income for the six months ended June 30, 2014 and 2013 was $4,939,000 and $7,590,000, respectively, a decrease of $2,651,000 (34.9%).  Service charges on deposit accounts were $693,000 and $760,000 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $67,000 (8.8%). Mortgage banking activities resulted in income of $3,246,000 and $4,697,000 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $1,451,000 (30.9%).  Loans sold in the secondary market for the six months ended June 30, 2014 and 2013 were $140,866,000 and $204,541,000, respectively.  As noted above, while there has been a decrease in the volume of loans sold when compared to 2013, the yields have increased.  Other income was $875,000 and $1,883,000 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $1,008,000 (53.5%).  The decrease is mainly due to death insurance benefits from a bank owned life insurance policy of $806,000 and the recovery of legal expenses of $175,000 both received in 2013.

Non-interest Expense

Non-interest expense for the three months ended June 30, 2014 and 2013 was $6,130,000 and $5,868,000, respectively, an increase of $262,000 (4.5%).  Salary and employee benefit costs were $3,325,000 and $3,291,000 for the three months ended June 30, 2014 and 2013, respectively, an increase of $34,000 (1.0%).  The increase was primarily due to annual performance incentives and normal salary increases, including an increase in salary expense due to the new Evans, Georgia branch which opened in May 2013, offset by decreases in incentives for mortgage due to decreased volume.  Occupancy expense increased $27,000 (7.4%) from $367,000 to $394,000 comparing the three months ended June 30, 2013 and 2014, respectively.  OREO expense decreased $334,000 (61.5%) from $543,000 to $209,000 comparing the three months ended June 30, 2013 and June 30, 2014, respectively. This decrease was due to a decrease in valuation adjustments and expenses.  Other non-interest expense for the three months ended June 30, 2014 increased by $535,000 (32.1%) to $2,202,000 from $1,667,000 for the three months ended June 30, 2013.  This increase was primarily due to GECR expenses of $550,000 related to the agreement and plan of merger with STBZ.

Non-interest expense for the six months ended June 30, 2014 and 2013 was $11,624,000 and $11,081,000, respectively, an increase of $543,000 (4.9%). Salary and employee benefit costs were $6,652,000 and $6,365,000 for the six months ended June 30, 2014 and 2013, respectively, an increase of $287,000 (4.5%).  As noted above, the increase was primarily due to annual performance incentives and normal salary increases, including an increase in salary expense due to the new Evans, Georgia branch which opened in May 2013, offset by decreases in incentives for mortgage due to decreased volume. Occupancy expense increased $40,000 (5.4%) from $735,000 to $775,000 comparing the six months ended June 30, 2013 and 2014, respectively. OREO expense decreased $324,000 (46.2%) from $702,000 to $378,000 comparing the six months ended June 30, 2013 and June 30, 2014, respectively.  This decrease was due to a decrease in valuation adjustments and expenses. Other non-interest expense for the six months ended June 30, 2014 increased by $540,000 (16.5%) to $3,819,000 from $3,279,000 for the six months ended June 30, 2013.  As noted above, this increase is mainly due to the expenses incurred for the plan of merger with STBZ.

Income Taxes

GECR recorded income tax expense of $356,000 and $1,045,000 for the three months ended June 30, 2014 and 2013, respectively.  The decrease in 2014 resulted from the decrease in net income before taxes.  The effective tax rate was 27.1% and 33.0% for the three months ended June 30, 2014 and 2013, respectively.

GECR recorded income tax expense of $649,000 and $1,867,000 for the six months ended June 30, 2014 and 2013, respectively.  The decrease in 2014 resulted from the decrease in net income before taxes.  The effective tax rate was 26.3% and 29.7% for the six months ended June 30, 2014 and 2013, respectively.

Financial Condition

Overview

Total consolidated assets at June 30, 2014 were $518,876,000, an increase of $2,378,000 (0.5%) from December 31, 2013 total consolidated assets of $516,498,000.  Cash and due from banks totaled $15,495,000 at June 30, 2014, and $16,828,000 at December 31, 2013, a decrease of $1,333,000 (7.9%).  Investments in securities at June 30, 2014 were $133,382,000 compared to $158,439,000 at December 31, 2013, a decrease of $25,057,000 (15.8%).  Gross loans, excluding loans held for sale, were $304,059,000 at June 30, 2014, an increase of $29,312,000 (10.7%) from $274,747,000 at December 31, 2013.  First Bank of Georgia experienced an increase in loan demand beginning in the fourth quarter of 2013 and continuing through the second quarter of 2014.  As previously noted, First Bank of Georgia sold some securities during the first half of 2014 to manage the increased loan demand and improve yields on interest earning assets.  Loans held for sale increased $1,170,000 (3.7%) from $31,298,000 at December 31, 2013 to $32,468,000 at June 30, 2014.  Demand for mortgage loans began to decrease somewhat during the second half of 2013 and through the first quarter of 2014.  This industry wide decreased demand was driven mostly by an increasing rate environment coupled with certain regulatory changes related to qualified mortgages. During the second quarter of 2014, the demand for mortgage loans began to increase as reflected with the slight increase in the balance when compared to year end.  Cash and due from banks at June 30, 2014 and December 31, 2013 included $50,000 and $1,300,000, respectively, of interest-bearing balances with the Federal Reserve Bank, at a minimal interest rate.  This was included in interest-earning assets.  Other assets decreased $1,418,000 (18.1%) mainly due to a decrease of $966,000 in deferred tax assets driven by changes in the fair value of securities available for sale, and a decrease of $310,000 in the derivatives recorded for the forward commitments for loans held for sale and interest rate lock commitments.

Total deposits at June 30, 2014 were $416,145,000, a decrease of $3,560,000 (0.8) from the December 31, 2013 balance of $419,705,000. Interest-bearing customer deposits at June 30, 2014 were $338,336,000, a decrease of $4,622,000 (1.3%) from the December 31, 2013 balance of $342,958,000. Total time deposits, including brokered and wholesale, decreased $6,728,000 (4.41%).  Money market accounts decreased $217,000 (0.3%)

NOW and savings accounts increased $2,323,000 (2.0%).  Non-interest bearing deposits increased $1,062,000 (1.4%) from $76,747,000 at December 31, 2013 to $77,809,000 at June 30, 2014.  First Bank of Georgia’s repurchase agreements totaled $10,408,000 at June 30, 2014, a decrease of $1,703,000 (14.1%) from the December 31, 2013 balance of $12,111,000.

Management continuously monitors the financial condition of First Bank of Georgia in order to protect depositors, increase retained earnings and protect current and future earnings.  Further discussion of significant items affecting First Bank of Georgia’s financial condition is presented in detail below.

Nonperforming Assets

A major key to long-term earnings growth is the maintenance of a high-quality loan portfolio.  First Bank of Georgia’s directive in this regard is carried out through its policies and procedures for extending credit to First Bank of Georgia’s customers.  The goals of these policies and procedures are to provide a sound basis for new credit extensions and early recognition of problem assets to allow the most flexibility in their timely disposition.

The composition of non-performing assets for each reportable date is shown in the table below.

	June 30, 2014	December 31, 2013	June 30, 2013
	(dollars in thousands)
Non-accrual loans	$1,107	$1,924	$3,961
Other real estate owned	4,758	4,897	4,702
	$5,865	$6,821	$8,663

First Bank of Georgia’s non-accrual loans decreased $817,000 (42.5%) during the first six months of 2014.  This decrease is due to various factors, including minimal charge-offs and transfers to OREO as well as pay- downs and movement to accrual status.  First Bank of Georgia’s OREO decreased $139,000 (2.8%) during that same period.  Since June 30, 2013, non-accrual loans have decreased $2,854,000 (72.1%) and OREO slightly increased $56,000 (1.2%).  The ratio of non-performing assets to total loans and OREO, excluding loans held for sale, was 1.93% at June 30, 2014, 2.44% at December 31, 2013, and 3.23% at June 30, 2013. The continued reduction and disposition of non-performing assets is a management priority.

Troubled Debt Restructurings

As of June 30, 2014, First Bank of Georgia had 24 loans totaling $7,040,000 classified as troubled debt restructurings.  As of December 31, 2013, First Bank of Georgia had 25 loans totaling $7,329,000 classified as troubled debt restructurings.  Included in troubled debt restructurings were loans totaling $328,000 and $473,000 on nonaccrual as of June 30, 2014 and December 31, 2013, respectively.  As of June 30, 2014, no loans classified as troubled debt restructurings were in default.  As of June 30, 2013, two loans totaling $554,000 classified as a troubled debt restructuring were in default.

Allowance for Loan Losses

Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based upon management’s analysis of probable risk in the loan portfolio, as described above under the heading “Critical Accounting Policies.”  The allowance for loan losses was $5,292,000, $5,357,000, and $4,961,000 as of June 30, 2014, December 31, 2013, and June 30, 2013, respectively. The slight decrease of $65,000 from December 31, 2013 to June 30, 2014 is the result of several factors, including improving historical loss ratios and improving credit quality. First Bank of Georgia also experienced net recoveries of $586,000 during the six months ended June 30, 2014 as noted in the provision for loan losses discussion above. The ratio of the allowance for loan losses to total loans, excluding loans held for sale, decreased to 1.74% at June 30, 2014 from 1.95% at December 31, 2013, and 1.88% at June 30, 2013. For the three months ended June 30, 2014, there was a net recovery of 0.52% annualized compared to net recoveries of 1.02% annualized for the same period in 2013. For the six months ended June 30, 2014, there was a net recovery of 0.42% annualized compared to net recoveries of 0.63% annualized for the same period in 2013.  Management considers the current allowance for loan losses to be appropriate based upon its detailed analysis of the potential risk in First Bank of Georgia’s portfolio; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Liquidity and Capital Resources

Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis.  These commitments and obligations include credit needs of customers, withdrawals by depositors, and payment of operating expenses and dividends.  Management does not anticipate any events which would require liquidity beyond that which is available through deposit growth, investment maturities, federal funds lines, and other lines of credit and funding sources.  Management actively monitors and manages the levels, types and maturities of earning assets, in relation to the sources available to fund current and future needs, to ensure that adequate funding will be available at all times.

First Bank of Georgia’s liquidity remains adequate to meet operating and loan funding requirements. First Bank of Georgia’s liquidity ratio at June 30, 2014 was 32.2% compared to 38.4% at December 31, 2013.

Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Management’s strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity.  Federal banking regulations establish certain capital adequacy standards required to be maintained by banks.

The table below reflects First Bank of Georgia’s current regulatory capital ratios, including comparisons to December 31, 2013 and current regulatory minimums:

	June 30, 2014	December 31, 2013	Minimum Regulatory Requirement
Total risk-based capital ratio	16.18%	17.25%	8.00%
Tier 1 risk-based capital ratio	14.93%	15.99%	4.00%
Tier 1 leverage ratio	11.77%	11.93%	4.00%

On July 28, 2014, GECR declared a cash dividend of $0.045 per share of common stock to all shareholders of record as of August 12, 2014, payable on August 19, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GECR

The following table sets forth certain information as of October 22, 2014 with respect to ownership of the outstanding common stock of GECR by (i) each director and named executive officer of GECR, (ii) all directors and executive officers of GECR, as a group, and (iii) all persons known to GECR to own beneficially more than 5% of the outstanding shares of GECR’s common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Outstanding Shares

Patrick G. Blanchard(3)	29,882	*
Mac A. Bowman, M.D.	4,555	*
Remer Y. Brinson, III(4)	84,456	2.33%
Phillip G. Farr(5)	24,393	*
Thomas J. Flournoy(6)	14,327	*
Samuel A. Fowler, Jr.(7)	56,126	1.56%
Arthur J. Gay, Jr.	31,420	*
George H. Inman(8)	58,634	1.63%
David W. Joesbury, Sr.(9)	53,474	1.49%
Jefferson B.A. Knox(10)	192,877	5.36%
John W. Lee(11)	177,130	4.93%
James L. Lemley, M.D.(12)	69,451	1.93%
William D. McKnight(13)	73,400	2.04%
A. Montague Miller	48,173	1.34%
Robert N. Wilson, Jr. (14)	44,133	1.23%
Bennye M. Young(15)	58,017	1.61%
Knox Ltd.(16)	190,755	5.30%
Banc Fund VI L.P., et al(17)	282,489	7.86%
All directors and executive officers as a group (16 persons)(18)	1,020,448	28.09%

* Represents less than 1%.

(1) Unless otherwise noted, each beneficial owner has the same address as GECR.

(2) “Beneficial ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The ownership percentages are based upon 3,596,046 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 3,596,046 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.

(3) Includes 18,750 shares pledged as collateral.

(4) Includes 33,999 shares subject to presently exercisable stock options, 125 shares held by Mr. Brinson’s wife as custodian for one minor child and 32,533 shares pledged as collateral.

(5) Includes 360 shares owned by Mr. Farr’s wife as to which Mr. Farr disclaims beneficial ownership.

(6) Includes 2,550 shares subject to presently exercisable stock options and 2,265 shares held in an IRA.

(7) Includes 345 shares owned by Mr. Fowler’s wife as to which Mr. Fowler disclaims beneficial ownership. Also includes 1,725 shares held by Samuel A. Fowler, Jr., Attorney at Law, P.C., a professional corporation established and managed by Mr. Fowler.

(8) Includes 10,637 shares owned by Mr. Inman’s wife.

(9) Includes 7,245 shares owned by Mr. Joesbury’s wife, with whom Mr. Joesbury shares voting and investment power.

(10) Includes 190,755 shares held by Knox, Ltd., of which Mr. Knox is the general partner. See footnote 16 below.

(11) Includes 164,365 shares held by a trust for which Mr. Lee’s spouse exercises sole voting and investment power, and 12,765 shares held in an Individual Retirement Account. Mr. Lee disclaims beneficial ownership of the shares held by the trust.

(12) Includes 57,787 shares owned by the Patricia O. Lemley Trust of which Dr. Lemley is the trustee and 690 shares held by Dr. Lemley as custodian for his child.

(13) Includes 2,800 shares held by Mr. McKnight as custodian for his children, for whom he exercises voting and investment powers.

(14) Includes 10,112 shares held in an Individual Retirement Account.

(15) Includes 5,864 shares held in trust for the benefit of Ms. Young’s children.

(16) GECR is relying on a Schedule 13G/A filed with the SEC on February 14, 2013 for the accuracy of this information.  Jefferson B. A. Knox, a director of GECR, is the sole general partner of Knox Ltd. and has voting and dispositive powers with respect to the shares held by this entity. The principal business address for Knox, Ltd. and Jefferson B. A. Knox is 3133 Washington Road, Thomson, Georgia 30824.

(17) GECR is relying on a Schedule 13G filed with the SEC on February 14, 2014 for the accuracy of this information.  The Schedule 13G was filed jointly by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P., each an Illinois limited partnership.  Charles J. Moore is the Manager of these partnerships and has voting and dispositive powers with respect to the shares held by each of these entities.

(18) Includes 36,549 shares subject to presently exercisable options.

LEGAL MATTERS

The validity of the STBZ common stock to be issued in connection with the merger will be passed upon for STBZ by Nelson Mullins Riley & Scarborough LLP.  Certain U.S. federal income tax consequences relating to the merger will also be passed upon for STBZ by Nelson Mullins Riley & Scarborough LLP and for GECR by Smith, Gambrell & Russell, LLP.

EXPERTS

STBZ

The consolidated financial statements of State Bank Financial Corporation and subsidiary as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

GECR

The consolidated financial statements of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, are included herein in reliance upon the report of Crowe Horwath LLP, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

STBZ

STBZ must receive any shareholder proposals intended to be presented at its 2015 annual meeting of shareholders on or before December 12, 2014 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting.  Any shareholder proposal intended to be presented from the floor at our 2015 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

GECR

The deadline for submission of shareholder proposals for inclusion in GECR’s proxy statement for the 2015 Annual Meeting of Shareholders is December 8, 2014.  Additionally, GECR must receive notice of any shareholder proposal to be submitted at the 2015 Annual Meeting of Shareholders (but not required to be included in GECR’s proxy statement) by February 21, 2015, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

STBZ has filed with the SEC a registration statement under the Securities Act that registers the distribution to GECR shareholders of the shares of STBZ common stock to be issued in connection with the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of STBZ in addition to being a proxy statement for GECR’s shareholders.  The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about STBZ and STBZ common stock.

STBZ (File No. 001-35139) and GECR (File No. 000-22981) also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like STBZ and GECR, who file electronically with the SEC.  The address of the site is http://www.sec.gov.  The reports and other information filed by STBZ with the SEC are also available at STBZ’s website at http://www.statebt.com.  The reports and other information filed by GECR with the SEC are also available at GECR’s website at http://www.firstbankofga.com.  The web addresses of the SEC, STBZ and GECR are included as inactive textual references only.  Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows STBZ to incorporate by reference information in this proxy statement/prospectus.  This means that STBZ can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that STBZ previously filed with the SEC.  They contain important information about STBZ and its financial condition.

STBZ Filings (SEC File No. 001-35139; CIK No 0001497275)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2013, including the portions of STBZ’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2014, and incorporated into that Form 10-K by reference

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014; Quarter Ended June 30, 2014

Current Reports on Form 8-K

Filed on October 23, 2014, October 15, 2014, October 1, 2014, September 22, 2014, August 27, 2014, July 31, 2014, July 24, 2014, June 24, 2014, May 12, 2014, May 30, 2014, April 30, 2014; April 28, 2014; February 18, 2014; February 12, 2014; January 30, 2014 (other than those portions of the documents not deemed to be filed)

The description of STBZ common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Registration Statement on Form 10 (File No. 005-54056) filed with the Securities and Exchange Commission on March 4, 2011

In addition, STBZ also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the GECR special meeting.  These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

STBZ has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to STBZ, as well as all pro forma financial information, and GECR has supplied all information relating to GECR.

Documents incorporated by reference are available from STBZ without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.  You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the company at the following address and phone number:

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

Attention:  Secretary

Telephone: (404) 475-6599

GECR shareholders requesting documents must do so by November 26, 2014 to receive them before the special meeting.  You will not be charged for any of these documents that you request.  If you request any incorporated documents from STBZ, STBZ will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GECR common stock, please contact Thomas J. Flournoy, Corporate Secretary:

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

(706) 731-6600

STBZ has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.  The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

By And Between

STATE BANK FINANCIAL CORPORATION

(Buyer)

and

GEORGIA-CAROLINA BANCSHARES, INC.

(Seller)

Dated as of

June 23, 2014

9.7	Notices	A-55
9.8	Governing Law	A-55
9.9	Counterparts	A-55
9.10	Captions; Articles and Sections	A-56
9.11	Interpretations	A-56
9.12	Enforcement of Agreement	A-56
9.13	Severability	A-56

LIST OF EXHIBITS

Exhibit	Description

A	Form of Non-Compete Agreement

B	Form of Stock Option Cash-Out Agreement

C	Form of Support Agreement

D	Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 23, 2014 is by and between State Bank Financial Corporation (“Buyer”), a Georgia corporation and registered bank holding company for State Bank and Trust Company, a Georgia state-chartered bank (“State Bank”), and Georgia-Carolina Bancshares, Inc. (“Seller”), a Georgia corporation and registered bank holding company for First Bank of Georgia, a Georgia state-chartered bank (“First Bank”).  Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 9.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of each of Buyer and Seller have: (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated thereby are consistent with and in furtherance of their respective business strategies; and (iii) adopted this Agreement and, in the case of Seller, recommended approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, Seller will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of Seller have entered into a voting agreement with Buyer dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Seller Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the transaction described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1      Merger.

(a)         Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer pursuant to and with the effect provided in Section 14-2-1106 of the GBCC, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia.  As of the Effective Time, the separate corporate existence of Seller shall cease.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted by the respective boards of directors of Seller and Buyer.

(b)         At the Effective Time, First Bank shall become a wholly-owned subsidiary of Buyer, retaining its separate charter as a Georgia state bank.

1.2      Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3      Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of Georgia (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law; provided, however, the Parties acknowledge and agree that notwithstanding the above, the Effective Time shall occur no earlier than January 1, 2015 unless otherwise mutually agreed upon in writing by the authorized officers of each Party.

1.4      Restructure of Transaction.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on First Bank or Seller.  In such event, Buyer will give written notice to Seller in the manner provided in Section 9.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5      Articles of Incorporation.

(a)         The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

(b)         The Articles of Incorporation of First Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of First Bank from and after the Effective Time until otherwise duly amended or repealed.

1.6      Bylaws.

(a)         The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

(b)         The Bylaws of First Bank in effect immediately prior to the Effective Time shall be the Bylaws of First Bank from and after the Effective Time until otherwise duly amended or repealed.

1.7      Directors and Officers.

(a)         The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.  The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)         On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCC and the Articles of Incorporation and Bylaws of First Bank, Buyer, as the sole shareholder of First Bank, shall cause the Board of Directors of First Bank to be comprised of (a) the fifteen (15) directors of First Bank serving immediately prior to the Merger, and (b) one additional person who shall become a director of First Bank who shall be J. Thomas Wiley Jr.  The officers of First Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of First Bank from and after the Effective Time in accordance with First Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(c)          On the Closing Date and as soon as reasonably practicable following the Effective Time, Buyer shall take all action necessary, including, but not limited to, the amendment of the Bylaws of Buyer or the adoption of a resolution to increase the size of the Board of Directors of Buyer by one member, to appoint one person who served as a director of Seller immediately prior to the Merger to the Board of Directors of Buyer, such person to be determined by Buyer, and to cause such individual to be nominated as a Board of Directors nominee for election by the shareholders to the Board of Directors of the Buyer at the next annual meeting of the shareholders of the Buyer following such individual’s appointment to the Board of Directors of the Buyer.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1      Effect on Seller Common Stock.

(a)                At the Effective Time, in each case subject to Section 2.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of Seller Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Sections 14-2-1301 through 14-2-1332 of the GBCC (the “Dissenter Shares”)) shall be converted into the right to receive $8.85 in cash less any applicable withholding Taxes (the “Cash Consideration”) and a number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (the Cash Consideration and the Stock Consideration collectively referred to herein as “Per Share Purchase Price”).  For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Seller Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.6).  The “Exchange Ratio” shall be 0.794 if the Final Buyer Stock Price is at or above $17.00.  If the Final Buyer Stock Price is above $14.00 but below $17.00, then the Exchange Ratio shall be equal to $13.50 divided by the Final Buyer Stock Price.  If the Final Buyer Stock Price is at or below $14.00, then the Exchange Ratio shall be 0.964.  Notwithstanding the above, if the aggregate value of the Stock Consideration is less than 40% of the aggregate value of the Merger Consideration, the Exchange Ratio shall be adjusted such that the aggregate value of the Stock Consideration is at least 40% of the aggregate value of the Merger Consideration.  For purposes of the immediately prior sentence, the value of the Stock Consideration and the Merger Consideration shall be determined using the closing price (rounded up to the nearest cent) of a share of Buyer Common Stock on The NASDAQ Stock Market LLC (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) on the Closing Date.

(b)         At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.7.

(c)          If, prior to the Effective Time, the outstanding shares of Seller Common Stock or Seller Options shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)         Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

2.2      Exchange Procedures.

(a)         As soon as reasonably practicable after the Effective Time, but in no event more than seven business days after the Effective Time, Buyer shall cause the exchange agent selected by Buyer (the “Exchange Agent”) to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent).  In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Section 2.1 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.  In the event any certificate representing Seller Common Stock certificate shall have been lost, stolen, mutilated, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, mutilated, or destroyed certificate the Per Share Purchase Price as provided for in Section 2.1.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Section 2.1.  Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled.  Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued; provided, Buyer will take such commercially reasonable actions as may be necessary to allow such uncertificated or book entry shares to be pledged to secure debt by Buyer’s shareholders.

(b)         After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, without interest, pursuant to this Section 2.2.  The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.2.  Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 2.2(a)) are surrendered for exchange as provided in this Section 2.2.  Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(c)          Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority.  To the extent that any amounts are so withheld by Buyer or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(d)         Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

(e)          In the case of outstanding shares of Seller Common Stock that are not represented by Certificates, the Parties shall make adjustments to this Article 2 as are necessary and appropriate to implement the same purpose and effect that this Article 2 has with respect to shares of Seller Common Stock that are represented by Certificates.

2.3      Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.4      Seller Options.

(a)         Immediately prior to the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by Seller (the “Seller Options”) shall be cancelled in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person’s Seller Options by (2) the Per Share Purchase Price less the exercise price per share of such Seller Options, by entering into a Stock Option Cash-Out Agreement in the form of Exhibit B.  In the event that the product obtained by the prior sentence is zero or a negative number, then the Seller Options will be cancelled for no consideration.  For illustration purposes, if the Final Buyer Stock Price is $17.25 and the option holder has 1,000 options with an exercise price of $10.00 per share, the cash payment shall equal $12,550, which is 1,000 multiplied by (8.85 + 13.70) — 10.00.  The $13.70 is calculated by multiplying the Exchange Ratio (0.794) by the Final Buyer Stock Price ($17.25).  All unvested Seller Options will be accelerated immediately prior to cancellation in exchange for the cash payment at Closing.

(b)          Seller’s Board and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(c)           The Seller’s Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options to effect the foregoing provisions of this Section 2.4.

2.5      Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 2.2, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 2.

2.6      Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

2.7      Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 14-2-1301 through 14-2-1332 of the GBCC shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made.  In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

3.1      Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”).  First Bank is a Georgia state-charted bank, duly organized, validly existing and in good standing under the Laws of the State of Georgia.  Each of Seller and First Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of the Seller and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  The minute book and other organizational documents for each of Seller and First Bank have been made available to Buyer for its review and, except as disclosed in Section 3.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof.  First Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

3.2      Authority of Seller; No Breach By Agreement.

(a)                Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 7.1(b) and 7.1(c) and by Seller’s shareholders in accordance with this Agreement and the GBCC, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of majority of the outstanding shares of Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Seller Shareholder Vote”).  Subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c) and by such Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and First Bank of the transactions contemplated hereby, nor compliance by Seller and First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the articles of incorporation or bylaws of any Seller Entity or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 3.2(b) of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 7.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)                 Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-

regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which a proxy statement related to the Seller Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The NASDAQ Stock Market, or that are required under consumer finance, mortgage banking, and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

3.3      Capital Stock.

(a)                The authorized capital stock of Seller consists only of 9,000,000 shares of Seller Common Stock, of which 3,596,046 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Seller preferred stock, of which no shares are issued and outstanding as of the date of this Agreement.  Section 3.3 of the Seller Disclosure Memorandum lists all issued and outstanding Seller Options and shares of restricted stock, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable.  All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b)                Except for the 165,899 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options and 10,050 shares of Seller Common Stock reserved for issuance pursuant to the Directors Equity Incentive Plan and for the annual payment of retainer shares to directors of Seller and First Bank, including Advisory Directors, as disclosed in Section 3.3 of the Seller Disclosure Memorandum, and the management incentive plans and arrangements disclosed in Section 3.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.  Notwithstanding the above, no shares shall be distributed to directors of Seller and First Bank pursuant to any Seller Benefit Plan following execution of this Agreement, and the management incentive plans and arrangements shall be amended to provide for the equity portions to be converted to a cash payment, as provided in Section 6.9(k).

(c)                 Except as specifically set forth in this Section 3.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

3.4      Seller Subsidiaries.

Seller has no Subsidiaries except First Bank, and Seller owns all of the equity interests in First Bank.  No capital stock (or other equity interest) of First Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which First Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of First Bank (other than to another Seller Entity).  There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of First Bank.  All of the shares of capital stock (or other equity interests) of First Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien.  First Bank has no Subsidiaries except Willhaven Holdings, LLC (“Willhaven”) and First Bank Mortgage Corporation (“FBMC”), and First Bank owns all of the equity interests in Willhaven and FBMC.  No capital stock (or other equity interest) of Willhaven or FBMC is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which Willhaven or FBMC is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Willhaven or FBMC (other than to another Seller Entity).  There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Willhaven or FBMC.  All of the shares of capital stock (or other equity interests) of Willhaven and FBMC are fully paid and nonassessable and are owned directly or indirectly by First Bank free and clear of any Lien.  Willhaven and FBMC conduct no operations and have no assets other than as set forth on Section 3.4 of the Seller Disclosure Memorandum.  Each of Willhaven and FBMC has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Willhaven and FBMC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  Willhaven is conducting no business and has no assets or liabilities.  The minute book and other organizational documents for each of Willhaven and FBMC have been made available to Buyer for its review and, except as disclosed in Section 3.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof.

3.5      Exchange Act Filings; Securities Offerings; Financial Statements.

(a)                Except as disclosed in Section 3.5(a) of the Seller Disclosure Memorandum, Seller has timely filed all Exchange Act Documents required to be filed by Seller since December 31, 2010 (the “Seller Exchange Act Reports”).  The Seller Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports not misleading.  Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.  Seller has delivered or made available to Buyer all comment letters received by Seller from the staff of the SEC related to the Seller Exchange Act Reports and all responses to such comment letters by or on behalf of Seller.  Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes—Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.  First Bank is not required to file any Exchange Act Documents.

(b)                Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented the consolidated financial position of Seller and First Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)                 Seller’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries whether or not included in Seller’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.  Section 3.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for Seller and its Subsidiaries.

(d)                Seller maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer.  Seller and, to the Knowledge of Seller, its directors and executive officers, have complied at all times with Section 16(a) of the Exchange Act, in all material respects (provided, inadvertent late filings of Forms 3, 4 and 5 shall be deemed immaterial), including the filing requirements thereunder to the extent applicable.

3.6      Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of March 31, 2014, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Section 3.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by any Seller Entity other than letters of credit and unfunded loan commitments or credit lines.  Except as disclosed in Section 3.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at March 31, 2014, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000.  Except (x) as reflected in Seller’s balance sheet at March 31, 2014 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since March 31, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, no Seller Entity has any Material Liabilities or obligations of any nature.

3.7      Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.7 of the Seller Disclosure Memorandum or as otherwise expressly permitted or contemplated by this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2013, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.  Section 3.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees, and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the Merger as contemplated by this Agreement.

3.8      Tax Matters.

(a)                All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities.  No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)                None of the Seller Entities has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity.  No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period.  None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                 Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)                The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)                 Except as described in Section 3.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                  During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)                 Except as disclosed in Section 3.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code.  None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of the Seller Entities disclosed in Section 3.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)                Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                    No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)                   No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)                No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                    Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)            No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)                Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods ended on or after December 31, 2009 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)                No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 3.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

3.9      Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)                The Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof.  The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)                As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and to the Knowledge of Seller are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, to the Knowledge of Seller, have been secured, by valid liens and security interests which have been perfected.  Accurate lists of all loans, discounts and financing leases as of March 31, 2014 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum.  Except as specifically set forth in Section 3.9(b) of the Seller Disclosure Memorandum, no Seller Entity is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) to Seller’s Knowledge, in violation of any Law.

(c)                 All securities held by the Seller Entities, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities.  Except as disclosed in Section 3.9(c) of the Seller Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Seller’s Knowledge, none of the securities reflected in the Seller Financial Statements as of December 31, 2013, and none of the securities since acquired by the Seller Entities is subject to any restriction, whether contractual or statutory, which impairs the ability of the Seller Entities to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)                All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of any Seller Entity or their customers (all of which were disclosed in Section 3.9(d) of the Seller Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  No Seller Entity, nor to the Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

3.10       Assets.

(a)                Except as disclosed in Section 3.10(a) of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own.  In addition, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)                All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and each such Contract is in full force and effect.

(c)                 The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practice.  None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond.  There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller

Entity under such policies.  Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)                The Assets of the Seller Entities include all material Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted.  All real and personal property which is material to the business of Seller or the Seller Entities that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger.  All improved real property owned or leased by Seller or Seller Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

3.11             Intellectual Property.

Except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity.  Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or threatened in writing, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity.  To Seller’s Knowledge, and except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

3.12       Environmental Matters.

(a)                Seller has delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participating Facilities and Operating Properties.  To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any Seller Entity.

(b)                To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)                 To Seller’s Knowledge, there is no Litigation pending, and no environmental enforcement action, investigation, or litigation threatened, before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

(d)                To Seller’s Knowledge, during the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.  To Seller’s Knowledge, during the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

3.13       Compliance with Laws.

(a)                Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve.  First Bank is a state-chartered bank in good standing with the Georgia Department of Banking and Finance and is a member in good standing of the FDIC.

(b)                   Compliance with Permits, Laws and Orders.

(i)             Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted (except for such failures which are not reasonably likely to have a Seller Material Adverse Effect), and there has occurred no material Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.  None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that any Seller Entity is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any Seller Entity (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(ii)          Except as disclosed in Section 3.13(b) of the Seller Disclosure Memorandum, each Seller Entity is in compliance in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Seller Entities, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.  First Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, no Seller Entity, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of any Seller Entity has, directly or indirectly, (a) used any funds of a Seller Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of a Seller Entity, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of a Seller Entity, (e) made any fraudulent entry on the books or records of a Seller Entity, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for a Seller Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for a Seller Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iii)       Seller and each insured depository Subsidiary of Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)).  Neither Seller nor any Seller Entity has been informed that its status as “well-capitalized,” or “well-managed” will change within one year.  All deposit liabilities of Seller and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law.  Seller and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

(iv)      Except for such items which are not reasonably likely to have a Seller Material Adverse Effect, there (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

3.14       Labor Relations.

(a)                No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to any Seller Entity’s relationship or dealings with its employees, any labor organization or any other employee representative.  There is no strike, slowdown, lockout, or other similar job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years.  To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity.  Except as disclosed in Section 3.14(a) of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority.  No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 3.14(a) of the Seller Disclosure Memorandum.

(b)                All of the employees employed by Seller and Seller Entities in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)                 No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local Law similar to the WARN Act.  None of any Seller Entity’s employees has suffered an “employment loss” due to a “plant closing” or a “mass layoff” (all as defined in the WARN Act) during the six months immediately preceding the Closing Date.

(d)                Section 3.14(d) of the Seller Disclosure Memorandum contains a list of all individual independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

3.15            Employee Benefit Plans.

(a)                Seller has disclosed in Section 3.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan (or a written description thereof, to the extent not reduced to writing) currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries or under which employees, retirees, former employees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability.  Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.”  Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 3.15(a) of the Seller Disclosure Memorandum.

(b)                Seller has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)                 In all material respects, each Seller Benefit Plan is in compliance with the terms of such Seller Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws.  Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Seller ERISA Plan has been adopted, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws which remains outstanding or otherwise unresolved as of the date of this Agreement.  No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)                To Seller’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the terms and provisions of such plans.  To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans by any participant or beneficiary other than routine claims for benefits and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan by any participant, beneficiary, or applicable Governmental Authority.

(e)                 All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as and to the extent required by Law).

(f)                  To Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)                 No Seller Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA.

(h)                No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)                    Except as disclosed in Section 3.15(i) of the Seller Disclosure Memorandum or required under Part 6 of ERISA, Code Section 4980B, or applicable State or local law, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability or obtaining any consent or waiver.  No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Taxes.

(j)                   Except as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute (including as defined under Code Section 280G), or otherwise) becoming due from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(k)                The actuarial present values of all accrued nonqualified deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(l)                    All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(m)            Except as disclosed in Section 3.15(m) of the Seller Disclosure Memorandum, neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n)                Except as disclosed in Section 3.15(n) of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds.  Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance, that each Seller Entity had immediately prior to the consummation of the transaction contemplated hereby.

(o)                Other than employment agreements identified in Section 3.15(o) of the Seller Disclosure Memorandum, no Seller Benefit Plan is (i) subject to any requirement of Section 409A of the Code or (ii) is not exempt from Code Section 409A.

(p)                Other than the Seller Benefit Plans identified in Section 3.3 of the Seller Disclosure Memorandum, no Seller Benefit Plan provides for the potential issuance of equity compensation.

3.16            Material Contracts.

(a)                Except as disclosed in Section 3.16(a) of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with vendors or customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and on an annual basis involving payments under any individual Contract or series of contracts not in excess of $50,000 on an annual basis), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 3.11 and 3.15(a), the “Seller Contracts” ).

(b)                With respect to each Seller Contract and except as disclosed in Section 3.16(b) of the Seller Disclosure Memorandum:  (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  Section 3.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract.  All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 3.16(b) of the Seller Disclosure Memorandum.

3.17            Privacy of Customer Information.

(a)        Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)         Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

3.18            Legal Proceedings.

Except as disclosed in Section 3.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity.  No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

3.19            Reports.

Except for immaterial late filings or as otherwise disclosed in Section 3.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.20            Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.21            Loans.

(a)         As of the date of this Agreement, except as set forth in Section 3.21(a) of the Seller Disclosure Memorandum, no Seller Entity is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which a Seller Entity is a creditor which as of March 31, 2014, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of March 31, 2014, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.21(a) of the Seller Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of the Seller Entities that, as of March 31, 2014, were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” or “Loss,” or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of the Seller Entities that, as of March 31, 2014, was classified as “Other Real Estate Owned” and the book value thereof.

(b)         Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of a Seller Entity as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(c)          Except as would not reasonably be expected to have a Seller Material Adverse Effect, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Seller Entities (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         Except as set forth in Section 3.21(d) of the Seller Disclosure Memorandum, none of the agreements entered into since December 31, 2009, pursuant to which the Seller Entities have sold Loans or pools of Loans or participations in Loans or pools of Loans, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)        No Seller Entity is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.  Except as disclosed in Section 3.21(e) of the Seller Disclosure Memorandum, no Seller Entity administers or services any loan, note or borrowing not originated and owned by First Bank.  Except as set forth on Section 3.21(e) of the Seller Disclosure Memorandum, any Seller Entity that participates as a seller or servicer of Mortgage Loans in any program administered by a Mortgage Finance Agency is an approved mortgagee or servicer of such Mortgage Finance Agency, as applicable, and meets in all material respects all requirements of Law so as to be eligible to originate, purchase, hold or service, as applicable, Mortgage Loans.  Each Seller Entity is in compliance in all material respects with all eligibility requirements under any correspondent or servicing arrangement pursuant to which the Seller Entity originates or services Mortgage Loans, and has never been since December 31, 2010 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Mortgage Finance Agency relating to the origination, sale or servicing of Mortgage Loans or consumer Loans.

(i)                                     Section 3.21(e) of the Seller Disclosure Memorandum contains a true, correct and complete listing of each Contract pursuant to which, as of March 31, 2014, any Seller Entity services Mortgage Loans (collectively, “Serviced Mortgage Loans”), whether as servicer, special servicer, sub-servicer, master servicer or otherwise (the “Servicing Contracts”).

(ii)                                  Section 3.21(e) of the Seller Disclosure Memorandum contains a true, correct and complete list of each pooling, participation or Servicing Contract to which any Seller Entity is a party as of March 31, 2014 that obligates any Seller Entity to make servicing advances with respect to defaulted or delinquent Mortgage Loans or consumer receivables other than out of proceeds from the sale of the related collateral or from related insurance policies.

(iii)                               No Seller Entity is responsible or otherwise liable to any Person under any Servicing Contract for any Liabilities sustained by such Person arising out of any foreclosure of any Mortgaged Property or the acquisition and subsequent holding or disposition of Mortgaged Property (including, without limitation, third-party expenses such as attorney’s fees and restoration expenses) except to the extent that such Liabilities are attributable to the Seller Entities’ failure to perform servicing as required by the Servicing Contracts after the Effective Time.

(iv)                              The servicing of each Serviced Mortgage Loan complies, in all material respects, with the terms of any applicable program of the Mortgage Finance Agency, Law or Servicing Contract and all applicable documents relating to such Serviced Mortgage Loan.

(v)                                 Except as set forth on Section 3.21(e) of the Seller Disclosure Memorandum (i) no Seller Entity, as servicer of any Serviced Mortgage Loan, has any repurchase obligations with respect to such Serviced Mortgage Loan, other than in connection with breaches of representations, warranties and covenants relating to the servicing thereof; (ii) no Seller Entity, as seller of any Mortgage Loan, has any repurchase obligations with respect to such Mortgage Loan, other than in connection with breaches of representations and warranties relating to the origination thereof; and (iii) there is no pending or, to the Knowledge of the Seller, threatened, cancellation of any Servicing Contract, and no Seller Entity has received any written notice to the effect that any party to any Servicing Contract intends to cease doing business with any Seller Entity.

3.22            Loans to, and Transactions with, Executive Officers and Directors.

No Seller Entity has, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Seller Entity, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O.  Section 3.22 of the Seller Disclosure Memorandum sets forth a list of all Loans as of the date hereof by the Seller Entities to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries.  There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated.  All such Loans are and were originated in compliance in all material respects with all applicable laws.  Except as disclosed in Section 3.22 of the Seller Disclosure Memorandum, no director or executive officer of Seller or First Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or First Bank.

3.23            Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b).  No Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

3.24            State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

3.25            Brokers and Finders; Opinion of Financial Advisor.

Except for the Seller Financial Advisors, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.  Seller has received the written opinion of the Seller Financial Advisors, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

3.26            Board Recommendation.

The Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

3.27            Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to any Proxy Statement/Prospectus, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                 All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

3.28            Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1      Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.2      Authority; No Breach By Agreement.

(a)                Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c), to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer.  Subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 7.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)                 Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The NASDAQ Stock Market, or that are required under consumer finance, mortgage banking, and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.

4.3      Capital Stock.

(a)                The authorized capital stock of Buyer consists only of 100,000,000 shares of Buyer Common Stock, of which 32,123,645 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer.

4.4      Exchange Act Filings; Financial Statements.

(a)                Except as disclosed in Section 4.4(a) of the Buyer Disclosure Memorandum, Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since December 31, 2010 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”).  The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading.  No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)                Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                 Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Buyer within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)                Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

4.5      Absence of Undisclosed Liabilities.

No Buyer Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Buyer as of March 31, 2014, included in the Buyer Financial Statements or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Except (x) as reflected in Buyer’s balance sheet at March 31, 2014 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since March 31, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Buyer nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.6      Absence of Certain Changes or Events.

Except as disclosed in the Buyer Exchange Act Reports, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2013, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.7      Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.7 of Buyer Disclosure Memorandum, since January 1, 2010, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8      Brokers and Finders.

Neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

4.9      Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b).

4.10       Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

4.11       Intellectual Property.

Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business, including sufficient rights in each copy possessed by each Buyer Entity.  Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To Buyer’s Knowledge, no Buyer Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or threatened in writing, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold, or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  To Buyer’s Knowledge, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person.

4.12       Environmental Matters.

(a)                To Buyer’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any Buyer Entity.

(b)                To Buyer’s Knowledge, each Buyer Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)                 To Buyer’s Knowledge, there is no Litigation pending, and no environmental enforcement action, investigation, or litigation threatened, before any Governmental Authority or other forum in which any Buyer Entity or any of its Operating Properties or Participation Facilities (or Buyer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties or Participation Facilities, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d)                To Buyer’s Knowledge, during the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Prior to the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, to Buyer’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.  To Buyer’s Knowledge, during the period of (i) Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental

Laws, including but not limited to unauthorized alterations of wetlands, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect..

4.13       Legal Proceedings.

Except for such Litigation as would not reasonably be expected to result in a Buyer Material Adverse Effect, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, or to Buyer’s Knowledge, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity.

4.14       Regulatory Matters.

No Buyer Entity or, to Buyer’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b).

Except for the Capital Maintenance Agreement with the FDIC described in filings with the Securities Exchange Commission, no Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor to Buyer’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

4.15       Compliance with Laws.

(a)                Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve.  State Bank is a state-chartered bank in good standing with the Georgia Department of Banking and Finance and is a member in good standing of the FDIC.

(b)                   Compliance with Permits, Laws and Orders.

(i)             Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted (except for such failures which are not reasonably likely to have a Buyer Material Adverse Effect), and there has occurred no material Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.  None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(ii)          Each Buyer Entity is in compliance in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Buyer Entities, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer

Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.  State Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, no Buyer Entity, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of any Buyer Entity has, directly or indirectly, (a) used any funds of a Buyer Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of a Buyer Entity, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of a Buyer Entity, (e) made any fraudulent entry on the books or records of a Buyer Entity, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for a Buyer Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for a Buyer Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iii)       Buyer and each insured depository Subsidiary of Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)).  Neither Buyer nor any Buyer Entity has been informed that its status as “well-capitalized,” or “well-managed” will change within one year.  All deposit liabilities of Buyer and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law.  Buyer and its Subsidiaries have each met all conditions of such insurance, including timely payment of its premiums.

(iv)      Except for such items which are not reasonably likely to have a Buyer Material Adverse Effect, there (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no notices or correspondence received by Buyer with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Buyer’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

4.16       Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                 All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 5

CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1      Affirmative Covenants of Seller and Buyer.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use commercially reasonable best efforts to provide all information reasonably requested by Buyer related to loans or other transactions made by Seller with a total relationship exposure equal to or exceeding $500,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a total relationship exposure equal to or exceeding $2,500,000, (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines or any Seller Entity’s internal loan policies, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)                 Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

5.2      Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)                incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that have maturities of one year or less, prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of retail deposit liabilities, purchases of federal funds, variable rate advances with maturities of one year or less, prepayable without penalty, charge, or other payment, from the Federal Reserve Bank or Federal Home Loan Bank , and entry into variable rate repurchase agreements fully secured by U.S. government securities or U.S. government agency securities with maturities of one year or less, prepayable without penalty, charge, or other payment), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)                 repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock except for the payment of quarterly cash dividends in the ordinary course of business consistent with past practice, which shall be paid in the same week of the month as the previous year and shall not exceed the amount of previously declared dividends.

(d)                except for this Agreement and other than in connection with the exercise of outstanding Seller Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)                 adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)                  except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have base durations of two years or less and maximum extension of three years (assuming a +300bps scenario), purchase any securities or make any material investment (except in the ordinary course of business consistent with past practice; provided, however that Seller will provide Buyer notice of any purchases with base durations that exceed two years and maximum extension exceeding three years (assuming a +300bps scenario)), either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business;

(g)                 (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate $25,000 or increase the compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice and as disclosed on Schedule 6.2(g)), (ii) commit to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee (except for payments according to the Officer Service Agreements), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any compensation or other benefits to directors of any Seller Entity, or (v) except as contemplated by this Agreement and as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Seller Benefit Plans or authorize cash payments in exchange for any Rights; or (vi) except as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, accelerate or vest or commit to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)                enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                    adopt any new Employee Benefit Plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Seller Employee Benefit Plans, other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)                   make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)             commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for over $50,000 in money damages or restrictions upon the operations of any Seller Entity; provided, that, Buyer shall not unreasonably withhold, condition or delay such consent;

(l)                 enter into, modify, amend, or terminate any Contract other than (i) with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum; provided that such contracts have a term of one year or less and do not contain provisions prohibiting or restricting Seller or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person and (ii) Contracts covered by Section 5.2(m);

(m)            make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with total relationship exposure of less than $4,000,000 fully secured, total relationship exposure of less than $250,000 unsecured, or less than $500,000 of incremental secured credit exposure to an existing relationship, provided that such extensions of credit are in the ordinary course of business consistent with past practice and in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any material adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities;

(n)                except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or First Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)                (i) other than in the ordinary course of business consistent with past practice, make any material changes in First Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) First Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices;

(p)                restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)                make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures deemed necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(r)                   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(s)                  take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement;

(t)                   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u)                knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(v)                agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2;

(w)              maintain First Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices of First Bank; or

(x)                take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

5.3      Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.4      Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed.  Seller and its Subsidiaries shall also make available to Buyer monthly financial statements.  The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1       Shareholder Approvals.

(a)                Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Seller shall take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Seller Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  The Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the GBCC (the “Seller Recommendation”) and shall include such recommendation in the proxy statement mailed to shareholders of Seller, except to the extent the Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement.  Seller shall solicit and use its reasonable best efforts to obtain the Requisite Seller Shareholder Vote.

(b)                Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section 6.1(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”).  Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Vote, the Seller’s Board may make an Adverse Recommendation Change if and only if:

(i)                                     the Seller’s Board determines in good faith, after consultation with the Seller Financial Advisors and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 6.3) that is a Superior Proposal;

(ii)                                  the Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would result in the Seller’s Board breaching its fiduciary duties to the Seller and its shareholders under applicable Law;

(iii)                               the Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)                              after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Seller Board to proceed without an Adverse Recommendation Change (provided, however, that the Buyer shall not be required to propose any such adjustments); and

(v)                                 the Seller’s Board, following such five business day period, again determines in good faith, after consultation with the Seller Financial Advisors and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to the Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the GBCC as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders at the Seller Shareholders’ Meeting even if the Seller’s Board has made an Adverse Recommendation Change, in which case the Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

6.2      Registration of Buyer Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”).  The Registration Statement shall contain proxy materials relating to the matters to be submitted to Seller’s shareholders at the Seller Shareholders’ Meeting.  Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”).  Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Seller will use its reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.

(b)          Seller shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Buyer and Seller shall furnish all information concerning it and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(c)           Prior to the Effective Time, Buyer shall notify the Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

6.3      Other Offers, etc.

(a)                From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 6.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Vote, this Section 6.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 6.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller’s Board shall have determined in good faith, after consultation with the Seller Financial Advisors and the Seller’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) the Seller’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to the Seller and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).  In addition to the foregoing, Seller shall provide Buyer with at least five business days’ prior written notice of a meeting of the Seller’s Board at which meeting the Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)                In addition to the obligations of Seller set forth in this Section 6.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal.  Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)                 Seller shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives, to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)                Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement.

6.4      Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger).  The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.  Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

6.5      Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

6.6      Investigation and Confidentiality.

(a)                Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.  Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)                In addition to each Party’s obligations pursuant to Section 6.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)                 Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)                Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

6.7      Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s Shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 6.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

6.8      Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

6.9      Employee Benefits and Contracts.

(a)          All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, remain or become employees of First Bank; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or State Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of Buyer or State Bank and in accordance with the bylaws of Buyer or State Bank.  Except as otherwise provided in this Agreement, the Officer Service Agreements or any subsequent agreement entered into between State Bank and any such Continuing Employees, all of the Continuing Employees shall be employees at will and no contractual right to employment shall inure to such employees because of this Agreement.

(b)          As of the Effective Time, and subject to Sections 6.9(i) through (l) of this Agreement and applicable authority to unilaterally amend, from time to time, or terminate First Bank’s existing benefit plans, each Continuing Employee shall be eligible to participate in First Bank’s existing benefit plans with full credit for prior service with First Bank for purposes of eligibility and vesting.  To the extent that any First Bank plans are terminated, Buyer agrees that Buyer will transition employees of First Bank to the comparable Buyer Employee Benefit Plan(s) (if any) in accordance with Section 6.9(c).

(c)           If after the Effective Time Buyer elects to transition employees of First Bank to Buyer Employee Benefit Plans, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or State Bank employees.  With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger.  In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

(d)          Simultaneously herewith, Remer Y. Brinson, III, Thomas M. Bird, Hugh E. Hollar and W. Cameron Nixon shall enter into offer letters and separation agreements (collectively, the “Officer Service Agreements”).

(e)           Seller shall use its reasonable best efforts to cause each holder of Seller Options to execute and deliver a Stock Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit B pursuant to which he or she agrees to cancel his or her outstanding Seller Options as of the Effective Time in exchange for a one-time cash payment as set forth in Section 2.4 of the Agreement, subject to applicable withholding; provided, however, that Stock Option Cash-Out Agreements from any holders of Seller Options that are not directors or executive officers of

Seller may be sought following the execution of this Agreement.  Simultaneously herewith, each of the directors and executive officers of Seller that hold Seller Options shall have entered into a Stock Option Cash-Out Agreement.

(f)            Simultaneously herewith, each of the directors of Seller and First Bank shall have entered into a Non-Compete Agreement (which shall be effective as of the Effective Time) in the form of Exhibit A.

(g)           Simultaneously herewith, each of the directors and executive officers of Seller and First Bank shall have entered into a Claims Letter (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(h)          No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 6.11.  No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

(i)              Upon not less than 10 days’ notice prior to the Closing Date from Buyer to Seller, Seller shall cause the termination, amendment, or other appropriate modification of each Seller Benefit Plan as specified by Buyer in such notice.  Buyer may require in such notice that Seller shall not sponsor or otherwise have any further Liability or other obligation in connection with such applicable Seller Benefit Plans, effective as of the date which immediately precedes the Closing Date.  Upon such action, participants in such applicable Seller Benefit Plans that are Seller ERISA Plans which are intended to be qualified under Section 401(a) of the Code shall be 100% vested in their account balances.

(j)             Notwithstanding Section 6.9(i), (i) prior to the Closing, Seller’s board of directors shall adopt resolutions terminating the First Bank of Georgia 401(k) Plan (the “Seller 401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to the Seller 401(k) Plan’s termination under “(i),” immediately above, Seller shall adopt all amendments, including amendments and restatements, of each document evidencing the Seller 401(k) Plan, as may be necessary to maintain the Seller 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Seller shall proceed with implementing the process of distributing the Seller 401(k) Plan’s account balances to participants as their interests appear pursuant to such termination.  Buyer shall cause the State Bank & Trust Company 401(k) Profit Sharing Plan (the “Buyer 401(k) Plan”) to accept rollovers of distributions and participant loans from the Seller 401(k) Plan by the Seller 401(k) Plan’s participants who are eligible to become participants in the Buyer’s 401(k) Plan; provided, however, that the Buyer 401(k) Plan shall not accept rollovers of participant loans from Seller 401(k) Plan participant-borrowers that are determined to be “parties in interest” or “disqualified persons” as of or after the Closing Date, in respect of the Buyer 401(k) Plan, as those terms are defined under ERISA Section 3(14) and Code Section 4975(e)(2), respectively, or whose Seller 401(k) Plan participant loan, if rolled over to the Buyer 401(k) Plan, (a) would cause a failure to meet and obtain exemption from any plan participant loan-related “prohibited transaction” (as defined under each of ERISA Section 406 and Code Section 4975), or (b) would cause the Buyer 401(k) Plan to fail to meet the applicable requirements of Code Section 401(a)(4) and Treasury regulations promulgated thereunder, or any other applicable provision of the Code, ERISA or other applicable Law.  Buyer shall cause each Continuing Employee to receive full credit for all service with the Seller and First Bank under the Buyer 401(k) Plan for purposes of eligibility and vesting.  At or prior to the Closing, Buyer shall take all necessary steps to cause the Buyer 401(k) Plan to allow participation in the Buyer 401(k) Plan by employees of the Seller Entities effective as of the Closing Date (subject to any eligibility requirements under the Buyer 401(k) Plan), including the amendment of the plan document and/or adoption agreement for the Buyer 401(k) Plan, as applicable.

(k)          Within 10 days following the date of this Agreement, the boards of directors of Seller and First Bank will approve, and the applicable participants will execute (if applicable), amendments to all Seller Benefit Plans that authorize the issuance of equity as bonus consideration, and which are listed on Schedule 6.9(k), to provide for all payments solely in the form of cash (the “Seller Benefit Plan Amendments”); specifically, cash bonuses earned which would have been converted to equity shall be paid in cash, and equity bonuses earned shall be paid in cash based upon the value of the Merger Consideration (i.e., the cash payment shall be equal to the product obtained by multiplying the total number of bonus shares earned by the Per Share Purchase Price).

(l)              Prior to the Effective Time, First Bank and each individual that is a party to a First Bank of Georgia Supplemental Executive Retirement Plan shall execute an amendment in form and substance acceptable to Seller (the “SERP Amendments”).  In the event there is a subsequent merger, consolidation or similar business combination of First Bank and State Bank, Buyer shall cause State Bank to assume the obligations as set forth in the SERP Amendments.

6.10            Section 16 Matters.

Prior to the Effective Time, Seller and Buyer shall take all such steps as may be required to cause any dispositions of Seller Common Stock (including derivative securities with respect to Seller Common Stock) or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 6.10.

6.11            Indemnification.

(a)                For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, and employees of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the GBCC, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b)                Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller’s D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller’s D&O Policy.  The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.  Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 200% of the current annual premium for Seller’s D&O Policy (the “Premium Multiple”).  If Buyer or Seller are unable to obtain or maintain the insurance coverage called for in this Section 6.11(b), then Buyer shall obtain, or shall direct Seller to obtain, the most advantageous coverage that can be purchased for the Premium Multiple.

(c)                 Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer or the Surviving Corporation thereof in writing; provided that no such failure shall affect the obligation of Buyer under this Section 6.11 unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such claim as a consequence.  In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)                If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

(e)                 The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1      Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.5:

(a)                Shareholder Approval.  The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s articles of incorporation and bylaws.

(b)                Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)                 Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.  Seller shall have obtained the Consents listed in Section 7.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)                Registration Statement; Blue Sky Laws.  The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)                 Legal Proceedings.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)                  Exchange Listing.  Buyer shall have filed with The NASDAQ Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The NASDAQ Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

7.2      Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 9.5(a):

(a)                Representations and Warranties.  For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.25 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                 Officers’ Certificate.  Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as it relates to Seller and in Sections 7.2(a), 7.2(b), 7.2(e), 7.2(f), 7.2(g) and 7.2(h) have been satisfied.

(d)                Secretary’s Certificate.  Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller; (iii) a copy of the bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the articles of incorporation of First Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of First Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance (dated not more than 10 days prior to the Closing Date) as to the good standing of First Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation (dated not more than 10 days prior to the Closing Date) certifying that First Bank is an insured depository institution.

(e)                 Officer Service Agreements, Non-Compete Agreements, Stock Option Cash-Out Agreements, Support Agreements and Claims Letters.  The Officer Service Agreements shall have been executed by the proposed respective parties and delivered to Buyer.  The Non-Compete Agreements in the form attached hereto as Exhibit A shall have been executed by and delivered to Buyer in accordance with Section 6.9(f).  The Stock Option Cash-Out Agreements in the form attached hereto as Exhibit B shall have been executed by each holder of Seller Options and delivered to Buyer, and Seller shall have complied in all material respects with Section 6.9(e).  The Support Agreements in the form attached hereto as Exhibit C shall have been executed by each of the directors and executive officers and delivered to Buyer.  Each of the directors and executive officers shall have executed claims letters in the form attached hereto as Exhibit D and delivered same to Buyer.

(f)                  Notices of Dissent.  Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Seller Common Stock.

(g)                    Exercise of Options.  The directors and executive officers of the Seller and First Bank shall not have exercised any Seller Options held by such persons following the execution of this Agreement.

(h)                   No Material Adverse Effect.  There shall not have occurred any Seller Material Adverse Effect from the March 31, 2014 balance sheet to the Effective Time with respect to Seller or First Bank.

(i)                       Removed.

(j)                      Change-In-Control Payments.  The employees of Seller and First Bank that enter into Officer Service Agreements with the Surviving Corporation, State Bank or First Bank pursuant to Section 7.2(e) shall have waived the right to receive any cash change-in-control payments to which they could otherwise be entitled as a result of the Merger in consideration of such employees’ continued employment with the Surviving Corporation, State Bank or First Bank following the Effective Time.

(k)                   Seller Benefit Plan Amendments.  The Seller Benefit Plan Amendments shall have been executed by the proposed respective parties and delivered to Buyer.

(l)                       SERP Amendments.  The SERP Amendments shall have been executed by the proposed respective parties and delivered to Buyer.

7.3      Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 9.5(b):

(a)                Representations and Warranties.  For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), and 4.8 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), and 4.8) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                 Officers’ Certificate.  Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as it relates to Buyer and in Sections 7.3(a), 7.3(b), and 7.3(f) have been satisfied.

(d)                Secretary’s Certificate.  Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller; (iii) a copy of the bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the articles of association of State Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of State Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance (dated not more than 10 days prior to the Closing Date) as to the good standing of State Bank, and (ix) certificate of the Federal Deposit Insurance Corporation (dated not more than 10 days prior to the Closing Date) certifying that State Bank is an insured depository institution.

(e)                 Payment of Merger Consideration.  Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)                  No Material Adverse Effect.  There shall not have occurred any Buyer Material Adverse Effect from the March 31, 2014 balance sheet to the Effective Time with respect to Buyer.

(g)                 Notices of Dissent.  Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 25% of the outstanding shares of Seller Common Stock.

ARTICLE 8

TERMINATION

8.1      Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Buyer and Seller; or

(b)                By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Sections 7.2 or 7.3 as applicable; or

(c)              By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Vote is not obtained at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)                   By Buyer or Seller in the event that the Merger shall not have been consummated by February 28, 2015, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1; or

(e)                    By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller’s Board shall have made an Adverse Recommendation Change; (ii) the Seller’s Board shall have failed to reaffirm the Seller Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal; or (iii) Seller shall have failed to comply in all material respects with its obligations under Sections 6.1 or 6.3; or

(f)                     By Seller, prior to the Requisite Seller Shareholder Vote (and provided that Seller has complied in all material respects with Section 6.1 (including the provisions of Section 6.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 6.3, in order to enter into a Superior Proposal.

8.2      Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 6.6, 8.2, 8.3, 9.2, and 9.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

8.3      Termination Fee.

(a)                   If Buyer terminates this Agreement pursuant to Section 8.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 8.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $4,500,000 (the “Termination Fee”).  The Termination Fee shall be paid to Buyer in same day funds.  Seller hereby waives any right to set-off or counterclaim against such amount.

(b)                In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders, senior management or Seller’s Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 8.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 8.1(b), or (C) by Seller or Buyer pursuant to Section 8.1(c)(iii), and (iii) prior to the date that is six (6) months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds.  Seller hereby waives any right to set-off or counterclaim against such amount.

(c)                 The Parties acknowledge that the agreements contained in this Article 8 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

8.4      Non-Survival of Representations and Covenants.

Except for Sections 6.6(b), 6.8, 6.11, 9.2, 9.8 and this Article 8, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 9

MISCELLANEOUS

9.1      Definitions.

(a)         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in the Section 6.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 6.1(b) of the Agreement.

“Affiliate” of a Person means:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 3.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHCA” shall have the meaning as set forth in Section 3.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 4.4(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of March 31, 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2014, and for each of the three fiscal years ended December 31, 2013, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2014.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer.  Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 4.14 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer 401(k) Plan” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 9.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 2.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 3.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, phantom equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, commission, retention, change in control or other incentive plan, bank owned life insurance, split-dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 2.2(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 2.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

“Federal Reserve Act” shall mean the Federal Reserve Act of 1913, as amended.

Final Buyer Stock Price” shall mean the average closing price (rounded up to the nearest cent) of Buyer Common Stock on The NASDAQ Stock Market LLC (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) during the Measurement Period.

“First Bank” shall have the meaning as set forth in the introduction of the Agreement.

“FBMC” shall have the meaning as set forth in Section 3.4 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs):  (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“IIPI” or “Individually Identifiable Personal Information” shall have the meaning as set forth in Section 3.17(a) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 6.11(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 3.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after reasonable inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” shall have the meaning as set forth in Section 3.21(a) of the Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Measurement Period” shall mean the twenty (20) consecutive Trading Days ending on the fifth business day immediately prior to the date on which the Effective Time is to occur.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Mortgage” means a mortgage, deed of trust, pledge or collateral assignment of property trust beneficiary interest or other instrument creating a lien on or ownership interest in a Mortgaged Property.

“Mortgage Finance Agency” means the Federal Housing Administration, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the United

States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any Seller Entity (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Mortgage Loan” shall mean any loan secured by a Mortgage or a participation interest or certificate or other ownership interest in such a loan that has been sold to a Mortgage Finance Agency.

“Mortgaged Property” shall mean the underlying property or properties securing a loan, consisting of a fee simple estate or leasehold estate, or both, in a parcel of land improved by one or more properties, together with any personal property, fixtures, leases and other property or rights pertaining thereto, or property trust beneficiary interest with respect to the foregoing.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 6.1(b) of the Agreement.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 3.6 of the Agreement.

“Officer Service Agreements” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Buyer or Seller, and “Parties” means both Buyer and Seller.

“Party in Interest” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 6.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 6.2(a) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 9.1(a) of the Agreement.

“Registration Statement” shall nave the meaning as set forth in Section 6.2(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc., the Georgia Department of Banking and Finance, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Seller Shareholder Vote” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the introduction of the Agreement.

“Seller 401(k) Plan” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Seller Benefit Plans” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Benefit Plan Amendments” shall have the meaning as set forth in Section 6.9(k) of the Agreement.

“Seller’s Board” shall mean the board of directors of Seller.

“Seller Common Stock” means the common stock, par value $0.001 per share, of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Seller’s D&O Policy” shall have the meaning as set forth in Section 6.11(b) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Georgia-Carolina Bancshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries and First Bank Subsidiaries.

“Seller ERISA Plan” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Exchange Act Reports” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Seller Financial Advisors” means SunTrust Robinson Humphrey, Inc. and FIG Partners

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of March 31, 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2014, and for each of the three fiscal years ended December 31, 2013, as filed in amended form by Seller in Exchange Act Documents, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2014.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by

Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees.

“Seller Options” shall have the meaning as set forth in Section 2.4(a) of the Agreement.

“Seller Pension Plan” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Recommendation” shall have the meaning as set forth in Section 6.1(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 3.22 of the Agreement.

“Seller Subsidiaries” means the Subsidiaries of Seller, as of the date of this Agreement.

“Seller’s Board” shall mean the board of directors of the Seller.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 6.1(a), including any adjournment or adjournments thereof.

“Serviced Mortgage Loans” shall have the meaning as set forth in Section 3.21(e)(i) of the Agreement.

“Servicing Contracts” shall have the meaning as set forth in Section 3.21(e)(i) of the Agreement.

“SERP Amendments” shall have the meaning as set forth in Section 6.9(l) of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“State Bank” shall have the meaning as set forth in the introduction of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller’s Board (after consultation with the Seller Financial Advisors and the Seller’s outside counsel) determines (taking in account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the Seller’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Support Agreements” shall have the meaning as set forth in the Recitals of the Agreement.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 3.24 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 8.3(a) of the Agreement.

“Trading Day” means any day on which shares of Buyer Common Stock are traded, as reported on The NASDAQ Stock Market LLC.

“WARN Act” shall have the meaning as set forth in Section 3.14(c) of the Agreement.

“Willhaven” shall have the meaning as set forth in Section 3.4 of the Agreement.

(b)         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

9.2      Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

9.3      Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 6.9 and 6.11.

9.4      Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite Seller Shareholder Vote has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

9.5      Waivers.

(a)                Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)                Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)                 The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6      Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.7      Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:                                                                                                                                                           State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

Attention:  J. Daniel Speight, Jr.

Copy to Counsel:                                                                                                 Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention:  Brennan Ryan, Esq.

Seller:                                                                                                                                                               Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

Attention:  Remer Y. Brinson, III

Copy to Counsel:                                                                                                 Smith, Gambrell & Russell, LLP

Promenade, Suite 1300

1230 Peachtree Street N.E.

Atlanta, Georgia 30309

Attention: Robert C. Schwartz, Esq.

9.8      Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

9.9      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.10            Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

9.11            Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

9.12            Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13            Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION
(BUYER)

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chief Executive Officer

GEORGIA-CAROLINA BANCSHARES, INC.
(SELLER)

By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III
President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

DIRECTOR NON-COMPETITION AGREEMENT

THIS DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of June 23, 2014, between State Bank Financial Corporation (“Buyer”), a corporation organized under the laws of the State of Georgia, which is the holding company of State Bank and Trust Company (“Buyer Bank”), with its principal offices at 3399 Peachtree Road, NE, Suite 1900, Atlanta, GA 30326, and the undersigned director (“Director”) of Georgia-Carolina Bancshares, Inc. (“Seller”), a corporation organized under the laws of the State of Georgia, with its principal offices at 3527 Wheeler Road, Augusta, GA 30909 and/or First Bank of Georgia (“Seller Bank”), a Georgia state-chartered bank with its principal office at 3527 Wheeler Road, Augusta, GA 30909, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Georgia-Carolina Bancshares, Inc. (“Seller”).

WHEREAS, the respective boards of directors of each of Buyer and Seller have (i) determined that this Agreement and Plan of Merger, dated as of the date hereof, by and between Buyer and Seller (as the same may be amended or supplemented, the “Merger Agreement”) and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders;

WHEREAS, in accordance with the terms of the Merger Agreement, Seller will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”);

WHEREAS, the parties hereto acknowledge that Director, as a director of Seller and/or Seller Bank, occupies a unique position of trust and confidence with respect to Seller and Seller Bank, and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Seller and Seller Bank;

WHEREAS, the board of directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Seller and Seller Bank by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer and Buyer Bank following the Merger as an inducement for Buyer to execute the Merger Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Certain Definitions.

(a)                                 “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller, including Buyer Bank and Seller Bank.

(b)                                 “Confidential Information” means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws.  “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies.  “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law.  “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)                                  Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.                                      Nondisclosure of Confidential Information.

(a)                                  Nondisclosure of Confidential Information.  Director agrees (a) to hold Confidential Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Confidential Information from losing its character or ceasing to qualify as Confidential Information.  In the event that Director is required by law to disclose any Confidential Information, Director will not make such disclosure unless (and then only to the extent that) Director has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to Buyer when Director becomes aware that such disclosure has been requested and is required by law.  Director also acknowledges and agrees that trading in Buyer or Seller securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Buyer’s policies regarding insider trading in effect from time to time.

The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information, or three years, whichever is shorter.

(b)                                  Enforceability of Covenants.  Director and Buyer agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants.  Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

3.                                       Nonrecruitment and Nonsolicitation Covenants.

(a)                                  Nonrecruitment of Employees.  Director hereby agrees that for two (2) years following the Effective Time of the Merger, Director shall not, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Buyer or of any Buyer’s Affiliated Companies.

(b)                                  Nonsolicitation of Customers.  Director hereby agrees that for two (2) years following the Effective Time of the Merger, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller,

Buyer or any of their Affiliated Companies with whom Director had material contact on behalf of Seller or Seller Bank in the course of Director’s service as a director of Seller or Seller Bank.

(c)                                   Noncompetition.  Director hereby agrees that for two (2) years following the Effective Time of the Merger, Director shall not engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities.  For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the Effective Time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, payroll services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.  For purposes of this Section 3(c), the “Restricted Area” shall be defined as the geographic area within the boundaries of Richmond, Columbia, Burke, Jefferson, McDuffie, and Warren Counties, Georgia and Aiken County, South Carolina.  Director agrees that the Restricted Area is narrowly tailored to protect Buyer’s interest in customer relationships and goodwill.  Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies.

(d)                                  Enforceability of Covenants.  Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.  Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and Seller Bank that are derived from the acquisition of Seller by Buyer.  Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein.  Director agrees that his position as a director of Seller and/or Seller Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area.  Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant.  Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law.  Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of Georgia without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

4.                                      Successors.

(a)                                 This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)                                 This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

5.                                      Miscellaneous.

(a)                                 Waiver.  Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)                                 Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)                                 Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, GA 30326
Attention: Chief Operating Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)                                  Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)                                   Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)                                  Counterparts, etc.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

STATE BANK FINANCIAL CORPORATION

By:
Name:
Title:

DIRECTOR

Name:

Address:

SIGNATURE PAGE TO DIRECTOR NON-COMPETITION AGREEMENT

Exhibit B

STOCK OPTION CASH-OUT AGREEMENT

THIS STOCK OPTION CASH-OUT AGREEMENT this (“Agreement”) is made and entered into as of June 23, 2014, by and between the undersigned optionee (the “Optionee”) and Georgia-Carolina Bancshares, Inc., a Georgia corporation (the “Company”).

RECITALS

A.                                    The Company has granted the Optionee options to purchase shares in the Company pursuant to the terms of various Stock Option Agreements granted under the 1997 Stock Option Plan and the 2004 Incentive Plan (the “Stock Options” and each a “Stock Option”).  All Stock Options covered by this Agreement are set forth on Exhibit A attached hereto.

B.                                    The Company and State Bank Financial Corporation (“State Bank”) have made and entered into that certain agreement and plan of merger dated as of June 23, 2014 (the “Merger Agreement”), providing for the merger of the Company with and into State Bank (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.                                    A condition to the obligations of State Bank under the Merger Agreement is that all outstanding stock options be cashed-out and terminated immediately prior to the Merger.

D.                                    The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement to terminate the Stock Option, effective immediately prior to the Merger.

E.                                    In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Options, effective immediately prior to the effective time of the Merger (the “Effective Time”).

SECTION 1                            AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1                               Stock Options.  The Optionee acknowledges and agrees that:  (a) the Company granted the Optionee the Stock Options providing for the right to purchase shares (the “Option Shares”) of the Company’s common stock at a price equal to the price per share with respect to each Stock Option as reflected on Exhibit A (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to Company Securities.  The vesting of any unvested Stock Options shall be accelerated and such Stock Options shall be considered 100% vested effective immediately prior to the Effective Time.  As of the Effective Time, each Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Time.

1.2                               Payment.  In consideration for the cancellation of each Stock Option, the Optionee shall be entitled to a lump sum cash payment from the Company, made within twenty (20) business days after the Effective Time, in an amount equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying each Stock Option by (2) the Per Share Purchase Price less the exercise price per share of each such Stock Option.  In the event that the product obtained by the prior sentence is zero or a negative number, then the Stock Options will be cancelled for no consideration.  For illustration purposes, if the Final Buyer Stock Price is $17.25 and the Optionee has 1,000 Stock Options with an exercise price of $10.00 per share, the cash payment shall equal $12,550, which is 1,000 multiplied by (8.85 + 13.70) — 10.00.  The $13.70 is calculated by multiplying the Exchange Ratio (0.794) by the Final Buyer Stock Price ($17.25).

1.3                               Expiring Stock Options.  Notwithstanding anything in Sections 1.1 and 1.2 to the contrary, with respect to any Stock Options that would otherwise expire by their terms as of January 25, 2015 (the “Expiring Stock Options”), if the Closing has not occurred on or before January 18, 2015, the Optionee may exercise the Expiring Stock Options during the period beginning on January 19, 2015 and ending on January 25, 2015 (the “Option Exercise Window”), provided, however, that in the event the Closing occurs during the Option Exercise Window and prior to the exercise of the Expiring Stock Options, such Expiring Stock Options shall no longer be exercisable and shall be cashed out in accordance with this Section 1.  Any and all payments with respect to the cash-out of the Expiring Stock Options shall in all cases be made no later than January 25, 2015.  To the extent that the Closing has not occurred prior to January 25, 2015 and the Optionee has not exercised the Expiring Stock Options during the Option Exercise Window, the Expiring Stock Options shall be considered expired by their terms and shall be forfeited for no consideration, and shall be void and of no force or effect whatsoever, and no payment under this Agreement shall be paid or payable with respect to such Expiring Stock Options, as of the end of the Option Exercise Window.

SECTION 2   REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1                               Ownership.  The Optionee is the owner and holder of each Stock Option, and as of the Effective Time will deliver each original Stock Option Agreement to the Company free and clear of any pledges, liens, or security interests.

2.2                               Execution and Delivery; Enforceability.  This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3                               No Conflicts.  The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under any (i) Contract to which the Optionee is a party or (ii) any Law or Order to which the Optionee is subject.

SECTION 3   GENERAL PROVISIONS

3.1                               Release.  Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Stock Options or this Agreement.

3.2                               Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Georgia, without regard to the conflict of law provisions of any jurisdiction.

3.3                               Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4                               Potential Termination.  If the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall automatically terminate.

[Signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

OPTIONEE	GEORGIA CAROLINA-BANCSHARES, INC.

By:
Name:		Name:
Title:

SIGNATURE PAGE TO STOCK OPTION CASH-OUT AGREEMENT

Exhibit C

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2014, by and between State Bank Financial Corporation, a Georgia corporation (“Buyer”) and Georgia-Carolina Bancshares, Inc., a Georgia corporation (“Seller”), and the undersigned shareholder of Seller (the “Shareholder”).

The Shareholder desires that Buyer and Seller enter into an Agreement and Plan of Merger, dated as of the date hereof, by and between Buyer and Seller (as the same may be amended or supplemented, the “Merger Agreement”).  The Merger Agreement provides for the acquisition of Seller by Buyer pursuant to which Seller will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”).  The transactions described in the Merger Agreement are subject to the approvals of the shareholders of Seller and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Seller are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Representations and Warranties.  The Shareholder represents and warrants to Buyer as follows:

(a)                                 The Shareholder has voting power over the number of shares (“Shareholder’s Shares”), of Seller Common Stock set forth below such Shareholder’s name on the signature page hereof.  Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Common Stock.

(b)                                 This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)                                  None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject.  Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)                                 The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e)                                  No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)                                   The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.  The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

2.                                      Voting Agreements.  The Shareholder agrees with, and covenants to, Buyer as follows:

(a)                                 At any meeting of shareholders of Seller called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the execution and delivery by Seller of the Merger Agreement, and the approval of the terms thereof and each of the Transactions; provided however, that nothing in this Agreement shall be deemed to require the Shareholder to vote any Shares over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than the Seller if the Shareholder determines in good faith that such a vote would cause a breach of fiduciary duties to such other Person.  The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions.  The Shareholder hereby grants Buyer an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the payment of the termination fee by the Seller in accordance with Section 8.3(a) of the Merger Agreement, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

(b)                                 At any meeting of Seller’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller, or (ii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.                                      Covenants.  The Shareholder agrees with, and covenants to, Buyer as follows:

(a)                                 The Shareholder shall not, without the prior written consent of Buyer, which Buyer shall not unreasonably withhold, (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Buyer pursuant to the Merger Agreement; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Buyer, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Buyer a counterpart to this Agreement in form and substance satisfactory to Buyer.  Seller agrees with, and covenants to, Buyer that Seller shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Seller Common Stock acquired by the Shareholder, unless such transfer is made to Buyer or otherwise in compliance with this Agreement.

(b)                                 The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the “Per Share Purchase Price” as defined in Article 2 of the Merger Agreement).  The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c)                                  Except as specifically permitted by Section 6.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of Seller, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4.                                      No Prior Proxies.  The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.                                      Certain Events.  The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock or other voting securities of Seller by the Shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of Seller issued to or acquired by the Shareholder.

6.                                      Further Assurances.  The Shareholder shall, upon request of Buyer and at Buyer’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof and to vest in Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement.

7.                                      Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms and any Termination Fee that is due to Buyer has been paid, in which event the provisions of this Agreement shall terminate, except for Section 8, which shall survive for one year.

8.                                      Miscellaneous.

(a)                                 Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.  As used herein, the singular shall include the plural and any reference to gender shall include all other genders.  The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)                                 All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 9.7 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)                                  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.  A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)                                  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f)                                   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the applicable conflicts of laws principles thereof.

(g)                                  This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Buyer or as expressly permitted by this Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement.  Any assignment in violation of the foregoing shall be void.

(h)                                 The Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Buyer and its subsidiaries and that Buyer and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Georgia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages.  In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(i)                                     If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)                                    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION

By:
Name:
Title:

GEORGIA-CAROLINA BANCSHARES, INC.

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Seller Common Stock and Capacity of Ownership:

Number of Seller Options and Capacity of Ownership:

SIGNATURE PAGE TO SHAREHOLDER SUPPORT AGREEMENT

Exhibit D

CLAIMS LETTER

                        , 2014

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, GA 30326

RE:                           Agreement and Plan of Merger between State Bank Financial Corporation (“Buyer”) and Georgia-Carolina Bancshares, Inc. (“Seller”).

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.2(e) of the Agreement and Plan of Merger between Buyer and Seller (the “Merger Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In my capacity as an officer or a director of Seller and/or First Bank of Georgia, and as of the date of this letter (and which shall be effective as of the Effective Time), I do not, to the best of my knowledge, have any claims, and except for the transactions contemplated by the Merger Agreement, I am not aware of any facts or circumstances that I believe may give rise to any claim, for indemnification under Seller’s or First Bank of Georgia’s articles of incorporation or bylaws as existing on the date hereof or as may be afforded by the laws of the State of Georgia.  Further, upon consummation of the transactions contemplated by the Merger Agreement, I will not be entitled to any consideration, compensation or payment other than as a result of my ownership of Seller Common Stock or as set forth on Exhibit A attached hereto.

[signature appears on following page]

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position at Seller

SIGNATURE PAGE TO CLAIMS LETTER

Annex B

June 19, 2014

Board of Directors

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, GA 30909

Dear Members of the Board:

We understand that Georgia-Carolina Bancshares Inc. (“GECR” or the “Company”) has entered into an Agreement and Plan of Merger, dated as of June 19, 2014, (the “Agreement”) pursuant to which, among other things, the Company will merge with and into State Bank Financial Corporation (or “STBZ”) as described in Article 1 of the Agreement (the “Merger”).  Pursuant to the terms of the Agreement, upon the effective date of such merger, each share of issued and outstanding GECR common stock, shall receive $8.85 (the “Cash Consideration”) and be converted into and exchanged for a conditional number (“Exchange Ratio”) of shares of STBZ common stock (“Stock Consideration”). The Exchange Ratio will be based on the final market price of STBZ shares. If STBZ shares are trading at or greater than $17.00 per share, the Exchange Ratio shall be fixed at 0.794 STBZ shares for each outstanding GECR share. If STBZ shares are trading between $14.00 and $17.00 per share, the Exchange Ratio shall be determined by dividing $13.50 by the final STBZ market price.  If STBZ shares are trading at or below $14.00 per share, the Exchange Ratio shall be fixed at 0.964 STBZ shares for each outstanding GECR share.

The preceding shall be defined as the “Merger Consideration” and for the purposes of this letter shall equal $22.35 per share of GECR common stock which was calculated using a price of $16.60 for STBZ common stock, its market price as of June 17, 2014, and an exchange ratio of 0.813 based on the quotient described in the preceding paragraph. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of the Company’s common stock pursuant to the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained by the Board of Directors of GECR to render this fairness opinion.  We will receive compensation from the Company in connection with our services, upon the successful completion of the transaction. This compensation includes $85,000 for the issuance of the fairness opinion dated June 19, 2014.  GECR has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)                                     reviewed the Agreement;

(ii)                                  reviewed certain historical publicly available business and financial information concerning Georgia-Carolina Bancshares Inc. and its subsidiary First Bank of Georgia as well as State Bank Financial Corporation and its subsidiary State Bank and Trust Company including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation and Federal Reserve Board;

(iii)                               reviewed any available filings with the Securities and Exchange Commission by GECR and STBZ;

(iv)                              reviewed certain financial projections prepared by management of GECR;

(v)                                 held discussions with members of the senior managements of GECR and STBZ for the purpose of reviewing future prospects of the Company and STBZ related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(vi)                              reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(vii)                           performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and STBZ and in the discussions with GECR management.  In that regard, we have assumed that any financial information, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of GECR and will be realized in the amounts and at the times contemplated thereby.  We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections.  We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company, STBZ or their respective subsidiaries.  In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company, STBZ or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement.  We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles.  We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to GECR and STBZ.  In rendering this opinion, we have been advised by the Company and STBZ, and we have assumed, that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof.  Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of GECR and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of GECR common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, we are of the opinion as of the date hereof that the Merger Consideration to be received by the shareholders of Georgia-Carolina Bancshares Inc. common stock pursuant to the Agreement is fair, from a financial point of view.

Sincerely,

FIG PARTNERS, LLC

Annex C

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS’ RIGHTS
O.C.G.A. § 14-2-1301 (2014)

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRIASAL OF SHARES

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

INDEX TO GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Georgia-Carolina Bancshares, Inc.

Augusta, Georgia

We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Atlanta, Georgia
March 7, 2014

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Financial Condition

For the Years Ended December 31, 2013 and 2012

(dollars in thousands, except per share data)

	2013	2012
Assets
Cash and due from banks	$16,828	$30,279
Securities available-for-sale	158,439	132,760

Loans	274,747	265,831
Allowance for loan losses	(5,357)	(5,954)
Loans, net	269,390	259,877

Loans held for sale at fair value	31,298	48,432
Bank-owned life insurance	14,834	10,001
Bank premises and equipment, net	9,512	8,790
Accrued interest receivable	1,854	1,772
Other real estate owned, net	4,897	5,876
Federal Home Loan Bank stock	1,606	1,865
Other assets	7,840	6,523
Total assets	$516,498	$506,175

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$76,747	$70,880
Interest-bearing:
NOW accounts	59,661	57,482
Savings	56,757	64,236
Money market accounts	74,056	54,982
Time deposits of $100,000 or more	97,625	111,537
Other time deposits	54,859	57,839
Total deposits	419,705	416,956

Short-term debt	22,200	25,028
Repurchase agreements	12,111	3,333
Other liabilities	5,593	4,533
Total liabilities	459,609	449,850

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,572,204 and 3,528,296 shares issued and outstanding, respectively	4	4
Additional paid-in capital	16,192	15,687
Retained earnings	44,758	39,177
Accumulated other comprehensive income (loss)	(4,065)	1,457
Total shareholders’ equity	56,889	56,325

Total liabilities and shareholders’ equity	$516,498	$506,175

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Operation

For the Years Ended December 31, 2013 and 2012

(dollars in thousands, except per share data)

	2013	2012
Interest income
Interest and fees on loans	$15,277	$18,019
Interest on taxable securities	2,472	2,046
Interest on nontaxable securities	536	439
Other interest income	47	65
Total interest income	18,332	20,569

Interest expense
Interest on time deposits of $100,000 or more	1,029	1,600
Interest on other deposits	1,059	1,403
Interest on funds purchased and other borrowings	27	679
Total interest expense	2,115	3,682

Net interest income	16,217	16,887

Provision for loan losses	(2,029)	(605)

Net interest income after provision for loan losses	18,246	17,492

Non-interest income
Service charges on deposits	1,567	1,524
Mortgage banking activities	8,225	11,376
Gain (loss) on sale of securities	91	(105)
Other	3,021	1,858
Total non-interest income	12,904	14,653

Non-interest expense
Salaries and employee benefits	12,853	12,329
Occupancy expenses	1,505	1,556
Other real estate owned expenses	1,654	2,284
Other	6,454	6,692
Total non-interest expense	22,466	22,861

Income before income taxes	8,684	9,284

Income tax expense	2,480	2,663

Net income	$6,204	$6,621

Earnings per common share
Basic	$1.74	$1.84
Diluted	$1.73	$1.84

Dividends per common share	$0.175	$0.120

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2013 and 2012

(dollars in thousands)

	2013	2012

Net income	$6,204	$6,621

Other comprehensive income (loss):

Unrealized holding gain (loss) arising during the period	(8,144)	350
Tax effect of unrealized holding gain (loss)	2,682	(114)
Reclassification for (gain) loss included in net income	(91)	105
Tax effect of gain/ loss included in net income	31	(36)

Total other comprehensive income (loss)	(5,522)	305

Comprehensive income	$682	$6,926

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2013 and 2012

(dollars in thousands)

	Common Stock Shares	Common Stock Par Value	Additional Paid- in-Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at January 1, 2012	3,592,100	$4	$16,301	$32,988	$1,152	$50,445

Net income	—	—	—	6,621	—	6,621
Other comprehensive income	—	—	—	—	305	305
Proceeds from exercise of stock options	45,491	—	253	—	—	253
Stock-based compensation expense	—	—	108	—	—	108
Issuance of restricted stock for compensation	15,988	—	35	—	—	35
Issuance of stock for directors’ fees	24,504	—	209	—	—	209
Repurchase of common shares	(149,787)	—	(1,219)	—	—	(1,219)
Dividends	—	—	—	(432)	—	(432)
Balance at December 31, 2012	3,528,296	$4	$15,687	$39,177	$1,457	$56,325

Net income	—	—	—	6,204	—	6,204
Other comprehensive income	—	—	—	—	(5,522)	(5,522)
Proceeds from exercise of stock options	28,469	—	407	—	—	407
Net settlement from exercise of stock options	(22,638)		(332)			(332)
Stock-based compensation expense	—	—	93	—	—	93
Issuance of restricted stock for compensation	24,006	—	132	—	—	132
Issuance of stock for directors’ fees	14,071	—	205	—	—	205
Dividends	—	—	—	(623)	—	(623)
Balance at December 31, 2013	3,572,204	$4	$16,192	$44,758	$(4,065)	$56,889

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

(dollars in thousands)

	2013	2012
Cash flows from operating activities
Net income	$6,204	$6,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	603	622
Provision for loan losses	(2,029)	(605)
OREO valuation adjustment	896	1,434
Gain on sale of other real estate owned	(231)	(40)
(Gain) loss on sale of equipment	5	(5)
(Gain) loss on sale of securities	(91)	105
Gain on bank owned life insurance	(806)	—
Mortgage banking activities	(8,225)	(11,376)
Proceeds from sale of loans held for sale	384,495	438,048
Originations of loans held for sale	(359,136)	(429,877)
Increase in cash value of bank-owned life insurance	(448)	(392)
Stock-based compensation expense	225	108
Stock compensation	205	244
Deferred income tax (benefit) expense	(549)	(615)
Increase in accrued interest receivable	(82)	(40)
(Increase) decrease in other assets	1,840	(1,513)
Decrease in accrued interest payable	(56)	(215)
Increase in other liabilities	1,116	1,901
Net cash provided by operating activities	23,936	4,405

Cash flows from investing activities
Loan originations and collections, net	(9,452)	14,352
Purchases of available-for-sale securities	(70,248)	(76,053)
Proceeds from maturities and calls of available-for-sale securities	23,690	29,602
Proceeds from sales of available-for-sale securities	12,735	14,324
Proceeds from sale of FHLB stock	259	205
Purchase of bank-owned life insurance	(5,000)	—
Proceeds from life insurance death benefit	1,421	—
Proceeds from sale of other real estate owned	2,282	4,906
Net additions to bank premises and equipment	(1,225)	(323)
Net cash used in investing activities	(45,538)	(12,987)

Cash flows from financing activities
Increase in deposits	2,749	5,561
Repayments on FHLB advances and other borrowings	(41,528)	(25,000)
Proceeds from FHLB advances and other borrowings	38,700	25,028
Increase (decrease) in repurchase agreements	8,778	(232)
Proceeds from stock options exercised, net	75	253
Purchase of stock	—	(1,219)
Cash dividends paid	(623)	(432)
Net cash provided by financing activities	8,151	3,959

Net decrease in cash and due from banks	(13,451)	(4,623)

Cash and due from banks at beginning of the year	30,279	34,902
Cash and due from banks at end of the year	$16,828	$30,279

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies

Nature of business

Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company.  Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Augusta, Thomson, Martinez and Evans, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been made to customers in the Columbia, Richmond, and McDuffie County, Georgia areas.  Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has offices in Augusta and Savannah, Georgia. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.

The Bank is subject to the regulations of federal and state banking agencies and is periodically examined by them.

Significant accounting policies

Basis of presentation: The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Company and the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans, recourse liability on mortgage loans previously sold, and the fair value of mortgage loans held for sale and the fair value of the interest rate lock and forward commitment derivatives.  In connection with the determination of the allowances for losses on loans and loss estimates on other real estate owned, management obtains independent appraisals for significant properties.  Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

Management uses available information to recognize losses on loans and other real estate owned; however, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans and valuations of other real estate owned.  Such agencies may require the Bank

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

to recognize additional losses based on their judgments about information available to them at the time of their examinations.  Because of these factors, it is reasonably possible that the allowances for losses on loans and loss estimates for other real estate owned may change materially in the near term.

Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Augusta, Georgia MSA market area.  The ultimate collectability of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and interest-bearing and noninterest-bearing amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia and Louisiana. Balances generally exceed insured amounts.  Net cash flows are presented for customer loan and deposit transactions and repurchase agreements.

Investment securities: The Bank’s investments in securities are classified and accounted for as follows:

Securities available-for-sale — Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

The Bank has not classified any securities as held-to-maturity or trading.

Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis.  Dividends and interest income are recognized when earned.  The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.

The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Loans and interest income: Loans are stated at principal amounts outstanding less unearned income, deferred fees and costs, and the allowance for loan losses. Management has the intent and ability to hold for the foreseeable future or until maturity or payoff.  Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

Accrual of interest income is discontinued for all classes of loans when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement.  Impairments on loans are charged to the allowance for loan losses.

Management evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due, including interest accrued at the contractual interest rate for the period of the delay.  Any loan classified as a troubled debt restructuring is considered impaired.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered.  Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.

Allowance for loan losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the loan balance is confirmed as uncollectible.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impaired loans include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans included on the management watch list are individually evaluated for impairment.  If a loan has an impairment, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, management determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current economic factors.  Management considers the actual loss history experience over the last four quarters, one year, two year, and three year periods by portfolio segment to determine the historical loss experience used in the general component.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries for the most recent three years; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

For further discussion of portfolio segments and associated risks and grades, please see Note 4 to the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Loans held for sale:  Prior to July 1, 2012, mortgage loans originated and intended for sale in the secondary market were carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors.  Net unrealized losses, if any, were recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  Loans held for sale, for which the fair value option has been elected starting July 1, 2012, are recorded at fair value as of each balance sheet date. The fair value includes the servicing value of the loans as well as any accrued interest.

Interest rate risk is minimal as rates on loans originated and intended for sale are locked with the investor and the loans are held in the portfolio only temporarily until funding from the investor is completed.  The Bank also manages credit risk by having loans greater than $650,000 approved by the secondary market investors, while all other loans are approved internally.

Loans sold under the Bank’s mortgage loans held for sale portfolio contain certain representations and warranties in the loan sale agreements which require that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Any losses related to loans previously sold are charged against the Bank’s recourse liability for mortgage loans previously sold.  The recourse liability is based on historical loss experience adjusted for current information and events when it is probable that a loss will be incurred.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank-owned life insurance (BOLI):  In order to insure the lives of its key officers, the Bank owns three bank-owned life insurance policies.  BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges that are probable at settlement.  The increase in cash value is recorded as other income.

Bank premises and equipment:  Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from five to thirty-nine years.  Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from three to fifteen years.

Other real estate owned: Other real estate owned represents properties acquired through foreclosure or other proceedings. The property is held for sale and is initially recorded at fair value less estimated selling costs at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, the assets are carried at the lower of carrying amount or fair value less estimated selling costs.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Expenses to maintain such assets and subsequent changes in the valuations are included in other noninterest expenses, while gains and losses on disposal are included in noninterest income.

Federal Home Loan Bank Stock: Federal Home Loan Bank Stock consists of the cost of the Company’s investment in the stock of the Federal Home Loan Bank (“FHLB”).  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings and periodically evaluated for impairment based on ultimate recovery of par value.  Dividends received on this stock are included in other non-interest income.

Mortgage banking derivatives:  Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments.  Loan commitments are recognized on the consolidated statement of financial condition in other assets and other liabilities at fair value, with changes in their fair values recognized in mortgage banking activities.  At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.

Loan commitments and related financial instruments:  In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit.  The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay.  Such financial instruments are recorded in the consolidated financial statements when they become payable.

Income taxes: Provisions for income taxes are based on amounts reported in the statements of operations after exclusion of nontaxable income, such as interest on state and municipal securities, and BOLI income, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.

Stock-based compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options when granted and this cost is expensed over the required service period which is usually the vesting period of the options.  The fair market value of the Company’s common stock at the date of grant is used for restricted stock awards and this cost is expensed over the required service period which is usually the vesting period of the stock awards.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition.  Such items, along with net income, are components of comprehensive income.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are any such matters pending that will have a material effect on the financial statements.

Earnings per common share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The Company’s outstanding stock options are the primary component of the Company’s diluted earnings per share.  All outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities for this calculation.  Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.  Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Fair value of financial instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Operating Segments:  While management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or shareholders’ equity.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of significant accounting policies (continued)

Recently issued accounting standards

In February 2013, the FASB amended existing guidance related to reporting amounts reclassified out of accumulated other comprehensive income.  These amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. These amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional details about those amounts.  For public companies, these amendments are effective prospectively for interim and annual reporting periods beginning after December 15, 2012.  The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2—Cash and due from banks

Cash and due from banks totaled $16.8 million at December 31, 2013, compared to $30.3 million at December 31, 2012.  Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and due from banks.  As of December 31, 2013, interest-bearing cash on deposit with correspondent banks totaled $1.4 million compared to $4.8 million as of December 31, 2012.  Interest-bearing cash on deposit in the Federal Reserve Bank was $1.3 million as of December 31, 2013 compared to $14.5 million as of December 31, 2012. Funds not included in interest bearing deposits, but required to be on reserve with the Federal Reserve Bank to meet regulatory and reserve clearing requirements totaled $4.5 million and $3.8 as of December 31, 2013 and 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Investment securities

The amortized cost and fair value amounts of securities owned as of December 31, 2013 and 2012 are shown below:

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	$61,486	$146	$(3,351)	$58,281
Mortgage-backed	66,095	558	(1,921)	64,732
State and municipal	32,088	255	(1,592)	30,751
Corporate	4,749	25	(99)	4,675

Total	$164,418	$984	$(6,963)	$158,439

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	$55,404	$260	$(99)	$55,565
Mortgage-backed	50,074	1,313	(92)	51,295
State and municipal	21,974	852	(38)	22,788
Corporate	3,052	68	(8)	3,112

Total	$130,504	$2,493	$(237)	$132,760

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Investment securities (continued)

The amortized cost and fair value of securities as of December 31, 2013 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
	(dollars in thousands)

Less than one year	$14,850	$13,178
One to five years	23,669	22,919
Five to ten years	38,266	36,773
Over ten years	21,538	20,837
Mortgage-backed securities	66,095	64,732
Total	$164,418	$158,439

Securities with a carrying amount of approximately $64.1 million at December 31, 2013 and $53.7 million at December 31, 2012 were pledged to secure public deposits and for other purposes.

In 2013, the Bank sold $12.7 million in securities available-for-sale, realizing gains of $158,000 and losses of $74,400 for an overall net gain of $83,600.  In 2012, the Bank sold $14.3 million in securities available-for-sale, realizing gains of $161,100 and losses of $270,500, for an overall loss of $109,400.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Investment securities (continued)

Information pertaining to securities with gross unrealized losses at December 31, 2013 and December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2013
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	23	$34,142	$(1,911)	7	$11,759	$(1,440)
Corporate bonds	4	3,487	(99)	—	—	—
Mortgage-backed	31	40,852	(1,744)	3	5,294	(177)
State and municipal	41	19,934	(1,156)	8	3,028	(436)

Total	99	$98,415	$(4,910)	18	$20,081	$(2,053)

	2012
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	7	$13,757	$(99)	1	$1,365	*
Corporate bonds	1	992	(8)	—	—	—
Mortgage-backed	2	4,794	(92)	—	—	—
State and municipal	5	2,035	(38)	—	—	—

Total	15	$21,578	$(237)	1	$1,365	$—

*      Gross unrealized loss is less than $1,000.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Investment securities (continued)

Management evaluates investment securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2013 and 2012, the gross unrealized losses in securities available-for-sale are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer.  All of the securities are U.S. agency debt securities, corporate bonds, mortgage-backed securities, and municipal securities.  Management has determined that no declines in market value are deemed to be other than temporary at December 31, 2013 and 2012.  Securities rated below Moody’s (Baa) or Standard & Poor’s (BBB-) are not purchased.  Non-rated municipal securities are limited to those bonds in the state of Georgia, and possess no greater risk that (Baa) or (BBB) bonds.  Corporate bonds will have a minimum rating at purchase of Moody’s (A3), S&P (A-), or Fitch (A-).  The Bank does not intend to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans

The Bank engages in a full complement of lending activities, including commercial, consumer and real estate loans.  The composition of loans for the years ended December 31, 2013 and 2012 is summarized as follows:

	2013	2012
	(dollars in thousands)

Commercial and industrial	$18,113	$19,816
Real estate - construction, land and land development	60,476	55,926
Real estate - residential	55,792	55,495
Real estate - commercial	136,632	130,729
Consumer	3,931	3,921
Total loans	274,944	265,887
Deferred loan fees	(197)	(56)
Total loans	274,747	265,831
Allowance for loan losses	(5,357)	(5,954)

Loans, net of allowance for loan losses	$269,390	$259,877

Loan segments

Commercial and industrial loans are directed principally towards individual, partnership or corporate borrowers, for a variety of business purposes.  These loans include short-term lines of credit, short-term to medium-term plant and equipment loans, and loans for general working capital.  Risks associated with this type of lending arise from the impact of economic stresses on the business operations of borrowers. The Bank mitigates such risks to the loan portfolio by diversifying lending across North American Industry Classification System (“NAICS”) codes and has experienced very low levels of loss for this loan type for the past three years.

Real estate — construction, land and land development loans consist of residential and commercial construction loans as well as land and land development loans.  Land development loans are primarily construction and development loans to builders in the Augusta and Savannah, Georgia markets.  These loan portfolios possess an increased level of risk compared to other types.  The Bank’s approach to financing the development, financing the construction and providing the ultimate residential mortgage loans to the residential property purchasers has resulted in less exposure to the effects of declines in property values.  These loans include certain real estate — construction loans classified as acquisition, development & construction.  The loans are managed by the Bank’s construction division.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Real estate — residential loans include residential mortgage lending and are primarily single-family residential loans secured by the residential property.  Residential property values have stabilized over the past year, and this loan type has experienced decreases in historical losses over the past three years. Home equity lines are also included in real estate — residential loans.

Real estate — commercial loans include commercial mortgage loans that are generally secured by office buildings, retail establishments and other types of real property, both owner occupied and non-owner occupied. A significant component of this type of lending is to owner occupied borrowers, including churches.

Consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.  The Bank has experienced low levels of loss for this loan type for the past three years compared to the other loan types.

Loan risk grades

The Company categorizes loans into risk grades based on relevant information about the ability of borrowers to service their debt such as:  future repayment ability, financial condition, collateral, administration, management ability of borrower, and history and character of borrower.  Grades are assigned at loan origination and may be changed due to the result of a loan review or at the discretion of management.  The Company uses the following definitions for risk grades:

Grade 1:  Highest quality - Alternate sources of cash exist, such as the commercial paper market, capital market, internal liquidity or other bank lines.  These are national or regional companies with excellent cash flow which covers all debt service requirements and a significant portion of capital expenditures.  Balance sheet strength and liquidity are excellent and exceed the industry norms.  Financial trends are positive.  Corporate borrowers are market leaders within the industry and the industry performance is excellent. This grade includes loans which are fully secured by cash or equivalents.  This grade includes loans secured by marketable securities with no less than 25% margin. Borrowers are of unquestionable financial strength.  Financial standing of borrower is known and borrower exhibits superior liquidity, net worth, cash flow and leverage.

Grade 2:  Above average quality - There is minimal risk.  Borrowers have strong, stable financial trends.  There is strong cash flow covering debt service requirements and some portion of capital expenditures.  Alternate sources of repayment are evident and financial ratios are comparable to or exceed the industry norms.  Financial trends are positive.  Borrower has prominent position within the industry or the local economy and the industry performance is above average.  Management is strong in most areas and management depth is good.  This grade includes loans secured by marketable securities with a margin less than 25%, and includes borrowers who have stable and reliable cash flow and above average liquidity and cash flow.  There is modest risk from exposure to contingent liabilities.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Grade 3:  Average quality - Cash flow is adequate to cover all debt service requirements but not capital expenditures.  Balance sheet may be leveraged but still comparable to industry norms.  Financial trends are stable to mixed over the long term but no significant concerns presently exist.  Generally there is a stable industry outlook, although there may be some cyclical characteristics.  Borrowers are of average position in the industry or the local economy.  The management team is considered capable and stable.  This grade includes borrowers with reliable cash flow and alternate sources of repayment which may require the sale of assets.  Financial position has been leveraged to a modest degree. However, the borrower has a relatively strong net worth considering income and debt.

Grade 4:  Below average quality - Loan conditions require more frequent monitoring.  Stability is lacking in the primary repayment source, cash flow, credit history or liquidity; however, the instability is manageable and considered temporary.  Overall trends are not yet adverse.  These loans exhibit Grade 3 financial characteristics but lack proper and complete documentation.  Sources of income or cash flow have become unstable or may possibly decline given current business or economic conditions.  The borrower has a highly leveraged financial position or limited capital.  Speculative construction loans originated by third parties are included in this grade.

Grade 5:  Other Assets Especially Mentioned - These loans have potential weaknesses which may inadequately protect the Bank’s position at some future date.  Unlike a Grade 4 credit, adverse trends in the borrower’s operations and/or financial position are evident, but have not yet developed into well-defined credit weaknesses.  Specific negative events within the borrower or the industry have occurred, which may jeopardize cash flow.  Borrower’s operations are highly cyclical or vulnerable to economic or market conditions.  Management has potential weaknesses and management depth is lacking.  Borrower is taking positive steps to alleviate potential weaknesses and has the potential for improvement and upgrade.  Corrective strategy to protect the Bank may be required and active management attention is warranted.  Some minor delinquencies may exist from time to time.  Borrowers exhibit some degree of weakness in financial condition.  This may manifest itself in a reduction of net worth and liquidity.

Grade 6:  Substandard - A substandard loan has a well-defined weakness or weaknesses in the primary repayment source and undue reliance is placed on secondary repayment sources (collateral or guarantors).  No loss beyond the specific reserves of the allowance for loan losses allocated to these loans is presently expected based on a current assessment of collateral values and guarantor cash flow.  However, there is the distinct possibility that the Bank will sustain some future loss if the credit weaknesses are not corrected.  Management is inadequate to the extent that the business’s ability to continue operations is in question.  Intensive effort to correct the weaknesses and ensure protection against loss of principal (i.e. additional collateral) is mandatory.  Delinquency of principal or interest may exist.  Net worth, repayment ability, management and collateral protection, all exhibit weakness. In the case of consumer credit, closed end consumer installment loans delinquent between 90 and 119 days (4 monthly payments) will be minimally classified Substandard.  Open end consumer credits will be minimally classified substandard if delinquent 90 to 179 days (4 to 6 billing cycles).

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Grade 7: Doubtful - A doubtful loan has well-defined weaknesses as in Grade 6 with the added characteristic that collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable.  The possibility of loss is very high, but because of certain important and reasonably specific pending factors which may work to strengthen the credit, its classification as a loss is deferred until a more exact status can be determined.  Pending factors include proposed merger, acquisition, liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.  Borrower is facing extreme financial distress, bankruptcy or liquidation, and prospects for recovery are limited.  Loans are seriously in default and should be on non-accrual status.  Collateral and guarantor protection are insufficient.  Efforts are directed solely at retirement of debt, e.g., asset liquidation.  Due to their highly questionable collectability, loans rated doubtful should not remain in this category for an extended period of time.

Grade 8:  Loss - Loans classified loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off the asset while pursuing recovery.    In the case of consumer credit, closed end consumer installment loans delinquent 120 days or more (5 monthly payments) will be classified Loss.  Open end consumer credits will be classified Loss if delinquent 180 days or more (7 or more billing cycles).

As of December 31, 2013 and December 31, 2012, the Bank had no loans classified as Grade 7 or 8.  It is the Bank’s practice, in most cases, to take a charge-off when a loan or portion of a loan is deemed doubtful or loss.  Consequently, the remaining principal balance, if applicable, which has been evaluated as collectible, is graded accordingly.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

As of December 31, 2013 and 2012, the credit risk grades of loans by loan class were as follows:

Credit Risk Profile by Risk Grade Category:

	2013
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$18,010	$103	$—	$18,113
Real estate - construction, land and land development
Acquistion, development, & construction	11,257	49	—	11,306
Other real estate - construction	49,078	—	92	49,170
Real estate - residential
Home equity lines	18,021	—	110	18,131
Other real estate - residential	36,493	612	556	37,661
Real estate - commercial
Owner occupied	54,450	4,845	1,493	60,788
Non-owner occupied	67,989	6,786	1,069	75,844
Consumer	3,910	—	21	3,931
Total loans receivable	$259,208	$12,395	$3,341	$274,944

	2012
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$19,723	$32	$61	$19,816
Real estate - construction, land and land development
Acquistion, development, & construction	13,498	774	—	14,272
Other real estate - construction	41,344	192	118	41,654
Real estate - residential
Home equity lines	19,829	104	4	19,937
Other real estate - residential	33,446	81	2,031	35,558
Real estate - commercial
Owner occupied	47,833	5,191	1,804	54,828
Non-owner occupied	72,603	3,103	195	75,901
Consumer	3,872	22	27	3,921
Total loans receivable	$252,148	$9,499	$4,240	$265,887

The credit risk profile by risk grade category excludes accrued interest receivables of approximately $953,000 and $1,057,000 as of December 31, 2013 and December 31, 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

The following tables present the activity in the allowance for loan losses by loan segment for the years ended December 31, 2013 and 2012:

Allowance for Loan Losses Activity

For the Year Ended December 31, 2013

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Beginning balance	$225	$2,870	$794	$1,872	$77	$116	$5,954
Charge offs	(12)	—	(96)	(105)	(93)	—	(306)
Recoveries	6	1,467	37	190	38	—	1,738
Provisions	8	(2,711)	37	501	188	(52)	(2,029)
Ending balance	$227	$1,626	$772	$2,458	$210	$64	$5,357

Ending balances:
Individually evaluated for impairment	$—	$37	$67	$252	$2	$—	$358
Collectively evaluated for impairment	$227	$1,589	$705	$2,206	$208	$64	$4,999

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Allowance for Loan Losses Activity

For the Year Ended December 31, 2012

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Beginning balance	$185	$3,219	$1,141	$1,706	$108	$445	$6,804
Charge offs	(98)	(692)	(242)	(179)	(108)	—	(1,319)
Recoveries	225	734	43	14	58	—	1,074
Provisions	(87)	(391)	(148)	331	19	(329)	(605)
Ending balance	$225	$2,870	$794	$1,872	$77	$116	$5,954

Ending balances:
Individually evaluated for impairment	$28	$—	$59	$185	$—	$—	$272
Collectively evaluated for impairment	$197	$2,870	$735	$1,687	$77	$116	$5,682

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

The following tables present the recorded investment in loans receivable by loan segment as of December 31, 2013 and December 31, 2012:

Recorded Investment in Loans Receivable

As of December 31, 2013

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$—	$92	$1,695	$7,053	$21	$8,861
Collectively evaluated for impairment	$18,177	$60,670	$54,367	$129,896	$3,926	$267,036

Ending balance total	$18,177	$60,762	$56,062	$136,949	$3,947	$275,897

Recorded Investment in Loans Receivable

As of December 31, 2012

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$90	$566	$2,376	$6,770	$27	$9,829
Collectively evaluated for impairment	$19,798	$55,657	$53,413	$124,420	$3,914	$257,202

Ending balance total	$19,888	$56,223	$55,789	$131,190	$3,941	$267,031

Loans for which it is probable that the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired, and are individually evaluated for impairment.  Impaired loans for which interest is recorded on a cash basis is immaterial for disclosure.  The following tables present loans individually evaluated for impairment and related allowance by loan class for the years ended December 31, 2013 and 2012:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Impaired Loans

As of and for the Year Ended December 31, 2013

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquistion, development, & construction	—	—	—	—	—
Other real estate - construction	144	55	—	134	2
Real estate - residential
Home equity lines	162	162	—	162	3
Other real estate - residential	1,342	1,260	—	1,287	69
Real estate - comercial
Owner occupied	5,219	5,184	—	5,192	217
Non-owner occupied	1,060	1,057	—	1,061	37
Consumer	31	19	—	30	—
Total	$7,958	$7,737	$—	$7,866	$328

With an allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquistion, development, & construction	—	—	—	—	—
Other real estate - construction	37	37	37	37	—
Real estate - residential
Home equity lines	14	14	7	14	—
Other real estate - residential	259	259	60	259	4
Real estate - comercial
Owner occupied	812	812	252	820	32
Non-owner occupied	—	—	—	—	—
Consumer	2	2	2	2	—
Total	$1,124	$1,124	$358	$1,132	$36

TOTAL
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquistion, development, & construction			—	—	—
Other real estate - construction	181	92	37	171	2
Real estate - residential
Home equity lines	176	176	7	176	3
Other real estate - residential	1,601	1,519	60	1,546	73
Real estate - comercial
Owner occupied	6,031	5,996	252	6,012	249
Non-owner occupied	1,060	1,057	—	1,061	37
Consumer	33	21	2	32	—
Total	$9,082	$8,861	$358	$8,998	$364

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Impaired Loans

As of and for the Year Ended December 31, 2012

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$60	$61	$—	$454	$25
Real estate - construction, land and land development
Acquistion, development, & construction	2,457	447	—	2,429	21
Other real estate - construction	197	119	—	206	5
Real estate - residential
Home equity lines	70	70	—	74	—
Other real estate - residential	2,129	1,964	—	2,283	96
Real estate - comercial
Owner occupied	6,053	5,866	—	6,168	258
Non-owner occupied	—	—	—	—	—
Consumer	37	27	—	41	—
Total	$11,003	$8,554	$—	$11,655	$405

With an allowance recorded:
Commercial and industrial	$29	$29	$29	$32	$2
Real estate - construction, land and land development
Acquistion, development, & construction	—	—	—	—	—
Other real estate - construction	—	—	—	—	—
Real estate - residential
Home equity lines	—	—	—	—	—
Other real estate - residential	342	342	60	346	23
Real estate - comercial
Owner occupied	143	143	23	149	8
Non-owner occupied	760	761	160	780	50
Consumer	—	—	—	—	—
Total	$1,274	$1,275	$272	$1,307	$83

TOTAL
Commercial and industrial	$89	$90	$29	$486	$27
Real estate - construction, land and land development
Acquistion, development, & construction	2,457	447	—	2,429	21
Other real estate - construction	197	119	—	206	5
Real estate - residential
Home equity lines	70	70	—	74	—
Other real estate - residential	2,471	2,306	60	2,629	119
Real estate - comercial
Owner occupied	6,196	6,009	23	6,317	266
Non-owner occupied	760	761	160	780	50
Consumer	37	27	—	41	—
Total	$12,277	$9,829	$272	$12,962	$488

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

The following tables present a summary of current, past due and nonaccrual loans as of December 31, 2013 and 2012 by loan class:

Analysis of Current, Past Due and Nonaccrual Loans

As of December 31, 2013

(dollars in thousands)

	Accruing				Current and
	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$59	$—	$—	$59	$18,054	$18,113
Real estate - construction, land and land development
Acquistion, development, & construction	—	—	—	—	11,306	11,306
Other real estate - construction	125	31	52	208	48,962	49,170
Real estate - residential
Home equity lines	132	—	110	242	17,889	18,131
Other real estate - residential	468	—	556	1,024	36,637	37,661
Real estate - comercial
Owner occupied	919	—	744	1,663	59,125	60,788
Non-owner occupied	—	—	441	441	75,403	75,844
Consumer	6	—	21	27	3,904	3,931
Total	$1,709	$31	$1,924	$3,664	$271,280	$274,944

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Analysis of Current, Past Due and Nonaccrual Loans

As of December 31, 2012

(dollars in thousands)

	Accruing				Current and
	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$134	$—	$61	$195	$19,621	$19,816
Real estate - construction, land and land development
Acquistion, development, & construction	—	—	134	134	14,138	14,272
Other real estate - construction	1,318	—	68	1,386	40,268	41,654
Real estate - residential
Home equity lines	211	—	108	319	19,618	19,937
Other real estate - residential	1,322	—	1,776	3,098	32,460	35,558
Real estate - comercial
Owner occupied	941	—	1,527	2,468	52,360	54,828
Non-owner occupied	772	—	195	967	74,934	75,901
Consumer	27	—	27	54	3,867	3,921
Total	$4,725	$—	$3,896	$8,621	$257,266	$265,887

The Bank’s policy is that loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current and the prospect for future payments in accordance with the loan agreement appear relatively certain.  The Bank’s policy generally refers to six months of payment performance as sufficient to warrant a return to accrual status.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Troubled debt restructurings

Troubled debt restructurings are defined as debt modifications, for economic or legal reasons related to the borrower’s financial difficulties, in which the Bank grants a concession that it would not otherwise consider.

Such a concession may stem from an agreement between the Bank and the borrower, or may be imposed by law or a court.  Some examples of modifications are as follows:

Rate Modification - A modification in which the interest rate is changed.

Term Modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest Only Modification — A modification in which the loan is converted to interest only payments for a period of time.

Payment Modification — A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Transfer of Assets Modification — A modification in which a transfer of assets has occurred to partially satisfy debt, including foreclosure and repossession.

Combination Modification — Any other type of modification which includes the use of multiple categories above.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

The following tables present the Bank’s loans classified as troubled debt restructurings by loan class as of December 31, 2013 and 2012:

As of December 31, 2013

(dollars in thousands)

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—
Other real estate - construction	—	—	—	—
Real estate - residential
Home equity lines	1	66	—	66
Other real estate - residential	10	925	—	925
Real estate - commercial
Owner occupied	13	5,302	473	5,775
Non-owner occupied	1	563	—	563
Consumer	—	—	—	—
Total	25	$6,856	$473	$7,329

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

As of December 31, 2012

(dollars in thousands)

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	1	$—	$34	$34
Real estate - construction, land and land development
Acquistion, development, & construction	2	310	134	444
Other real estate - construction	—	—	—	—
Real estate - residential
Home equity lines	1	66	—	66
Other real estate - residential	10	583	243	826
Real estate - comercial
Owner occupied	9	4,187	1,177	5,364
Non-owner occupied	—	—	—	—
Consumer	—	—	—	—
Total	23	$5,146	$1,588	$6,734

At December 31, 2013 and 2012, commitments to advance additional funds outstanding on troubled debt restructurings totaled $0.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

The following tables present newly restructured loans that occurred during the years ended December 31, 2013 and 2012, respectively:

Year Ended December 31, 2013

(dollars in thousands)

	Number of Contracts	Rate Modification	Payment Modification	Transfer of Assets Modification	Combination Modification	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	2	$154	$—	$—	$18	$172
Real estate - commercial
Owner occupied	4	359	—	—	1,231	1,590
Non-owner occupied	3	72	—	—	570	642
Total	9	$585	$—	$—	$1,819	$2,404

Post-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	2	$148	$—	$—	$18	$166
Real estate - commercial
Owner occupied	4	340	—	—	1,221	1,561
Non-owner occupied	3	64	—	—	563	627
Total	9	$552	$—	$—	$1,802	$2,354

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

Year Ended December 31, 2012

(dollars in thousands)

	Number of Contracts	Rate Modification	Payment Modification	Transfer of Assets Modification	Combination Modification	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	8	$243	$566	$—	$—	$809
Real estate - commercial
Owner occupied	—	—	—	—	—	—
Non-owner occupied	—	—	—	—	—	—
Total	8	$243	$566	$—	$—	$809

Post-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	8	$243	$557	$—	$—	$800
Real estate - commercial
Owner occupied	—	—	—	—	—	—
Non-owner occupied	—	—	—	—	—	—
Total	8	$243	$557	$—	$—	$800

The following tables represent loans receivable modified as troubled debt restructurings and with a payment default, with the payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2013 and 2012:

	2013		2012
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
	(dollars in thousands)
Commercial and industrial	—	$—	1	$34
Real estate - construction, land and land development
Other real estate - construction	—	—	—	—
Real estate - residential
Other real estate - residential	—	—	—	—
Real estate - commercial
Owner occupied	1	563	2	1,001
Total	1	$563	3	$1,035

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Loans (continued)

At December 31, 2013, executive officers and directors were indebted to the Bank in the aggregate amount of approximately $5,591,000. Following is a summary of transactions for the years ended December 31, 2013 and 2012:

	2013	2012
	(dollars in thousands)
Balance at beginning of year	$6,376	$9,813
Advances	1,144	4,607
Repayments	(1,929)	(8,044)
Balance at end of year	$5,591	$6,376

Note 5—Bank-owned life insurance (BOLI)

In September 2007, $8.0 million in bank-owned life insurance (BOLI) was acquired through two policies in order to insure certain key officers of the Bank.  In September 2013, an additional $5.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure certain key officers of the Bank.  As of December 31, 2013, the total BOLI cash surrender value was $14.8 million resulting in other income for 2013 of $448,000 and an annualized net yield of 4.06%.  As of December 31, 2012, the BOLI cash surrender value was $10.0 million resulting in other income for 2012 of $392,000 and an annualized net yield of 4.01%.  During 2013, the Bank received death insurance benefits from the two original Bank owned life insurance policies totaling $1.42 million.  These benefits resulted in $806,000 of other income.

Note 6—Bank premises and equipment

Bank premises and equipment consist of the following as of December 31, 2013 and 2012:

	2013	2012
	(dollars in thousands)
Land and improvements	$3,855	$3,839
Building and improvements	7,191	6,445
Equipment, furniture and fixtures	4,885	4,600
Construction in progress	82	80
	16,013	14,964
Less accumulated depreciation	(6,501)	(6,174)
Premises and equipment, net	$9,512	$8,790

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $498,000 and $517,000, respectively.   Rental expense of office premises and equipment was approximately $267,000 and $265,000 for the years ended December 31, 2013 and 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 7—Other real estate owned

At December 31, 2013 and 2012, the Bank had other real estate owned activities as follows:

	2013	2012
	(dollars in thousands)
Balance at beginning of year	$5,876	$6,990
Loans transferred to real estate owned	1,968	5,186
Sales of real estate owned	(2,051)	(4,866)
Direct write-downs	(896)	(1,434)
Balance at end of year	$4,897	$5,876

Income and expenses related to other real estate owned for the years ending December 31, 2013 and 2012 were as follows:

	2013	2012
	(dollars in thousands)
Net gains on sales	$231	$40
Rental income	$567	$686
Operating expenses	$758	$850

Note 8—Deposits

At December 31, 2013, the scheduled maturities of time deposit liabilities were as follows:

2013
(dollars in thousands)
One year or less	$91,649
Over one year through two years	32,700
Over two years through three years	10,299
Over three years through four years	8,642
Over four years	9,194
Total	$152,484

The Bank may also enter into repurchase agreements with customers and may obtain short-term funding from other institutions through brokered and internet deposits in order to manage the Bank’s funding capabilities. Repurchase agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates.  Total repurchase agreements with customers were approximately $12.1 million and $3.3 million at December 31, 2013 and 2012, respectively. Total brokered and internet deposits were $19.9 million and $27.8 million at December 31, 2013 and 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 9—Federal Home Loan Bank advances and borrowings

As of December 31, 2013 and 2012, the Bank had credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products established is the “Loans Held for Sale” (LHFS) program. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance.  As of December 31, 2013 and 2012, the Bank did not have a balance outstanding under the LHFS program.  As of December 31, 2013, the Bank had $10.1 million in loans held for sale pledged as collateral under this line.

The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family and commercial real estate loans held in the Bank’s loan portfolio.  The balance at December 31, 2012 was $25,000,000 with a variable interest rate of 0.42% and a maturity date of September 30, 2013.  The balance at December 31, 2013 was $22,200,000 with a variable interest rate of 0.355% and a maturity date of October 29, 2014.  At December 31, 2013, the Bank had $68.5 million in 1-4 family and commercial real estate loans pledged as collateral to the FHLB.

In 2007, a long-term convertible advance was established.  During the year ended December 31, 2012, the Bank paid off the outstanding balance on this advance of $10.0 million with a weighted average interest rate of 3.83%.  An additional but similar long-term convertible advance was established during 2008.  During the year ended December 31, 2012, the Bank paid off the outstanding balance on this advance of $15.0 million with a weighted average interest rate of 3.33%.  The Bank paid a penalty of $392,000 for pre-payment of the advances which is included in other non-interest expense for 2012.

Note 10—Employee benefit plans

The Bank has a 401(k) salary-deferred plan covering substantially all employees.  At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees.  Matching amounts are funded by the Bank as accrued.  Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $206,000 and $200,000 for the years ended December 31, 2013 and 2012, respectively.

The Bank has a Nonqualified Executive Deferred Compensation Plan (“EDCP”) covering a select group of key employees and senior management.  The EDCP allows participating employees to elect each year to defer compensation into a participant account.   At its discretion, the Bank may also elect to make discretionary contributions to the participant account.  The EDCP expense, including employee deferrals and contributions made by the Bank, totaled $22,000 and $23,000 for the years ending December 31, 2013 and 2012, respectively.  The accrued liability related to the EDCP was approximately $96,000 and $74,000 at December 31, 2013 and 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 10—Employee benefit plans (continued)

The Bank also has a Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain key officers.  The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, termination of employment, death or disability, in certain prescribed circumstances.  The Bank recorded expense totaling $273,000 and $294,000 for the SERP for the years ended December 31, 2013 and 2012, respectively.  The accrued liability related to the SERP was approximately $1,444,000 and $1,188,000 as of December 31, 2013 and 2012, respectively.

Note 11—Regulatory capital matters

The primary source of funds available to the Company is the payment of dividends by its subsidiary bank.  Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of certain regulatory agencies.  The amount of dividends allowable without prior approval was $13.9 million at December 31, 2013.

In 2012, the Company began paying cash dividends to shareholders.  Three quarterly dividends of $0.04 per share were paid for a total of $431,500 for the year ended December 31, 2012.  One quarterly dividend of $0.04 per share and three quarterly dividends of $0.045 per share were paid for a total of $623,000 for the year ended December 31, 2013.

On January 27, 2014, the Company declared another cash dividend of $0.045 per share to all shareholders of record as of February 11, 2014.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).  Management believes that, as of December 31, 2013, the Bank met all capital adequacy requirements to which it is subject.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 11— Regulatory capital matters (continued)

As of December 31, 2013, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2013 and 2012 are presented in the following tables:

	Actual		Required for Capital Adequacy Purposes		Required to be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total capital to risk weighted assets:
Bank	$64,863	17.25%	$30,087	8.00%	$37,609	10.00%
Consolidated	$65,663	17.44%	$30,116	8.00%	$37,645	10.00%
Tier 1 capital to risk weighted assets:
Bank	$60,154	15.99%	$15,043	4.00%	$22,565	6.00%
Consolidated	$60,954	16.19%	$15,058	4.00%	$22,587	6.00%
Tier 1 leverage to average assets:
Bank	$60,154	11.93%	$20,172	4.00%	$25,215	5.00%
Consolidated	$60,954	12.08%	$20,189	4.00%	$25,233	5.00%

	Actual		Required for Capital Adequacy Purposes		Required to be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total capital to risk weighted assets:
Bank	$58,321	16.59%	$28,125	8.00%	$35,156	10.00%
Consolidated	$59,262	16.86%	$28,125	8.00%	$35,156	10.00%
Tier 1 capital to risk weighted assets:
Bank	$53,926	15.34%	$14,062	4.00%	$21,094	6.00%
Consolidated	$54,867	15.61%	$14,062	4.00%	$21,094	6.00%
Tier 1 leverage to average assets:
Bank	$53,926	11.13%	$19,382	4.00%	$24,227	5.00%
Consolidated	$54,867	11.32%	$19,383	4.00%	$24,229	5.00%

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12— Stock based compensation

During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The 1997 Plan expired in 2007 and no more grants may be made pursuant to this plan.  Options were granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved under the 1997 Plan was 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.

In early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The 2004 Plan expired on March 23, 2014 and no more grants may be made pursuant to this plan. The 2004 Plan allows awards of stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options and phantom stock.  Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved and available for issuance under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.

The Stock Incentive Committee of the Board of Directors of the Company administers both plans and establishes to whom awards shall be made and determines option exercise prices, methods of exercise, vesting requirements, the number of shares covered by each option, the terms and restrictions applicable to restricted stock awards, all subject to the approval of the Company’s Board of Directors.

The Company recorded compensation expense of approximately $93,000 and $108,000 for the years ended December 31, 2013 and 2012, respectively, related to employee stock options.  No stock options were issued during the years ended December 31, 2013 and 2012.

The estimated fair value of options is amortized to expense over the option’s vesting period.  Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The plans provide that vesting periods may not exceed ten years.

During the years ending December 31, 2013 and 2012, the Company made restricted stock awards totaling 24,006 and 15,988 shares, respectively.  The shares granted in 2012 vest fully at the end of three years.  During 2013, there were 16,406 shares granted which vest fully at the end of three years and 7,600 shares granted which vest fully at the end of five years.  The grants resulted in expense of $132,456 and $35,210 for the years ended December 31, 2013 and 2012, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12— Stock based compensation (continued)

A summary of the Company’s stock option activity under the plans as of December 31, 2013 and 2012, and changes and related information for the years then ended, is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	238,728	$11.21	4.12	$583,833
Granted	—	$—
Exercised	(28,469)	$(14.30)
Forfeited or expired	(28,017)	$(9.44)
Outstanding at December 31, 2013	182,242	$11.00	4.19	$710,283
Fully vested and expected to vest	182,242	$11.00	4.19	$710,283
Exercisable at December 31, 2013	120,933	$12.49	3.26	$314,381

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	290,344	$10.26	4.35	$67,631
Granted	—	$—
Exercised	(45,491)	$(5.55)
Forfeited or expired	(6,125)	$(7.96)
Outstanding at December 31, 2012	238,728	$11.21	4.12	$583,833
Fully vested and expected to vest	238,728	$11.21	4.12	$583,833
Exercisable at December 31, 2012	160,861	$12.59	2.81	$251,921

At December 31, 2013, options both outstanding and exercisable under both plans have exercise prices that range from $7.00 per share to $20.41 per share.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12— Stock based compensation (continued)

The fair value of these options was estimated on the date of grant using a Black-Scholes option valuation model that used the following range of assumptions for each of the years presented:

	2013	2012
Total intrinsic value of options exercised	$6,263	$318,282
Cash received from option exercise	$407,107	$252,630
Tax benefit related to option exercises	$130,274	$85,890

In addition, the model assumed that each option grant was exercised in the initial year of full vesting.

A summary of the status of the Company’s nonvested options as of December 31, 2013 and 2012, and changes during the years then ended, is presented below:

Nonvested Options	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2013	77,867	$5.55
Granted	—	$—
Vested	(16,558)	$5.71
Forfeited	—	$—
Nonvested at December 31, 2013	61,309	$5.50

Nonvested Options	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2012	93,516	$5.57
Granted	—	$—
Vested	(15,355)	$5.71
Forfeited	(294)	$5.69
Nonvested at December 31, 2012	77,867	$5.55

As of December 31, 2013, there was $243,195 of total unrecognized compensation cost related to the Company’s nonvested options granted under the plans.  This cost is expected to be recognized over a weighted-average period of 1.61 years.  The total fair value of shares vested during the years ended December 31, 2013 and 2012, was $94,494 and $87,638, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12— Stock based compensation (continued)

For the years ended December 31, 2013 and 2012, the Company issued a total of 14,071 and 24,504 shares of common stock, respectively, to non-employee directors as compensation for services rendered under the Company’s Directors Equity Incentive Plan.  The Company recorded $205,000 and $209,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2013 and 2012, respectively.

For shares issued as retainer stock, the shares are issued at fair value and the expense recognized was equal to the fair value of the shares on the date of grant.   The Company issued 7,646 and 11,350 of retainer shares included above during the years ended December 31, 2013 and 2012, respectively.

In addition, directors may choose to purchase stock under this plan in lieu of directors fees paid for meeting attendance.  The shares under the plan were purchased at 85% of the fair value of the shares on the date of the grant.  The Company has defined fair value under the plan to be the average closing market price of the Company’s common stock for the last ten trading days of each quarter as reported on the OTCQB.  The Company records the expense related to the purchases at fair value of the shares on the date of the grant.   The following table represents activity in the Directors’ Equity Incentive Plan in 2013 and 2012:

	2013	2012
Beginning shares authorized and unissued	170,434	21,739
Additional shares authorized and unissued	—	173,199
Shares issued	(14,071)	(24,504)
Ending shares authorized and unissued	156,363	170,434

A summary of common stock issued through the exercise of employee stock options and employee/director compensation and expense is as follows:

	2013	2012
Net options exercised	5,831	45,491
Issuance of stock for compensation	24,006	15,988
Issuance of stock for directors’ fees	14,071	24,504
Net issuance of common stock	43,908	85,983

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 13— Earnings per common share

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the years ended December 31, 2013 and 2012:

	2013
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholders	$6,204	3,558,876	$1.74
Effect of stock options outstanding	—	31,244	(0.01)
Diluted EPS
Net income available to common shareholders	$6,204	3,590,120	$1.73

	2012
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholders	$6,621	3,599,431	$1.84
Effect of stock options outstanding	—	—	—
Diluted EPS
Net income available to common shareholders	$6,621	3,599,431	$1.84

For the years ended December 31, 2013 and 2012, there were 47,365 and 129,417 options, respectively, that were antidilutive since the exercise price exceeded the average market price for the year.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 14—Other expenses

Other non-interest expenses for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
	(dollars in thousands)
Data processing	$1,346	$1,050
FDIC assessment	254	403
Legal and accounting	713	783
Printing and supplies	307	290
Advertising	203	177
Business development	158	144
Telecommunications	222	194
Outside services	255	240
Courier and postage	204	178
Software license fees	85	92
City and county taxes	181	149
Directors fees	288	275
Travel and employee meals and entertainment	162	180
Provision for mortgage recourse liability	499	499
Legal settlement payable	—	598
FHLB early payoff penalty	—	392
Other	1,577	1,048
Total	$6,454	$6,692

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 15—Income Taxes

Total income taxes in the statements of income for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
	(dollars in thousands)
Current tax provision	$3,012	$3,278
Deferred tax expense (benefit)	(532)	(615)
Total income tax expense (benefit)	$2,480	$2,663

The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

	2013	2012
Federal statutory rates	34.0%	34.0%
State taxes, net of federal benefit	3.3%	3.8%
Tax-exempt income	-2.1%	-1.5%
State tax credits	-3.0%	-2.6%
Bank-owned life insurance	-4.9%	-1.4%
State tax credit valuation allowance	0.5%	-4.1%
Other	0.8%	0.6%
Total	28.6%	28.8%

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 15—Income Taxes (continued)

The primary components of deferred income taxes at December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets
Allowance for loan losses	$1,713	$1,689
Unrealized loss on securities available for sale	1,913	—
Executive compensation plans	646	502
Valuation adjustment of other real estate owned	645	437
Recourse liability	414	293
Contingent liability	227	228
Investment in GA low-income housing tax credits	310	270
State tax credits	184	281
Mortgage derivatives IRLC expenses	97	115
Other	44	102
Total deferred income tax assets	6,193	3,917

Deferred tax liabilities
Unrealized gain on securities available for sale	—	(798)
Qualified prepaids	(26)	(131)
Depreciation on bank premises and equipment	(198)	(174)
Mortgage derivative change in method	(293)	(439)
Total deferred income tax liabilities	(517)	(1,542)

Valuation allowance	(310)	(270)

Net deferred income tax assets	$5,366	$2,105

Deferred tax assets are included in other assets.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income.  Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Prior to 2012, the Company had created a full valuation allowance for the Georgia Form 900 tax credits.  During 2012, the Company reversed the deferred tax valuation allowance that was recorded against these tax credits since it was determined that, based on the profitability of the Company and other positive evidence, these state tax credits would be utilized before their expiration dates.  The Company continues to reflect a full valuation allowance on its investment in a Georgia Low Income Housing Project, to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 15—Income Taxes (continued)

Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined that the Company had no uncertain income tax positions at December 31, 2013.

The Company and its subsidiary are subject to U.S. Federal income tax as well as income tax within the state of Georgia.  The Company is no longer subject to examination by taxing authorities for years before 2010.

Note 16—Commitments and contingencies

In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the consolidated financial statements.  These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the consolidated financial statements.

Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2013 and 2012:

	2013	2012
	(dollars in thousands)
Commitments to extend credit	$74,144	$48,976
Standby letters of credit	472	1,029
Total	$74,616	$50,005

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  In managing the Bank’s credit and market risk exposure, the Bank may participate with other institutions when these commitments are funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in making loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 16—Commitments and contingencies (continued)

Loans sold under the mortgage loans held for sale portfolio contain certain representations and warranties in the loan sale agreements which require that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application or invalid market value on the collateral property due to deficiencies in the appraisal.  In addition to these representations and warranties, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an Early Payment Default (“EPD”).  In the event of an EPD, we are required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor.  Based on these recourse provisions, the Bank established a recourse liability for mortgage loans sold.  The following table demonstrates the activity for the years ended December 31, 2013 and 2012:

	2013	2012
	(dollars in thousands)
Beginning balance	$772	$245
Provision	499	499
Losses	(196)	(167)
Recoveries	15	195
Ending balance	$1,090	$772

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2013, there were no pending litigation matters in which the anticipated outcome would have a material adverse effect on the consolidated financial statements.

In August 2011, the Bank was sued in State Court by a subcontractor related to a residential development project foreclosed upon by the Bank. The suit alleged various claims against the Bank, all of which the Bank denied. Following a mistrial in November 2012 where the jury failed to reach a verdict, a second trial in January 2013 resulted in a verdict against the Bank in the amount of $597,500. The Bank is in the process of appealing this verdict and believes it has meritorious defenses against the verdict. The entire judgment amount was recorded as a contingent liability as of December 31, 2012; therefore, management does not expect that there will be any material adverse effects on the Company’s future consolidated financial position, results of operations or cash flows related to this litigation.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 16—Commitments and contingencies (continued)

The Bank has various contractual obligations that it must fund as part of normal operations.  The following is a summary of future minimum lease obligations:

	2014	2015	2016	2017	Thereafter	Total
	(dollars in thousands)
Operating leases	$239	$236	$12	$11	$—	$498

Note 17—Mortgage banking derivatives

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Bank’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships.  At December 31, 2013, the Bank had approximately $25.6 million of interest rate lock commitments and $50.6 million of forward commitments for the future delivery of residential mortgage loans.  The fair value of these mortgage banking derivatives was reflected by a derivative asset of $823,000 and a derivative liability of $175,000.  The net gains related to interest rate lock commitments used for risk management were $166,000 as of December 31, 2013.  The net gains for forward contracts related to these mortgage loans was $483,000 as of December 31, 2013.  At December 31, 2012, the Company had approximately $35.9 million of interest rate lock commitments and $80.3 million of forward commitments for the future delivery of residential mortgage loans.  The fair value of these mortgage banking derivatives was reflected by a derivative asset of $485,000 and a derivative liability of $409,000.  The net gains related to interest rate lock commitments used for risk management were $303,000 as of December 31, 2012.  The net losses for forward contracts related to these mortgage loans was $227,000 as of December 31, 2012.  Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sales of loans.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Supplemental consolidated cash flow information

	2013	2012
	(dollars in thousands)
Income taxes paid	$2,750	$3,225
Interest paid	$2,171	$3,897
Interest received	$18,250	$20,529
Transfers from loans to real estate owned	$1,968	$5,186
Unrealized gain(loss) on securities, net	$(5,522)	$305

Note 19—Fair value of financial instruments

The Company utilizes fair value measurement to record fair value adjustments to certain other assets and liabilities and to determine fair value measurements where required.  For these assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are as follows:

Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.  At December 31, 2013, the Company’s Level 1 assets include U.S. Government agency obligations.

Level 2 — Valuations for assets and liabilities that are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities.  The Company’s principal markets for these securities are the secondary institutional markets and valuations are based on observable market data in those markets.  At December 31, 2013, the Company’s Level 2 assets include U.S. Government agency obligations, state and municipal bonds, and mortgage-backed securities.

Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions.  Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.  Level 3 assets include impaired loans and other real estate owned as discussed below.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

Following is a description of valuation methodologies used for determining fair value for assets and liabilities:

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions.  At December 31, 2013, the Company classified $158.4 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 2.  At December 31, 2012, the Company classified $132.8 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 2.

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans with respect to which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once an individual loan is identified as impaired, management measures the impairment in accordance with ASC 310-10-35, “Receivables-Subsequent Measurements.”  The fair value of impaired loans is estimated primarily using the collateral value.  However, in some cases other methods are used, such as market value of similar debt, enterprise value, liquidation value, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans with respect to which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At December 31, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated selling costs.  In accordance with ASC 820-10, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  Most fair values of the collateral are based on an observable market price or a current appraised value by a third party appraiser, tax valuation, or broker price opinion; however, in some cases an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.

As such, the Company records these collateral dependent impaired loans at fair value as nonrecurring Level 3.  Collateral dependent impaired loans recorded at fair value totaled $1.4 million and $3.2 million at December 31, 2013 and December 31, 2012, respectively.  Specific loan loss allowances for these impaired loans totaled $358,000 and $272,000 at December 31, 2013 and December 31, 2012, respectively.  At December 31, 2013 and December 31, 2012, $1.0 million and $2.9 million of impaired loans, net of allowance for loan losses, respectively, were classified as Level 3.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

Loans Held for Sale

Loans held for sale are carried at fair value, as determined by outstanding commitments, from third party investors (Level 2).  The Company elected the fair value option for loans held for sale on July 1, 2012.  These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans.  Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment.  None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2013 and 2012.

As of December 31, 2013, the aggregate fair value was $31.3 million, the contractual balance including accrued interest was $30.9 million and the gain recorded from the change in fair value included in earnings for the year ended December 31, 2013 was $372,000.  As of December 31, 2012, the aggregate fair value was $48.4 million, the contractual balance including accrued interest was $48.3 million and the gain recorded from the change in fair value included in earnings for the year ended December 31, 2012 was $179,000.

Interest Rate Lock and Forward Commitments

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.  Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked (Level 2).  Changes in the fair values of these derivatives are included in net gains on sales of loans.  The interest rate lock commitments with a positive fair value totaled $39,000 and $97,000 at December 31, 2013 and 2012, respectively, and were recorded in other assets. The interest rate lock commitments with a negative fair value totaled $118,000 and $49,000 at December 31, 2013 and 2012, respectively, and were recorded in other liabilities.

The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans.  Changes in the fair values of these derivatives are included in net gains on sales of loans.  The interest rate lock commitments with a positive fair value totaled $118,000 and $49,000 at December 31, 2013 and 2012, respectively, and were recorded in other assets. The interest rate lock commitments with a negative fair value totaled $39,000 and $97,000 at December 31, 2013 and 2012, respectively, and were recorded in other liabilities.

Other Real Estate Owned

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned.  Subsequently, other real estate owned is carried at the lower of carrying value or fair value less estimated selling costs.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  Most fair values of the collateral are based on an observable market price or a current appraised value; however, in some cases an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.  Management may apply discount adjustments to the appraised value for estimated selling costs, information from comparable sales, and marketability of the property.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

As such, the Company records other real estate owned with subsequent write downs after transfer as nonrecurring Level 3.  Other real estate owned that has had subsequent write-downs after transfer from loans to other real estate totaled $3.6 million and $1.2 million at December 31, 2013 and December 31, 2012, respectively.

The tables below present information about assets and liabilities which are measured at fair value on a recurring basis:

	Fair Value Measurements at
	December 31, 2013, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$—	$58,281	$—	$58,281
Mortgage-backed - residential GSEs	—	64,732	—	64,732
State and municipal	—	30,751	—	30,751
Corporate bonds	—	4,675	—	4,675
Total	$—	$158,439	$—	$158,439

Loans held for sale	$—	$31,298	$—	$31,298
Derivative assets (1)	$—	$823	$—	$823
Derivative liabilities(1)	$—	$175	$—	$175

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at
	December 31, 2012, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$—	$55,565	$—	$55,565
Mortgage-backed - residential GSEs	—	51,295	—	51,295
State and municipal	—	22,788	—	22,788
Corporate bonds	—	3,112	—	3,112
Total	$—	$132,760	$—	$132,760

Loans held for sale	$—	$48,432	$—	$48,432
Derivative assets (1)	$—	$485	$—	$485
Derivative liabilities(1)	$—	$409	$—	$409

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

There were no transfers between Level 1 and Level 2 during 2013 or 2012.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at
	December 31, 2013, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
Impaired loans, net of allowance
Commercial and industrial	$—	$—	$—	$—
Real estate - construction	—	—	40	40
Real estate - residential	—	—	249	249
Real estate - commercial	—	—	701	701
Consumer	—	—	11	11
Total impaired loans	$—	$—	$1,001	$1,001

Other real estate owned
Unimproved land	$—	$—	$471	$471
Real estate - residential	—	—	144	144
Real estate - commercial	—	—	2,951	2,951
Total other real estate owned	$—	$—	$3,566	$3,566

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at
	December 31, 2012, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
Impaired loans, net of allowance
Commercial and industrial	$—	$—	$—	$—
Real estate - construction	—	—	542	542
Real estate - residential	—	—	477	477
Real estate - commercial	—	—	1,895	1,895
Consumer	—	—	16	16
Total impaired loans	$—	$—	$2,930	$2,930

Other real estate owned
Unimproved land	$—	$—	$642	$642
Real estate - residential	—	—	346	346
Real estate - commercial	—	—	172	172
Total other real estate owned	$—	$—	$1,160	$1,160

The following tables represent changes in non-recurring fair value recorded during the years ended December 31, 2013 and 2012:

	Fair Value Measurements Using Significant
	Unobservable Inputs
	(Level 3)
	Impaired Loans	Other Real Estate Owned	Total
	(dollars in thousands)
Balance at December 31, 2012	$2,930	$1,160	$4,090
Gains included in earnings	—	—	—
Gross reductions	(135)	(1,496)	(1,631)
Transfers into (out of) Level 3	(1,794)	3,902	2,108
Balance at December 31, 2013	$1,001	$3,566	$4,567

Gross reductions in other real estate owned included $1,026,000 in sales and $470,000 in write downs.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements Using Significant
	Unobservable Inputs
	(Level 3)
	Impaired Loans	Other Real Estate Owned	Total
	(dollars in thousands)
Balance at December 31, 2011	$4,816	$1,038	$5,854
Gains (losses) included in earnings	—	103	103
Gross additions (reductions)	(1,886)	(1,980)	(3,866)
Transfers into (out of) Level 3	—	1,999	1,999
Balance at December 31, 2012	$2,930	$1,160	$4,090

Gross reductions in other real estate owned included $1,752,000 in sales and $228,000 in write downs.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013 for collateral dependent impaired loans and other real estate owned:

	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans:
Real estate — construction	$40	Sales comparison	Management and appraiser adjustment for difference between comparable sales	42.41% - 94%	42.41%
Real estate — residential	249	Sales comparison	Management and appraiser adjustment for difference between comparable sales	27.31% - 94%	16.92%
Real estate - commercial	701	Sales comparison	Management and appraiser adjustment for difference between comparable sales	3.87% - 44.85%	13.86%
		Income approach	Capitalization rate	9.50%	9.50%
Consumer	11	NADA or third party valuation of underlying collateral	Management adjustment for comparable sales	45.85% - 100%	45.85%
Total	$1,001

Other real estate owned:
Unimproved land	$471	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0% - 10%	1.51%
Real estate — residential	144	Sales comparison	Management and appraiser adjustment for difference between comparable sales	29.73% - 82.80%	33.99%
Real estate — commercial	2,951	Sales comparison	Management and appraiser adjustment for difference between comparable sales	10.12% - 26.54%	17.86%
		Income approach	Capitalization rate	10.00%	10.00%
Total	$3,566

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

Financial Instruments

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors.  Therefore, the fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect current or future values.

The methods and assumptions, not previously presented, used to estimate the fair value of significant financial instruments are as follows:

Cash and due from banks - The carrying value of cash and due from banks approximates the fair value and is classified as Level 1.

Loans held for sale — Loans held for sale are carried at fair value, as determined by outstanding commitments from third party investors.   Loans held for sale are classified as Level 2.

Federal Home Loan Bank stock - The fair value of Federal Home Loan Bank (“FHLB”) stock is not practicable since no ready market exists for the stock.

Deposits - The fair value of time deposits is estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities and is classified as Level 2.  The carrying value of other deposits approximates the fair value and they are classified as Level 1.

Repurchase agreements - The carrying value of repurchase agreements approximates fair value due to their short-term nature and they are classified as Level 1.

Short-term debt and other borrowings - Fair value approximates the carrying value of other borrowings due to their short-term nature and they are classified as Level 1.

Long-term debt - The fair value of long-term debt is calculated by discounting contractual cash flows using an estimated interest rate based on the current rates available for debt of similar remaining maturities and collateral terms, resulting in a Level 2 classification.

The carrying amount and estimated fair values of financial instruments at December 31, 2013 and December 31, 2012 are as follows:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at
	December 31, 2013
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$16,828	$16,828	$—	$—	$16,828
Securities available for sale	158,439	—	158,439	—	158,439
Loans, net of allowance	269,390	—	—	271,112	271,112
Loans held for sale	31,298	—	31,298	—	31,298
Federal Home Loan Bank stock	1,606	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	974	—	21	953	974
Accrued interest receivable, securities	880	—	880	—	880
Other derivative assets(1)	823	—	823	—	823

Financial liabilities
Time deposits	$152,484	$—	$153,411	$—	$153,411
Other deposits	267,221	267,221	—	—	267,221
Repurchase agreements	12,111	12,111	—	—	12,111
FHLB short-term debt	22,200	22,200	—	—	22,200
Accrued interest payable, deposits	398	5	393	—	398
Accrued interest payable, borrowings	6	6	—	—	6
Other derivative liabilities(1)	175	—	175	—	175

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at
	December 31, 2012
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$30,279	$30,279	$—	$—	$30,279
Securities available for sale	132,760	—	132,760	—	132,760
Loans, net of allowance	259,877	—	—	264,159	264,159
Loans held for sale	48,432	—	48,432	—	48,432
Federal Home Loan Bank stock	1,865	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	1,123	—	1,123	—	1,123
Accrued interest receivable, securities	649	—	649	—	649
Other derivative assets(1)	485	—	485	—	485

Financial liabilities
Time deposits	$169,376	$—	$170,707	$—	$170,707
Other deposits	247,580	247,580	—	—	247,580
Repurchase agreements	3,333	3,333	—	—	3,333
FHLB short-term debt	25,028	25,028	—	—	25,028
Accrued interest payable, deposits	458	5	453	—	458
Accrued interest payable, repurchase agreements	3	3	—	—	3
Other derivative liabilities(1)	409	—	409	—	409

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 20 — Quarterly Financial Data (Unaudited)

The following table represents summarized data for each of the quarters in 2013 and 2012:

	Selected Quarterly Data
	2013				2012
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
	(dollars in thousands, except per share data)
Interest income	$4,655	$4,581	$4,576	$4,520	$4,887	$5,200	$5,226	$5,256
Interest expense	489	512	545	569	649	945	1,016	1,072
Net interest income	4,166	4,069	4,031	3,951	4,238	4,255	4,210	4,184
Provision for loan losses	(242)	15	(1,200)	(602)	(306)	(729)	125	305
Net interest income after provision for loan losses	4,408	4,054	5,231	4,553	4,544	4,984	4,085	3,879
Non-interest income	2,610	2,704	3,723	3,776	3,529	4,824	3,484	2,921
Securities gain (loss)	—	—	78	13	(116)	11	—	—
Other-than-temporary impairment on securities	—	—	—	—	—	—	—	—
Less: Non-interest expenses	5,752	5,633	5,868	5,213	6,323	6,507	5,065	4,966
Income before income tax expense (benefit)	1,266	1,125	3,164	3,129	1,634	3,312	2,504	1,834
Income tax expense (benefit)	331	282	1,045	822	242	1,070	801	550
Net income	$935	$843	$2,119	$2,307	$1,392	$2,242	$1,703	$1,284

Basic earnings (loss) per common share	$0.26	$0.24	$0.60	$0.65	$0.39	$0.62	$0.47	$0.36
Diluted earnings (loss) per common share	$0.26	$0.23	$0.59	$0.65	$0.39	$0.62	$0.47	$0.36

Dividends per common share	$0.045	$0.045	$0.045	$0.040	$0.04	$0.04	$0.04	$—

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only)

Condensed Balance Sheets

December 31, 2013 and 2012

(dollars in thousands)

	2013	2012
Assets
Cash	$431	$683
Investment in subsidiary	56,089	55,383
Other assets	436	317
Total assets	$56,956	$56,383

Liabilities
Deferred tax liability	$—	$7
Other liabilities	67	51
Total liabilities	67	58

Shareholders’ equity	56,889	56,325

Total liabilities and shareholders’ equity	$56,956	$56,383

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only) (continued)

Condensed Statements of Income

Years Ended December 31, 2013 and 2012

(dollars in thousands)

	2013	2012

Income, dividends from subsidiary	$160	$1,500

Expenses
Director compensation	71	56
Legal fees	80	73
Audit exam and accounting fees	71	42
Annual report and proxy	25	20
Shareholder services	26	27
Other	16	11
Total expenses	289	229

Income (loss) before income tax benefits and equity in undistributed earnings of subsidiary	(129)	1,271

Income tax benefits	105	75

Income (loss) before equity in undistributed earnings of subsidiary	(24)	1,346

Equity in undistributed earnings of subsidiary	6,228	5,275

Net income	$6,204	$6,621

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only) (continued)

Condensed Statements of Cash Flows

Years Ended December 31, 2013 and 2012

(dollars in thousands)

	2013	2012
Cash flows from operating activities
Net income	$6,204	$6,621
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for deferred income taxes	(7)	1
Stock incentive expense	225	143
Stock compensation	205	209
Equity in undistributed earnings of subsidiary	(6,228)	(5,275)
Change in other liabilities	16	(32)
Change in other assets	(119)	(78)
Net cash provided by operating activities	296	1,589

Cash flows from financing activities
Proceeds from stock options exercised	75	253
Repurchased Stock	—	(1,219)
Dividends	(623)	(432)
Net cash used in financing activities	(548)	(1,398)

Net increase (decrease) in cash and due from banks	(252)	191

Cash and due from banks at beginning of period	683	492

Cash and due from banks at end of period	$431	$683

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Financial Condition

(dollars in thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$15,495	$16,828
Securities available-for-sale	133,382	158,439

Loans	304,059	274,747
Allowance for loan losses	(5,292)	(5,357)
Loans, net	298,767	269,390

Loans held for sale at fair value	32,468	31,298
Bank-owned life insurance	15,094	14,834
Bank premises and equipment, net	9,329	9,512
Accrued interest receivable	1,679	1,854
Other real estate owned, net	4,758	4,897
Federal Home Loan Bank stock	1,482	1,606
Other assets	6,422	7,840
Total assets	$518,876	$516,498

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$77,809	$76,747
Interest-bearing:
NOW accounts	61,603	59,661
Money market accounts	73,839	74,056
Savings	57,138	56,757
Time deposits less than $100,000	51,830	54,859
Time deposits $100,000 or greater	73,022	72,637
Brokered and wholesale deposits	20,904	24,988
Total deposits	416,145	419,705

Short-term debt	22,600	22,200
Repurchase agreements	10,408	12,111
Other liabilities	8,100	5,593
Total liabilities	457,253	459,609

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none is sued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,596,046 and 3,572,204 shares is sued and outstanding, respectively	4	4
Additional paid-in capital	16,456	16,192
Retained earnings	46,249	44,758
Accumulated other comprehensive income/(los s)	(1,086)	(4,065)
Total shareholders’ equity	61,623	56,889

Total liabilities and shareholders’ equity	$518,876	$516,498

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income
Interest and fees on loans	$4,036	$3,786	$7,856	$7,670
Interest on taxable securities	609	635	1,244	1,149
Interest on nontaxable securities	150	127	301	243
Other interest income	4	28	8	34
Total interest income	4,799	4,576	9,409	9,096

Interest expense
Interest on NOW, money market, and savings deposits	126	146	252	293
Interest on time deposits les s than $100,000	108	129	219	263
Interest on time deposits $100,000 or greater	143	170	291	340
Interest on brokered and whole ale deposits	50	96	109	208
Interest on funds purchased and other borrowings	23	4	40	10
Total interest expense	450	545	911	1,114

Net interest income	4,349	4,031	8,498	7,982

Provision for loan losses	(429)	(1,200)	(651)	(1,802)

Net interest income after provision for loan losses	4,778	5,231	9,149	9,784

Non-interest income
Service charges on deposits	350	390	693	760
Mortgage banking activities	1,821	2,693	3,246	4,697
Net gains (losses) on ales of other real estate	(8)	14	74	159
Net gains on securities available for ale	35	78	51	91
Other	473	626	875	1,883
Total non-interest income	2,671	3,801	4,939	7,590

Non-interest expense
Salaries and employee benefits	3,325	3,291	6,652	6,365
Occupancy expenses	394	367	775	735
Other real estate owned expenses	209	543	378	702
Other	2,202	1,667	3,819	3,279
Total non-interest expense	6,130	5,868	11,624	11,081

Income before income taxes	1,319	3,164	2,464	6,293

Income tax expense	356	1,045	649	1,867

Net income	$963	$2,119	$1,815	$4,426

Earnings per common share
Basic	$0.27	$0.60	$0.51	$1.25
Diluted	$0.27	$0.59	$0.50	$1.24

Dividends per common share	$0.045	$0.045	$0.090	$0.085

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income	$963	$2,119	$1,815	$4,426

Other comprehensive income (loss):

Unrealized holding gain (loss) arising during the period	1,883	(5,073)	4,433	(5,589)
Tax effect of unrealized holding (gain) loss	(602)	1,674	(1,419)	1,925
Reclassification for gain included in net income	(35)	(78)	(51)	(91)
Tax effect of gain included in net income	11	27	16	31
Total other comprehensive income (loss)	1,257	(3,450)	2,979	(3,724)

Comprehensive income (loss)	$2,220	$(1,331)	$4,794	$702

GEORGIA-CAROLINA BANCSHARES , INC.

Consolidated Statements of Shareholders’ Equity

(Unaudited)

(dollars in thousands except share data)

	Common Stock Shares	Common Stock Par Value	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at January 1, 2013	3,528,296	$4	$15,687	$39,177	$1,457	$56,325
Net income	—	—	—	4,426	—	4,426
Other comprehensive loss	—	—	—	—	(3,724)	(3,724)
Stock-based compensation expense	—	—	48	—	—	48
Issuance of restricted stock for compensation	24,006	—	62	—	—	62
Issuance of stock for directors’ fees	4,346	—	56	—	—	56
Dividends	—	—	—	(302)	—	(302)
Balance at June 30, 2013	3,556,648	$4	$15,853	$43,301	$(2,267)	$56,891

Balance at January 1, 2014	3,572,204	$4	$16,192	$44,758	$(4,065)	$56,889
Net income	—	—	—	1,815	—	1,815
Other comprehensive income	—	—	—	—	2,979	2,979
Stock-based compensation expense	—	—	44	—	—	44
Issuance of restricted stock for compensation	20,292	—	170	—	—	170
Issuance of stock for directors’ fees	3,550	—	50	—	—	50
Dividends	—	—	—	(324)	—	(324)
Balance at June 30, 2014	3,596,046	$4	$16,456	$46,249	$(1,086)	$1,623

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$1,815	$4,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	315	296
Provision for loan losses	(651)	(1,802)
Write-downs of other real estate owned	150	386
Net gains on sale of other real estate owned	(74)	(159)
Loss on sale of equipment	—	4
Net gains on securities available for sale	(51)	(91)
Gain on bank-owned life insurance	—	(806)
Mortgage banking activities	(3,246)	(4,697)
Proceeds from sale of loans held for sale	146,150	210,538
Originations of loans held for sale	(144,074)	(191,889)
Increase in cash value of bank-owned life insurance	(260)	(165)
Stock-based compensation expense	214	110
Stock issued for directors’ fees	50	56
Deferred income tax benefit	(436)	(19)
(Increase) decrease in accrued interest receivable	175	(48)
(Increase) decrease in other assets	399	(1,527)
Increase (decrease) in accrued interest payable	(10)	25
Increase in other liabilities	2,517	1,511
Net cash provided by operating activities	2,983	16,149

Cash flows from investing activities
Loan originations and collections, net	(28,948)	2,835
Purchases of available-for-sale securities	(8,215)	(53,495)
Proceeds from maturities and calls of available-for-sale securities	8,811	15,387
Proceeds from sales of available-for-sale securities	28,893	12,735
Proceeds from life insurance death benefit	—	1,421
Proceeds from redemption of FHLB stock	124	1,010
Proceeds from sale of other real estate owned	285	1,132
Net additions to bank premises and equipment	(79)	(1,060)
Net cash provided by (used in) investing activities	871	(20,035)

Cash flows from financing activities
Net increase in deposits	(3,560)	8,018
Net proceeds (repayments) of short-term borrowings	400	(19,528)
Decrease in repurchase agreements	(1,703)	(288)
Cash dividends paid	(324)	(302)
Net cash used in financing activities	(5,187)	(12,100)

Net decrease in cash and due from banks	(1,333)	(15,986)

Cash and due from banks at beginning of the period	16,828	30,279
Cash and due from banks at end of the period	$15,495	$14,293

Supplemental Consolidated Cash Flow Information

The Bank had the following significant non-cash transactions during the six months ended June 30, 2014 and 2013.

	Six Months Ended June 30,
	2014	2013
	(dollars in thousands)
Supplemental cash flow information:
Interest received	$9,584	$9,048
Interest paid	921	1,089
Income taxes paid	900	1,150

Supplemental noncash information:
Transfers from loans to other real estate owned	222	185
Unrealized gain (loss) on securities, net of tax	$2,979	$(3,724)

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 1 — Basis of Presentation

The  accompanying  consolidated  financial  statements  include  the   accounts  of   Georgia-Carolina Bancshares, Inc. (the “Company”), its wholly owned subsidiary, First Bank of Georgia (the “Bank”), and the wholly owned subsidiary of the Bank, Willhaven Holdings, LLC.  All intercompany transactions and accounts have been eliminated in the consolidation of the Company and the Bank.

The consolidated financial statements as of June 30, 2014 and for the three and six months ended June 30, 2014 and 2013 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations.  These consolidated financial statements should be read in  conjunction with the  audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the financial position and results of operations for interim periods.

Note 2 — Investment Securities

The amortized cost and fair value amounts of securities owned as of June 30, 2014 and December 31, 2013 are shown below:

	June 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available-for-sale:
U.S. Government and agency	$44,059	$64	$(1,619)	$42,504
Mortgage-backed	60,758	680	(651)	60,787
State and municipal	27,415	526	(546)	27,395
Corporate bonds	2,747	—	(51)	2,696

Total	$134,979	$1,270	$(2,867)	$133,382

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 2 — Investment Securities (continued)

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available-for-sale:
U.S. Government and agency	$61,486	$146	$(3,351)	$58,281
Mortgage-backed	66,095	558	(1,921)	64,732
State and municipal	32,088	255	(1,592)	30,751
Corporate bonds	4,749	25	(99)	4,675

Total	$164,418	$984	$(6,963)	$158,439

The amortized cost and fair value of securities as of June 30, 2014 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
	(dollars in thousands)

Less than one year	$7,100	$6,661
One to five years	20,402	20,164
Five to ten years	36,068	35,445
Over ten years	10,651	10,325
Mortgage-backed securities	60,758	60,787
Total	$134,979	$133,382

Securities with a carrying amount of approximately $70.8 million and $64.1 million were pledged to secure public deposits and for other purposes at June 30, 2014 and December 31, 2013, respectively.

During the six months ended June 30, 2014, the Bank sold $28.9 million in securities available-for-sale, realizing gains of $336,500 and losses of $285,300 for a net gain of $51,200.  During the six months ended June 30, 2013, the Bank sold $12.7 million in securities available-for-sale, realizing gains of $158,000 and losses of $74,400 for a net gain of $83,600.

For the six months ended June 30, 2014 and 2013, the Bank reclassified $51,000 and $91,000, respectively, in gains from accumulated other comprehensive income to gain on sale of securities.  The tax effect of $16,000 and $31,000 was included in income tax expense for the six months ended June 30, 2014 and 2013, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 2 — Investment Securities (continued)

Information pertaining to securities with gross unrealized losses at June 30, 2014 and December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	June 30, 2014
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
Securities available-for-sale:
U.S. Government and agency	4	$9,049	$(41)	19	$28,885	$(1,578)
Mortgage-backed	4	3,830	(17)	17	26,094	(634)
State and municipal	1	503	(1)	26	10,921	(545)
Corporate bonds	—	—	—	3	2,696	(51)

Total	9	$13,382	$(59)	65	$68,596	$(2,808)

	December 31, 2013
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
Securities available-for-sale:
U.S. Government and agency	23	$34,142	$(1,911)	7	$11,759	$(1,440)
Mortgage-backed	31	40,852	(1,744)	3	5,294	(177)
State and municipal	41	19,934	(1,156)	8	3,028	(436)
Corporate bonds	4	3,487	(99)	—	—	—

Total	99	$98,415	$(4,910)	18	$20,081	$(2,053)

Management evaluates investment securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation.   Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 2 — Investment Securities (continued)

At June 30, 2014 and December 31, 2013, the gross unrealized losses in securities available-for-sale are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer. All of the securities are U.S. agency debt securities, corporate bonds, mortgage-backed securities, and municipal securities.  Management has determined that no declines in market value are deemed to be other than temporary at June 30, 2014 and December 31, 2013.   Securities rated below Moody’s (Baa) or Standard & Poor’s (BBB-) are not purchased.   Non-rated municipal securities are limited to those bonds in the state of Georgia, and possess no greater risk that (Baa) or (BBB) bonds.

Corporate bonds will have a minimum rating at purchase of Moody’s (A3), S&P (A-), or Fitch (A-).  The Bank does not intend to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery.

Included in “Other assets” is an investment of approximately $131,250 net of amortization, in a real estate rehabilitation  project  located  in  Georgia  that  will  provide  the  Bank  with  state  tax  credits  for approximately the next two years.

Note 3 — Loans

The Bank engages in a full complement of lending activities, including commercial, consumer and real estate loans.   The composition of loans at June 30, 2014 and December 31, 2013 is summarized as follows:

	June 30,	December 31,
	2014	2013
	(dollars in thousands)

Commercial and industrial	$25,621	$18,113
Real estate - construction, land and land development	63,079	60,476
Real estate — residential	64,267	55,792
Real estate — commercial	147,251	136,632
Consumer	4,103	3,931
Total loans	304,321	274,944
Deferred loan fees	(262)	(197)
Total loans, net of deferred fees	304,059	274,747
Allowance for loan losses	(5,292)	(5,357)

Loans, net of allowance for loan losses	$298,767	$269,390

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Loan Segments

Commercial and industrial loans are directed principally towards individual, partnership or corporate borrowers, for a variety of business purposes. These loans include short-term lines of credit, short-term to medium-term plant and equipment loans, and loans for general working capital.  Risks associated with this type of lending arise from the impact of economic stresses on the business operations of borrowers. The Bank mitigates such risks to the loan portfolio by diversifying lending across North American Industry Classification System (“NAICS”) codes and has experienced very low levels of loss for this loan type for the past three years.

Real estate — construction, land and land development loans consist of residential and commercial construction loans as well as land and land development loans.  Land development loans are primarily construction and development loans to builders in the Augusta and Savannah, Georgia markets.  These loan portfolios possess an increased level of risk compared to other types.  The Bank’s approach to financing the development, financing the construction and providing the ultimate residential mortgage loans to the residential property purchasers has resulted in less exposure to the effects of declines in property values.   These loans include certain real estate — construction loans classified as acquisition, development & construction. The loans are managed by the Bank’s construction division.

Real estate — residential loans include residential mortgage lending and are primarily single-family residential loans secured by the residential property.  Residential property values have stabilized over the past year, and this loan type has experienced decreases in historical losses over the past three years. Home equity lines are also included in real estate — residential loans.

Real estate — commercial loans include commercial mortgage loans that are generally secured by office buildings, retail establishments and other types of real property, both owner occupied and non-owner occupied. A significant component of this type of lending is to owner occupied borrowers, including churches.

Consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.  The Bank has experienced low levels of loss for this loan type for the past three years compared to the other loan types.

Loan risk grades

The Company categorizes loans into risk grades based on relevant information about the ability of borrowers to service their debt such as:   future repayment ability, financial condition, collateral, administration, management ability of borrower, and history and character of borrower.  Grades are assigned at loan origination and may be changed due to the result of a loan review or at the discretion of management. The Company uses the following definitions for risk grades:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Grade 1:  Highest quality - Alternate sources of cash exist, such as the commercial paper market, capital market, internal liquidity or other bank lines.  These are national or regional companies with excellent cash flow which covers all debt service requirements and a significant portion of capital expenditures. Balance sheet strength and liquidity are excellent and exceed the industry norms.  Financial trends are positive.   Corporate borrowers are market leaders within the industry and the industry performance is excellent. This grade includes loans which are fully secured by cash or equivalents.  This grade includes loans secured by marketable securities with no less than 25% margin. Borrowers are of unquestionable financial strength.  Financial standing of borrower is known and borrower exhibits superior liquidity, net worth, cash flow and leverage.

Grade 2:  Above average quality - There is minimal risk.  Borrowers have strong, stable financial trends. There is strong cash flow covering debt service requirements and some portion of capital expenditures. Alternate sources of repayment are evident and financial ratios are comparable to or exceed the industry norms.  Financial trends are positive.  Borrower has prominent position within the industry or the local economy and the industry performance is above average.  Management is strong in most areas and management depth is good. This grade includes loans secured by marketable securities with a margin less than 25%, and includes borrowers who have stable and reliable cash flow and above average liquidity and cash flow. There is modest risk from exposure to contingent liabilities.

Grade 3:  Average quality - Cash flow is adequate to cover all debt service requirements but not capital expenditures.  Balance sheet may be leveraged but still comparable to industry norms.  Financial trends are stable to mixed over the long term but no significant concerns presently exist.  Generally there is a stable industry outlook, although there may be some cyclical characteristics.  Borrowers are of average position in the industry or the local economy.  The management team is considered capable and stable. This grade includes borrowers with reliable cash flow and alternate sources of repayment which may require the sale of assets.  Financial position has been leveraged to a modest degree. However, the borrower has a relatively strong net worth considering income and debt.

Grade 4:  Below average quality - These loans require more frequent monitoring.  Stability is lacking in the  primary  repayment  source,  cash  flow,  credit  history  or  liquidity;  however,  the  instability  is manageable and considered temporary.  Overall trends are not yet adverse.  These loans exhibit Grade 3 financial characteristics but may lack proper and complete documentation.  Sources of income or cash flow have become unstable or may possibly decline given current business or economic conditions.  The borrower has a highly leveraged financial position or limited capital.  Speculative construction loans originated by third parties are included in this grade.

Grade 5:   Other Assets Especially Mentioned - These loans have potential weaknesses which may inadequately protect the Bank’s position at some future date.  Unlike a Grade 4 credit, adverse trends in the borrower’s operations and/or financial position are evident, but have not yet developed into well- defined credit weaknesses.  Specific negative events within the borrower or the industry have occurred, which may jeopardize cash flow.  Borrower’s operations are highly cyclical or vulnerable to economic or market conditions. Management has potential weaknesses and management depth is lacking. Borrower is taking positive steps to alleviate potential weaknesses and has the potential for improvement and upgrade. Corrective strategy to protect the Bank may be required and active management attention is warranted. Some minor delinquencies may exist from time to time.  Borrowers exhibit some degree of weakness in financial condition. This may manifest itself in a reduction of net worth and liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Grade 6:  Substandard - A substandard loan has a well-defined weakness or weaknesses in the primary repayment source and undue reliance is placed on secondary repayment sources (collateral or guarantors). No loss beyond the specific reserves of the allowance for loan losses allocated to these loans is presently expected based on a current assessment of collateral values and guarantor cash flow.  However, there is the distinct possibility that the Bank will sustain some future loss if the credit weaknesses are not corrected.  Management is inadequate to the extent that the business’s ability to continue operations is in question.  Intensive effort to correct the weaknesses and ensure protection against loss of principal (i.e. additional collateral) is mandatory. Delinquency of principal or interest may exist.  Net worth, repayment ability, management and collateral protection, all exhibit weakness. In the case of consumer credit, closed end consumer installment loans delinquent between 90 and 119 days (4 monthly payments) will be minimally classified Substandard. Open end consumer credits will be minimally classified substandard if delinquent 90 to 179 days (4 to 6 billing cycles).

Grade 7: Doubtful - A doubtful loan has well-defined weaknesses as in Grade 6 with the added characteristic that collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. The possibility of loss is very high, but because of certain important and reasonably specific pending factors which may work to strengthen the credit, its classification as a loss is deferred until a more exact status can be determined.  Pending factors include proposed merger, acquisition, liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans. Borrower is facing extreme financial distress, bankruptcy or liquidation, and prospects for recovery are limited.   Loans are seriously in default and should be on non-accrual status.  Collateral and guarantor protection are insufficient.  Efforts are directed solely at retirement of debt, e.g., asset liquidation.  Due to their highly questionable collectability, loans rated doubtful should not remain in this category for an extended period of time.

Grade 8:   Loss - Loans classified loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.   This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off the asset while pursuing recovery.     In the case of consumer credit, closed end consumer installment loans delinquent 120 days or more (5 monthly payments) will be classified Loss.  Open end consumer credits will be classified Loss if delinquent 180 days or more (7 or more billing cycles).

As of June 30, 2014 and December 31, 2013, the Bank had no loans classified as Grade 7 or 8.  It is the Bank’s practice, in most cases, to take a charge-off when a loan or portion of a loan is deemed doubtful or loss.   Consequently,  the  remaining  principal  balance,  if  applicable,  which  has  been  evaluated  as collectible, is graded accordingly.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

As of June 30, 2014 and December 31, 2013, the principal balances of risk grades of loans by loan class, were as follows:

	June 30, 2014
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$25,557	$64	$—	$25,621
Real estate - construction, land and land development
Acquisition, development, & construction	10,878	108	—	10,986
Other real estate - construction	52,056	—	37	52,093
Real estate - residential
Home equity lines	17,913	—	142	18,055
Other real estate - residential	45,315	565	332	46,212
Real estate - commercial
Owner occupied	56,103	4,542	1,454	62,099
Non-owner occupied	78,786	5,813	553	85,152
Consumer	4,091	—	12	4,103
Total loans receivable	$290,699	$11,092	$2,530	$304,321

	December 31, 2013
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$18,010	$103	$—	$18,113
Real estate - construction, land and land development
Acquisition, development, & construction	11,257	49	—	11,306
Other real estate - construction	49,078	—	92	49,170
Real estate - residential
Home equity lines	18,021	—	110	18,131
Other real estate - residential	36,493	612	556	37,661
Real estate - commercial
Owner occupied	54,450	4,845	1,493	60,788
Non-owner occupied	67,989	6,786	1,069	75,844
Consumer	3,910	—	21	3,931
Total loans receivable	$259,208	$12,395	$3,341	$274,944

The credit risk profile by risk grade category excludes accrued interest receivables of approximately $958,000 and $953,000 as of June 30, 2014 and December 31, 2013, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

The following table presents the activity in the allowance for loan losses by loan segment and the allowance by impairment method as of and for the three and six months ended June 30, 2014 and 2013:

Allowance for Loan Losses Activity and Allowance by Impairment Method

For the Three and Six Months Ended June 30, 2014

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Three Months Ended June 30, 2014
Beginning balance	$239	$1,416	$825	$2,568	$207	$77	$5,332
Charge offs	—	—	—	—	(20)	—	(20)
Recoveries	1	372	1	23	12	—	409
Provisions	80	(209)	39	(367)	15	13	(429)
Ending balance	$320	$1,579	$865	$2,224	$214	$90	$5,292

Six Months Ended June 30, 2014
Beginning balance	$227	$1,626	$772	$2,458	$210	$64	$5,357
Charge offs	—	(37)	—	—	(43)	—	(80)
Recoveries	3	605	4	34	20	—	666
Provisions	90	(615)	89	(268)	27	26	(651)
Ending balance	$320	$1,579	$865	$2,224	$214	$90	$5,292

Ending balances:
Individually evaluated for impairment	$—	$—	$96	$229	$—	$—	$325
Collectively evaluated for impairment	$320	$1,579	$769	$1,995	$214	$90	$4,967

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Allowance for Loan Losses Activity and Allowance by Impairment Method

For the Three and Six Months Ended June 30, 2013

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Three Months Ended June 30, 2013
Beginning balance	$277	$2,348	$714	$1,894	$186	$71	$5,490
Charge offs	—	—	(4)	—	(17)	—	(21)
Recoveries	1	519	6	158	8	—	692
Provisions	(26)	(886)	3	(247)	4	(48)	(1,200)
Ending balance	$252	$1,981	$719	$1,805	$181	$23	$4,961

Six Months Ended June 30, 2013
Beginning balance	$225	$2,870	$794	$1,872	$77	$116	$5,954
Charge offs	—	—	(54)	(53)	(30)	—	(137)
Recoveries	2	748	8	169	19	—	946
Provisions	25	(1,637)	(29)	(183)	115	(93)	(1,802)
Ending balance	$252	$1,981	$719	$1,805	$181	$23	$4,961

Ending balances:
Individually evaluated for impairment	$24	$—	$78	$123	$—	$—	$225
Collectively evaluated for impairment	$228	$1,981	$641	$1,682	$181	$23	$4,736

The following table presents the allowance by impairment method as of December 31, 2013:

Allowance by Impairment Method

December 31, 2013

(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total
Individually evaluated for impairment	$—	$37	$67	$252	$2	$—	$358
Collectively evaluated for impairment	$227	$1,589	$705	$2,206	$208	$64	$4,999
Ending balances:	$227	$1,626	$772	$2,458	$210	$64	$5,357

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

The following table presents the recorded investment in loans receivable, including accrued interest and excluding deferred loan fees, by loan segment based on impairment method as of June 30, 2014 and December 31, 2013:

Recorded Investment in Loans Receivable

As of June 30, 2014

(dollars in  thousands )

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$—	$37	$1,473	$6,468	$12	$7,990
Collectively evaluated for impairment	$25,678	$63,316	$63,014	$141,174	$4,107	$297,289

Ending balance total	$25,678	$63,353	$64,487	$147,642	$4,119	$305,279

Recorded Investment in Loans Receivable

As of December 31, 2013

(dollars in thousands )

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$—	$92	$1,695	$7,053	$21	$8,861
Collectively evaluated for impairment	$18,177	$60,670	$54,367	$129,896	$3,926	$267,036

Ending balance total	$18,177	$60,762	$56,062	$136,949	$3,947	$275,897

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired loans

Loans for which it is probable that the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired, and are individually evaluated for impairment.  The following tables present loans individually evaluated for impairment and the related allowance by loan segment as of and for the periods ended June 30, 2014 and 2013, and December 31, 2013:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired Loans

As of and for the Three Months Ended June 30, 2014

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	81	37	—	38	1
Real estate - residential
Home equity lines	160	160	—	161	2
Other real estate - residential	1,211	1,129	—	1,094	9
Real estate - commercial
Owner occupied	5,803	5,765	—	5,818	57
Non-owner occupied	48	48	—	49	1
Consumer	24	12	—	13	—
Total	$7,327	$7,151	$—	$7,173	$70

With an allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	—	—	—	—	—
Real estate - residential
Home equity lines	49	49	44	50	1
Other real estate - residential	135	135	52	135	1
Real estate - commercial
Owner occupied	655	655	229	657	4
Non-owner occupied	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$839	$839	$325	$842	$6

Total impaired loans
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	81	37	—	38	1
Real estate - residential
Home equity lines	209	209	44	211	3
Other real estate - residential	1,346	1,264	52	1,229	10
Real estate - commercial
Owner occupied	6,458	6,420	229	6,475	61
Non-owner occupied	48	48	—	49	1
Consumer	24	12	—	13	—
Total	$8,166	$7,990	$325	$8,015	$76

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired Loans

As of and for the Six Months Ended June 30, 2014

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	81	37	—	76	2
Real estate - residential
Home equity lines	160	160	—	161	3
Other real estate - residential	1,211	1,129	—	1,136	19
Real estate - commercial
Owner occupied	5,803	5,765	—	5,874	107
Non-owner occupied	48	48	—	50	9
Consumer	24	12	—	23	—
Total	$7,327	$7,151	$—	$7,320	$140

With an allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	—	—	—	—	—
Real estate - residential
Home equity lines	49	49	44	51	1
Other real estate - residential	135	135	52	135	2
Real estate - commercial
Owner occupied	655	655	229	662	10
Non-owner occupied	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$839	$839	$325	$848	$13

Total imp aired loans
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	81	37	—	76	2
Real estate - residential
Home equity lines	209	209	44	212	4
Other real estate - residential	1,346	1,264	52	1,271	21
Real estate - commercial
Owner occupied	6,458	6,420	229	6,536	117
Non-owner occupied	48	48	—	50	9
Consumer	24	12	—	23	—
Total	$8,166	$7,990	$325	$8,168	$153

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired Loans

As of and for the Three Months Ended June 30, 2013

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$21	$21	$—	$23	$—
Real estate - construction, land and land development
Acquisition, development, & construction	416	310	—	310	1
Other real estate - construction	1,392	1,200	—	1,484	6
Real estate - residential
Home equity lines	66	66	—	66	2
Other real estate - residential	2,041	1,963	—	2,025	11
Real estate - commercial
Owner occupied	4,869	4,833	—	4,883	48
Non-owner occupied	57	57	—	37	1
Consumer	40	29	—	40	—
Total	$8,902	$8,479	$—	$8,868	$69

With an allowance recorded:
Commercial and industrial	$24	$24	$24	$25	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	—	—	—	—	—
Real estate - residential
Home equity lines	16	16	7	17	—
Other real estate - residential	343	343	71	345	2
Real estate - commercial
Owner occupied	492	492	103	495	5
Non-owner occupied	195	180	20	195	—
Consumer	—	—	—	—	—
Total	$1,070	$1,055	$225	$1,077	$7

Total imp aired loans
Commercial and industrial	$45	$45	$24	$48	$—
Real estate - construction, land and land development
Acquisition, development, & construction	416	310	—	310	1
Other real estate - construction	1,392	1,200	—	1,484	6
Real estate - residential
Home equity lines	82	82	7	83	2
Other real estate - residential	2,384	2,306	71	2,370	13
Real estate - commercial
Owner occupied	5,361	5,325	103	5,378	53
Non-owner occupied	252	237	20	232	1
Consumer	40	29	—	40	—
Total	$9,972	$9,534	$225	$9,945	$76

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired Loans

As of and for the Six Months Ended June 30, 2013

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$21	$21	$—	$27	$—
Real estate - construction, land and land development
Acquisition, development, & construction	416	310	—	310	1
Other real estate - construction	1,392	1,200	—	1,081	12
Real estate - residential
Home equity lines	66	66	—	66	2
Other real estate - residential	2,041	1,963	—	2,014	20
Real estate - commercial
Owner occupied	4,869	4,833	—	4,916	95
Non-owner occupied	57	57	—	19	1
Consumer	40	29	—	41	—
Total	$8,902	$8,479	$—	$8,474	$131

With an allowance recorded:
Commercial and industrial	$24	$24	$24	$26	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	—	—	—	—	—
Real estate - residential
Home equity lines	16	16	7	17	—
Other real estate - residential	343	343	71	342	4
Real estate - commercial
Owner occupied	492	492	103	455	9
Non-owner occupied	195	180	20	195	—
Consumer	—	—	—	—	—
Total	$1,070	$1,055	$225	$1,035	$13

Total imp aired loans
Commercial and industrial	$45	$45	$24	$53	$—
Real estate - construction, land and land development
Acquisition, development, & construction	416	310	—	310	1
Other real estate - construction	1,392	1,200	—	1,081	12
Real estate - residential
Home equity lines	82	82	7	83	2
Other real estate - residential	2,384	2,306	71	2,356	24
Real estate - commercial
Owner occupied	5,361	5,325	103	5,371	104
Non-owner occupied	252	237	20	214	1
Consumer	40	29	—	41	—
Total	$9,972	$9,534	$225	$9,509	$144

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

Impaired Loans

As of and for the Year Ended December 31, 2013

(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	144	55	—	134	2
Real estate - residential
Home equity lines	162	162	—	162	3
Other real estate - residential	1,342	1,260	—	1,287	69
Real estate - commercial
Owner occupied	5,219	5,184	—	5,192	217
Non-owner occupied	1,060	1,057	—	1,061	37
Consumer	31	19	—	30	—
Total	$7,958	$7,737	$—	$7,866	$328

With an allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	37	37	37	37	—
Real estate - residential
Home equity lines	14	14	7	14	—
Other real estate - residential	259	259	60	259	4
Real estate - commercial
Owner occupied	812	812	252	820	32
Non-owner occupied	—	—	—	—	—
Consumer	2	2	2	2	—
Total	$1,124	$1,124	$358	$1,132	$36

Total impaired loans
Commercial and industrial	$—	$—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—	—
Other real estate - construction	181	92	37	171	2
Real estate - residential
Home equity lines	176	176	7	176	3
Other real estate - residential	1,601	1,519	60	1,546	73
Real estate - commercial
Owner occupied	6,031	5,996	252	6,012	249
Non-owner occupied	1,060	1,057	—	1,061	37
Consumer	33	21	2	32	—
Total	$9,082	$8,861	$358	$8,998	$364

For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

The following tables present a summary of current, past due and nonaccrual loans as of June 30, 2014 and December 31, 2013 by loan class:

Analysis of Current, Past Due and Nonaccrual Loans

As of June 30, 2014

	Accruing				Current and
(dollars in thousands)	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	not Past Due or Nonaccrual	Total Loans
Commercial and industrial	$3	$—	$—	$3	$25,618	$25,621
Real estate - construction, land and land development
Acquisition, development, &construction	—	—	8	8	10,978	10,986
Other real estate - construction	49	—	—	49	52,044	52,093
Real estate - residential
Home equity lines	10	—	142	152	17,903	18,055
Other real estate - residential	4	—	244	248	45,964	46,212
Real estate - commercial
Owner occupied	569	—	701	1,270	60,829	62,099
Non-owner occupied	428	—	—	428	84,724	85,152
Consumer	20	—	12	32	4,071	4,103
Total	$1,083	$—	$1,107	$2,190	$302,131	$304,321

Analysis of Current, Past Due and Nonaccrual Loans

As of December 31, 2013

	Accruing				Current and
(dollars in thousands)	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	not Past Due or Nonaccrual	Total Loans
Commercial and industrial	$59	$—	$—	$59	$18,054	$18,113
Real estate - construction, land and land development
Acquisition, development, &construction	—	—	—	—	11,306	11,306
Other real estate - construction	125	31	52	208	48,962	49,170
Real estate - residential
Home equity lines	132	—	110	242	17,889	18,131
Other real estate - residential	468	—	556	1,024	36,637	37,661
Real estate - commercial
Owner occupied	919	—	744	1,663	59,125	60,788
Non-owner occupied	—	—	441	441	75,403	75,844
Consumer	6	—	21	27	3,904	3,931
Total	$1,709	$31	$1,924	$3,664	$271,280	$274,944

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

The Bank’s policy is that loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current and the prospect for future payments in accordance with the loan agreement appear relatively certain.  The Bank’s policy generally requires six consecutive months of payment performance to warrant a return to accrual status.

Troubled debt restructurings

Troubled debt restructurings are defined as debt modifications, for economic or legal reasons related to the borrower’s financial difficulties, in which the Bank grants a concession that it would not otherwise consider. Such a concession may stem from an agreement between the Bank and the borrower, or may be imposed by law or a court. Some examples of modifications are as follows:

Rate Modification - A modification in which the interest rate is changed below the current market rate.

Term Modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest Only Modification — A modification in which the loan is converted to interest-only payments for a period of time.

Payment Modification — A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Transfer of Assets Modification — A modification in which a transfer of assets has occurred to partially satisfy debt, including foreclosure and repossession.

Combination Modification — Any other type of modification, including the use of multiple categories above.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

The following tables present the Bank’s loans classified as troubled debt restructurings by loan class as of June 30, 2014 and December 31, 2013:

As of June 30, 2014

(dollars in thousands)

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—
Other real estate - construction	—	—	—	—
Real estate - residential
Home equity lines	1	66	—	66
Other real estate - residential	9	892	—	892
Real estate - commercial
Owner occupied	11	5,153	328	5,481
Non-owner occupied	3	601	—	601
Consumer	—	—	—	—
Total	24	$6,712	$328	$7,040

As of December 31, 2013

(dollars in thousands )

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	—	$—	$—	$—
Real estate - construction, land and land development
Acquisition, development, & construction	—	—	—	—
Other real estate - construction	—	—	—	—
Real estate - residential
Home equity lines	1	66	—	66
Other real estate - residential	10	925	—	925
Real estate - commercial
Owner occupied	13	5,302	473	5,775
Non-owner occupied	1	563	—	563
Consumer	—	—	—	—
Total	25	$6,856	$473	$7,329

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 3 — Loans (continued)

At June 30, 2014 and December 31, 2013, there were no outstanding commitments to advance additional funds on troubled debt restructurings.

For the three months ended June 30, 2014, there were no newly restructured loans compared to one newly restructured loan which totaled $60,000 for the three months ended June 30, 2013. For the six months ended June 30, 2014, there were two newly restructured loans that occurred which totaled $159,000 compared to five newly restructured loans that occurred which totaled $854,000 for the six months ended June 30, 2013.    The impact of these modifications was not material to the consolidated financial statements for the three months ended June 30, 2014 and 2013.

Loans receivable modified as troubled debt restructurings and with a payment default, with the payment default occurring within 12 months of the restructure date, for the six months ended June 30, 2014 and 2013, were $0 and $401,000, respectively.

Note 4 — Stock-Based Compensation

During the six months ended June 30, 2014 and 2013, the Company made restricted stock awards totaling 20,292 and 24,006, respectively.  The awards granted in 2014 which vest fully at the end of three years totaled 15,698. The awards granted in 2014 which immediately vest totaled 4,594. The awards granted in 2013 which vest fully at the end of three years totaled 16,406.  The awards granted in 2013 which vest fully at the end of five years totaled 7,600.  The Company recorded restricted stock expense of $168,596 and $62,210 during the six months ended June 30, 2014 and 2013, respectively.

During the six months ended June 30, 2014 and 2013, the Company recorded stock option expense of $44,372 and $47,362, respectively. The Company did not award any stock options during the six months ended June 30, 2014 and 2013.  Future levels of compensation cost related to share-based compensation awards may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 5 — Earnings Per Share

Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.  Diluted earnings per share include the effect of outstanding stock options.  The following table is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for the periods then ended:

	For the Three Months Ended June 30, 2014
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$963	3,596,034	$0.27
Effect of stock options outstanding	—	34,946	—
Diluted EPS
Net income available to common shareholder	$963	3,630,980	$0.27

	For the Three Months Ended June 30, 2013
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$2,119	3,556,644	$0.60
Effect of stock options outstanding	—	32,069	(0.01)
Diluted EPS
Net income available to common shareholder	$2,119	3,588,713	$0.59

	For the Six Months Ended June 30, 2014
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$1,815	3,591,939	$0.51
Effect of stock options outstanding	—	33,380	(0.01)
Diluted EPS
Net income available to common shareholder	$1,815	3,625,319	$0.50

	For the Six Months Ended June 30, 2013
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$4,426	3,551,796	$1.25
Effect of stock options outstanding	—	26,744	(0.01)
Diluted EPS
Net income available to common shareholder	$4,426	3,578,540	$1.24

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 5 — Earnings Per Share (continued)

For the three months ended June 30, 2014 and 2013, there were 43,521 and 47,365 outstanding stock options, respectively, that were antidilutive since the exercise price exceeded the average market price. For the six months ended June 30, 2014 and 2013, there were 43,521 and 106,483 outstanding stock options, respectively, that were antidilutive since the exercise price exceeded the average market price.

Note 6 — Fair Value Measurement

The Company utilizes fair value measurement to record fair value adjustments to certain assets and liabilities and to determine fair value measurements where required.  For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are as follows:

Level 1 — Valuations are readily obtainable because the assets and liabilities are traded on active exchange markets, such as the New York Stock Exchange. At June 30, 2014, the Company had no Level 1 assets.

Level 2 — Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities.  The Company’s principal markets for these securities are the secondary institutional markets and valuations are based on observable market data in those markets.   At June 30, 2014, the Company’s Level 2 assets included U.S. Government agency obligations, state and municipal bonds, mortgage-backed securities, corporate bonds, and mortgage loans held for sale.

Level 3 — Valuations are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions.  Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. Level 3 assets include impaired loans and other real estate owned as discussed below.

Following is a description of valuation methodologies used for determining fair value for assets and liabilities:

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis.   Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions.  Periodically, management compares the fair values obtained through its pricing provider with another independent party to determine reliability.  The Company classified $133.4 million and $158.4 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 2 at June 30, 2014 and December 31, 2013, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once an individual loan is identified as impaired, management measures the impairment.  The fair value of impaired loans is estimated primarily using the collateral value.  However, in some cases other methods are used, such as market value of similar debt, enterprise value, liquidation value, and discounted cash flows.

Those impaired loans not requiring an allowance represent loans with respect to which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At June 30, 2014, substantially all of the impaired loans were evaluated based on the fair value of the collateral less estimated selling costs.   Impaired loans where an allowance is established based on the fair value of collateral, or those that have been charged down to the fair value of collateral, require classification in the fair value hierarchy. The fair value of the collateral is generally based on recent third party appraisals, tax valuations, or broker price opinions.

The appraisals may include adjustments by the appraisers for differences between approaches such as the comparable sales approach and the income approach.

As such, the Company records these collateral dependent impaired loans at fair value as nonrecurring Level 3.  Collateral dependent impaired loans recorded at fair value totaled $1.1 million and $1.4 million at June 30, 2014 and December 31, 2013, respectively.  Specific loan loss allowances for these impaired loans totaled $325,000 and $358,000 at June 30, 2014 and December 31, 2013, respectively.

Loans Held for Sale

Loans held for sale are carried at fair value on a recurring basis, as determined by outstanding commitments from third party investors (Level 2).  The Company elected the fair value option for loans held for sale on July 1, 2012.  These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans.   Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due, or on non-accrual as of June 30, 2014 and December 31, 2013. As of June 30, 2014 and December 31, 2013, the aggregate fair value of loans held for sale was $32.5 million and $31.3 million, respectively; the contractual balance including accrued interest was $31.6 million and $30.9 million, respectively.

Interest Rate Lock Commitments

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives (Level 2).  Fair values of these mortgage derivatives are estimated based on their values at inception and changes in mortgage interest rates from the date the interest on the loan is locked.  The fair value at inception and any changes in the fair values of these derivatives are included in mortgage banking activities.  At June 30, 2014 and December 31, 2013, the interest rate lock commitments with a positive fair value totaled $204,000 and $39,000, respectively, and were recorded in other assets. The interest rate lock commitments with a negative fair value at June 30, 2014 and December 31, 2013 totaled $28,000 and $118,000, respectively, and were recorded in other liabilities.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund loans.  Changes in the fair values of these derivatives are included in mortgage banking activities. At June 30, 2014 and December 31, 2013, the forward commitments for the interest rate lock commitments with a positive fair value totaled $28,000 and $118,000, respectively, and were recorded in other assets.  The forward commitments for the interest rate lock commitments with a negative fair value at June 30, 2014 and December 31, 2013 totaled $204,000 and $39,000, respectively, and were recorded in other liabilities.

At June 30, 2014 and December 31, 2013, the forward commitments for loans held for sale with a positive fair value totaled $23,000 and $422,000, respectively, and were recorded in other assets.  The forward commitments for loans held for sale with a negative fair value at June 30, 2014 and December 31, 2013 totaled $242,000 and $17,000, respectively, and were recorded in other liabilities.

Other Real Estate Owned

Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to other real estate owned, establishing a new cost basis.  Subsequently, other real estate owned is carried at the lower of carrying value or fair value less estimated selling costs.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Most fair values of the collateral are based on an observable market price or a current appraised value; however, in some cases an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.

Management may apply discount adjustments to the appraised value for estimated selling costs, information from comparable sales, and marketability of the property.  As such, the Company records other real estate owned with subsequent write downs after transfer as nonrecurring Level 3.  Other real estate owned that has had subsequent write-downs after transfer from loans to other real estate totaled $3.7 million and $3.6 million at June 30, 2014 and December 31, 2013, respectively.

The tables below present information as of June 30, 2014 and December 31, 2013 about assets and liabilities which are measured at fair value on a recurring basis (dollars in thousands):

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

	Fair Value Measurements at
	June 30, 2014, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$—	$42,504	$—	$42,504
Mortgage-backed - residential GSEs	—	60,787	—	60,787
State and municipal	—	27,395	—	27,395
Corporate bonds	—	2,696	—	2,696
Total	$—	$133,382	$—	$133,382

Loans held for sale	$—	$32,468	$—	$32,468
Derivative assets (1)	$—	$511	$—	$511
Derivative liabilities(1)	$—	$474	$—	$474

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

	Fair Value Measurements at
	December 31, 2013, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$—	$58,281	$—	$58,281
Mortgage-backed - residential GSEs	—	64,732	—	64,732
State and municipal	—	30,751	—	30,751
Corporate bonds	—	4,675	—	4,675
Total	$—	$158,439	$—	$158,439

Loans held for sale	$—	$31,298	$—	$31,298
Derivative assets (1)	$—	$823	$—	$823
Derivative liabilities(1)	$—	$175	$—	$175

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

There were no transfers between Level 1, Level 2 or Level 3 during the first six months of 2014 or 2013.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

Assets measured at fair value on a non-recurring basis as of June 30, 2014 and December 31, 2013 are summarized below:

	Fair Value Measurements at
	June 30, 2014, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
Impaired loans, net of allowance
Commercial and industrial	$—	$—	$—	$—
Real estate - construction	—	—	37	37
Real estate - residential	—	—	122	122
Real estate - commercial	—	—	566	566
Consumer	—	—	9	9
Total impaired loans	$—	$—	$734	$734

Other real estate owned
Unimproved land	$—	$—	$406	$406
Real estate - residential	—	—	—	—
Real estate - commercial	—	—	3,288	3,288
Total other real estate owned	$—	$—	$3,694	$3,694

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

	Fair Value Measurements at
	December 31, 2013, Using,
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(dollars in thousands)
Impaired loans , net of allowance
Commercial and industrial	$—	$—	$—	$—
Real estate — construction	—	—	40	40
Real estate — residential	—	—	249	249
Real estate — commercial	—	—	701	701
Consumer	—	—	11	11
Total impaired loans	$—	$—	$1,001	$1,001

Other real estate owned
Unimproved land	$—	$—	$471	$471
Real estate — residential	—	—	144	144
Real estate — commercial	—	—	2,951	2,951
Total other real estate owned	$—	$—	$3,566	$3,566

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1,059,000 with a valuation allowance of $325,000 at June 30, 2014, resulting in an additional provision for loan losses of $325,000 for the six months ended June 30, 2014.  At December 31, 2013, impaired loans had a principal balance of $1,359,000 with a valuation allowance of $358,000, resulting in an additional provision for loan losses of $358,000 for the year ended December 31, 2013.

At June 30, 2014, other real estate owned measured at fair value less costs to sell, had a net carrying amount of $4,758,000 with no valuation allowance and $150,000 in valuation adjustments for the six months ended June 30, 2014, resulting in a charge of $150,000 for the six months ended June 30, 2014. At December 31, 2013, other real estate owned had a net carrying amount of $4,897,000 with no valuation allowance and $896,000 in valuation adjustments, resulting in a charge of $896,000 for the year ended December 31, 2013.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

The following table presents quantitative information about significant unobservable inputs used in Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2014 for collateral dependent impaired loans and other real estate owned:

	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans :
Real estate — construction	$37	Sales comparison	Management and appraiser adjustment for difference between comparable sales	44.30%	44.30%
Real estate — residential	122	Sales comparison	Management and appraiser adjustment for difference between comparable sales	14.60% - 94.00%	36.41%
Real estate - commercial	566	Sales comparison	Management and appraiser adjustment for difference between comparable sales	5.36% - 44.31%	16.42%
		Income approach	Capitalization rate	9.50%	9.50%
Consumer	9	NADA or third party valuation of underlying collateral	Management adjustment for comparable sales	51.09% - 100%	51.09%
Total	$734

Other real estate owned:
Unimproved land	$406	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0.00%-35.42%	3.81%
Real estate — residential	—	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0.00%	0.00%
Real estate — commercial	3,288	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0.00% - 23.73%	14.03%
		Income approach	Capitalization rate	10.00%	10.00%
Total	$3,694

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

Financial Instruments

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors.  Therefore, the fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect current or future values.

The methods and assumptions, not previously presented, used to estimate the fair value of significant financial instruments are as follows:

Cash and due from banks - The carrying value of cash and due from banks approximates the fair value and these instruments are classified as Level 1.

Federal Home Loan Bank stock - The fair value of Federal Home Loan Bank (“FHLB”) stock is not readily ascertainable since no ready market exists for the stock and there are restrictions on its transferability.

Accrued interest receivable — The carrying value of accrued interest receivable for loans and securities approximates the fair value and is classified consistently with the level of the underlying asset.

Deposits - The fair value of time deposits is estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities and these instruments are classified as Level 2.  The carrying value of other deposits approximates the fair value and they are classified as Level 1.

Repurchase agreements - The carrying value of repurchase agreements approximates fair value due to their short-term nature and they are classified as Level 1.

Short-term debt — The fair value of short-term debt approximates the carrying value of other borrowings due to their short-term nature and they are classified as Level 1.

Accrued interest payable — The carrying value of accrued interest payable for deposits, repurchase agreements and borrowings approximates the fair value and is classified consistently with the level of the underlying liability.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

The carrying amount and estimated fair values of the Bank’s financial instruments at June 30, 2014 and December 31, 2013 are as follows:

	Fair Value Measurements at
	June 30, 2014
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$15,495	$15,495	$—	$—	$15,495
Securities available for sale	133,382	—	133,382	—	133,382
Loans, net of allowance	298,767	—	—	299,549	299,549
Loans held for sale	32,468	—	32,468	—	32,468
Federal Home Loan Bank stock	1,482	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	985	—	27	958	985
Accrued interest receivable, securities	694	—	694	—	694
Other derivative assets (1)	511	—	511	—	511

Financial liabilities
Time deposits	$145,756	$—	$146,694	$—	$146,694
Other deposits	270,389	270,389	—	—	270,389
Repurchase agreements	10,408	10,408	—	—	10,408
Short-term debt	22,600	22,600	—	—	22,600
Accrued interest payable, deposits	388	4	384	—	388
Accrued interest payable, short-term debt	6	6	—	—	6
Other derivative liabilities(1)	474	—	474	—	474

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 6 — Fair Value Measurement (continued)

	Fair Value Measurements at
	December 31, 2013
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$16,828	$16,828	$—	$—	$16,828
Securities available for sale	158,439	—	158,439	—	158,439
Loans, net of allowance	269,390	—	—	271,112	271,112
Loans held for sale	31,298	—	31,298	—	31,298
Federal Home Loan Bank stock	1,606	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	974	—	21	953	974
Accrued interest receivable, securities	880	—	880	—	880
Other derivative assets (1)	823	—	823	—	823

Financial liabilities
Time deposits	$152,484	$—	$153,411	$—	$153,411
Other deposits	267,221	267,221	—	—	267,221
Repurchase agreements	12,111	12,111	—	—	12,111
Short-term debt	22,200	22,200	—	—	22,200
Accrued interest payable, deposits	398	5	393	—	398
Accrued interest payable, short-term debt	6	6	—	—	6
Other derivative liabilities(1)	175	—	175	—	175

(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

Note 7 — Commitments and Contingencies

In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments that are not reflected in the consolidated financial statements.   These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance sheet financial instruments as it does for other instruments that are recorded in the consolidated financial statements.

Following is an analysis of significant off-balance sheet financial instruments as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
	(dollars in thousands)
Commitments to extend credit	$86,324	$74,144
Standby letters of credit	894	472
Total	$87,218	$74,616

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 7 — Commitments and Contingencies (continued)

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded.  The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers.  If deemed necessary by the Bank, the amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the customer.  Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

Loans sold under our mortgage loans held for sale portfolio contain certain representations and warranties in our loan sale agreements which provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application, or inaccurate market value on the collateral property due to deficiencies in the appraisal.   In addition to these representations and warranties, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an Early Payment Default (“EPD”).

In the event of an EPD, we are required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor.  Based on these recourse provisions, the Bank has a recourse liability for mortgage loans sold.  The following table presents the activity in the recourse liability for the three months ended June 30, 2014 and 2013:

	June 30, 2014	June 30, 2013
	(dollars in thousands)
Beginning balance	$1,090	$772
Provision	250	250
Losses	(60)	(195)
Recoveries	—	—
Ending balance	$1,280	$827

The Bank, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans. Most of the loans will be sold to third parties upon closing. For those loans, the Bank enters into best efforts forward sales commitments at the same time the commitments to originate are finalized.  The Bank has executed best efforts forward sales commitments related to retail mortgage loans, which are classified as loans held for sale. The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Bank’s market risk on these loans.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present litigation matters in which the anticipated outcome will have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

June 30, 2014 (Unaudited)

Note 8 — Impact of Other Recently Issued Accounting Standards

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Under our bylaws, each of our directors, including such party (and in such capacity)  if he or she is also an officer, absent certain circumstances, shall be indemnified by us for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.  The board of directors also has the power to cause STBZ to provide to officers of STBZ all or any part of the right to indemnification permitted for such persons under the Georgia Business Corporation Code.  Expenses for which directors and officers may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees and disbursements, court costs and expert witness fees).  We may advance expenses incurred with respect to any claim, action, suit or proceeding for which officers and directors may be indemnified before the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay that amount if it is ultimately determined that he or she is not entitled to indemnification by STBZ.  In addition, our amended and restated articles of incorporation also provide that each of our directors and officers has the right to be indemnified by us to the maximum extent permitted under the Georgia Business Corporation Code.

Under the Georgia Business Corporation Code (the “GBCC”), a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation’s best interest (or not opposed thereto), as set forth in the GBCC.  Under the GBCC, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  The GBCC permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (a) the director’s certification that he or she acted in good faith and in the corporation’s best interest (or not opposed thereto); and (b) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The GBCC also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling STBZ pursuant to the provisions discussed above, STBZ has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit Number	Description of Exhibit

2.1

Purchase and Assumption Agreement dated as of July 24, 2009 among the Federal Deposit Insurance Corporation, Receiver of Security Bank of Bibb County, Macon Georgia; Security Bank of Gwinnett County, Suwannee, Georgia; Security Bank of Houston County, Perry, Georgia; Security Bank of Jones County, Gray, Georgia; Security Bank of North Fulton, Alpharetta, Georgia; Security Bank of North Metro, Woodstock, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity (incorporated by reference to Exhibit 2.1 of Amendment No. 5 to our registration statement on Form 10 filed on March 4, 2011)

2.2

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of The Buckhead Community Bank, Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity (incorporated by reference to Exhibit 2.2 of Amendment No. 5 to our registration statement on Form 10 filed on March 4, 2011)

2.3

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of First Security National Bank, Norcross, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity (incorporated by reference to Exhibit 2.3 of Amendment No. 5 to our registration statement on Form 10 filed on March 4, 2011)

2.4	Plan of Reorganization and Share Exchange dated January 27, 2010 (incorporated by reference to Exhibit 2.4 of our registration statement on Form 10 filed on October 29, 2010)

2.5

Purchase and Assumption Agreement dated as of July 30, 2010 among the Federal Deposit Insurance Corporation, Receiver of NorthWest Bank and Trust, Acworth, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity (incorporated by reference to Exhibit 2.5 of Amendment No. 5 to our registration statement on Form 10 filed on March 4, 2011)

2.6

Purchase and Assumption Agreement dated as of December 17, 2010 among the Federal Deposit Insurance Corporation, Receiver of United Americas Bank, N.A., Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity (incorporated by reference to Exhibit 2.6 of Amendment No. 5 to our registration statement on Form 10 filed on March 4, 2011)

2.7

Agreement and Plan of Merger between State Bank Financial Corporation and Georgia-Carolina Bancshares, Inc. dated June 23, 2014 (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of State Bank Financial Corporation (incorporated by reference to Exhibit 3.1 of our registration statement on Form 10 filed on October 29, 2010)

3.2	Bylaws of State Bank Financial Corporation (incorporated by reference to Exhibit 3.2 of our registration statement on Form 10 filed on October 29, 2010)

4.1

See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation’s Articles of Incorporation and Bylaws defining the rights of holders of common stock (incorporated by reference to Exhibits 3.1 and 3.2 of our registration statement on Form 10 filed on October 29, 2010)

4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our registration statement on Form 10 filed on October 29, 2010)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued

8.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to certain tax matters

8.2	Opinion of Smith, Gambrell & Russell, LLP as to certain tax matters

10.1

Employment Agreement dated July 24, 2009 by and among of Joseph W. Evans and State Bank and Trust Company (incorporated by reference to Exhibit 10.1 of our registration statement on Form 10 filed on October 29, 2010)

10.2

Employment Agreement dated July 24, 2009 by and among of Kim M. Childers and State Bank and Trust Company (incorporated by reference to Exhibit 10.2 of our registration statement on Form 10 filed on October 29, 2010)

10.3

Employment Agreement dated July 24, 2009 by and among of J. Daniel Speight and State Bank and Trust Company (incorporated by reference to Exhibit 10.3 of our registration statement on Form 10 filed on October 29, 2010)

10.4

Employment Agreement dated July 19, 2010 by and among of Stephen W. Doughty and State Bank and Trust Company (incorporated by reference to Exhibit 10.4 of our registration statement on Form 10 filed on October 29, 2010)

10.5

First Amendment to Employment Agreement dated May 11, 2010 by and among Joseph W. Evans and State Bank and Trust Company (incorporated by reference to Exhibit 10.5 of our registration statement on Form 10 filed on October 29, 2010)

10.6

First Amendment to Employment Agreement dated May 11, 2010 by and among Kim M. Childers and State Bank and Trust Company (incorporated by reference to Exhibit 10.6 of our registration statement on Form 10 filed on October 29, 2010)

10.7

First Amendment to Employment Agreement dated May 11, 2010 by and among J. Daniel Speight and State Bank and Trust Company (incorporated by reference to Exhibit 10.7 of our registration statement on Form 10 filed on October 29, 2010)

10.8

Form of Warrant Agreement (Pursuant to Instruction 2 of Item 601, one form of Warrant Agreement has been filed which has been executed by each of the following executive officers and the following director: Kim M. Childers, Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and John Thomas Wiley, Jr.) (incorporated by reference to Exhibit 10.9 of our registration statement on Form 10 filed on October 29, 2010)

10.9

Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Kim M. Childers, Joseph W. Evans and J. Daniel Speight) (incorporated by reference to Exhibit 10.10 of our registration statement on Form 10 filed on October 29, 2010)

10.10

Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Stephen W. Doughty and John Thomas Wiley, Jr.) (incorporated by reference to Exhibit 10.11 of our registration statement on Form 10 filed on October 29, 2010)

10.11

Second Amendment to Employment Agreement dated November 5, 2010 by and among Joseph W. Evans and State Bank and Trust Company (incorporated by reference to Exhibit 10.12 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.12

Second Amendment to Employment Agreement dated November 5, 2010 by and among Kim M. Childers and State Bank and Trust Company (incorporated by reference to Exhibit 10.13 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.13

Second Amendment to Employment Agreement dated November 5, 2010 by and among J. Daniel Speight and State Bank and Trust Company (incorporated by reference to Exhibit 10.14 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.14

First Amendment to Employment Agreement dated November 5, 2010 by and among Stephen W. Doughty and State Bank and Trust Company (incorporated by reference to Exhibit 10.15 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.15

Third Amendment to Employment Agreement dated December 2, 2010 by and among Joseph W. Evans and State Bank and Trust Company (incorporated by reference to Exhibit 10.16 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.16

Third Amendment to Employment Agreement dated December 2, 2010 by and among Kim M. Childers and State Bank and Trust Company (incorporated by reference to Exhibit 10.17 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.17

Third Amendment to Employment Agreement dated December 2, 2010 by and among J. Daniel Speight and State Bank and Trust Company (incorporated by reference to Exhibit 10.18 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.18

Second Amendment to Employment Agreement dated December 2, 2010 by and among Stephen W. Doughty and State Bank and Trust Company (incorporated by reference to Exhibit 10.19 of Amendment No. 4 to our registration statement on Form 10 filed on December 14, 2010)

10.19

Fourth Amendment to Employment Agreement dated March 8, 2011 by and among J. Daniel Speight and State Bank and Trust Company (incorporated by reference to Exhibit 10.20 of our annual report on Form 10-K for the year ended December 31, 2010)

10.20

State Bank Financial Corporation’s 2011 Omnibus Equity Compensation Plan as adopted by the board of directors on January 26, 2011 (incorporated by reference to Exhibit 10.1 of our quarterly report on Form 10-Q for the period ended June 30, 2011)

10.21

Restricted Stock Agreement dated September 1, 2011 by and among Joseph W. Evans and State Bank Financial Corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on September 8, 2011)

10.22

Form of Restricted Stock Agreement dated September 1, 2011 (Pursuant to Instruction 2 of Item 601, one form of Restricted Stock Agreement has been filed which has been executed by Kim M. Childers, Stephen W. Doughty and J. Daniel Speight) (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on September 8, 2011)

10.23

Restricted Stock Agreement dated August 15, 2011 by and among Thomas L. Callicutt, Jr. and State Bank Financial Corporation (incorporated by reference to Exhibit 10.3 of our quarterly report on Form 10-Q for the period ended September 30, 2011)

10.24	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to State Bank Financial Corporation’s Current Report on Form 8-K filed on September 21, 2012)

10.25	Summary of Director Compensation (incorporated by reference to Exhibit 10.25 to State Bank Financial Corporation’s Form 10-K filed on March 14, 2014)

10.26

Employment Agreement dated March 15, 2013 by and among J. Thomas Wiley, Jr. and State Bank and Trust Company (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K/A filed on March 15, 2013)

10.27

Fourth Amendment to Employment Agreement dated March 15, 2013 by and among Kim M. Childers and State Bank and Trust Company (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on March 15, 2013)

10.28

Separation Agreement dated March 15, 2013 by and among Thomas L. Callicutt, Jr. and State Bank and Trust Company (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on March 15, 2013)

10.29

Third Amendment to Employment Agreement dated March 15, 2013 by and among Stephen W. Doughty and State Bank and Trust Company (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on March 15, 2013)

10.30	Form of Director Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on August 8, 2014)

10.31	Form of Restricted Stock Agreement of Thomas L. Callicutt, Jr. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on July 29, 2013)

10.32	Executive Officer Annual Cash Incentive Plan (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on February 18, 2014)

10.33

First Amendment to State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.33 to State Bank Financial Corporation’s Form 10-K filed on March 14, 2014)

10.34	Offer Letter by and among, First Bank of Georgia, State Bank Financial Corporation and Remer Y. Brinson, III, dated June 23, 2014*

10.35	Separation Agreement by and between First Bank of Georgia and Remer Y. Brinson, III, dated June 23, 2014*

21.1

List of Subsidiaries of State Bank Financial Corporation (filed as Exhibit 21.1 to State Bank Financial Corporation’s Annual Report on Form 10-K, filed on March 14, 2014, and incorporated herein by reference)

23.1	Consent of Dixon Hughes Goodman LLP (with respect to State Bank Financial Corporation)

23.2	Consent of Crowe Horwath LLP (with respect to Georgia-Carolina Bancshares, Inc.)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.4	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.2)

24.1	Power of Attorney (contained on the signature page)*

99.1	Consent of FIG Partners LLC*

99.2	Form of proxy of Georgia-Carolina Bancshares, Inc.

101

The following materials from State Bank Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, formatted in eXtensible Business Reporting Language (XBRL): (i) the Consolidated Statements of Financial Condition at December 31, 2013 and December 31, 2012, (ii) Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011, (iii) Consolidated Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011, (iv) Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2013, 2012 and 2011 (v) Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011, (vi) Notes to Consolidated Financial Statements, (vii) Consolidated Statements of Financial Condition at June 30, 2014 and December 31, 2013, (viii) Consolidated Statements of Operations for the three and six months ended June 30, 2014 and 2013, (ix) Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2014 and 2013, (x) Consolidated Statement of Changes in Shareholders’ Equity for the six months ended June 30, 2014 and 2013, (xi) Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and 2013, and (xii) Notes to Consolidated Financial Statements.

*              Previously filed.

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That each prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 24, 2014.

STATE BANK FINANCIAL CORPORATION

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 24, 2014.

Signature	Title	Date

*	Director	October 24, 2014
James R. Balkcom, Jr.

*	Director	October 24, 2014
Kelly H. Barrett

*	Director	October 24, 2014
Archie L. Bransford, Jr.

/s/ Thomas L. Callicutt, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2014
Thomas L. Callicutt, Jr.

*	Executive Risk Officer, Vice Chairman and Director	October 24, 2014
Kim M. Childers

*	Director	October 24, 2014
Ann Q. Curry

/s/ Joseph W. Evans	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2014
Joseph W. Evans

*	Director	October 24, 2014
Virginia A. Hepner

Signature	Title	Date

*	Director	October 24, 2014
John D. Houser

*	Director	October 24, 2014
Major General Robert H. McMahon

*	Chief Operating Officer, Vice Chairman and Director	October 24, 2014
J. Daniel Speight, Jr.

*	President, Vice Chairman and Director	October 24, 2014
J. Thomas Wiley, Jr.

* By:	/s/ Joseph W. Evans	Attorney-in-Fact	October 24, 2014
Joseph W. Evans

Exhibit Index

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued

8.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to certain tax matters

8.2	Opinion of Smith, Gambrell & Russell, LLP as to certain tax matters

23.1	Consent of Dixon Hughes Goodman LLP (with respect to State Bank Financial Corporation)

23.2	Consent of Crowe Horwath LLP (with respect to Georgia-Carolina Bancshares, Inc.)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.4	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.2)

99.2	Form of proxy of Georgia-Carolina Bancshares, Inc.